As filed with the Securities and Exchange Commission on June 22, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

J.Crew Group, Inc.

(Exact name of registrant as specified in its charter)

(see table of additional registrant guarantors)

Delaware	5600	22-2894486
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

770 Broadway

New York, New York 10003

(212) 209-2500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

See Table of Additional Registrant Guarantors Continued on the Next Page

James S. Scully

Chief Administrative Officer and Chief Financial Officer

J.Crew Group, Inc.

770 Broadway

New York, New York 10003

(212) 209-2500

(Name, address, including zip code Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Jennifer O’Connor

General Counsel

J.Crew Group, Inc.

770 Broadway

New York, New York 10003

(212) 209-2500

Keith F. Higgins, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

(617) 951-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee
8.125% Senior Notes due 2019	$400,000,000	100%	$400,000,000	$46,440.00
Guarantees of 8.125% Senior Notes due 2019(2)	—	—	—	— (3)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(2)	See inside facing page for table of additional registrant guarantors.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable for the registration of the Guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
J. Crew Operating Corp.	Delaware	5600	22-3540930

J. Crew Inc.	Delaware	5600	22-2516360

Grace Holmes, Inc.	Delaware	5600	22-1691409

H. F. D. No. 55, Inc.	Delaware	5600	22-1869438

J. Crew Virginia, Inc.	Virginia	5600	03-0375626

Madewell Inc.	Delaware	5600	20-4928609

J. Crew International, Inc.	Delaware	5600	51-0342712

The address, including zip code, and telephone number, including area code, of each Additional Registrant Guarantor’s principal executive offices is: c/o J.Crew Group, Inc. 770 Broadway, New York, New York 10003, (212) 209-2500.

The name, address, including zip code and telephone number, including area code, of agent for service for each of the Additional Registrant Guarantors is:

James S. Scully

Chief Administrative Officer and Chief Financial Officer

J.Crew Group, Inc.

770 Broadway

New York, New York 10003

(212) 209-2500

with a copy to

Jennifer O’Connor

General Counsel

J.Crew Group, Inc.

770 Broadway

New York, New York 10003

(212) 209-2500

Keith F. Higgins, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

(617) 951-7000

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 22, 2011

PRELIMINARY PROSPECTUS

J.CREW GROUP, INC.

OFFER TO EXCHANGE

$400,000,000 aggregate principal amount of its 8.125% Senior Notes due 2019, the issuance of which has been registered under the Securities Act of 1933, as amended,

for

all of its outstanding 8.125% Senior Notes due 2019

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all of our new 8.125% Senior Notes due 2019 (the “exchange notes”) for all of our outstanding 8.125% Senior Notes due 2019 (the “outstanding notes” and collectively with the exchange notes, the “notes”). We are also offering the subsidiary guarantees of the exchange notes, which are described in this prospectus. The terms of the exchange notes are substantially identical to the terms of the outstanding notes except that the issuance of the exchange notes has been registered pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”). We will pay interest on the notes on March 1 and September 1 of each year. The notes will mature on March 1, 2019.

The principal features of the exchange offer are as follows:

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2011, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold except in a transaction registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

You should consider carefully the risk factors beginning on page 14 of this prospectus before participating in the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are offering to exchange the outstanding notes for the exchange notes only in places where the exchange offer is permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

This prospectus contains summaries of the terms of several material documents. These summaries include the terms that we believe to be material, but we urge you to review these documents in their entirety. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of that person, a copy of any and all of this information. Written or oral requests should be directed to James S. Scully, Chief Administrative Officer and Chief Financial Officer, 770 Broadway, New York, New York 10003. Our telephone number is (212) 209-2500. You should request this information at least five business days in advance of the date on which you expect to make your decision with respect to the exchange offer. In any event, you must request this information prior to                     , 2011, in order to receive the information prior to the expiration of the exchange offer.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We and the guarantors have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, the guarantors or the exchange notes, we refer you to the registration statement. We are not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. As a result of the offering of the exchange notes, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

Under the terms of the indenture relating to the notes, we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the trustee and holders of the notes the information specified therein in the manner specified therein. See “Description of Exchange Notes.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING DISCLOSURE

This prospectus contains “forward-looking statements,” which include information concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. Many of these statements appear, in particular, under the headings “Business,” “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” When used in this prospectus, the words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and beliefs, but there can be no assurance that we will realize our expectations or that our beliefs will prove correct.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in this prospectus, including but not limited to:

•	our substantial indebtedness and lease obligations and potential additional future indebtedness;

•	restrictions in our debt agreements that limit our flexibility in operating our business;

•	our ability to generate cash to service our indebtedness;

•	interest rate risk relating to our variable rate indebtedness;

•	general economic conditions;

•	decline in consumer spending and changes in seasonal consumer spending patterns;

•	competitive market conditions;

•	our ability to anticipate and timely respond to changes in trends and consumer preferences;

•	our ability to attract and retain key personnel and other qualified team members;

ii

•	our ability to successfully develop, launch and grow our newer concepts, product offerings, sales channels and businesses;

•	material disruption to our information systems;

•	our ability to protect our intellectual property rights;

•	our ability to implement our real estate strategy;

•	our ability to expand internationally;

•	customer traffic in shopping malls;

•	fluctuations in our comparable store net sales;

•	interruption in our foreign sourcing operations;

•	interruption in the operation of our customer call, order fulfillment and distribution facilities;

•	security breaches of our databases containing customer, associate or other personal information;

•	the failure of third parties to provide services to us;

•	our inability to source our merchandise profitably;

•	negative publicity or liability arising from our independent manufacturers’ violations of labor laws or unethical conduct;

•	the impact of consumer product safety laws, regulations and related legal actions;

•	the impact of costs of mailing, paper and printing;

•	fluctuations in our tax obligations and effective tax rate; and

•	other factors discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date they are made and are expressly made subject to the cautionary statements included in this prospectus. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date they were made or to reflect the occurrence of unanticipated events.

MARKET AND INDUSTRY DATA

In this prospectus we rely on and refer to information and statistics regarding our industry which are based on independent industry publications, reports by market research firms or other published independent sources. We obtained this market data from independent industry publications or other publicly available information. Certain information is based on estimates of management. These estimates have been derived from our knowledge of our industry and the markets in which we compete, which we believe to be accurate. These estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

USE OF TRADEMARKS

We own or have the rights to trademarks and service marks that we use in connection with the operation of our business, including our “J.Crew®,” “crewcuts®” and “Madewell®” trademarks. All other trademarks or service marks appearing in this prospectus that are not identified as marks owned by us are the property of their respective owners.

iii

SUMMARY

This summary contains basic information about us and the exchange offer. Because it is a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before participating in the exchange offer.

As part of the transactions described under “The Transactions,” on March 7, 2011 Chinos Acquisition Corporation (“Merger Sub”) merged with and into J.Crew Group, Inc., with J.Crew Group, Inc. being the surviving corporation, which we refer to as the “Acquisition.” In this prospectus, the terms “we,” “us,” “our,” “the Company,” “J.Crew” and other similar terms refer to J.Crew Group, Inc. and its subsidiaries, after giving effect to the consummation of the Transactions, unless expressly stated otherwise or the context otherwise requires, and in particular, with respect to the historical financial information of J.Crew. Unless we indicate otherwise or the context otherwise requires, information identified in this prospectus as “pro forma” gives effect to the consummation of the Transactions as if they had occurred on January 31, 2010.

Please note that, unless otherwise noted, our presentation of any financial information for the quarter ended April 30, 2011 will include data from the “Predecessor” period, which covers the period preceding the Transactions (January 30, 2011 to March 7, 2011) and data from the “Successor” period which covers the period following the Transactions (March 8, 2011 to April 30, 2011) on a combined basis. Although this combined basis does not comply with generally accepted accounting principles in the United States, or U.S. GAAP, we believe it provides a meaningful method of comparison to the other periods presented in this prospectus.

We report on the basis of a 52- or 53-week fiscal year, which ends on the Saturday closest to January 31. References to fiscal year mean the year in which that fiscal year began. Fiscal 2010 ended on January 29, 2011, fiscal 2009 ended on January 30, 2010, fiscal 2008 ended on January 31, 2009, fiscal 2007 ended on February 2, 2008 and fiscal year 2006 ended on February 3, 2007. Fiscal years 2010, 2009, 2008 and 2007 contained 52 weeks and fiscal year 2006 contained 53 weeks.

Our Company

J.Crew is a nationally recognized apparel and accessories retailer that differentiates itself through high standards of quality, style, design and fabrics with consistent fits and authentic details. We are an integrated multi-channel, multi-brand specialty retailer that operates stores and websites to consistently communicate with our customers. We design, market and sell our products, including those under the J.Crew®, crewcuts® and Madewell® brands, offering complete assortments of women’s, men’s and children’s apparel and accessories. We believe our customer base consists primarily of affluent, college-educated, professional and fashion-conscious women and men.

We project our brand image through consistent creative messaging in our store environments, websites and catalogs and with our superior customer service. We maintain our brand image by exercising substantial control over the presentation and pricing of our merchandise and by selling our products ourselves. Senior management is extensively involved in all phases of our business including product design and sourcing, assortment planning, store selection and design, website experience and the selection of photography for each catalog. For the fiscal year ended January 29, 2011, we generated revenues of $1,722 million.

Our brands include:

•

J.Crew. Introduced in 1983, J.Crew offers a complete assortment of women’s and men’s apparel and accessories, including outerwear, loungewear, wedding attire, swimwear, shoes, bags, belts, hair accessories and jewelry. J.Crew offers products ranging from casual t-shirts and broken-in chinos to

Italian cashmere and leather items and limited edition “collection” items, such as hand-beaded skirts and double-faced cashmere jackets. J.Crew products are sold through our J.Crew retail and factory stores and our J.Crew website. Our J.Crew catalog provides a branding vehicle that supports all channels of distribution.

•

crewcuts. Introduced in 2006, crewcuts reflects the same high standard of quality, style and design that we offer under the J.Crew brand. Crewcuts offers a product assortment of apparel and accessories for the children’s market from toddler size 2 to children size 14. Crewcuts products are sold through crewcuts stand-alone retail and factory stores, shop-in-shops in our J.Crew retail and factory stores and our J.Crew website.

•

Madewell. Introduced in 2006, Madewell is a modern-day interpretation of an American clothing label originally founded in 1937. Madewell offers products exclusively for women, including perfect-fitting, heritage-inspired jeans and all the downtown-cool pieces to wear with them, from vintage-influenced tees, cardigans and blazers, to boots and jewelry. Madewell products are sold through Madewell retail stores and our Madewell website.

We conduct our business through two primary sales channels: (1) Stores, which consists of our retail, factory and Madewell stores, and (2) Direct, which consists of our websites and catalogs. For the fiscal year ended January 29, 2011, our Stores represented approximately 69% of our revenues while our Direct channel represented approximately 29%.

Stores:

•

J.Crew Retail. Our J.Crew retail stores are located in upscale regional malls, lifestyle centers and street locations. Our retail stores are designed and fixtured with the goal of creating a distinctive, sophisticated and inviting atmosphere, with displays and information about product quality. Our retail stores averaged approximately 6,400 total square feet as of January 29, 2011. As of April 30, 2011, we operated 229 J.Crew retail stores (including 10 crewcuts stores) throughout the United States.

•

J.Crew Factory. Our J.Crew factory stores are located primarily in large outlet malls and are designed with simple, volume driving visuals to maximize the sale of key items. We design and develop a specific line of merchandise for our J.Crew factory stores based on products sold in previous seasons in our J.Crew retail stores and through our Direct channel. Our J.Crew factory stores averaged approximately 5,400 total square feet as of January 29, 2011. As of April 30, 2011, we operated 86 J.Crew factory stores (including two crewcuts factory stores) throughout the United States.

•

Madewell. Similar to J.Crew retail stores, our Madewell stores are located in upscale trade areas that include malls, lifestyle centers and street locations. Our Madewell store environments are carefully designed with the goal of capturing the look and feel of a downtown boutique, while still reflecting the quality and sophistication of our J.Crew stores. Our Madewell stores averaged approximately 3,900 total square feet as of January 29, 2011. As of April 30, 2011, we operated 22 Madewell stores throughout the United States.

Direct Channel: Our Direct channel serves customers through websites for the J.Crew, crewcuts and Madewell brands. Our websites allow customers to purchase our merchandise over the Internet and include jcrew.com, madewell.com and jcrew.com/factory, a newly launched feature on our website that offers an edited assortment of factory merchandise via our Direct channel. We also use the Direct channel to sell exclusive styles not available in stores, introduce and test new product offerings, offer extended sizes and colors on various products, and drive targeted marketing campaigns. Our catalogs serve as an important branding vehicle to communicate to our customers across all channels. In fiscal 2010, we distributed approximately 3.9 billion catalog pages. We continuously evaluate the effectiveness of our catalog circulation strategies.

Our Business Strategy

Our business strategy consists of the following initiatives:

Focus on High Quality Products. We believe our success is attributable to our focus on the high quality, style, design, fabric and construction of our apparel and accessories. Our products are designed to reflect a clean and fashionable aesthetic that incorporates high quality fabrics and construction as well as comfortable, consistent fits and authentic detailing. We believe our iconic styles with differentiating prints, fabrics, colors and craftsmanship will continue to contribute to our growth. We also believe the third party products that we carry complement our assortments and elevate our brands.

Leverage Our Multi-Channel Platform through “Seamless Retailing.” Our cross-channel “Seamless Retailing” strategy encourages customers to make purchases through all of our sales channels. We believe our multi-channel distribution and marketing strategy provides us with flexibility in merchandising, pricing, promotions and brand development. Our familiarity with our customer base, made possible through our multi-channel presence, also allows us to continually edit our assortments in stores and online, which expands our sales. For example, we use the customer information gathered through our Direct channel to target specific marketing materials at particular customer groups on the basis of their shopping history, spending habits and expressed merchandise preferences. We also send our Internet customers targeted emails that enable them to link directly to sections of our websites that we believe they will find particularly appealing based on their shopping history. We intend to continue increasing our customer files and using our Direct channel to test new concepts and product assortments.

Maximize New Product and Concept Opportunities. Over the past several years, we expanded our traditional offerings to include crewcuts, wedding and our “collection” line, and we intend to continue to leverage our multiple sales channels by emphasizing these product lines. We believe these specialty product lines offer us the opportunity to grow revenues and profits while strengthening our brands’ association with our customers. In addition, in May 2010 we launched our Madewell website, which provides a critical marketing vehicle for this brand as well as another channel to serve these customers.

Strategically Expand Our Store Base. We look to open new stores in affluent markets, and to adhere to our already-successful store formats, both of which we believe reinforce our brand image and generate strong sales per square foot. In light of unfavorable economic conditions in 2008 and 2009, we slowed the pace of our store expansion. During fiscal 2010, we opened 15 stores, three of which were Madewell stores. We plan to expand our store base by approximately 20 to 25 stores in fiscal 2011.

Our Sponsors

TPG Capital, L.P.

TPG Capital, L.P. (“TPG”) is a leading private investment firm. Founded in 1992, TPG currently has more than $48 billion of assets under management across a family of funds with offices in San Francisco, London, Hong Kong, New York, Fort Worth, Melbourne, Moscow, Mumbai, Paris, Luxembourg, Beijing, Shanghai, Singapore and Tokyo. TPG invests in companies across a broad range of industries and geographies, and has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures and restructurings.

Leonard Green & Partners, L.P.

Leonard Green & Partners, L.P. (“LGP”) is a leading private investment firm established in 1989, which manages more than $9 billion of equity capital. The firm’s investments are focused primarily on North American companies in a range of industries, including retail, consumer products, distribution, media, business services and healthcare.

The Transactions

On March 7, 2011, J.Crew Group, Inc. was acquired by affiliates of TPG and LGP (collectively, the “Sponsors”) in the Acquisition, valued at approximately $3.1 billion, including the assumption of $1.6 billion of debt and the incurrence of approximately $152 million of transaction costs. As a result of the Acquisition, our stock is no longer publicly traded. Currently, the issued and outstanding shares of J.Crew Group, Inc. are indirectly owned by affiliates of the Sponsors, certain co-investors and members of management.

To consummate the Acquisition, we entered into new debt financing consisting of (i) $1,450 million of senior secured credit facilities (the “Senior Credit Facilities”) consisting of: (a) a $250 million, 5-year asset-based revolving credit facility (the “ABL Facility”), which was undrawn at closing and (b) a $1,200 million, 7-year term loan credit facility (the “Term Loan Facility”), and (ii) $400 million of outstanding notes, which we are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, for all of our exchange notes.

We refer to the Acquisition and the related transactions, including the issuance and sale of the outstanding notes and the borrowings under our Senior Credit Facilities, as the “Transactions.”

For additional information regarding the Transactions, see “Description of Other Indebtedness” and “Description of Exchange Notes.”

Corporate Structure

Our corporate organizational structure is as follows:

(1)	Chinos Intermediate Holdings B, Inc.’s equity investment in J.Crew Group, Inc. is in the form of common stock.

Corporate Information

J.Crew’s corporate headquarters is located at 770 Broadway, New York, New York 10003. Our telephone number is (212) 209-2500. Our website is www.jcrew.com. The information on our website is not deemed to be part of this prospectus, and you should not rely on it in connection with your decision whether or not to participate in the exchange offer.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for each of the periods shown.

	(Combined)		(Predecessor)
	Quarter Ended		Fiscal Year Ended
	Apr. 30, 2011		Jan. 29, 2011	Jan. 30, 2010	Jan. 31, 2009	Feb. 2, 2008	Feb. 3, 2007
Ratio of Earnings to Fixed Charges	(a	)	6.6x	7.1x	3.9x	6.0x	2.3x

(a)	The quarter ended April 30, 2011 reflects the addition of data from the Predecessor period and the Successor period to calculate the ratio on a combined basis. Our earnings were insufficient to cover fixed charges by $12.6 million for the quarter ended April 30, 2011.

These ratios are computed by dividing the total earnings by the total fixed charges. For purposes of calculating the ratio of earnings to fixed charges, earnings represent pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus amortization of deferred financing costs and the portion of rental expense that we believe is representative of the interest component of rental expense.

The Exchange Offer

On March 7, 2011, we completed a private offering of the outstanding notes. Concurrently with the private offering, Merger Sub entered into an exchange and registration rights agreement (the “Registration Rights Agreement”) with Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several purchasers named in Schedule I to the Purchase Agreement (as defined in the Registration Rights Agreement). Concurrently with the consummation of the Acquisition, the Company and guarantors of the outstanding notes entered into a registration rights agreement joinder (the “Registration Rights Agreement Joinder”) pursuant to which the Company and the guarantors assumed all of the rights and obligations of Merger Sub under the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, we agreed, among other things, to file the registration statement of which this prospectus is a part. The following is a summary of the exchange offer. For more information please see “The Exchange Offer.” The “Description of Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

General	The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the issuance and sale of the exchange notes have been registered pursuant to an effective registration statement under the Securities Act; and

•

the holders of the exchange notes will not be entitled to the liquidation damages provision of the Registration Rights Agreement, which permits an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer. See “The Exchange Offer.”

The Exchange Offer	We are offering to exchange $400,000,000 aggregate principal amount of 8.125% Senior Notes due 2019 that have been registered under the Securities Act for all of our outstanding 8.125% Senior Notes due 2019.

The exchange offer will remain in effect for a limited time. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on , 2011. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in a denomination equal to $2,000 and any integral multiples of $1,000 in excess of $2,000.

Resale	Based upon interpretations by the Staff of the SEC set forth in no-action letters issued to unrelated third-parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:

•	are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	are a broker-dealer that purchased the notes directly from us for resale under Rule 144A, Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of your business;

•	have an arrangement with any person to engage in the distribution of the exchange notes; or

•	are prohibited by law or policy of the SEC from participating in the exchange offer.

However, we have not obtained a no-action letter, and there can be no assurance that the SEC will make a similar determination with respect to the exchange offer. Furthermore, in order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, unless we decide to extend it. We do not currently intend to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	To participate in the exchange offer, you must properly complete and duly execute a letter of transmittal, which accompanies this prospectus, and transmit it, along with all other documents required by such letter of transmittal, to the exchange agent on or before the expiration date at the address provided on the cover page of the letter of transmittal.

In the alternative, you can tender your outstanding notes by following the automatic tender offer program, or ATOP, procedures established by The Depository Trust Company, or DTC, for tendering notes held in book-entry form, as described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you.

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus.

For more details, please read “The Exchange Offer—Procedures for Tendering,” “The Exchange Offer—Book-Entry Transfer” and “The Exchange Offer—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Withdrawal Rights	You may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please read “The Exchange Offer—Withdrawal of Tenders.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	Subject to customary conditions, we will accept outstanding notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes will be delivered promptly following the expiration date.

Consequences of Failure to Exchange Outstanding Notes	If you do not exchange your outstanding notes in the exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act, except in the limited circumstances provided under the Registration Rights Agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

Dissenters’ Rights	Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

Interest on the Exchange Notes and the Outstanding Notes	The exchange notes will bear interest from the most recent interest payment date on which interest has been paid on the outstanding notes. Holders whose outstanding notes are accepted for exchange will be deemed to have waived the right to receive interest accrued on the outstanding notes.

Broker-Dealers	Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Material U.S. Federal Income Tax Considerations	Neither the registration of the outstanding notes pursuant to our obligations under the Registration Rights Agreement nor the holder’s receipt of exchange notes in exchange for outstanding notes will constitute a taxable event for U.S. federal income tax purposes. Please read “Certain U.S. Federal Income Tax Considerations.”

Exchange Agent	Wells Fargo Bank, National Association, the trustee under the indenture governing the notes, or the indenture, is serving as exchange agent in connection with the exchange offer.

Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making the exchange offer solely to satisfy certain of our obligations under the Registration Rights Agreement.

Fees and Expenses	We will bear all expenses related to the exchange offer. Please read “The Exchange Offer—Fees and Expenses.”

The Exchange Notes

Issuer	J.Crew Group, Inc. (formerly Chinos Acquisition Corporation)

Notes Offered	Up to $400,000,000 in aggregate principal amount of 8.125% Senior Notes due 2019. The exchange notes and the outstanding notes will be considered to be a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase.

Maturity Dates	The exchange notes will mature on March 1, 2019.

Interest Rate	Interest on the exchange notes will be payable in cash and will accrue at a rate of 8.125% per annum.

Interest Payment Dates	March 1 and September 1, commencing September 1, 2011.

Guarantees	The exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by each of our current and future wholly owned domestic restricted subsidiaries (and non-wholly owned restricted subsidiaries if such non-wholly owned restricted subsidiaries guarantee any of our or a guarantor’s other capital markets debt securities) that is a guarantor of our or a guarantor’s debt. See “Description of Exchange Notes—Guarantees.”

Ranking	The exchange notes will be our senior unsecured obligations. The exchange notes will rank pari passu in right of payment with all of our existing and future indebtedness that is not expressly subordinated in right of payment thereto. The exchange notes will be senior in right of payment to any future indebtedness that is expressly subordinated in right of payment thereto and effectively junior to our existing and future secured indebtedness, including the Senior Credit Facilities described in this prospectus, to the extent of the value of the collateral securing such indebtedness and to all existing and future liabilities of our non-guarantor subsidiaries.

The guarantees will be the guarantors’ senior unsecured obligations. The guarantees will rank pari passu in right of payment with all existing and future indebtedness of each guarantor that is not expressly subordinated thereto. The guarantees will be senior in right of payment to any future indebtedness of each guarantor that is expressly subordinated in right of payment thereto and effectively junior to all existing and future secured indebtedness of each guarantor to the extent of the value of the collateral securing such indebtedness.

Optional Redemption	At any time prior to March 1, 2014, we may redeem up to 35% of the aggregate principal amount of the exchange notes and outstanding notes with the net proceeds of certain equity offerings at the redemption price set forth in this prospectus, plus accrued and unpaid interest, if any, to the redemption date. See “Description of Exchange Notes—Optional Redemption.”

At any time prior to March 1, 2014, we may redeem the exchange notes, in whole or in part, at our option, at a redemption price equal to 100% of their principal amount plus a “make-whole premium” and accrued and unpaid interest, if any, to the date of redemption. See “Description of Exchange Notes—Optional Redemption.”

On and after March 1, 2014, we may redeem some or all of the exchange notes at any time at the redemption prices set forth in the section “Description of Exchange Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control	Upon certain change of control events, each holder of exchange notes may require us to purchase all or a portion of such holder’s notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control” and the definition of “Change of Control” under “Description of Exchange Notes.”

Asset Sale Offer	If we sell assets under certain circumstances, we must offer to repurchase the exchange notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to the applicable repurchase date. See “Description of Exchange Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The indenture governing the exchange notes contains covenants that, among other things, limits our ability and the ability of our restricted subsidiaries to:

•	pay dividends on, redeem or repurchase capital stock;

•	make investments;

•	incur indebtedness or issue certain preferred equity;

•	create liens;

•	enter into transactions with our affiliates;

•	designate our subsidiaries as unrestricted subsidiaries; and

•	consolidate, merge or transfer all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of Exchange Notes” in this prospectus.

No Public Market

The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any market. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. The initial purchasers are not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of some of the factors you should carefully consider before participating in the exchange offer.

RISK FACTORS

You should carefully consider the risks described below before participating in the exchange offer. The risks described below are not the only ones facing the Company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business or results of operations in the future. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment in the notes.

Risks Related to Our Indebtedness and Certain Other Obligations

Our substantial indebtedness and lease obligations could adversely affect our ability to raise additional capital to fund our operations and make strategic acquisitions, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under our indebtedness, including the notes.

After completing the Transactions, we are highly leveraged. Our total indebtedness, as of April 30, 2011 was $1,600 million, consisting of borrowings under our Term Loan Facility of $1,200 million and the $400 million of outstanding notes. We can also borrow up to $250 million under our senior secured ABL Facility, subject to a borrowing base limitation. Our Senior Credit Facilities also allow an aggregate of $350 million in uncommitted incremental facilities, the availability of which is subject to our meeting certain conditions, including, in the case of $200 million of incremental term facilities, a pro forma total senior secured leverage ratio of 3.75 to 1.00. No incremental facilities are currently in effect. See “Description of Other Indebtedness.”

We also have, and will continue to have, significant lease obligations. As of January 29, 2011, our minimum annual rental obligations under long-term operating leases for fiscal 2011 and fiscal 2012 are $102 million and $96 million, respectively.

Our high degree of leverage and significant lease obligations could have important consequences for our creditors, including holders of the outstanding notes and exchange notes. For example, they could:

•	limit our ability to obtain additional financing for working capital, capital expenditures, research and development, debt service requirements, acquisitions and general corporate or other purposes;

•	restrict us from making strategic acquisitions or cause us to make non-strategic divestitures;

•	limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors who are not as highly leveraged;

•	increase our vulnerability to general economic and industry conditions;

•	expose us to the risk of increased interest rates as the borrowings under our Senior Credit Facilities will be at variable rates of interest;

•	make it more difficult for us to make payments on our indebtedness; and

•

require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities.

For the fiscal year ended January 29, 2011, on a pro forma basis after giving effect to the Acquisition and related financing transactions as if they had closed at the beginning of fiscal 2010, our cash interest expense would have been approximately $89.4 million.

Despite current indebtedness levels and restrictive covenants, we and our subsidiaries may incur additional indebtedness in the future. This could further exacerbate the risks associated with our substantial financial leverage.

The terms of the indenture governing our notes and the credit agreements governing our Senior Credit Facilities permit us to incur a substantial amount of additional debt, including secured debt. Any additional borrowings under our Senior Credit Facilities, and any other secured debt, would be effectively senior to the notes and the guarantees thereto to the extent of the value of the assets securing such indebtedness. If new debt is added to our and our subsidiaries’ current debt levels, the risks that we now face as a result of our leverage would intensify and could have a negative impact on our credit rating. See “Description of Other Indebtedness.”

Our debt agreements contain restrictions that limit our flexibility in operating our business.

The credit agreements governing our Senior Credit Facilities and the indenture governing our notes contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our, our immediate parent’s (solely with respect to the Senior Credit Facilities) and our restricted subsidiaries’ ability to, among other things, incur or guarantee additional indebtedness, pay dividends on, or redeem or repurchase, our capital stock, make certain acquisitions or investments, materially change our business, incur or permit to exist certain liens, enter into transactions with affiliates or sell our assets to, or merge or consolidate with or into, another company. In addition, the credit agreement governing our ABL Facility requires us to satisfy a minimum fixed charge coverage ratio if our excess availability falls below certain thresholds. Our ability to satisfy these financial tests and ratios may be affected by events outside of our control.

Upon the occurrence of an event of default under our Senior Credit Facilities, the lenders thereunder could elect to declare all amounts outstanding under our Senior Credit Facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under our Senior Credit Facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our Senior Credit Facilities. If the lenders under our Senior Credit Facilities accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our Senior Credit Facilities, as well as our other secured and unsecured indebtedness, including our outstanding notes or the exchange notes.

To service our indebtedness, we will require a significant amount of cash and our ability to generate cash depends on many factors beyond our control.

Our ability to make cash payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate significant operating cash flow in the future. This ability is, to a significant extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not generate sufficient cash flow from operations, and future borrowings may not be available under our Senior Credit Facilities, in an amount sufficient to enable us to pay our indebtedness, including the outstanding notes and exchange notes, or to fund our other liquidity needs. In any such circumstance, we may need to refinance all or a portion of our indebtedness, including our Senior Credit Facilities and the notes, on or before maturity. We may not be able to refinance any of our indebtedness, including our Senior Credit Facilities and the notes, on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions and investments. Any such action, if necessary, may not be effected on commercially reasonable terms or at all. The credit agreements governing our Senior Credit Facilities and the indenture governing the notes restrict our ability to sell assets and use the proceeds from such sales.

If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness (including covenants in our Senior Credit Facilities and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our Senior Credit Facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our Senior Credit Facilities to avoid being in default. If we breach our covenants under the credit agreements governing our Senior Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Senior Credit Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our Senior Credit Facilities are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on our variable rate indebtedness will increase even though the amount borrowed would remain the same, and our net income and cash flow, including cash available for servicing our indebtedness, will correspondingly decrease. If LIBOR increases above 1.25%, a 0.125% increase in the floating rate applicable to the $1,200 million outstanding under the Term Loan Facility would result in a $1.5 million increase in our annual interest expense. Assuming all revolving loans are drawn under the $250 million ABL Facility, a 0.125% change in the floating rate would result in a $0.3 million change in our annual interest expense. Although from time to time we enter into interest rate cap and swap agreements to hedge the variability of cash flows related to our floating rate indebtedness and we did so in April 2011 on a portion of our debt, these measures may not fully mitigate our risk or may not be effective.

Risks Related to the Exchange Notes

You may have difficulty selling the outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your outstanding notes described in the legend on your outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the Registration Rights Agreement, we do not intend to register the outstanding notes under the Securities Act. The tender of outstanding notes under the exchange offer will reduce the principal amount of the currently outstanding notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding notes that you continue to hold following completion of the exchange offer.

Your right to receive payments on the exchange notes is effectively junior to those lenders who have a security interest in our assets to the extent of the value of those assets.

Our obligations under the exchange notes and our guarantors’ obligations under their guarantees of the exchange notes are unsecured, but our obligations under our Senior Credit Facilities and each guarantor’s obligations under its guarantee of our Senior Credit Facilities are secured by a security interest in substantially all of the tangible and intangible assets of us and of each guarantor, respectively, including the stock of certain of our current and certain future subsidiaries. If we are declared bankrupt or insolvent, or if we default under our Senior Credit Facilities, the lenders thereunder could declare all of the funds borrowed under our Senior Credit Facilities, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the exchange notes, even if an event of default exists under the indenture governing the exchange notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the exchange notes, then that guarantor will be released from its guarantee of the exchange notes automatically and immediately upon such sale. In any such event, because the exchange notes will not be secured by any of our or our subsidiaries’ assets, including the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. See “Description of Other Indebtedness.” Our total indebtedness as of April 30, 2011 was $1,600 million, of which $1,200 million was secured and effectively rank senior to the exchange notes. In addition, we have up to $250 million of undrawn availability under our ABL Facility, subject to a borrowing base limitation. Any indebtedness outstanding under the ABL Facility would also be secured and will effectively rank senior to the exchange notes. In addition, we have the option to increase the commitments under the ABL Facility by up to $75 million and request additional tranches of term loans in an aggregate amount not to exceed $275 million ($200 million of which is subject to compliance with a total senior secured leverage ratio test), which, if borrowed, would be senior secured indebtedness.

The indenture governing the exchange notes permits us and our restricted subsidiaries to incur substantial additional indebtedness in the future, including additional senior secured indebtedness.

Our ability to service and repay our debt, including the exchange notes, will be dependent on the cash flow generated by our subsidiaries.

Repayment of our indebtedness, including the exchange notes, will depend on our subsidiaries’ generation of cash flow and our subsidiaries’ ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors, our subsidiaries will not have any obligation to pay amounts due on the exchange notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions or debt repayments to enable us to make payments in respect of our indebtedness, including the exchange notes. Each such subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from them. While the credit agreements governing our Senior Credit Facilities and the indenture governing the exchange notes will limit the ability of our guarantor subsidiaries to incur consensual encumbrances that include restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive sufficient cash from our subsidiaries, we will be unable to make required principal, premium, if any, and interest payments on our indebtedness, including the exchange notes.

Your claims to our assets will be structurally subordinated to all of the creditors of any non-guarantor subsidiaries.

The exchange notes will only be guaranteed by our present and future domestic subsidiaries that serve as a guarantor or obligor under our Senior Credit Facilities. Our other subsidiaries are not required to guarantee the exchange notes and will have no obligation, contingent or otherwise, to pay any amount due pursuant to the exchange notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Accordingly, claims of holders of the exchange notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries, including trade payables, will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the exchange notes.

For the three months ended April 30, 2011, taking into account the Predecessor period and Successor period on a combined basis, our non-guarantor subsidiaries represented less than 1% of each of our revenues and operating income, and as of April 30, 2011, our non-guarantor subsidiaries, excluding intercompany balances, represented less than 1% of our total assets.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the exchange notes.

Any default under the agreements governing our indebtedness, including a default under our Senior Credit Facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our Senior Credit Facilities and the indenture governing the exchange notes), we could be in default under the terms of the agreements governing such indebtedness, including the agreements governing our Senior Credit Facilities and the indenture governing the exchange notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our Senior Credit Facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our Senior Credit Facilities to avoid being in default. If we breach our covenants under the credit agreements governing our Senior Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Senior Credit Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the exchange notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all exchange notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the exchange notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the exchange notes upon a change of control because we may not have sufficient financial resources to purchase all of the exchange notes that are tendered upon a change of control. Further, we may be contractually restricted under the terms of the credit agreements governing our Senior Credit Facilities from repurchasing all of the exchange notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the exchange notes unless we are able to refinance or obtain waivers from the lenders under our Senior Credit Facilities. Our failure to repurchase the exchange notes upon a change of control would cause a default under the indenture governing the exchange notes and a cross default under our Senior Credit Facilities. The credit agreements governing our Senior Credit Facilities also provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

You may not be able to determine when a change of control giving rise to your right to have the exchange notes repurchased by us has occurred following a sale of “substantially all” of our assets.

A change of control, as defined in the indenture governing the exchange notes, will require us to make an offer to repurchase all exchange notes. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of exchange notes to require us to repurchase their exchange notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

The lenders under our Senior Credit Facilities will have the discretion to release the guarantors under our Senior Credit Facilities in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the exchange notes.

While any obligations under our Senior Credit Facilities remain outstanding, any guarantee of the exchange notes may be released without action by, or consent of, any holder of the exchange notes or the trustee under the indenture governing the exchange notes, at the discretion of lenders under our Senior Credit Facilities, if the related guarantor is no longer a guarantor of obligations under our Senior Credit Facilities. See “Description of Exchange Notes—Guarantees.” The lenders under our Senior Credit Facilities will have the discretion to release the guarantees under our Senior Credit Facilities in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the exchange notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of holders of the exchange notes.

Because each guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

You have the benefit of the guarantees of the subsidiary guarantors. However, the guarantees by the subsidiary guarantors are limited to the maximum amount that the subsidiary guarantors are permitted to guarantee under applicable law. As a result, a subsidiary guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such subsidiary guarantor. Further, under the circumstances discussed more fully below, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. See “—Under certain circumstances a court could cancel the exchange notes or the related guarantees under fraudulent conveyance laws.” In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of Exchange Notes—Guarantees.”

Under certain circumstances a court could cancel the exchange notes or the related guarantees under fraudulent conveyance laws.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the exchange notes and the incurrence of the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the exchange notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the exchange notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the exchange notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the exchange notes or the incurrence of the guarantees;

•	the issuance of the exchange notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•

we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

If a court were to find that the issuance of the exchange notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the exchange notes or such guarantee or further subordinate the exchange notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the exchange notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the exchange notes. Further, the voidance of the exchange notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor. We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors’ other debt.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and an active trading market for the exchange notes may not develop.

The exchange notes are new issues of securities for which there is no established public market. We expect the exchange notes to be eligible for trading by “qualified institutional buyers” as defined under Rule 144A, but we do not intend to have the exchange notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchasers have advised us that they intend to make a market in the exchange notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in any of the exchange notes, and they may discontinue their market-making activities at any time without notice. Therefore, an active market for any of the exchange notes may not develop, and if a market for any of the exchange notes does develop, that market may not continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for any of the exchange notes may be subject to similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your exchange notes. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

We are controlled by the Sponsors, whose interests as an equity holder may conflict with yours as creditor.

We are controlled by the Sponsors. The Sponsors control the election of our directors and thereby will have the power to control our affairs and policies, including the appointment of management, the issuance of additional stock and the declaration and payment of dividends. The Sponsors will not have any liability for any obligations under the exchange notes and their interests may be in conflict with yours. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the Sponsors may pursue strategies that favor equity investors over debt investors. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financing or other transactions that, in their judgment, could enhance their equity investments, even though such transactions may involve risk to you as a holder of the exchange notes. Additionally, the Sponsors may make investments in businesses that directly or indirectly compete with us, or may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. For information concerning our arrangements with the Sponsors, see “Certain Relationships and Related Party Transactions.”

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt will have a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, warrant such action. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the exchange notes. Credit ratings are not recommendations to purchase, hold or sell the exchange notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the exchange notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the exchange notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your exchange notes at a favorable price or at all.

Risks Related to Our Business

Unfavorable economic conditions could materially adversely affect our financial condition and results of operations.

Economic conditions around the world can impact our customers and affect the general business environment in which we operate and compete. Our results can be impacted by a number of macroeconomic factors, including, but not limited to, consumer confidence and spending levels, employment rates, consumer credit availability, fuel and energy costs, raw materials costs, global factory production, commercial real estate market conditions, credit market conditions, interest rates, taxation and the level of customer traffic in malls and shopping centers and changing demographic patterns.

Demand for our merchandise is significantly impacted by negative trends in consumer confidence and other economic factors affecting consumer spending behavior. Consumer purchases of apparel and accessories may decline during recessionary periods or when disposable income is lower. As a result, our sales, growth and profitability may be adversely affected by unfavorable economic conditions at a regional or national level. In addition, unfavorable economic conditions abroad may impact our ability to meet quality and production goals.

We believe that our current cash position, cash flow from operations and availability under our Senior Credit Facilities provide us with sufficient liquidity. However, a decrease in liquidity of our customers and suppliers could have a material adverse effect on our results of operations and liquidity.

Periods of economic uncertainty or volatility make it difficult to plan, budget and forecast our business. Incorrect assumptions concerning economic trends, customer requirements, distribution models, demand forecasts, interest rate trends and availability of resources may result in our failure to accurately forecast results and to achieve forecasted results or budget targets.

Failure to achieve sufficient levels of revenue and cash flow at individual store locations could result in impairment charges related to our stores. Various uncertainties, including changes in consumer preferences or continued deterioration in the economic environment could impact the expected cash flows to be generated by our store locations, and may result in an impairment of those assets. Although such an impairment charge would be a non-cash expense, any impairment charges could materially increase our expenses and reduce our profitability.

The specialty retail industry is cyclical, and a decline in consumer spending on apparel and accessories could reduce our sales and slow our growth.

The industry in which we operate is cyclical. Purchases of apparel and accessories are sensitive to a number of factors that influence the levels of consumer spending, including general economic conditions and the level of disposable consumer income, the availability of consumer credit, interest rates, taxation, consumer confidence in future economic conditions and demographic patterns. Because apparel and accessories generally are discretionary purchases, declines in consumer spending patterns may impact us more negatively as a specialty retailer. Therefore, we may not be able to grow revenues or increase profitability if there is a decline in consumer spending patterns or we decide to slow or alter our growth plans in anticipation of or in response to a decline in consumer spending.

We operate in the highly competitive specialty retail industry and the size and resources of some of our competitors may allow them to compete more effectively than we can, which could result in loss of our market share.

We face intense competition in the specialty retail industry. We compete primarily with specialty retailers, department stores, catalog retailers and Internet businesses that engage in the sale of women’s, men’s and children’s apparel, accessories, shoes and similar merchandise. We believe that the principal bases upon which we compete are quality, design, customer service and price. Many of our competitors are, and many of our potential competitors may be, larger and have greater financial, marketing and other resources, devote greater resources to the marketing and sale of their products, generate greater national brand recognition or adopt more aggressive pricing policies than we can. In addition, increased levels of promotional activity by our competitors, both online and in stores, may negatively impact our revenues and gross profit.

If we are unable to gauge fashion trends and react to changing consumer preferences in a timely manner, our sales will decrease.

We believe our success depends in substantial part on our ability to:

•	originate and define product and fashion trends,

•	anticipate, gauge and react to changing consumer demands in a timely manner, and

•	translate market trends into appropriate, saleable product offerings far in advance of their sale in our stores, our Internet websites and our catalogs.

Because we enter into agreements for the manufacture and purchase of merchandise well in advance of the season in which merchandise will be sold, we are vulnerable to changes in consumer demand, pricing shifts and suboptimal merchandise selection and timing of merchandise purchases. We attempt to reduce the risks of changing fashion trends and product acceptance in part by devoting a portion of our product line to classic styles that are not significantly modified from year to year. Nevertheless, if we misjudge the market for our products or overall level of consumer demand, we may be faced with significant excess inventories for some products and missed opportunities for others. Our brand image may also suffer if customers believe we are no longer able to offer the latest fashions or if we fail to address and respond to customer feedback or complaints. The occurrence of these events, among others, could hurt our financial results by decreasing sales. We may respond by increasing markdowns or initiating marketing promotions to reduce excess inventory, which would further decrease our gross profits and net income.

We rely on the experience and skills of key personnel, the loss of whom could damage our brand image and our ability to sell our merchandise.

We believe we have benefited substantially from the leadership and strategic guidance of our chief executive officer, and other key executives and members of our creative team, who are primarily responsible for developing our strategy. The loss, for any reason, of the services of any of these individuals and any negative market or industry perception arising from such loss could damage our brand image. Our executive and creative teams have substantial experience and expertise in the specialty retail industry and have made significant contributions to our growth and success. The unexpected loss of one or more of these individuals could delay the development and introduction of, and harm our ability to sell, our merchandise. In addition, products we develop without the guidance and direction of these key personnel may not receive the same level of acceptance.

Our success depends in part on our ability to attract and retain key personnel. Competition for these personnel is intense, and we may not be able to attract and retain a sufficient number of qualified personnel in the future.

Our expanded product offerings, new sales channels, new brand concepts and plans to expand internationally may not be successful, and implementation of these strategies may divert our operational, managerial and administrative resources, which could impact our competitive position.

We have grown our business in recent years by expanding our product offerings and sales channels, including by marketing our crewcuts line of children’s apparel and accessories and our Madewell brand of women’s apparel, footwear and accessories. We have recently opened a small number of free-standing stores dedicated to men’s wear, crewcuts and “collection” items. We are planning to expand internationally in the future. These strategies involve various risks discussed elsewhere in these risk factors, including:

•	implementation may be delayed or may not be successful,

•

if our expanded product offerings and sales channels or our international growth efforts fail to maintain and enhance our distinctive brand identity, our brand image may be diminished and our sales may decrease,

•	if customers (domestic or international) do not respond to these product offerings and sales channels as anticipated, these strategies may not be profitable on a larger scale, and

•

implementation of these plans may divert management’s attention from other aspects of our business, increase costs and place a strain on our management, operational and financial resources, as well as our information systems.

In addition, our new product offerings, new brand concepts, new sales channels and international expansion may be affected by, among other things, economic, demographic and competitive conditions, changes in consumer spending patterns and changes in consumer preferences and style trends. Further rollout of these strategies could be delayed or abandoned, could cost more than anticipated and could divert resources from other areas of our business, any of which could impact our competitive position and reduce our revenue and profitability.

Any material disruption of our information systems could disrupt our business and reduce our sales.

We are increasingly dependent on information systems to operate our websites, process transactions, respond to customer inquiries, manage inventory, purchase, sell and ship goods on a timely basis and maintain cost-efficient operations. Previously, we have experienced interruptions resulting from upgrades to certain of our information systems which temporarily impaired our ability to capture, process and ship customer orders, and transfer product between channels. We may experience operational problems with our information systems as a result of system failures, viruses, computer “hackers” or other causes. Any material disruption or slowdown of our systems, including a disruption or slowdown caused by our failure to successfully upgrade our systems, could cause information, including data related to customer orders, to be lost or delayed which could—especially if the disruption or slowdown occurred during the holiday season—result in delays in the delivery of merchandise to our stores and customers or lost sales, which could reduce demand for our merchandise and cause our sales to decline. Moreover, we may not be successful in developing or acquiring technology that is competitive and responsive to the needs of our customers and might lack sufficient resources to make the necessary investments in technology to compete with our competitors. Accordingly, if changes in technology cause our information systems to become obsolete, or if our information systems are inadequate to handle our growth, we could lose customers.

Our Direct operations are a substantial part of our business. In addition to changing consumer preferences and buying trends relating to Internet usage, we are vulnerable to certain additional risks and uncertainties associated with the Internet, including changes in required technology interfaces, website downtime and other technical failures, security breaches, and consumer privacy concerns. Our failure to successfully respond to these risks and uncertainties could reduce Internet sales, increase costs and damage our brand’s reputation.

Management uses information systems to support decision making and to monitor business performance. We may fail to generate accurate and complete financial and operational reports essential for making decisions at various levels of management, which could lead to decisions being made that have adverse results. Failure to adopt systematic procedures to initiate change requests, test changes, document changes, and authorize changes to systems and processes prior to deployment may result in unsuccessful changes and could disrupt our business and reduce sales. In addition, if we do not maintain adequate controls such as reconciliations, segregation of duties and verification to prevent errors or incomplete information, our ability to operate our business could be limited.

If we fail to maintain the value of our brand and protect our trademarks, our sales are likely to decline.

Our success depends on the value of the J.Crew brand and our corporate reputation. The J.Crew name is integral to our business as well as to the implementation of our strategies for expanding our business. Maintaining, promoting and positioning our brand will depend largely on the success of our marketing and merchandising efforts and our ability to provide a consistent, high quality customer experience. Our brand could be adversely affected if we fail to achieve these objectives or if our public image or reputation were to be tarnished by negative publicity. Any of these events could result in decreases in sales.

The J.Crew and Madewell trademarks and variations thereon, such as crewcuts, are valuable assets that are critical to our success. We intend to continue to vigorously protect our trademarks against infringement, but we may not be successful in doing so. The unauthorized reproduction or other misappropriation of our trademarks would diminish the value of our brand, which could reduce demand for our products or the prices at which we can sell our products.

Our real estate strategy may not be successful, and new store locations may fail to produce desired results, which could impact our competitive position and profitability.

We expanded our store base by 12 net new stores in fiscal 2010. We are also reviewing our existing store base and identifying opportunities, where available, to renegotiate the terms of those leases. The success of our business depends, in part, on our ability to open new stores and renew our existing store leases on terms that meet our financial targets. Our ability to open new stores on schedule or at all, to renew our existing store leases on favorable terms or to operate them on a profitable basis will depend on various factors, including our ability to:

•	identify suitable markets for new stores and available store locations,

•	anticipate the impact of changing economic and demographic conditions for new and existing store locations,

•	negotiate acceptable lease terms for new locations or renewal terms for existing locations,

•	hire and train qualified sales associates,

•	develop new merchandise and manage inventory effectively to meet the needs of new and existing stores on a timely basis,

•	foster current relationships and develop new relationships with vendors that are capable of supplying a greater volume of merchandise, and

•	avoid construction delays and cost overruns in connection with the build-out of new stores.

New stores and stores with renewed lease terms may not produce anticipated levels of revenue even though they increase our costs. As a result, our expenses as a percentage of sales would increase and our profitability would be adversely affected.

Reductions in the volume of mall traffic or closing of shopping malls as a result of unfavorable economic conditions or changing demographic patterns could significantly reduce our sales and leave us with unsold inventory.

Most of our stores are located in shopping malls. Sales at these stores are derived, in part, from the volume of traffic in those malls. Our stores benefit from the ability of the malls’ “anchor” tenants, generally large department stores and other area attractions, to generate consumer traffic in the vicinity of our stores and the continuing popularity of the malls as shopping destinations. Unfavorable economic conditions, particularly in certain regions, have adversely affected mall traffic and resulted in the closing of certain anchor stores and has threatened the viability of certain commercial real estate firms which operate major shopping malls. A continuation of this trend, including failure of a large commercial landlord or continued declines in the popularity of mall shopping generally among our customers, would reduce our sales and leave us with excess inventory. We may respond by increasing markdowns or initiating marketing promotions to reduce excess inventory, which would further decrease our gross profits and net income.

Our inability to maintain or increase levels of comparable company sales, comparable store sales or Direct sales could cause our earnings to decline.

If our future comparable company sales, comparable store sales or sales from our Direct channel fail to meet market expectations, our earnings could decline. In addition, our results have fluctuated in the past and can be expected to continue to fluctuate in the future. For example, in the previous two fiscal years, our quarterly comparable company sales changes have ranged from an increase of 15.9% to a decrease of 5.6%, our quarterly comparable store sales changes have ranged from an increase of 16.6 % to a decrease of 5.8% and sales changes in our Direct business have ranged from an increase of 19.9% to a decrease of 5.5% . A variety of factors affect comparable store sales and Direct sales, including fashion trends, competition, current economic conditions, pricing, inflation, the timing of the release of new merchandise and promotional events, changes in our merchandise mix, the success of marketing programs, timing and level of markdowns and weather conditions. These factors may cause our comparable store sales and Direct sales results to be materially lower than previous periods and our expectations, which could cause declines in our quarterly earnings.

Interruption in our foreign sourcing operations could disrupt production, shipment or receipt of our merchandise, which would result in lost sales and could increase our costs.

We do not own or operate any manufacturing facilities and therefore depend upon independent third-party vendors for the manufacture of all of our products. Our products are manufactured to our specifications primarily by foreign manufacturers. We cannot control all of the various factors, which include inclement weather, natural disasters, political and financial instability, strikes, health concerns regarding infectious diseases in countries in which our merchandise is produced, and acts of terrorism, that might affect a manufacturer’s ability to ship orders of our products in a timely manner or to meet our quality standards. Late delivery of products or delivery of products that do not meet our quality standards could cause us to miss the delivery date requirements of our customers or delay timely delivery of merchandise to our stores for those items. These events could cause us to fail to meet customer expectations, cause our customers to cancel orders or cause us to be unable to deliver merchandise in sufficient quantities or of sufficient quality to our stores, which could result in lost sales.

In fiscal 2010, approximately 96% of our merchandise was sourced from foreign factories. In particular, approximately 74% of our merchandise was sourced from China, Hong Kong and Macau. Any event causing a sudden disruption of manufacturing or imports from Asia or elsewhere, including the imposition of additional import restrictions, could materially harm our operations. We have no long-term merchandise supply contracts, and many of our imports are subject to existing or potential duties, tariffs or quotas that may limit the quantity of certain types of goods that may be imported into the United States from countries in Asia or elsewhere. We compete with other companies for production facilities and import quota capacity. While substantially all of our foreign purchases of our products are negotiated and paid for in U.S. dollars, the cost of our products may be affected by fluctuations in the value of relevant foreign currencies. Our business is also subject to a variety of other risks generally associated with doing business abroad, such as political instability, economic conditions, disruption of imports by labor disputes and local business practices.

Increases in the demand for, or the price of, raw materials used to manufacture our products or other fluctuations in sourcing costs could increase our costs and hurt our profitability.

The raw materials used to manufacture our products are subject to availability constraints and price volatility caused by high demand for fabrics, weather, supply conditions, government regulations, economic climate and other unpredictable factors. In addition, our sourcing costs may also fluctuate due to labor conditions, transportation or freight costs, energy prices, currency fluctuations or other unpredictable factors. For example, we have begun to experience fluctuations in the price of cotton that is used to manufacture some of our merchandise. We believe that we have strong vendor relationships and we are working with our suppliers to manage cost increases. Our overall profitability depends, in part, on the success of our ability to mitigate rising costs or shortages of raw materials used to manufacture our products.

Any significant interruption in the operations of our customer call, order fulfillment and distribution facilities could disrupt our ability to process customer orders and to deliver our merchandise in a timely manner.

Our customer call center and Direct order fulfillment operations are housed together in a single facility, while distribution operations for our stores are housed in another single facility. Although we maintain back-up systems for these facilities, they may not be able to prevent a significant interruption in the operation of these facilities due to natural disasters, accidents, failures of the inventory locator or automated packing and shipping systems we use or other events. In addition, we have upgraded certain Direct channel systems, including our web platform, order management system and warehouse management system in order to support recent and expected future growth. We experienced some interruptions during fiscal 2008 in connection with our Direct channel systems upgrade and while we made progress in stabilizing these systems, there can be no assurance that future interruptions will not occur. Any significant interruption in the operation of these facilities, including an interruption caused by our failure to successfully expand or upgrade our systems or manage our transition to utilizing the expansions or upgrades, could reduce our ability to receive and process orders and provide products and services to our stores and customers, which could result in lost sales, cancelled sales and a loss of loyalty to our brand.

Third party failure to deliver merchandise from our distribution centers to our stores and to customers or a disruption or adverse condition affecting our distribution centers could result in lost sales or reduced demand for our merchandise.

The success of our stores depends on their timely receipt of merchandise from our distribution facilities, and the success of our Direct channel depends on the timely delivery of merchandise to our customers. Independent third-party transportation companies deliver our merchandise to our stores and to our customers. Some of these third parties employ personnel represented by labor unions. Disruptions in the delivery of merchandise or work stoppages by employees of these third parties could delay the timely receipt of merchandise, which could result in cancelled sales, a loss of loyalty to our brand, increased logistics costs and excess inventory. Timely receipt of merchandise by our stores and our customers may also be affected by factors such as inclement weather, natural disasters, accidents, system failures and acts of terrorism. We may respond by increasing markdowns or initiating marketing promotions, which would decrease our gross profits and net income. Inability to recover from a business interruption and return to normal operations within a reasonable period of time could have a material adverse impact on our results of operations and damage our brand reputation.

Our ability to source our merchandise profitably or at all could be hurt if new trade restrictions are imposed or existing trade restrictions become more burdensome.

Trade restrictions, including increased tariffs, safeguards or quotas, on apparel and accessories could increase the cost or reduce the supply of merchandise available to us. We source our merchandise through buying agents and by purchasing directly from trading companies and manufacturers, predominately in various foreign countries. There are quotas and trade restrictions on certain categories of goods and apparel from China and countries which are not subject to the World Trade Organization Agreement which could have a significant impact on our sourcing patterns in the future. New initiatives may be proposed that may have an impact on our sourcing from certain countries and may include retaliatory duties or other trade sanctions that, if enacted, would increase the cost of products we purchase. We cannot predict whether any of the countries in which our merchandise is currently manufactured or may be manufactured in the future will be subject to additional trade restrictions imposed by the U.S. and foreign governments, nor can we predict the likelihood, type or effect of any such restrictions. Trade restrictions, including increased tariffs or quotas, embargoes, safeguards and customs restrictions against apparel items, as well as U.S. or foreign labor strikes, work stoppages or boycotts or enhanced security measures at U.S. ports could increase the cost, delay shipping or reduce the supply of apparel available to us or may require us to modify our current business practices, any of which could hurt our profitability.

If our independent manufacturers do not use ethical business practices or comply with applicable laws and regulations, the J.Crew brand name could be harmed due to negative publicity.

While our internal and vendor operating guidelines, as outlined in our Vendor Code of Conduct, promote ethical business practices and we, along with third parties that we retain for this purpose, monitor compliance with those guidelines, we do not control our independent manufacturers. Accordingly, we cannot guarantee their compliance with our guidelines. Our Vendor Code of Conduct is designed to ensure that each of our suppliers’ operations is conducted in a legal, ethical, and responsible manner. Our Vendor Code of Conduct requires that each of our suppliers operates in compliance with applicable wage benefit, working hours and other local laws, and forbids the use of practices such as child labor or forced labor.

Violation of labor or other laws by our independent manufacturers, or the divergence of an independent manufacturer’s practices from those generally accepted as ethical in the United States could diminish the value of the J.Crew brand and reduce demand for our merchandise if, as a result of such violation, we were to attract negative publicity.

We are subject to customs, advertising, consumer protection, privacy, zoning and occupancy and labor and employment laws that could require us to modify our current business practices, incur increased costs or harm our reputation if we do not comply.

We are subject to numerous laws and regulations, including customs, truth-in-advertising, consumer protection, general privacy, health information privacy, identity theft, online privacy, unsolicited commercial communication and zoning and occupancy laws and ordinances that regulate retailers generally and/or govern the importation, promotion and sale of merchandise and the operation of retail stores and warehouse facilities. If these regulations were to change or were violated by our management, associates, suppliers, buying agents or trading companies, the costs of certain goods could increase, or we could experience delays in shipments of our goods, be subject to fines or penalties, or suffer reputational harm, which could reduce demand for our merchandise and hurt our business and results of operations. Failure to protect personally identifiable information of our customers or associates could subject us to considerable reputational harm as well as significant fines, penalties and sanctions. In addition, changes in federal and state minimum wage laws and other laws relating to employee benefits could cause us to incur additional wage and benefits costs, which could hurt our profitability.

Legal requirements are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. Failure to define clear roles and responsibilities or to regularly communicate with and train our associates may result in noncompliance with applicable laws and regulations. We may be required to make significant expenditures or modify our business practices to comply with existing or future laws and regulations, which may increase our costs and materially limit our ability to operate our business.

Increases in costs of mailing, paper and printing will affect the cost of our catalog and promotional mailings, which will reduce our profitability.

Postal rate increases and paper and printing costs affect the cost of our catalog and promotional mailings. In fiscal 2010, approximately 6% of our selling, general and administrative expenses were attributable to such costs. We receive discounts from the basic postal rate structure, such as discounts for bulk mailings and sorting by zip code and carrier routes. We are not a party to any long-term contracts for the supply of paper. Our cost of paper has fluctuated significantly, and our future paper costs are subject to supply and demand forces that we cannot control. Future additional increases in postal rates or in paper or printing costs would reduce our profitability to the extent that we are unable to pass those increases directly to customers or offset those increases by raising selling prices or by reducing the number and size of certain catalog editions.

Fluctuations in our results of operations for the fourth fiscal quarter would have a disproportionate effect on our overall financial condition and results of operations.

Our revenues are generally lower during the first and second fiscal quarters. In addition, any factors that harm our fourth fiscal quarter operating results, including adverse weather or unfavorable economic conditions, could have a disproportionate effect on our results of operations for the entire fiscal year.

In order to prepare for our peak shopping season, we must order and keep in stock significantly more merchandise than we would carry at other times of the year. Any unanticipated decrease in demand for our products during our peak shopping season could require us to sell excess inventory at a substantial markdown, which could reduce our net sales and gross profit. Additional unplanned decreases in demand for our products could produce further reductions to our net sales and gross profit.

Our quarterly results of operations may also fluctuate significantly as a result of a variety of other factors, including the timing of new store openings and of catalog mailings and the revenues contributed by new stores, merchandise mix and the timing and level of inventory markdowns. As a result, historical period-to-period comparisons of our revenues and operating results are not necessarily indicative of future period-to-period results.

Impairment of our goodwill or our intangible assets could negatively impact our net income and stockholders’ equity.

A substantial portion of our total assets consists of goodwill and intangible assets. Goodwill and certain intangible assets are not amortized, but are tested for impairment at least annually and between annual tests if events or circumstances indicate that it is more likely than not that the fair value of our net assets is less than its carrying amount. Testing for impairment involves an estimation of the fair value of our net assets and other factors and involves a high degree of judgment and subjectivity. There are numerous risks that may cause the fair value of our net assets to fall below its carrying amount, including those described elsewhere in this prospectus. If we have an impairment of our goodwill or intangible assets, the amount of any impairment could be significant and could negatively impact our net income and stockholders’ equity for the period in which the impairment charge is recorded.

Pending shareholder suits could adversely impact our business and operations.

J.Crew, certain of its officers, members of its board of directors, Chinos Holdings, Inc. (“Parent”), J.Crew and Merger Sub (together referred to herein as the “Issuer”), TPG, TPG Partners VI, L.P. (“TPG Fund VI”) and LGP have been named as defendants in purported class action lawsuits brought by certain J.Crew stockholders which challenged the Acquisition and sought, among other things, to enjoin completion of the Acquisition, an order rescinding the Acquisition to the extent it is consummated and an award of compensatory damages. See “Business—Legal Proceedings.” Between November 24, 2010 and December 8, 2010, seven of the purported class action complaints concerning the Acquisition were filed in the Delaware Court of Chancery. On December 14, 2010, these cases were consolidated into a single action, captioned In re J.Crew Group, Inc. Shareholders Litigation, C.A. No. 6043-VCS (the “Delaware Action”). On January 16, 2011, the Company entered into a binding memorandum of understanding (the “MOU”) with the other parties in the Delaware Action. The MOU provided for the settlement of all claims asserted in the Delaware Action against the Company and the other defendants. By letter dated January 31, 2011, the plaintiffs in the Delaware Action attempted to repudiate the MOU and informed the Court that they were no longer in a position to support or pursue the settlement and indicated that they intended to seek monetary damages following the closing of the Acquisition. By letter dated February 1, 2011, the defendants informed the Court that they believe they have honored their obligations under the MOU and that they intended to seek specific performance of the MOU. The court held a conference on February 11, 2011, during which it stated that it would not entertain any applications in the litigation until after the shareholder vote. Following the shareholders’ approval of the Acquisition, the plaintiffs filed a Status Report and Motion to Resume Litigation. In that motion, the plaintiffs requested leave to recommence discovery concerning the merits of the Delaware Action. The Defendants opposed that motion, and at a March 15, 2011 hearing the Court ruled that discovery concerning the merits of the Delaware Action would be stayed until after the parties concluded litigation concerning the enforceability of the MOU.

On May 12, 2011, the Issuer, TPG, LGP and Parent filed suit in the Delaware Court of Chancery to enforce the MOU (the “MOU Enforcement Action”). The MOU Enforcement Action asks the Court to order the plaintiffs in the Delaware Action to perform their legal commitment in the MOU to provide a “full and appropriate release of all claims that were asserted or could have been asserted” in the Delaware Action. If such specific performance is unavailable, the MOU Enforcement Action seeks money damages from the plaintiffs in the Delaware Action. On June 10, 2011, plaintiffs in the Delaware Action moved to dismiss MOU Enforcement Action. Also on May 12, 2011, the parties to the Delaware Action jointly submitted a proposed scheduling order for the Court’s approval that provides for a trial on the MOU Enforcement Action in October 2011. If the MOU is not enforced, the Company intends to defend against the allegations asserted in the Delaware Action vigorously. At this time no assurances can be given as to the outcome of the Delaware Action or the other class action lawsuits.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

Under the Registration Rights Agreement, the Company and the guarantors agreed to use commercially reasonable efforts to file a registration statement with respect to an offer to exchange the outstanding notes for exchange notes under the Securities Act within 270 days after March 7, 2011 and to use commercially reasonable efforts to have the registration statement declared effective by the SEC on or prior to 365 days after March 7, 2011. The Company and the guarantors have also agreed to use commercially reasonable efforts to file under the Securities Act a shelf registration statement for the resale of the outstanding notes and guarantees if the exchange offer is not available or cannot be effected within such time. If the exchange offer is not completed or the shelf registration statement is not effective prior to March 7, 2012, additional interest on the outstanding notes will accrue at a rate of 0.25% per annum for the first 90-day period and at a rate of 0.50% per annum thereafter until the registration obligations are fulfilled.

Following the completion of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and, subject to certain exceptions, the outstanding notes will continue to be subject to certain restrictions on transfer.

Subject to certain conditions, including the representations set forth below, the exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. In order to participate in the exchange offer, a holder must represent to us in writing, or be deemed to represent to us in writing, among other things, that:

•

the holder is not an “affiliate” of ours, as defined in Rule 405 of the Securities Act, or if it is such an “affiliate,” it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable;

•	the holder is not engaged and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes;

•	the holder is acquiring the exchange notes in its ordinary course of business;

•

if such holder is a broker-dealer, such holder has acquired the exchange notes for its own account in exchange for the outstanding notes that were acquired as a result of market-making activities or other trading activities (other than outstanding notes acquired directly from us or any of its affiliates) and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes;

•	if such holder is a broker-dealer, that it did not purchase the outstanding notes to be exchanged in the exchange offer from us or any of our affiliates; and

•	the holder is not acting on behalf of any person who could not truthfully and completely make the representations contained in the foregoing bullet points.

Under certain circumstances specified in the Registration Rights Agreement, we may be required to file a “shelf” registration statement covering resales of the outstanding notes pursuant to Rule 415 under the Securities Act.

Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate,” within the meaning of Rule 405 under the Securities Act, of ours;

•	is a broker-dealer that purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of the holder’s business;

•	has an arrangement with any person to engage in the distribution of the exchange notes; or

•	is prohibited by any law or policy of the SEC from participating in the exchange offer.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange note. See “Plan of Distribution.” Broker-dealers who acquired outstanding notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff’s interpretations discussed above, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                     , 2011, or such date and time to which we extend the exchange offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. Outstanding notes may be tendered only in a denomination equal to $2,000 and any integral multiples of $1,000 in excess of $2,000.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the outstanding notes.

As of the date of this prospectus, $400 million in aggregate principal amount of outstanding notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to the registered holders of the outstanding notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to Wells Fargo Bank, National Association, which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offer,” any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes promptly after the expiration date unless the exchange offer is extended.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date shall be 5:00 p.m., New York City time, on                     , 2011, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time on such date. Any such announcement will include the approximate number of securities deposited as of the date of the extension. We reserve the right, in our sole discretion:

•

to delay accepting any outstanding notes, to extend the exchange offer or, if any of the conditions set forth under “—Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment, and we will extend the offer period, if necessary, so that at least five business days remain in the offer following notice of the material change.

Procedures for Tendering

When a holder of outstanding notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender such notes for exchange must, on or prior to the expiration date:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Wells Fargo Bank, National Association, which will act as the exchange agent, at the address set forth below under the heading “—Exchange Agent”; or

•	comply with DTC’s Automated Tender Offer Program, or ATOP, procedures described below.

In addition, either:

•	the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, or “book-entry confirmation,” which states that DTC has received an express acknowledgement that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes; or

•	for the account of an eligible institution.

An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form to the exchange agent and as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all tenders of any outstanding note improperly tendered;

•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

•

waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note based on the specific facts or circumstances presented either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

Notwithstanding the foregoing, we do not expect to treat any holder of outstanding notes differently from other holders to the extent they present the same facts or circumstances.

Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities.

Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor shall any of us incur any liability for failure to give such notification.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or any power of attorney, these persons should so indicate when signing, and you must submit proper evidence satisfactory to us of those persons’ authority to so act unless we waive this requirement.

By tendering, each holder will represent to us that the person acquiring exchange notes in the exchange offer, whether or not that person is the holder, is obtaining them in the ordinary course of its business, and at the time of the commencement of the exchange offer neither the holder nor, to the knowledge of such holder, that other person receiving exchange notes from such holder has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes issued in the exchange offer in violation of the provisions of the Securities Act. If any holder or any other person receiving exchange notes from such holder is an “affiliate,” as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the notes in violation of the provisions of the Securities Act to be acquired in the exchange offer, the holder or any other person:

•	may not rely on applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that acquired its outstanding notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will comply with the applicable provisions of the Securities Act (including, but not limited to, delivering this prospectus in connection with any resale of such exchange notes issued in the exchange offer). The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue exchange notes registered under the Securities Act in exchange for the tendered outstanding notes. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter, and complied with the applicable provisions of the Registration Rights Agreement. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note. Registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date on which interest has been paid or, if no interest has been paid, from the issue date of the outstanding notes. Holders of exchange notes will not receive any payment in respect of accrued interest on outstanding notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer. Under the Registration Rights Agreement, we may be required to make payments of additional interest to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer.

In all cases, we will issue exchange notes for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or nonexchanged notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, the nonexchanged notes will be credited to an account maintained with DTC.

We will return the outstanding notes or have them credited to DTC, promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify the acceptance and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will be deemed to include an agent’s message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

DTC’s ATOP program is the only method of processing the exchange offer through DTC. To tender outstanding notes through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system. In addition, such tendering participants should deliver a copy of the letter of transmittal to the exchange agent unless an agent’s message is transmitted in lieu thereof. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent’s message. Any instruction through ATOP, such as an agent’s message, is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

In order for your tender through ATOP to be valid, an agent’s message must be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of instructions to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the outstanding notes through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, acceptable to us, by facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier), mail or hand delivery, setting forth the name and address of the holder of the outstanding notes tendered, the names in which such outstanding notes are registered, if applicable, the certificate number or numbers of such outstanding notes and the amount of the outstanding notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book- entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Withdrawal of Tenders

You may withdraw tenders of your outstanding notes at any time prior to the expiration of the exchange offer.

For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under “—Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person that has tendered the outstanding notes to be withdrawn; identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

•	where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, as applicable, to be credited with the withdrawn notes and otherwise comply with the procedures of such facility.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, the outstanding notes withdrawn will be credited to an account at the book-entry transfer facility. The outstanding notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we may (a) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (b) extend the exchange offer and retain all outstanding notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw those outstanding notes, or (c) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn, if we determine, in our reasonable judgment, that (i) the exchange offer violates applicable laws or, any applicable interpretation of the staff of the SEC; (ii) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or a material adverse development shall have occurred in any existing action or proceeding with respect to us; or (iii) all governmental approvals that we deem necessary for the consummation of the exchange offer have not been obtained.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Effect of Not Tendering

Holders who desire to tender their outstanding notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to accrue interest and to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the prospectus relating to the outstanding notes. After completion of the exchange offer, we will have no further obligation to provide for the registration under the Securities Act of those outstanding notes except in limited circumstances with respect to specific types of holders of outstanding notes and we do not intend to register the outstanding notes under the Securities Act. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

Registered & Certified Mail Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9311-110 P.O. Box 1517 Minneapolis, MN 55480	Regular Mail or Courier: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9311-110 6th Street & Marquette Avenue Minneapolis, MN 55479	In Person by Hand Only: Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Building, 12th Floor 608 Second Avenue South Minneapolis, MN 55402	Facsimile: (eligible institutions only) (612) 667-9825 Confirmation: (800) 344-5128

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, legal, printing and related fees and expenses. Notwithstanding the foregoing, holders of the outstanding notes shall pay all agency fees and commissions and underwriting discounts and commissions, if any, attributable to the sale of such outstanding notes or exchange notes.

Accounting Treatment

We will record the exchange notes at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the terms of the exchange notes are substantially identical to those of the outstanding notes. The expenses of the exchange offer will be amortized over the terms of the exchange notes.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register or issue exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes. If satisfactory evidence of payment of such taxes or exception therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder. Notwithstanding the foregoing, holders of the outstanding notes shall pay transfer taxes, if any, attributable to the sale of such outstanding notes or exchange notes. If a transfer tax is imposed for any reason other than the transfer and exchange of outstanding notes to the Company or its order pursuant to the exchange offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

THE TRANSACTIONS

On November 23, 2010, we entered into an Agreement and Plan of Merger with Parent and Merger Sub, as amended by Amendment No. 1 to the Merger Agreement on January 18, 2011 (the “Merger Agreement”). At a special meeting of shareholders held on March 1, 2011, our shareholders voted to approve the Acquisition, and Parent acquired us on March 7, 2011 through a reverse subsidiary merger with J.Crew Group, Inc. being the surviving company. Subsequent to the Acquisition, we became an indirectly wholly owned subsidiary of Parent, which is controlled by affiliates of the Sponsors, co-investors and certain of our management employees. Prior to March 7, 2011, we operated as a public company with common stock traded on the New York Stock Exchange.

For further information on the Acquisition, the Merger Agreement and related agreements, please refer to the Merger Agreement filed as an exhibit to the Current Report on Form 8-K filed on November 26, 2010. The foregoing description of the Acquisition does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Merger Agreement and related agreements.

In connection with the Acquisition, on March 7, 2011, (i) we entered into the ABL Facility, governed by an asset-based credit agreement with Bank of America, N.A., as administrative agent, Goldman Sachs Bank USA, as syndication agent, HSBC Bank USA, N.A., Suntrust Bank and Wells Fargo Capital Finance, LLC, as co-documentation agents, Merrill Lynch, Pierce, Fenner and Smith Incorporated and Goldman Sachs Bank USA, as arrangers and as joint bookrunners, that provides senior secured financing of $250 million (which may be increased by up to $75 million in certain circumstances), subject to a borrowing base limitation, (ii) we entered into the Term Loan Facility, governed by a term loan credit agreement with Bank of America, N.A., as administrative agent, Goldman Sachs Bank USA, as syndication agent, Mizuho Corporate Bank, Ltd. and Sumitomo Mitsui Banking Corporation, as co-documentation agents, Merrill Lynch, Pierce, Fenner and Smith Incorporated and Goldman Sachs Bank USA, as joint lead arrangers and as joint bookrunners, that provides senior secured financing of $1,200 million (which may be increased by up to $275 million in certain circumstances) and (iii) Merger Sub, as the initial issuer, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), executed an indenture pursuant to which $400 million in aggregate principal amount of the outstanding notes were issued (the “initial indenture”) and on March 7, 2011, J.Crew Group, Inc., the guarantors party thereto and the Trustee executed a supplemental indenture (the “supplemental indenture” and together with the initial indenture, the “indenture”) pursuant to which we assumed the obligations of Merger Sub under the outstanding notes and the guarantors guaranteed the outstanding notes on a senior basis. See “Description of Other Indebtedness” and “Description of Exchange Notes.”

For further information on the ABL Facility, the Term Loan Facility, the outstanding notes and related agreements, please refer to the credit agreements, indenture and related agreements filed as exhibits to the Current Report on Form 8-K filed on March 10, 2011. The foregoing description of the ABL Facility, the Term Loan Facility, the outstanding notes and related agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the credit agreements, indenture and related agreements.

USE OF PROCEEDS

The exchange offer is intended to satisfy certain of our obligations under the Registration Rights Agreement. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for the exchange notes, we will receive outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical condensed consolidated financial and other data of our business at the dates and for the periods indicated. The summary historical condensed consolidated financial information as of January 29, 2011 and January 30, 2010 and for the years in the three-year period ended January 29, 2011 have been derived from, and should be read in conjunction with, our audited financial statements included elsewhere in this prospectus. The summary historical condensed consolidated financial information as of January 31, 2009, February 2, 2008 and February 3, 2007 and for the years in the two-year period ended February 2, 2008 has been derived from our audited financial statements not included in this prospectus. The unaudited summary historical condensed consolidated financial information as of and for the quarter ended May 1, 2010 and as of April 30, 2011 and for the period from January 30, 2011 to March 7, 2011 and March 8, 2011 to April 30, 2011 are derived from, and should be read in conjunction with, our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Our financial information in the table below for the quarter ended April 30, 2011 is presented separately for the Predecessor period and the Successor period.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. The information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included herein.

	Predecessor							Successor
	Year Ended(1)
	February 3, 2007	February 2, 2008	January 31, 2009	January 30, 2010	January 29, 2011	For the Period January 31, 2010 to May 1, 2010	For the Period January 30, 2011 to March 7, 2011	For the Period March 8, 2011 to April 30, 2011
	(in thousands)					(unaudited)	(unaudited)	(unaudited)
Statement of Operations Data
Revenues	$1,152,100	$1,334,723	$1,427,970	$1,578,042	$1,722,227	$413,879	$133,238	$276,218
Cost of goods sold(2)	651,748	746,180	872,547	882,385	975,230	211,281	70,284	157,910

Gross profit	500,352	588,543	555,423	695,657	746,997	202,598	62,954	118,308
Selling, general and administrative expenses	374,738	416,064	458,738	484,396	533,029	127,179	79,736	125,487

Income (loss) from operations(3)	125,614	172,479	96,685	211,261	213,968	75,419	(16,782)	(7,179)
Interest expense, net of interest income	43,993	11,224	5,940	5,384	3,914	627	1,166	15,526
Loss on debt refinancing	10,039	—	—	—	—	—	—	—
Provision (benefit) for income taxes	(6,200)	64,180	36,628	82,517	88,549	30,066	(1,798)	(8,911)

Net income (loss)	$77,782	$97,075	$54,117	$123,360	$121,505	$44,726	$(16,150)	$(13,794)

	Predecessor					Successor
	As of					As of
	February 3, 2007	February 2, 2008	January 31, 2009	January 30, 2010	January 29, 2011	April 30, 2011
			(in thousands)			(unaudited)
Balance Sheet Data
Cash and cash equivalents(4)	$88,900	$131,510	$146,430	$298,107	$381,360	$280,473
Working capital	117,100	138,049	183,059	283,972	364,220	183,083
Total assets	428,066	535,596	613,809	738,558	860,166	3,688,844
Total long-term debt	200,000	125,000	99,200	49,229	—	1,588,000
Stockholders’ equity	5,620	140,322	224,949	375,878	511,121	1,165,307

(1)	J.Crew’s fiscal year ends on the Saturday closest to January 31. Fiscal years ended January 29, 2011 (fiscal 2010), January 30, 2010 (fiscal 2009), January 31, 2009 (fiscal 2008) and February 2, 2008 (fiscal 2007) consisted of 52 weeks, while the fiscal year ended February 3, 2007 (fiscal 2006) consisted of 53 weeks.
(2)	Includes buying and occupancy costs.

(3)	Includes pre-tax losses incurred by Madewell of $5.1 million, $10.0 million, $11.5 million, $14.0 million, $10.2 million, $2.9 million, $1.2 million and $2.6 million, respectively.
(4)	Cash and cash equivalents as of April 30, 2011 includes $209 million for equity purchase price related to dissenting shareholders that was not distributed at the closing of the Transactions, but was paid out in May 2011. There is no impact to working capital as there is a corresponding amount included in current liabilities.

	Predecessor							Successor
	Year Ended(1)
						For the Period January 31, 2010 to May 1, 2010	For the Period January 30, 2011 to March 7, 2011	For the Period March 8, 2011 to April 30, 2011
	February 3, 2007	February 2, 2008	January 31, 2009	January 30, 2010	January 29, 2011
	(in thousands except percentages; numbers of stores; catalog pages; and per square foot data)					(unaudited)	(unaudited)	(unaudited)
Operating Data
Revenues:
Stores	$808,542	$914,810	$974,284	$1,110,932	$1,192,876	$289,981	$86,474	$194,703
Direct	308,611	377,444	408,916	428,186	490,594	114,355	43,642	76,719
Other(2)	34,947	42,469	44,770	38,924	38,757	9,543	3,122	4,796

Total revenues	$1,152,100	$1,334,723	$1,427,970	$1,578,042	$1,722,227	$413,879	$133,238	$276,218

Stores:
Sales per gross square foot(3)	$526	$573	$551	$577	$601	N/A	N/A	N/A
Number of stores open at end of period	227	260	300	321	333	325	N/A	337
Comparable stores sales change(4)	13.0%	5.6%	(4.0)%	4.1%	4.0%	N/A	N/A	N/A
Direct:
Number of catalogs circulated	50,000	49,000	44,400	36,400	41,100	N/A	N/A	N/A
Number of pages circulated (in millions)	5,400	5,300	5,200	4,000	3,900	N/A	N/A	N/A
Depreciation of property and equipment	$33,525	$34,140	$44,143	$51,765	$49,756	$11,709	$3,929	$10,182
Capital expenditures:
New store openings	$21,277	$38,313	$41,700	$19,954	$14,873	$3,170	$627	$4,051
Other(5)	24,654	42,305	35,826	24,751	37,478	3,910	2,017	12,837

Total capital expenditures	$45,931	$80,618	$77,526	$44,705	$52,351	$7,080	$2,644	$16,888

(1)	Fiscal year ended February 3, 2007 consisted of 53 weeks. All other fiscal years presented consisted of 52 weeks.
(2)	Consists primarily of shipping and handling fees.
(3)	Calculated on a 52 week basis.
(4)	Reflects net sales at stores that have been open for at least twelve months on a 52 week basis.
(5)	Consists primarily of expenditures on information technology, warehouse expansion and store remodels.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated statements of operations have been developed by applying pro forma adjustments to our audited statement of operations for the fiscal year ended January 29, 2011 and our unaudited interim consolidated financial statements for the period from January 30, 2011 through March 7, 2011, the Predecessor period, and for the period from March 8, 2011 to April 30, 2011, the Successor period, appearing elsewhere in this prospectus. The unaudited pro forma condensed consolidated statements of operations for the fiscal year ended January 29, 2011 and the quarter ended April 30, 2011 gives effect to the Transactions as if they had occurred on January 31, 2010.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial data is presented for informational purposes only. The unaudited pro forma condensed consolidated financial data does not purport to represent what our results of operations would have been had the Transactions actually occurred on the dates indicated and they do not purport to project our results of operations for any future period. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in the “The Transactions,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical audited and unaudited consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated statements of operations.

The unaudited pro forma condensed consolidated financial information has been prepared to give effect to the Transactions, including the accounting for the acquisition of our business as a purchase business combination in accordance with ASC 805, Business Combinations.

The unaudited pro forma condensed consolidated statements of operations do not reflect non-recurring charges that have been or will be incurred in connection with the Transactions, including (i) the estimated share-based compensation expense of approximately $44.7 million relating to the accelerated vesting of restricted stock and stock options awarded to management and associates that will vest upon a change in control; (ii) certain non-recurring expenses related to the Transactions estimated at approximately $32.2 million; and (iii) recognition of inventory step-up estimated at approximately $32.5 million from the allocation of fair value in purchase accounting.

J.CREW GROUP, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Fiscal Year Ended January 29, 2011
	Historical	Adjustments		Pro Forma
Revenues:
Net sales	$1,683,470	$—		$1,683,470
Other	38,757	(3,130	)(a)	35,627

Total Revenues	1,722,227	(3,130)		1,719,097
Cost of goods sold, including buying and occupancy costs	975,230	9,968	(b)	985,198

Gross profit	746,997	(13,098)		733,899
Selling, general and administrative expenses	533,029	9,981	(b)	543,010

Income from operations	213,968	(23,079)		190,889
Interest expense-net of interest income	3,914	96,326	(c)	100,240

Income before taxes	210,054	(119,405)		90,649
Provision for income taxes	88,549	(53,196	)(d)	35,353

Net income	$121,505	$(66,209)		$55,296

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

J.CREW GROUP, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	For the Period March 8, 2011 to April 30, 2011	For the Period January 30, 2011 to March 7, 2011	Adjustments		Pro Forma
	(Successor)	(Predecessor)			(Combined)
Revenues:
Net sales	$271,422	$130,116	$—		$401,538
Other	4,796	3,122	(244	)(a)	7,674

Total Revenues	276,218	133,238	(244)		409,212
Cost of goods sold, including buying and occupancy costs	157,910	70,284	(2,372	)(b)	225,822

Gross profit	118,308	62,954	2,128		183,390
Selling, general and administrative expenses, including transaction costs	125,487	79,736	(73,940	)(b)	131,283

Income (loss) from operations	(7,179)	(16,782)	76,068		52,107
Interest expense-net of interest income	15,526	1,166	8,391	(c)	25,083

Income (loss) before taxes	(22,705)	(17,948)	67,677		27,024
Provision (benefit) for income taxes	(8,911)	(1,798)	21,248	(d)	10,539

Net income (loss)	$(13,794)	$(16,150)	$46,429		$16,485

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

J.CREW GROUP, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED JANUARY 29, 2011 AND FOR THE THIRTEEN WEEKS ENDED APRIL 30, 2011

(in thousands)

(a)	Gives effect to a reduction of income from unredeemed gift cards as a result of a purchase accounting adjustment.

(b)	Gives effect to the following adjustments:

	Fiscal year ended January 29, 2011	Thirteen weeks ended April 30, 2011
Amortization expense(1)	$9,764	$813
Depreciation expense(2)	9,152	880
Sponsor monitoring fees(3)	8,000	764
Amortization of favorable and unfavorable lease commitments, net(4)	12,928	1,209
Elimination of non-recurring charges(5)	(19,895)	(79,978)

Total pro forma adjustment	$19,949	$(76,312)

Pro forma adjustment:
Recorded in cost of goods sold	$9,968	$(2,372)
Recorded in selling, general and administrative expenses	9,981	(73,940)

Total pro forma adjustment	$19,949	$(76,312)

(1)	To record amortization of intangible assets for our Madewell brand name, loyalty program and customer lists amortized on a straight-line basis over their respective useful lives.
(2)	To record depreciation of the step-up of property and equipment over a weighted average remaining useful life of 8.2 years.
(3)	To record aggregate annual fee of the greater of 40 basis points of annual revenue or $8.0 million to be paid to the Sponsors in accordance with the management services agreement.
(4)	To record amortization of favorable and unfavorable lease commitments amortized on a straight-line basis over the remaining lease life, offset by the elimination of the amortization of historical deferred rent credits.
(5)	To eliminate non-recurring charges that were incurred in connection with the Transaction, including acquisition-related share based compensation, transaction costs and amortization of the step-up in the carrying value of inventory.

(c)	Gives effect to the following adjustments:

	Fiscal year ended January 29, 2011	Thirteen weeks ended April 30, 2011
Pro forma cash interest expense(1)	$89,389	$8,845
Pro forma amortization of deferred financing costs(1)	9,602	800
Less historical interest expense, net	(2,665)	(1,254)

Total pro forma adjustment to interest expense, net	$96,326	$8,391

(1)	To record the adjustments to interest expense as a result of the increase in annual debt service associated with borrowings under the Term Loan Facility and notes, and the amortization of deferred financing costs. Pro forma cash interest expense reflects a weighted-average interest rate of 5.6%. If LIBOR increases above 1.25%, a 0.125% increase would increase annual interest expense for the term loan by $1.5 million.

(d)	To reflect our expected annual effective tax rate of approximately 39%.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods shown.

	(Combined)		(Predecessor)
	Quarter Ended		Fiscal Year Ended
	Apr. 30, 2011		Jan. 29, 2011	Jan. 30, 2010	Jan. 31, 2009	Feb. 2, 2008	Feb. 3, 2007
Ratio of Earnings to Fixed Charges	(a	)	6.6x	7.1x	3.9x	6.0x	2.3x

(a)	The quarter ended April 30, 2011 reflects the addition of data from the Predecessor period and the Successor period to calculate the ratio on a combined basis. Our earnings were insufficient to cover fixed charges by $12.6 million for the quarter ended April 30, 2011.

These ratios are computed by dividing the total earnings by the total fixed charges. For purposes of calculating the ratio of earnings to fixed charges, earnings represents pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus amortization of deferred financing costs and the portion of rental expense that we believe is representative of the interest component of rental expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

This discussion summarizes our consolidated operating results, financial condition and liquidity during each of the years in the three-year period ended January 29, 2011 and the quarter ended April 30, 2011. Our fiscal year ends on the Saturday closest to January 31. Fiscal years 2010, 2009 and 2008 ended on January 29, 2011, January 30, 2010 and January 31, 2009, respectively. Each fiscal year consisted of 52 weeks.

You should read the following discussion of our results of operations and financial condition with the “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Selected Historical Consolidated Financial Data” and the historical audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations for the quarter ended April 30, 2011 includes the results of operations for the period from January 30, 2011 to March 7, 2011 of the Predecessor and the results of operations for the period from March 8, 2011 to April 30, 2011 of the Successor on a combined basis. As discussed in further detail below, although this combined basis does not comply with U.S. GAAP, we believe it provides a meaningful method of comparison. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements.

Effect of the Transactions

In connection with the Acquisition, we incurred significant indebtedness and became highly leveraged. In addition, the purchase price paid in connection with the Acquisition has been allocated to recognize the acquired assets and liabilities at fair value. The preliminary purchase accounting adjustments have been recorded to: (i) increase the carrying value of our property and equipment, and inventory, (ii) establish intangible assets for our trade names, loyalty program, customer lists and favorable lease commitments, and (iii) revalue gift card and lease-related liabilities. Subsequent to the Transactions, interest expense and non-cash depreciation and amortization charges have significantly increased. We also recorded certain non-recurring charges in connection with the Acquisition, including (i) the estimated share-based compensation expense of approximately $44.7 million relating to the accelerated vesting of restricted stock and stock options awarded to management and associates that will vest upon a change in control; (ii) certain non-recurring expenses related to the Acquisition estimated at approximately $32.2 million; and (iii) recognition of inventory step-up estimated at approximately $32.5 million from the allocation of fair value in purchase accounting. As a result, our Successor financial statements subsequent to the Transactions are not comparable to our Predecessor financial statements.

Executive Overview

As of April 30, 2011, we operated 251 retail stores (including 10 crewcuts®, two men’s stores, one women’s collection store, and 22 Madewell stores), 86 factory stores (including two crewcuts factory store), and three clearance stores, throughout the United States; compared to 245 retail stores (including nine crewcuts and 17 Madewell stores), 80 factory stores (including one crewcuts factory store), and three clearance stores as of May 1, 2010.

We have two primary sales channels: (1) Stores, which consists of our retail, crewcuts, clearance, Madewell and factory stores, and (2) Direct, which consists of our websites and catalogs. The following is a summary of our net sales:

(Dollars in millions)	Fiscal 2010	Fiscal 2009	Fiscal 2008
Stores	$1,192.9	$1,110.9	$974.3
Direct	490.6	428.2	408.9

Net sales	$1,683.5	$1,539.1	$1,383.2

Our recent growth has led to increased buying and occupancy costs and increased selling, general and administrative expenses. The most significant components of these increases were occupancy and wage costs, particularly at retail and factory stores due primarily to the opening of new stores, as well as lease renewals. We expect these other costs—particularly our store occupancy costs—to increase as we pursue our strategy of expanding our retail and factory store base; however, these costs will vary from year to year based on store openings.

While we believe our growth strategy offers significant opportunities, it also presents significant risks and challenges, including, among others, the risks that we may not be able to hire and train qualified sales associates, that our new product offerings and expanded sales channels may not maintain or enhance our brand identity and that our order fulfillment and distribution facilities and information systems may not be adequate to support our growth plans. In addition, we must also seek to ensure that implementation of these plans does not divert management’s attention from continuing to build on the strengths that we believe have driven our recent success, including, among others, our focus on improving the quality of our products, pursuing a disciplined merchandising strategy and improving our store environments and customer service. For a more complete discussion of the risks facing our business, see “Risk Factors.”

The Transactions

For information on the Acquisition, the Merger Agreement, ABL Facility, Term Loan Facility, the outstanding notes and related agreements, please see “The Transactions” and for additional information refer to the credit agreements, indenture, supplemental indenture and related agreements filed as exhibits to the Current Reports on Form 8-K filed on November 26, 2010 and March 10, 2011.

How We Assess the Performance of Our Business

In assessing the performance of our business, we consider a variety of performance and financial measures. A key measure for determining how our business is performing is comparable store sales for Stores and net sales for Direct. We also consider gross profit and selling, general and administrative expenses in assessing the performance of our business.

Net Sales

Net sales reflect our revenues from the sale of our merchandise less returns and discounts.

We aggregate our merchandise into four sales categories: women’s, men’s, and children’s apparel, which consist of items of clothing such as shirts, sweaters, pants, dresses, jackets, outerwear and suits; and accessories, which consists of items such as shoes, socks, jewelry, bags, belts and hair accessories.

The approximate percentage of our sales derived from these four categories, based on our internal merchandising systems, is as follows:

	Year Ended
	January 29, 2011	January 30, 2010	January 31, 2009
Apparel
Women’s	62%	65%	66%
Men’s	21	19	19
Children’s	5	4	3
Accessories	12	12	12

	100%	100%	100%

Our crewcuts children’s brand was introduced in fiscal 2006 with the opening of both stand-alone stores and shop-in-shops. During fiscal 2010, we opened three and closed one shop-in-shop within our J.Crew retail stores, opened 15 shop-in-shops within our factory stores and one stand-alone crewcuts factory store. As of January 29, 2011, we operated 35 crewcuts shop-in-shops in our J.Crew retail stores, nine stand-alone crewcuts retail stores, 26 crewcuts shop-in-shops in our factory stores, and two stand-alone crewcuts factory stores.

Comparable Store Sales

Comparable store sales reflect net sales at stores that have been open for at least twelve months. Therefore, a store is included in comparable store sales on the first day it has comparable prior year sales. Non-comparable store sales include net sales from (1) new stores that have not been open for twelve months, (2) stores that experience a square footage change of at least 15 percent, (3) stores that have been temporarily closed for at least 30 consecutive days, (4) permanently closed stores, and (5) temporary stores.

By measuring the change in year-over-year net sales in stores that have been open for twelve months or more, comparable store sales allows us to evaluate how our core store base is performing. Various factors affect comparable store sales, including:

•	consumer buying trends and overall economic trends,

•	our ability to anticipate and respond effectively to fashion trends and customer preferences,

•	competition,

•	changes in our merchandise mix,

•	pricing,

•	the timing of our releases of new merchandise and promotional events,

•	the level of customer service that we provide in our stores,

•	changes in sales mix among sales channels,

•	our ability to source and distribute products efficiently, and

•	the number of stores we open, close (including on a temporary basis for renovations) and expand in any period.

As we continue to open new stores, we expect that a greater percentage of our revenues will come from non-comparable store sales.

Cyclicality and Seasonality

The industry in which we operate is cyclical, and consequently our revenues are affected by general economic conditions. Purchases of apparel and accessories are sensitive to a number of factors that influence the levels of consumer spending, including economic conditions and the level of disposable consumer income, consumer debt, interest rates and consumer confidence.

Our business is seasonal. As a result, our revenues fluctuate from quarter to quarter. We have four distinct selling seasons that align with our four fiscal quarters. Revenues are usually substantially higher in our fourth fiscal quarter, particularly December, as customers make holiday purchases. In fiscal 2010, we realized approximately 27% of our revenues in the fourth fiscal quarter compared to 29% in fiscal 2009. This percentage was lower in fiscal 2010 due to a softening of sales, primarily of women’s apparel, experienced during the second half of this year.

Gross Profit

Gross profit is equal to our revenues minus our cost of goods sold. Cost of goods sold includes the direct cost of purchased merchandise, freight, design, buying and production costs, occupancy costs related to store operations (such as rent and utilities) and all shipping costs associated with our Direct channel. Our cost of goods sold is substantially higher in the holiday season because cost of goods sold generally increases as revenues increase and cost of goods sold includes the cost of purchasing merchandise that we sell to generate revenues. Cost of goods sold also generally changes as we expand or contract our store base and incur higher or lower store occupancy and related costs. The primary drivers of the costs of individual goods are the costs of raw materials and labor in the countries where we source our merchandise. Gross margin measures gross profit as a percentage of our revenues.

Our gross profit may not be comparable to other specialty retailers, as some companies include all of the costs related to their distribution network in cost of goods sold while others, like us, exclude all or a portion of them from cost of goods sold and include them in selling, general and administrative expenses.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include all operating expenses not included in cost of goods sold, primarily catalog production and mailing costs, certain warehousing expenses, administrative payroll, store expenses other than occupancy costs, depreciation and amortization and credit card fees. These expenses do not necessarily vary proportionally with net sales.

Results of Operations

The following table presents, for the periods indicated, our operating results as a percentage of revenues as well as selected store data:

	Fiscal Year Ended
	January 29, 2011	January 30, 2010	January 31, 2009
Revenues	100.0%	100.0%	100.0%
Cost of goods sold, including buying and occupancy costs(1)	56.6	55.9	61.1

Gross profit(1)	43.4	44.1	38.9
Selling, general and administrative expenses(1)	30.9	30.7	32.1

Income from operations	12.4	13.4	6.8
Interest expense, net	0.2	0.3	0.4

Income before income taxes	12.2	13.1	6.4
Provision for income taxes	5.1	5.2	2.6

Net income	7.1%	7.9%	3.8%

	Fiscal Year Ended
	January 29, 2011	January 30, 2010	January 31, 2009
Selected store data:
Number of stores open at end of period	333	321	300
Sales per gross square foot	$601	$577	$551
Comparable store sales change	4.0%	4.1%	(4.0)%

(1)	We exclude a portion of our distribution network costs from the cost of goods sold and include them in selling, general and administrative expenses. Our gross profit therefore may not be directly comparable to that of some of our competitors.

Fiscal 2010 Compared to Fiscal 2009

The following is a summary of fiscal 2010 highlights:

•	Revenues increased 9.1% to $1,722.2 million.

•	Comparable store sales increased 4.0%.

•	Direct net sales increased 14.6% to $490.6 million.

•	Income from operations increased to $214.0 million, or 12.4% of revenues, which reflects $20.0 million of costs incurred in connection with the Acquisition.

•	Pre-tax losses of Madewell decreased to $10.2 million in fiscal 2010 from $14.0 million in fiscal 2009.

•

A voluntary prepayment of $49.2 million representing the remaining principal outstanding was made under a Credit and Guaranty Agreement (the “Prior Term Loan”) that J.Crew Operating Corp., as borrower, J.Crew Group, Inc. and certain of J.Crew Operating Corp.’s direct and indirect subsidiaries, as guarantors, entered into on May 15, 2006. We incurred a non-cash charge of $1.4 million representing the write off of the remaining unamortized deferred financing costs.

•

We opened five and closed three J.Crew retail stores; opened seven J.Crew factory stores (one of which is temporarily closed due to flooding in Tennessee), including one factory crewcuts store; and opened three Madewell stores.

	Fiscal Year Ended				Variance
	January 29, 2011 (Fiscal 2010)		January 30, 2010 (Fiscal 2009)
(Dollars in millions)	Amount	Percent of Revenues	Amount	Percent of Revenues	Dollars	Percentages
Revenues	$1,722.2	100.0%	$1,578.0	100.0%	$144.2	9.1%
Gross profit	747.0	43.4	695.7	44.1	51.3	7.4
Selling, general & administrative expenses	533.0	30.9	484.4	30.7	48.6	10.0
Income from operations	214.0	12.4	211.3	13.4	2.7	1.3
Interest expense, net	3.9	0.2	5.4	0.3	(1.5)	(27.3)
Provision for income taxes	88.5	5.1	82.5	5.2	6.0	7.3
Net income	$121.5	7.1%	$123.4	7.9%	$(1.9)	(1.5)%

Revenues

Revenues increased $144.2 million, or 9.1%, to $1,722.2 million in fiscal 2010 from $1,578.0 in fiscal 2009. This increase resulted from (i) an increase in Direct sales, (ii) non-comparable store sales, and (iii) an increase in comparable store sales. We saw a softening of the sales trend in both Stores and Direct, primarily in women’s apparel, in the second half of this year. We expect this trend to continue at least through the first quarter of fiscal 2011.

Stores sales increased $81.9 million, or 7.4%, to $1,192.9 million in fiscal 2010 from $1,110.9 million in fiscal 2009. Comparable store sales increased 4.0% to $1,136.3 million in fiscal 2010 from $1,092.6 million last year. Non-comparable store sales were $56.6 million in fiscal 2010 due primarily to stores opened subsequent to the fourth quarter of last year.

Direct sales increased $62.4 million, or 14.6%, to $490.6 million in fiscal 2010 from $428.2 million in fiscal 2009. Direct sales increased $19.3 million, or 4.7%, in fiscal 2009.

The increase in Stores and Direct sales during fiscal 2010 was primarily driven by increases in sales of men’s and women’s apparel, specifically women’s sweaters, knits and pants. Sales of children’s apparel and accessories also increased during fiscal 2010.

Other revenues, which consist primarily of shipping and handling fees, decreased $0.1 million, or 0.4%, to $38.8 million in fiscal 2010 from $38.9 million in fiscal 2009. This decrease resulted primarily from shipping and handling promotions offset by the impact of shipping and handling fees from increased Direct sales. Other revenues decline as we increase the frequency of shipping and handling promotions.

Gross Profit

Gross profit increased $51.3 million to $747.0 million in fiscal 2010 from $695.7 million in fiscal 2009. This increase resulted from the following factors:

(in millions)
Increase in revenues	$80.3
Decrease in merchandise margin	(17.6)
Increase in buying and occupancy costs	(11.4)

$51.3

Gross margin decreased to 43.4% in fiscal 2010 from 44.1% in fiscal 2009. The decrease in gross margin was driven by a 100 basis point deterioration in merchandise margin due to increased markdowns in the second half of this year, offset by a 30 basis point decrease in buying and occupancy costs as a percentage of revenues.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $48.6 million, or 10.0%, to $533.0 million in fiscal 2010 from $484.4 million in fiscal 2009. The increase primarily resulted from the following:

Increases

•	$20.0 million in costs incurred in connection with the Acquisition;

•	$19.7 million in corporate overhead—primarily payroll, payroll-related and consulting;

•	$15.9 million in Stores operating expenses—primarily payroll, payroll-related and maintenance; and

•	$3.1 million in advertising and marketing expenses.

Decreases

•

$14.0 million in share-based and incentive compensation, which includes a benefit of $3.3 million for forfeited share-based awards resulting from the resignation of our former President of Retail and Direct.

•	$3.2 million in additional charges incurred last year related to impairment and accelerated depreciation of underperforming stores; and

•	$1.3 million of severance and related costs incurred last year related to our workforce reduction.

As a percentage of revenues, selling, general and administrative expenses increased to 30.9% in fiscal 2010 from 30.7% in fiscal 2009 due to the above mention items, offset by the increase in revenues.

Interest Expense, Net

Interest expense, net of interest income, decreased $1.5 million to $3.9 million in fiscal 2010 from $5.4 million in fiscal 2009 due primarily to (i) a non-cash interest charge of $1.4 million representing the write off of the remaining unamortized deferred financing costs incurred on the Prior Term Loan, offset by (ii) $1.0 million less interest incurred on lower debt outstanding.

Provision for Income Taxes

The effective tax rate was 42.2% in fiscal 2010 compared to 40.1% in fiscal 2009. The increase in the effective tax rate was due primarily to non-deductible costs incurred this year in connection with the Acquisition.

Net Income

Net income decreased $1.9 million to $121.5 million in fiscal 2010 from $123.4 million in fiscal 2009. This decrease was due to a $48.6 million increase in selling, general and administrative expenses and a $6.0 million increase in the provision for income taxes, offset by $51.3 million increase in gross profit and a $1.5 million decrease in interest expense.

Fiscal 2009 Compared to Fiscal 2008

	Fiscal Year Ended				Variance
	January 30, 2010 (Fiscal 2009)		January 31, 2009 (Fiscal 2008)
(Dollars in millions)	Amount	Percent of Revenues	Amount	Percent of Revenues	Dollars	Percentages
Revenues	$1,578.0	100.0%	$1,427.9	100.0%	$150.1	10.5%
Gross profit	695.7	44.1	555.4	38.9	140.3	25.2
Selling, general & administrative expenses	484.4	30.7	458.7	32.1	25.7	5.6
Income from operations	211.3	13.4	96.7	6.8	114.6	118.5
Interest expense, net	5.4	0.3	5.9	0.4	(0.5)	(9.4)
Provision for income taxes	82.5	5.2	36.6	2.6	45.9	125.3
Net income	$123.4	7.9%	$54.1	3.8%	$69.3	127.9%

Revenues

Revenues increased $150.1 million, or 10.5%, to $1,578.0 million in fiscal 2009 from $1,427.9 in fiscal 2008. This increase resulted from non-comparable store sales, and increases in comparable store sales and Direct sales.

Stores sales increased $136.6 million, or 14.0%, to $1,110.9 million in fiscal 2009 from $974.3 million in fiscal 2008. Comparable store sales increased 4.1% to $993.9 million in fiscal 2009 from $954.9 million last year. Non-comparable store sales were $117.0 million in fiscal 2009 due primarily to stores opened subsequent to the fourth quarter of last year.

Direct sales increased $19.3 million, or 4.7%, to $428.2 million in fiscal 2009 from $408.9 million in fiscal 2008.

The increase in Stores and Direct sales in fiscal 2009 was primarily driven by an increase in sales of women’s apparel, specifically sweaters, knits, and shirts. Sales of men’s and children’s apparel, and accessories also increased this year.

Other revenues, which consist primarily of shipping and handling fees, decreased $5.8 million, or 13.1%, to $38.9 million in fiscal 2009 from $44.8 million in fiscal 2008. This decrease resulted from (i) an increase in shipping and handling promotions, (ii) the termination of our licensing agreement in Japan in January 2009 and (iii) insurance proceeds in fiscal 2008. Other revenues will decline as we increase the frequency of shipping and handling promotions.

Gross Profit

Gross profit increased $140.3 million to $695.7 million in fiscal 2009 from $555.4 million in fiscal 2008. This increase resulted from the following factors:

(in millions)
Increase in revenues	$76.6
Increase in merchandise margin	74.5
Increase in buying and occupancy costs	(10.8)

$140.3

Gross margin increased to 44.1% in fiscal 2009 from 38.9% in fiscal 2008. The increase in gross margin was driven by a 470 basis point expansion in merchandise margin due primarily to decreased markdowns and a 50 basis point decrease in buying and occupancy costs as a percentage of revenues.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $25.7 million, or 5.6%, to $484.4 million in fiscal 2009 from $458.7 million in fiscal 2008. The increase primarily resulted from the following:

Increases

•	$21.0 million in share-based and incentive compensation;

•	$8.1 million in operating expenses—primarily payroll, payroll-related and consulting expenses;

•	$6.6 million in depreciation and amortization associated primarily with our growth in store locations and information technology infrastructure;

•	$6.4 million in advertising and marketing expenses;

•	$1.3 million related to lease termination actions;

•	$1.3 million for severance and related costs due to our workforce reduction;

Decreases

•	$9.6 million of expenses incurred last year related to our Direct channel stabilization efforts; and

•

$8.9 million in catalog paper, postage and printing costs due to a decrease in pages circulated and other initiatives as a result of our ongoing evaluation of our circulation strategies. The number of catalog pages circulated in fiscal 2009 decreased 29% from last year.

As a percentage of revenues, selling, general and administrative expenses decreased to 30.7% in fiscal 2009 from 32.1% in fiscal 2008, primarily due to the above mentioned items.

Interest Expense, Net

Interest expense, net of interest income, decreased $0.5 million to $5.4 million in fiscal 2009 from $5.9 million in fiscal 2008 due primarily to declining interest rates. The decline in interest expense includes: (i) a decrease of $2.9 million in interest on the Prior Term Loan, offset by (ii) a decrease of $1.7 million of interest income and (iii) an increase of $0.7 million in amortization of deferred financing costs as a result of our voluntary prepayment in January 2010 under the Prior Term Loan.

Provision for Income Taxes

The effective tax rate was 40.1% in fiscal 2009 compared to 40.4% in fiscal 2008.

Net Income

Net income increased $69.3 million to $123.4 million in fiscal 2009 from $54.1 million in fiscal 2008. This increase was due to a $140.3 million increase in gross profit and a $0.5 million decrease in interest expense, offset by a $25.7 million increase in selling, general and administrative expenses and a $45.9 million increase in the provision for income taxes.

First Quarter of Fiscal 2011 Compared to First Quarter of Fiscal 2010

We have prepared our discussion and analysis of the results of operations and cash flows by comparing the mathematical combination of the Successor and Predecessor periods in the thirteen weeks ended April 30, 2011 (“Combined”) to the thirteen weeks ended May 1, 2010. All references to the first quarter of fiscal 2011 relate to the combined period of: (i) March 8, 2011 to April 30, 2011 of the Successor and (ii) January 30, 2011 to March 7, 2011 of the Predecessor. Although this presentation does not comply with generally accepted accounting principles, we believe that it provides a meaningful method of comparison. Combined operating results (i) have not been prepared on a pro forma basis as if the Acquisition occurred on the first day of the period, (ii) may not reflect the actual results we would have achieved absent the Acquisition, and (iii) may not be predictive of future results of operations.

The following is a summary of our revenues for first quarter of fiscal 2011 and 2010:

(Dollars in millions)	For the Period March 8, 2011 to April 30, 2011	For the Period January 30, 2011 to March 7, 2011	For the Thirteen Weeks Ended April 30, 2011	For the Thirteen Weeks Ended May 1, 2010
	(Successor)	(Predecessor)	(Combined)	(Predecessor)
Stores	$194.7	$86.5	$281.2	$290.0
Direct	76.7	43.6	120.3	114.3

Net sales	271.4	130.1	401.5	404.3
Other, primarily shipping and handling fees	4.8	3.1	7.9	9.6

Total revenues	$276.2	$133.2	$409.4	$413.9

The following is a summary of first quarter of fiscal 2011 highlights:

•	Revenues decreased 1.1% to $409.4 million.

•	Comparable store sales decreased 5.8%.

•	Direct net sales increased 5.3% to $120.3 million.

•	Comparable company sales, including shipping and handling fees, decreased 2.8%.

•

Income from operations decreased $99.4 million to an operating loss of $24.0 million, which includes Acquisition-related expenses of $85.2 million consisting of (i) $44.7 million of accelerated share-based compensation, (ii) $32.2 million of transaction costs, (iii) $7.1 million of amortization of purchase accounting adjustments, and (iv) $1.2 million of Sponsor monitoring fees.

•

Pre-tax losses of Madewell increased to $3.8 million in the first quarter of fiscal 2011 from $2.9 million last year. The first quarter of fiscal 2011 includes amortization of $1.0 million resulting from purchase accounting.

•	We opened one J.Crew retail store, one J.Crew factory store, one crewcuts store and two Madewell stores. We closed one J.Crew retail store.

•

The Company was acquired on March 7, 2011 for $3.0 billion financed with (i) borrowings under our senior secured credit facility of $1.2 billion, (ii) issuance of 8.125% senior notes of $400 million, and (iii) equity contributions from investment funds affiliated with TPG and LGP, co-investors and management.

(Dollars in millions)	For the Period March 8, 2011 to April 30, 2011	For the Period January 30, 2011 to March 7, 2011	For the Thirteen Weeks Ended April 30, 2011
	(Successor)	(Predecessor)	(Combined)
Revenues	$276.2	$133.2	$409.4
Gross profit	118.3	63.0	181.3
Selling, general and administrative expenses(1)	125.5	79.7	205.2
Income (loss) from operations	(7.2)	(16.8)	(24.0)
Interest expense, net	15.5	1.2	16.7
Provision (benefit) for income taxes	(8.9)	(1.8)	(10.7)
Net income (loss)	$(13.8)	$(16.1)	$(29.9)

	Thirteen Weeks Ended April 30, 2011 (Combined)		Thirteen Weeks Ended May 1, 2010 (Predecessor)		Variance Increase /(Decrease)
(Dollars in millions)	Amount	Percent of Revenues	Amount	Percent of Revenues	Dollars	Percentage
Revenues	$409.4	100.0%	$413.9	100.0%	$(4.5)	(1.1)%
Gross profit	181.3	44.3	202.6	49.0	(21.3)	(10.5)
Selling, general and administrative expenses(1)	205.2	50.1	127.2	30.7	78.0	61.4
Income (loss) from operations	(24.0)	(5.9)	75.4	18.2	(99.4)	(131.8)
Interest expense, net	16.7	4.1	0.6	0.2	16.1	NM
Provision (benefit) for income taxes	(10.7)	(2.6)	30.1	7.3	(40.8)	(135.6)
Net income (loss)	$(29.9)	(7.3)%	$44.7	10.8%	$(74.6)	(166.9)%

(1)	Including transaction costs of $32.2 million recorded in the Predecessor period.

Revenues

Revenues decreased $4.5 million, or 1.1%, to $409.4 million in the first quarter of fiscal 2011 from $413.9 million in the first quarter last year. This decrease resulted from (i) a decrease in comparable store sales, partially offset by (ii) an increase in Direct sales and (iii) non-comparable store sales. We continue to see a softening of the sales trend in both Stores and Direct, primarily in women’s apparel, which we expect to continue at least through the first half of fiscal 2011.

Stores sales decreased $8.8 million, or 3.0%, to $281.2 million in the first quarter of fiscal 2011 from $290.0 million in the first quarter last year. Comparable store sales decreased 5.8% to $261.1 million in the first quarter of fiscal 2011 from $277.1 million last year. Comparable store sales increased 15.1% in the first quarter of fiscal 2010. Non-comparable store sales were $20.1 million in the first quarter of fiscal 2011.

Direct sales increased $6.0 million, or 5.3%, to $120.3 million in the first quarter of fiscal 2011 from $114.3 million in the first quarter last year. Direct sales increased $18.9 million, or 19.9%, in the first quarter of fiscal 2010.

Comparable company sales, including shipping and handling fees, decreased 2.8%, which was driven by a decrease in sales of women’s apparel, specifically knits, sweaters and shirts, which was partially offset by an increase in sales of men’s apparel, specifically woven shirts, pants and knits. Sales of children’s apparel and accessories also increased during the first quarter of fiscal 2011.

The approximate percentage of our sales by product category, based on our internal merchandising system, is as follows:

	Thirteen Weeks Ended
	April 30, 2011	May 1, 2010
	(Combined)	(Predecessor)
Apparel:
Women’s	62%	66%
Men’s	21	18
Children’s	6	5
Accessories	11	11

	100%	100%

Other revenues, which consist primarily of shipping and handling fees, decreased $1.6 million, or 17.0%, to $7.9 million in the first quarter of fiscal 2011 from $9.5 million in the first quarter last year. This decrease resulted from (i) shipping and handling promotions offset by the impact of shipping and handling fees from increased Direct sales and (ii) a reduction in income from unredeemed gift cards as a result of a purchase accounting adjustment, which will decrease other revenues approximately $0.7 million in each quarter in the balance of fiscal 2011. Other revenues decline as we increase the frequency of shipping and handling promotions.

Gross Profit

Gross profit decreased $21.3 million to $181.3 million in the first quarter of fiscal 2011 from $202.6 million in the first quarter last year. This decrease resulted from the following factors:

(Dollars in millions)	Before Purchase Accounting Impact(1)	Purchase Accounting Impact(1)	As Reported (Combined)
Decrease in revenues	$(2.7)	$—	$(2.7)
Decrease in merchandise margin	(10.0)	(3.1)	(13.1)
Increase in buying and occupancy costs	(4.9)	(0.6)	(5.5)

Decrease in gross profit	$(17.6)	$(3.7)	$(21.3)

(1)	Reflects non-cash charges recorded in the Successor period related to step-up in carrying value of acquired inventories and amortization of favorable and unfavorable store lease commitments.

Gross margin decreased to 44.3% in the first quarter of fiscal 2011 from 49.0% in the first quarter last year. The decrease in gross margin was driven by: (i) a 250 basis point deterioration in merchandise margin due to increased markdowns, (ii) a 130 basis point increase in buying and occupancy costs as a percentage of revenues, and (iii) a 90 basis point decrease from the purchase accounting adjustments described in the table above.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (including transaction costs of $32.2 million) increased $78.0 million, or 61.4%, to $205.2 million in the first quarter of fiscal 2011 from $127.2 million in the first quarter last year. This increase primarily resulted from the following:

(Dollars in millions)	Before Purchase Accounting Impact(1)	Purchase Accounting Impact(1)	As Reported (Combined)
Increase in operating expenses, primarily payroll and consulting	$3.2	$—	$3.2
Decrease in share-based and incentive compensation	(8.8)	—	(8.8)
Transaction costs	—	32.2	32.2
Transaction-related share based compensation	—	44.7	44.7
Sponsor monitoring fees	—	1.2	1.2
Amortization related to acquisition-related intangible assets	—	1.6	1.6
Depreciation related to increase in carrying value of fixed assets	—	1.4	1.4
Amortization of favorable corporate lease commitments	—	0.4	0.4
Other selling, general and administrative expenses, net	2.1	—	2.1

Increase (decrease) in selling, general and administrative expenses	$(3.5)	$81.5	$78.0

(1)	Reflects charges recorded in the Successor period related to: (i) step-up in carrying value of our property and equipment, (ii) amortizable intangible assets for our Madewell trade name, loyalty program and customer lists, (iii) favorable lease commitments of our corporate office, and (iv) Sponsor monitoring fees.

As a percentage of revenues, selling, general and administrative expenses increased to 50.1% in the first quarter of fiscal 2011 from 30.7% in the first quarter last year, primarily due to the above mentioned items. As a percentage of revenues, selling, general and administrative expenses, adjusted for purchase accounting, decreased to 30.2% in the first quarter of fiscal 2011 from 30.7% in the first quarter last year.

Interest Expense, Net

Interest expense, net of interest income, increased $16.1 million to $16.7 million in the first quarter of fiscal 2011 from $0.6 million in first quarter last year due to borrowings to finance the acquisition of the Company on March 7, 2011. A summary of interest expense is as follows:

(Dollars in millions)	For the Period March 8, 2011 to April 30, 2011	For the Period January 30, 2011 to March 7, 2011	For the Thirteen Weeks Ended April 30, 2011	For the Thirteen Weeks Ended May 1, 2010
	(Successor)	(Predecessor)	(Combined)	(Predecessor)
Term Loan	$8.7	$—	$8.7	$—
Notes	4.9	—	4.9	—
Former term loan (extinguished in August 2010)	—	—	—	0.3
Amortization of deferred financing costs	1.6	1.0	2.6	0.2
Other, net of interest income	0.3	0.2	0.5	0.1

Interest expense, net	$15.5	$1.2	$16.7	$0.6

Income Taxes

The effective tax rate of 26.3% for the first quarter of fiscal 2011 reflects our expected annual effective tax rate of 39% coupled with the discrete impact of permanent differences related to certain transaction costs.

Net Income

Net income decreased $74.6 million to a net loss of $29.9 million in the first quarter of fiscal 2011 compared with a net income of $44.7 million in the first quarter of fiscal 2010. This decrease was due to a: (i) $21.3 million decrease in gross profit, (ii) $78.0 million increase in selling, general and administrative expenses (primarily a result of transaction costs and purchase accounting adjustments), and (iii) $16.1 million increase in interest expense, partially offset by (iv) $40.8 million decrease in the provision for income taxes.

Liquidity and Capital Resources

Our primary sources of liquidity are current balances of cash and cash equivalents, cash flows from operations and borrowings available under our senior secured credit facilities. Currently, our primary cash needs include (i) debt service requirements, (ii) capital expenditures in connection with opening new stores, remodeling existing stores and information technology system enhancements and (iii) working capital requirements. The most significant components of our working capital are merchandise inventories, accounts payable and other current liabilities. See “—Outlook” below.

Operating Activities

	Year Ended
	January 29, 2011	January 30, 2010	January 31, 2009
	(in millions)
Net income	$121.5	$123.4	$54.1
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	49.8	51.8	44.1
Amortization of deferred financing costs	2.1	2.9	2.2
Deferred income taxes	(2.0)	(6.7)	13.0
Excess tax benefit from share based compensation	(0.4)	(7.1)	(13.5)
Share based compensation	10.7	12.8	8.4
Changes in inventories	(24.2)	(3.2)	(28.5)
Changes in accounts payable and other current liabilities	30.3	30.8	10.9
Changes in other operating assets and liabilities	(6.0)	27.6	4.7

Net cash provided by operations	$181.8	$232.3	$95.4

Cash provided by operating activities in fiscal 2010 was $181.8 million and consisted of (i) net income of $121.5 million, (ii) adjustments to net income of $60.2 million, and (iii) changes in operating assets and liabilities of $0.1 million due primarily to increases in inventories and related accounts payable, offset by the recording of a reserve for litigation in connection with the Acquisition. See “Business—Legal Proceedings” for more information on the Acquisition and related litigation.

Cash provided by operating activities in fiscal 2009 was $232.3 million and consisted of (i) net income of $123.4 million, (ii) adjustments to net income of $53.7 million, and (iii) changes in operating assets and liabilities of $55.2 million due primarily to increases in accounts payable and accrued incentive compensation; and a decrease in prepaid income taxes.

Cash provided by operating activities in fiscal 2008 was $95.4 million and consisted of (i) net income of $54.1 million, (ii) adjustments to net income of $54.2 million, offset by (iii) changes in operating assets and liabilities of $12.9 million due primarily to increases in inventories and accounts payable resulting primarily from additional stores.

(Dollars in millions)	For the Period March 8, 2011 to April 30, 2011	For the Period January 30, 2011 to March 7, 2011	For the Thirteen Weeks Ended April 30, 2011	For the Thirteen Weeks Ended May 1, 2010
	(Successor)	(Predecessor)	(Combined)	(Predecessor)
Net income (loss)	$(13.8)	$(16.1)	$(29.9)	$44.7
Adjustments to reconcile to net cash provided by operating activities:
Share-based compensation	44.9	1.1	46.0	3.6
Depreciation of property and equipment	10.2	3.9	14.1	11.7
Non-cash charge related to inventory step-up	3.1	—	3.1	—
Amortization of deferred financing costs	1.6	1.0	2.6	0.2
Amortization of intangible assets	1.6	—	1.6	—
Amortization of favorable lease commitments	2.0	—	2.0	—
Excess tax benefit from share-based compensation plans	—	(76.0)	(76.0)	(4.1)
Changes in operating assets and liabilities	(39.5)	(16.5)	(56.0)	(17.4)

Net cash provided by (used in) operating activities	$10.1	$(102.6)	$(92.5)	$38.7

Cash used in operating activities of $92.5 million in the first quarter of fiscal 2011 was driven by (i) a net loss of $29.9 million, (ii) changes in operating assets and liabilities (including the impact of excess tax benefits from share-based compensation plans) of $132.0 million due primarily to an increase in prepaid income taxes and net increases in inventories and related accounts payable, offset by (iii) non-cash expenses of $69.4 million.

Cash provided by operating activities of $38.7 million in the first quarter of fiscal 2010 consisted of (i) net income of $44.7 million, (ii) non-cash expenses of $15.5 million, offset by (iii) changes in operating assets and liabilities (including the impact of excess tax benefits from share-based compensation plans) of $21.5 million due primarily to normal business fluctuations.

Investing Activities

Capital expenditures were $52.4 million, $44.7 million, and $77.5 million in fiscal 2010, fiscal 2009, and fiscal 2008, respectively. Capital expenditures for the opening of new stores were $14.9 million, $20.0 million, and $41.7 million in fiscal 2010, fiscal 2009, and fiscal 2008, respectively. The remaining capital expenditures in each period were for store renovation and refurbishment programs, and investments in information systems and distribution center initiatives as well as general corporate purposes. In light of unfavorable economic conditions we have slowed the pace of our store expansion for fiscal 2011.

Cash used in investing activities of $2,791.9 million in the first quarter of fiscal 2011 was driven by (i) $2,772.4 million cash paid to acquire the Company, net of cash reserved of $209.0 million for dissenting shareholders, which was paid on May 18, 2011, and (ii) $19.5 million for capital expenditures, of which $4.7 million related to the opening of new stores. Capital expenditures are planned at approximately $95 to $100 million for fiscal 2011, including approximately $30 million for new stores, approximately $25 million for information technology enhancements, approximately $20 million for warehouse and call center expansions, and the remainder for store renovations and corporate facilities.

Financing Activities

	Year Ended
	January 29, 2011	January 30, 2010	January 31, 2009
	(in millions)
Repayment of debt	$(49.2)	$(50.8)	$(25.0)
Proceeds from share based compensation plans	5.6	8.5	9.0
Excess tax benefit from share based compensation	0.4	7.1	13.5
Repurchase of common stock	(2.9)	(0.8)	(0.4)

Net cash used in financing activities	$(46.1)	$(36.0)	$(2.9)

Cash used in financing activities was $46.1 million in fiscal 2010 resulting from the voluntary prepayment on the Prior Term Loan, offset primarily by proceeds and tax benefits from share based compensation plans.

Cash used in financing activities was $36.0 million in fiscal 2009 resulting from the voluntary prepayment on the Prior Term Loan, offset primarily by proceeds and tax benefits from share based compensation plans.

Cash used in financing activities was $2.9 million in fiscal 2008 resulting from the voluntary prepayment on the Prior Term Loan, offset primarily by proceeds and tax benefits from share based compensation plans.

Cash provided by financing activities of $2,783.5 million in the first quarter of fiscal 2011 primarily reflect proceeds which were used to acquire the Company, including (i) borrowings under our senior secured credit facility of $1.2 billion, (ii) issuance of 8.125% senior notes of $400 million, and (iii) equity contributions from investment funds affiliated with TPG and LGP, co-investors and management of $1.2 billion. The Company recorded excess tax benefits of $76.0 million in connection with the cash settlement of outstanding share-based awards at the time of the Acquisition.

Existing Credit Facilities

Amended and Restated Credit Agreement (Terminated in Connection with the Acquisition)

On March 7, 2011, in connection with the consummation of the Acquisition, J.Crew Operating Corp. made a voluntary prepayment of $0.1 million representing all amounts outstanding under that certain amended and restated credit agreement that J.Crew Group, Inc. and certain of its subsidiaries, as guarantors, and J.Crew Operating Corp. and certain of its subsidiaries, as borrowers, entered into on May 4, 2007 with Citicorp USA, Inc. (“Citicorp”), as administrative agent, Citicorp, as collateral agent, and Bank of America, N.A. and Wachovia Bank, National Association, as syndication agents (the “Existing Credit Facility”). The Existing Credit Facility was terminated in accordance with its terms. The standby letters of credit outstanding under the Existing Credit Facility were deemed issued under the ABL Facility as of March 7, 2011.

Demand Letter of Credit Facility

On October 31, 2007, J.Crew Operating Corp. entered into an unsecured, demand letter of credit facility with HSBC which provides for the issuance of up to $35 million of documentary letters of credit on a no fee basis. Outstanding letters of credit were $14.6 million and availability was $20.4 million at January 29, 2011 under this facility.

New Senior Credit Facilities

Our Senior Credit Facilities are comprised of a $1,200 million senior secured term loan and a $250 million ABL Facility. The senior secured term loan was fully funded at the closing of the Acquisition. As of April 30, 2011, we have not incurred loans under our ABL Facility. Amounts available under the ABL Facility are subject to customary borrowing base limitations and are reduced by outstanding loans and letters of credit. Our Senior Credit Facilities also allow an aggregate of $350 million in uncommitted incremental facilities, the availability of which is subject to our meeting certain conditions, including, in the case of $200 million of incremental term loan facilities, a pro forma total senior secured leverage ratio of 3.75 to 1.00. No incremental facilities were in effect as of April 30, 2011. For a complete description of our Senior Credited Facilities, see “Description of Other Indebtedness.”

8.125% Senior Notes due 2019

On March 7, 2011, we issued $400 million in principal amount of outstanding notes. The outstanding notes bear interest at a rate of 8.125% per annum, and interest is payable semi-annually on March 1 and September 1 of each year, commencing on September 1, 2011. The outstanding notes mature on March 1, 2019.

Subject to certain exceptions, the outstanding notes are guaranteed on a senior unsecured basis by each of our current and future wholly owned domestic restricted subsidiaries (and non-wholly owned restricted subsidiaries if such non-wholly owned restricted subsidiaries guarantee our or a guarantor’s other capital market debt securities) that is a guarantor of our or a guarantor’s debt, including the Senior Credit Facilities. The outstanding notes are our senior unsecured obligations and rank equally in right of payment with all of our existing and future indebtedness that is not expressly subordinated in right of payment thereto. The outstanding notes will be senior in right of payment to any future indebtedness that is expressly subordinated in right of payment thereto and effectively junior to (a) our existing and future secured indebtedness, including the ABL Facility and Term Loan Facility described above, to the extent of the value of the collateral securing such indebtedness and (b) all existing and future liabilities of our non-guarantor subsidiaries.

The indenture governing the outstanding notes contains certain customary representations and warranties, provisions relating to events of default and covenants, including restrictions on us and certain of our subsidiaries’ ability to, among other things, incur or guarantee indebtedness; pay dividends on, redeem or repurchase capital stock; make investments; issue certain preferred equity; create liens; enter into transactions with the Company’s affiliates; designate our subsidiaries as Unrestricted Subsidiaries (as defined in the indenture); and consolidate, merge, or transfer all or substantially all of the Company’s assets. The covenants are subject to a number of exceptions and qualifications. Certain of these covenants, excluding without limitation those relating to transactions with the Company’s affiliates and consolidation, merger, or transfer of all or substantially all of the Company’s assets, will be suspended during any period of time that (1) the outstanding notes have Investment Grade Ratings (as defined in the indenture) from both Moody’s Investors Service, Inc. and Standard & Poor’s and (2) no default has occurred and is continuing under the indenture. In the event that the outstanding notes are downgraded to below an Investment Grade Rating, we and certain subsidiaries will again be subject to the suspended covenants with respect to future events.

For further information on the ABL Facility, the Term Loan Facility, the outstanding notes and related agreements, see “Description of Other Indebtedness” and “Description of Exchange Notes.” For additional information, refer to the credit agreements, indenture and related agreements filed as exhibits to the Current Report on Form 8-K filed on March 10, 2011. The foregoing description of the ABL Facility, the Term Loan Facility, the outstanding notes and related agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the credit agreements, indenture and related agreements.

Outlook

Currently, our short-term and long-term liquidity needs arise primarily from debt service requirements and capital expenditures and working capital requirements associated with our business and growth strategies. Management anticipates that capital expenditures in fiscal 2011 will be approximately $95 to $100 million, primarily for opening new stores, information technology enhancements, warehouse and call center expansion, store renovations and corporate facilities. As of April 30, 2011 excess availability, as defined, under the ABL Facility was $245.7 million. We anticipate that the cash generated by operations, the remaining funds available

Facility was $245.7 million. We anticipate that the cash generated by operations, the remaining funds available under our Senior Credit Facilities and existing cash and equivalents will be sufficient to meet working capital requirements, and service our debt and financial capital expenditures over the next twelve months. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our Senior Credit Facilities in amounts sufficient to enable us to repay our indebtedness or to fund other liquidity needs. See “Risk Factors” in this prospectus.

Off Balance Sheet Arrangements

We enter into documentary letters of credit to facilitate a portion of our international purchase of merchandise. We also enter into standby letters of credit as required to secure certain of our obligations, including insurance programs and duties related to import purchases. As of April 30, 2011, we had the following obligations under letters of credit in future periods.

Letters of Credit	Total	Within 1 Year	2-3 Years	4-5 Years	After 5 Years
	(in millions)
Standby	$4.3	$4.3	$—	$—	$—
Documentary	7.1	7.1	—	—	—

	$11.4	$11.4	$—	$—	$—

Contractual Obligations

The following table summarizes our contractual obligations as of April 30, 2011 and the effect such obligations are expected to have on our liquidity and cash flows in future periods:

	Total	Within 1 Year	2-3 Years	4-5 Years	After 5 Years
	(in millions)
Operating lease obligations(1)	$709.0	$104.6	$187.7	$163.7	$253.0
Liabilities associated with uncertain tax positions(2)
Purchase obligations:
Inventory commitments	437.9	437.9	—	—	—
Employment agreements	1.9	1.2	0.7	—	—
Other	6.2	1.6	3.2	1.4	—

Total purchase obligations	446.0	440.7	3.9	1.4	—

Senior Credit Facilities(3)(4)	1,200.0	12.0	24.0	24.0	1,140.0
Notes(4)	400.0	—	—	—	400.0

Total	$2,755.0	$557.3	$215.6	$189.1	$1,793.0

(1)	Operating lease obligations represent obligations under various long-term operating leases entered in the normal course of business for retail and factory stores, warehouses, office space and equipment requiring minimum annual rentals. Operating lease expense is a significant component of our operating expenses. The lease terms range for various periods of time in various rental markets and are entered into at different times, which mitigates exposure to market changes that could have a material effect on our results of operations within any given year. Operating lease obligations do not include common area maintenance, insurance, taxes and other occupancy costs, which constitute approximately 50% of the minimum lease obligations.
(2)	As of April 30, 2011, we recorded $10.9 million in liabilities associated with uncertain tax positions, which are included in other liabilities on the consolidated balance sheet. While these tax liabilities may result in future cash outflows, management cannot make reliable estimates of the cash flows by period due to the inherent uncertainty surrounding the effective settlement of these positions.

(3)	Our Senior Credit Facilities are comprised of a $1,200 million Term Loan Facility and a $250 million ABL Facility. The amount reflected does not take into account any amounts that may be required to be prepaid from time to time with our free cash flow.
(4)	Amounts shown do not include interest.

The expected timing of payment of the obligations discussed above is estimated based on current information. The timing of payments and actual amounts paid may differ depending on the timing of receipt of services, or, for some obligations, changes to agreed-upon amounts.

Impact of Inflation

Our results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, we believe the effects of inflation, if any, on our results of operations and financial condition have not been significant.

Critical Accounting Policies

Management’s discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires estimates and judgments that affect the reported amounts of our assets, liabilities, revenues and expenses. Management bases estimates on historical experience and other assumptions it believes to be reasonable under the circumstances and evaluates these estimates on an on-going basis. Actual results may differ from these estimates under different assumptions or conditions.

The following critical accounting policies reflect the significant estimates and judgments used in the preparation of our consolidated financial statements. With respect to critical accounting policies, even a relatively minor variance between actual and expected experience can potentially have a materially favorable or unfavorable impact on subsequent consolidated results of operations. For more information on J.Crew’s accounting policies, please refer to the Notes to Consolidated Financial Statements and Notes to Condensed Consolidated Financial Statements in this prospectus.

Revenue Recognition

•

We recognize Store sales at the time of sale, and Direct sales at the time merchandise is shipped to customers. Amounts billed to customers for shipping and handling of phone and Internet sales are classified as other revenues and recognized at the time of shipment. We must make estimates of future sales returns related to current period sales. Management analyzes historical returns, current economic trends and changes in customer acceptance of our products when evaluating the adequacy of the reserve for sales returns.

•

In fiscal 2008, we licensed our J.Crew trademark and know-how to Itochu Corporation in Japan for which we received royalty fees based on a percentage of sales. The licensing agreement expired in January 2009. In fiscal 2008, we deferred recognition of advance royalty payments and recognized royalty revenue when sales entitling us to royalty revenue occurred.

•	Employee discounts are classified as a reduction of revenue.

•

We account for gift cards by recognizing a liability at the time a gift card is sold and recognizing revenue at the time the gift card is redeemed for merchandise. We review our gift card liability on an ongoing basis and recognize our estimate of the unredeemed gift card liability on a ratable basis over the estimated period of redemption. We defer revenue and recognize a liability for gift cards issued in connection with our customer loyalty program. Any unredeemed loyalty gift cards are recognized as income in the period in which they expire.

Inventory Valuation

Merchandise inventories are carried at the lower of average cost or market value. We capitalize certain design, purchasing and warehousing costs in inventory. We evaluate all of our inventories to determine excess inventories based on estimated future sales. Excess inventories may be disposed of through our factory stores, Internet clearance sales and other liquidations. Based on historical results experienced through various methods of disposition, we write down the carrying value of inventories that are not expected to be sold at or above cost. Additionally, we reduce the cost of inventories based on an estimate of lost or stolen items each period.

Deferred Catalog Costs

The costs associated with direct response advertising, which consist primarily of catalog production and mailing costs, are capitalized and amortized over the expected future revenue stream of the catalog mailings, which we currently estimate to be approximately two months. The expected future revenue stream is determined based on historical revenue trends developed over an extended period of time. If the current revenue streams were to diverge from the expected trend, our amortization of deferred catalog costs would be adjusted accordingly.

Asset Impairment

We are exposed to potential impairment if the book value of our assets exceeds their expected future cash flows. The major components of our long-lived assets are store fixtures, equipment and leasehold improvements. The impairment of unamortized costs is measured at the store level and the unamortized cost is reduced to fair value if it is determined that the sum of expected discounted future net cash flows is less than net book value.

Income Taxes

An asset and liability method is used to account for income taxes. Deferred tax assets and deferred tax liabilities are recognized based on the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred taxes are measured using current enacted tax rates in effect in the years in which those temporary differences are expected to reverse. Inherent in the measurement of deferred taxes are certain judgments and interpretations of enacted tax law and published guidance.

Management believes it is more likely than not that forecasted income, together with the tax effects of the deferred tax liabilities, will be sufficient to fully recover the remaining deferred tax assets. In the event that all or part of the net deferred tax assets are determined not to be realizable in the future, a valuation allowance would be charged to earnings in the period such determination is made. Similarly, if we subsequently realize deferred tax assets that were previously determined unrealizable, any valuation allowance would be reversed into income in the period such determination is made. In addition, the calculation of current and deferred taxes involves significant judgment in estimating the impact of uncertainties in the application of complex tax laws. Resolution of these uncertainties in a manner inconsistent with management’s expectation could have a material impact on our results of operations and financial position.

With respect to uncertain tax positions that we have taken or expect to take on a tax return, we recognize in our financial statements the impact of tax positions that meet a “more likely than not” threshold, based on the technical merits of the position. The tax benefits recognized from uncertain positions are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon effective settlement.

Share Based Compensation

The fair value of employee share-based awards, including stock options, restricted stock, and associate stock purchase plans, is recognized as compensation expense in the statement of operations. Determining the fair value of options at the grant date requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise, the associated volatility and the expected dividend yield. Upon grant of awards, we also estimate an amount of forfeitures that will occur prior to vesting. If actual forfeitures differ significantly from the estimates, share-based compensation expense could be materially impacted.

Quantitative and Qualitative Disclosures About Market Risk

Our principal market risk relates to interest rate sensitivity, which is the risk that future changes in interest rates will reduce our net income or net assets. Our Senior Credit Facilities carry floating rates of interest that are a function of prime rate or LIBOR. If LIBOR increases above 1.25%, a 0.125% increase in the floating rate applicable to the $1,200 million outstanding under the Term Loan Facility would result in a $1.5 million increase in our annual interest expense. Assuming all revolving loans are drawn under the $250 million ABL Facility, a 0.125% change in the floating rate would result in a $0.3 million change in our annual interest expense.

In April 2011, we entered into interest rate cap agreements for an aggregate notional amount of $600 million in order to hedge the variability of cash flows related to a portion of our floating rate indebtedness. These cap agreements, effective in March 2012, hedge a portion of contractual floating rate interest commitments through the expiration of the agreements in March 2013. Pursuant to the agreements, we have capped LIBOR at 3.5% with respect to the aggregate notional amount of $600 million. In the event LIBOR exceeds 3.5%, we will pay interest at the capped rate. In the event LIBOR is less than 3.5%, we will pay interest at the prevailing LIBOR rate.

In April 2011, we entered into floating-to-fixed interest rate swap agreements for an aggregate notional amount of $600 million to limit exposure to interest rate increases related to a portion of the our floating rate indebtedness once the our interest rate cap agreements expire. These swap agreements, effective March 2013, hedge a portion of contractual floating rate interest commitments through the expiration of the agreements in March 2016. As a result of the agreements, our effective fixed interest rate on the notional amount of floating rate indebtedness will be 3.56%.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

BUSINESS

Overview

J.Crew is a nationally recognized apparel and accessories retailer that differentiates itself through high standards of quality, style, design and fabrics with consistent fits and authentic details. We are an integrated multi-channel, multi-brand specialty retailer that operates stores and websites to consistently communicate with our customers. We design, market and sell our products, including those under the J.Crew®, crewcuts® and Madewell® brands, offering complete assortments of women’s, men’s and children’s apparel and accessories. We believe our customer base consists primarily of affluent, college-educated, professional and fashion-conscious women and men.

We conduct our business through two primary sales channels: (1) Stores, which consists of our retail, factory and Madewell stores, and (2) Direct, which consists of our websites and catalogs. As of April 30, 2011, we operated 251 retail stores (including 10 crewcuts and 22 Madewell stores), 86 factory stores (including two crewcuts factory stores), and three clearance stores, throughout the United States; compared to 245 retail stores (including nine crewcuts and 17 Madewell stores), 80 factory stores (including one crewcuts factory store) as of May 1, 2010.

We were incorporated in the State of New York in 1988 and reincorporated in the State of Delaware in October 2005. Our principal executive offices are located at 770 Broadway, New York, NY 10003, and our telephone number is (212) 209-2500.

Brands and Merchandise

We project our brand image through consistent creative messaging in our store environments, websites and catalogs and with our superior customer service. We maintain our brand image by exercising substantial control over the presentation and pricing of our merchandise and by selling our products ourselves. Senior management is extensively involved in all phases of our business including product design and sourcing, assortment planning, store selection and design, website experience and the selection of photography for each catalog.

J.Crew. Introduced in 1983, J.Crew offers a complete assortment of women’s and men’s apparel and accessories, including outerwear, loungewear, wedding attire, swimwear, shoes, bags, belts, hair accessories and jewelry. J.Crew offers products ranging from casual t-shirts and broken-in chinos to Italian cashmere and leather items and limited edition “collection” items, such as hand-beaded skirts and double-faced cashmere jackets. J.Crew products are sold through our J.Crew retail and factory stores and our J.Crew website. Our J.Crew catalog provides a branding vehicle that supports all channels of distribution.

crewcuts. Introduced in 2006, crewcuts reflects the same high standard of quality, style and design that we offer under the J.Crew brand. Crewcuts offers a product assortment of apparel and accessories for the children’s market from toddler size 2 to children size 14. Crewcuts products are sold through crewcuts stand-alone retail and factory stores, shop-in-shops in our J.Crew retail and factory stores and our J.Crew website.

Madewell. Introduced in 2006, Madewell is a modern-day interpretation of an American clothing label originally founded in 1937. Madewell offers products exclusively for women, including perfect-fitting, heritage-inspired jeans and all the downtown-cool pieces to wear with them, from vintage-influenced tees, cardigans and blazers, to boots and jewelry. Madewell products are sold through Madewell retail stores and our Madewell website.

Channels

We conduct our business through two primary sales channels: (1) Stores, which consists of our retail, factory, and Madewell stores, and (2) Direct, which consists of our websites and catalogs. The following is a summary of our revenues by channel:

(in millions, except percentages)	Fiscal 2010		Fiscal 2009		Fiscal 2008
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Stores	$1,192.9	69.2%	$1,110.9	70.4%	$974.3	68.2%
Direct	490.6	28.5	428.2	27.1	408.9	28.6
Other(a)	38.7	2.3	38.9	2.5	44.8	3.2

Total	$1,722.2	100.0%	$1,578.0	100.0%	$1,428.0	100.0%

(a)	Consists primarily of shipping and handling fees.

Stores

J.Crew Retail. Our J.Crew retail stores are located in upscale regional malls, lifestyle centers and street locations. Our retail stores are designed and fixtured with the goal of creating a distinctive, sophisticated and inviting atmosphere, with displays and information about product quality. We believe situating our stores in desirable locations is critical to the success of our business, and we determine store locations, as well as individual store sizes, based on several factors, including geographic location, demographic information, presence of anchor tenants in mall locations and proximity to other high-end specialty retail stores. As of April 30, 2011, we operated 229 J.Crew retail stores (including 10 crewcuts stores) throughout the United States.

Our J.Crew retail stores averaged approximately 6,400 total square feet as of January 29, 2011, but are “sized to the market,” which means that we adjust the size of a particular retail store based on the projected revenues from that particular store. For example, at the end of fiscal 2010, our largest retail store, located in New York, was approximately 15,000 square feet, and our smallest retail store, a men’s store, also located in New York, was approximately 900 square feet.

J.Crew Factory. Our J.Crew factory stores are located primarily in large outlet malls and are designed with simple, volume driving visuals to maximize the sale of key items. We design and develop a specific line of merchandise for our J.Crew factory stores based on products sold in previous seasons in our J.Crew retail stores and through our Direct channel. As of April 30, 2011, we operated 86 J.Crew factory stores (including two crewcuts factory stores) throughout the United States.

Our J.Crew factory stores averaged approximately 5,400 total square feet as of January 29, 2011, and are also “sized to the market.” For example, at the end of fiscal 2010, our largest factory store, located in Connecticut, was approximately 9,000 square feet, and our smallest factory store, our factory crewcuts store, located in Florida, was approximately 1,500 square feet.

Madewell. Similar to J.Crew retail stores, our Madewell stores are located in upscale trade areas that include malls, lifestyle centers and street locations. Our Madewell store environments are carefully designed with the goal of capturing the look and feel of a downtown boutique, while still reflecting the quality and sophistication of our J.Crew stores. As of April 30, 2011, we operated 22 Madewell stores throughout the United States.

Our Madewell stores averaged approximately 3,900 total square feet as of January 29, 2011. At the end of fiscal 2010, our largest Madewell store, located in Washington, D.C., was approximately 9,600 square feet, and our smallest Madewell store, located in Maryland, was approximately 2,600 square feet.

The following table details the number of stores that we operated for the past three fiscal years:

	Retail stores
	J.Crew	crewcuts	Madewell	Total retail	J.Crew factory	Total(a)
Fiscal 2008:
Beginning of year	189	4	6	199	61	260
New	23	1	4	28	14	42
Closed	(1)	—	—	(1)	(1)	(2)

End of year	211	5	10	226	74	300

Fiscal 2009:
Beginning of year	211	5	10	226	74	300
New	7	4	8	19	5	24
Closed	(1)	—	(1)	(2)	(1)	(3)

End of year	217	9	17	243	78	321

Fiscal 2010:
Beginning of year	217	9	17	243	78	321
New	5	—	3	8	7	15
Closed	(3)	—	—	(3)	—	(3)

End of year	219	9	20	248	85	333

First Quarter of Fiscal 2011:
Beginning of Year	219	9	20	248	85	333
New	1	1	2	4	1	5
Closed	(1)	—	—	(1)	—	(1)

End of Quarter	219	10	22	251	86	337

(a)	Excludes three clearance stores.

Direct

Our Direct channel serves customers through websites for the J.Crew, crewcuts and Madewell brands. Our websites allow customers to purchase our merchandise over the Internet and include jcrew.com, madewell.com and jcrew.com/factory, a newly launched feature on our J.Crew website that offers an edited assortment of factory merchandise via our Direct channel. We also use the Direct channel to sell exclusive styles not available in stores, introduce and test new product offerings, offer extended sizes and colors on various products, and drive targeted marketing campaigns. Our catalogs serve as an important branding vehicle to communicate to our customers across all channels. In fiscal 2010, we distributed approximately 3.9 billion catalog pages. We continuously evaluate the effectiveness of our catalog circulation strategies.

Financial Information about Segments

We have determined our operating segments on the same basis that we use to internally evaluate performance. Our operating segments are Stores and Direct, which have been aggregated into one reportable financial segment. We aggregate our operating segments because they have similar class of consumer, economic characteristics, nature of products, nature of production process and distribution methods.

Shared Resources That Support Our Brands

Design and Merchandising

We believe one of our key strengths is our design team, who designs products that reinforce our constantly evolving brand image. Our products are designed to reflect a clean and fashionable aesthetic that incorporates high quality fabrics and construction as well as comfortable, consistent fits and detailing.

Our products are developed in four seasonal collections and are rolled-out for monthly product introductions in our periodic catalog mailings and in our stores. The design process begins with our designers developing seasonal collections eight to twelve months in advance. Our designers regularly travel domestically and internationally to develop color and design ideas. Once the design team has developed a season’s color palette and design concepts, they order a sample assortment in order to evaluate the details of the collection, such as how color takes to a particular fabric. The design team then presents the collection to senior management. The presentation reflects the design team’s vision, from color direction and flow, to styling and silhouette evolution.

From the presentation of the sample assortment, our merchandising team selects which items to market in each of our sales channels and edits the assortment as necessary. Our teams communicate regularly and work closely with each other in order to leverage market data, ensure the quality of our products and remain true to our unified brand image. Our technical design team develops construction and fit specifications for every product, ensuring quality workmanship and consistency across product lines.

Because our product offerings originate from a single concept assortment, we believe that we are able to efficiently offer an assortment of styles within each season’s line while still maintaining a unified brand image. As a final step that is intended to ensure image consistency, our senior management reviews the full line of products for each season across all of our sales channels before they are manufactured.

Marketing and Advertising

The J.Crew catalog is the primary branding and advertising vehicle for the J.Crew brand. We believe our catalog reinforces the J.Crew mission and brand image, while driving sales in all of our channels. We believe we have distinguished ourselves from other catalog retailers by utilizing high quality photography and art direction. Additionally, in fiscal 2010, we continued to expand our marketing strategy to include online, print and outdoor advertising.

Furthermore, we offer a private-label credit card through an agreement with World Financial Network National Bank, or the WFNNB, under which WFNNB owns the credit card accounts and Alliance Data Systems Corporation provides services to our private-label credit card customers. In fiscal 2010, sales on J.Crew credit cards made up approximately 17% of our total net sales. We believe that our credit card program encourages frequent store and website visits and catalog sales and promotes multiple-item purchases, thereby cultivating customer loyalty to the J.Crew brand and increasing sales. We also maintain a loyalty program by offering rewards for customer spending on J.Crew credit cards.

Sourcing

We source our merchandise in two ways: through the use of buying agents, and by purchasing merchandise directly from trading companies and manufacturers. We have no long-term merchandise supply contracts, and we typically transact business on an order-by-order basis. In fiscal 2010, we worked with eight buying agents, who supported our relationships with vendors that supplied approximately 57% of our merchandise, with one of these buying agents supporting our relationships with vendors that supplied approximately 45% of our merchandise. In exchange for a commission, our buying agents identify suitable vendors and coordinate our purchasing requirements with the vendors by placing orders for merchandise on our behalf, ensuring the timely delivery of goods to us, obtaining samples of merchandise produced in the factories, inspecting finished merchandise and carrying out other administrative communications on our behalf. In fiscal 2010, we worked with a number of trading companies, and purchased approximately 28% of our merchandise from two of these companies. Trading companies control factories which manufacture merchandise and also handle certain other shipping and customs matters related to importing the merchandise into the United States. We sourced the remaining 15% of our merchandise directly with manufacturers both within the United States and overseas with the majority of whom we have long-term, and what we believe to be, stable relationships.

Our sourcing base currently consists of 151 vendors who operate 215 factories in 18 countries. Our top 10 vendors supply 52% of our merchandise. Each of our top 10 vendors uses multiple factories to produce its merchandise, which we believe gives us a high degree of flexibility in placing production of our merchandise. We believe we have developed strong relationships with our vendors, some of which rely upon us for a significant portion of their business.

In fiscal 2010, approximately 87% of our merchandise was sourced in Asia (with 74% of our products sourced from China, Hong Kong and Macau), 9% was sourced in Europe and other regions, and 4% was sourced in the United States. Substantially all of our foreign purchases are negotiated and paid for in U.S. dollars.

Distribution and Call Centers

We operate two distribution facilities and two customer call centers. We own a 282,000 square foot facility in Asheville, North Carolina that houses our distribution operations for our stores. This facility currently employs approximately 260 full and part-time associates during our non-peak season and approximately 30 additional associates during our peak season. Merchandise is transported from this distribution center to our stores by independent trucking companies, Federal Express or UPS, with a transit time of approximately two to five days.

We also own a 262,000 square foot facility, and lease a 63,700 square foot facility, both located in Lynchburg, Virginia. These facilities contain our customer call center and order fulfillment operations for our Direct channel. The Lynchburg facilities currently employ approximately 1,300 full and part-time associates during our non-peak season and approximately 700 additional associates during our peak season. We outsource a portion of our customer calls to a third-party service provider. Merchandise sold via our Direct channel is sent directly to customers from this distribution center via the United States Postal Service, UPS or Federal Express.

We are in the process of opening a 46,000 square foot facility in San Antonio, Texas that will contain a second call center. We anticipate that this facility initially will employ approximately 300 associates.

Management Information Systems

Our management information systems are designed to provide comprehensive order processing, production, accounting and management information for the marketing, manufacturing, importing and distribution functions of our business. We also have point-of-sale systems in our stores that enable us to track inventory from store receipt to final sale on a real-time basis. We have an agreement with a third party to provide hosting services and administrative support for portions of our infrastructure. In addition, our websites are hosted by a third party at its data center.

We believe our merchandising and financial systems, coupled with our point-of-sale systems and software programs, allow for item-level stock replenishment, merchandise planning and real-time inventory accounting practices. Our telephone and telemarketing systems, warehouse package sorting systems, automated warehouse locator and inventory bar coding systems use current technology, and are designed with our highest-volume periods in mind, which results in substantial flexibility and ample capacity in our lower-volume periods. We also stress test our systems during low-volume periods to ensure optimal performance during our peak season.

We continue to expand and upgrade our information systems, networks and infrastructure to support recent and expected future growth. During fiscal 2008 we implemented certain Direct channel systems upgrades, including a new platform for our website, a new order management system in our call center and a new warehouse management system. These systems upgrades temporarily impaired our ability to capture, process and ship customer orders and resulted in the incurrence of additional costs in the second half of fiscal 2008. During fiscal 2009 and fiscal 2010 we concentrated our efforts on optimizing these upgrades.

Properties

We are headquartered in New York City. Our office headquarters are leased under a lease agreement expiring in 2012, with an option to renew. We also have entered into a lease for additional corporate office space in New York City which expires in 2021. We own two facilities: a 262,000 square foot customer contact call center, order fulfillment and distribution center in Lynchburg, Virginia and a 282,000 square foot distribution center in Asheville, North Carolina. We also lease a 63,700 square foot facility in Lynchburg, Virginia under a lease agreement expiring in April 2012. We recently entered into a lease for a 46,000 square foot facility in San Antonio, Texas for a second customer contact call center, which will expire in August 2021.

As of April 30, 2011, we operated 251 retail stores (including 10 crewcuts and 22 Madewell stores), 86 factory stores (including two crewcuts factory stores), and three clearance stores, throughout the United States. All of the retail and factory stores are leased from third parties and the leases historically, in most cases, have had terms of five to 15 years. A portion of our leases have options to renew for periods typically ranging from five to 10 years. Generally, the leases contain standard provisions concerning the payment of rent, events of default and the rights and obligations of each party. Rent due under the leases is generally comprised of annual base rent plus a contingent rent payment based on the store’s sales in excess of a specified threshold. Some of the leases also contain early termination options, which can be exercised by us or the landlord under certain conditions. The leases also generally require us to pay real estate taxes, insurance and certain common area costs. When opportunities exist, we renegotiate with landlords to obtain more favorable terms.

Pricing

We offer our customers a mix of select designer-quality products and more casual items at various price points, consistent with our signature styling strategy of pairing luxury items with more casual items. We have introduced limited edition “collection” items such as hand-beaded skirts, which we believe elevates the overall perception of our brand. We believe offering a broad range of price points maintains a more accessible, less intimidating atmosphere.

Cyclicality and Seasonality

The industry in which we operate is cyclical, and consequently our revenues are affected by general economic conditions. Purchases of apparel and accessories are sensitive to a number of factors that influence the levels of consumer spending, including economic conditions and the level of disposable consumer income, consumer debt, interest rates and consumer confidence.

Our business is seasonal. As a result, our revenues fluctuate from quarter to quarter. We have four distinct selling seasons that align with our four fiscal quarters. Revenues are usually substantially higher in our fourth fiscal quarter, particularly December, as customers make holiday purchases. In fiscal 2010, we realized approximately 27% of our revenues in the fourth fiscal quarter compared to 29% in fiscal 2009. This percentage was lower in fiscal 2010 due to a softening of sales, primarily of women’s apparel, experienced during the second half of fiscal 2010.

Competition

The specialty retail industry is highly competitive. We compete primarily with specialty retailers, department stores, catalog retailers and Internet businesses that engage in the sale of women’s, men’s and children’s apparel, accessories, shoes and similar merchandise. We believe the principal bases upon which we compete are quality, design, customer service and price. We believe that our primary competitive advantages are consumer recognition of our brands, as well as our multiple sale channels that enable our customers to shop in the setting they prefer. We believe that we also differentiate ourselves from competitors on the basis of our signature product design, our ability to offer both designer-quality products at higher price points and more casual items at lower price points, our focus on the quality of our product offerings and our customer-service oriented culture. We believe our success depends in substantial part on our ability to originate and define product and fashion trends as well as to timely anticipate, gauge and react to changing consumer demands. Some of our competitors are larger and may have greater financial, marketing and other resources than us. Accordingly, there can be no assurance that we will be able to compete successfully with them in the future.

Associates

As of April 30, 2011, we had approximately 12,200 associates, of whom approximately 3,700 were full-time associates and 8,500 were part-time associates. Approximately 1,300 of these associates are employed in our customer call center and Direct order fulfillment operations facilities in Lynchburg, Virginia, and approximately 260 of these associates work in our store distribution center in Asheville, North Carolina. We are in the process of hiring associates to work in our new customer call center in San Antonio, Texas. In addition, approximately 3,200 associates are hired on a seasonal basis in these facilities and our stores to meet demand during the peak season. None of our associates are represented by a union. We have had no labor-related work stoppages and we believe our relationship with our associates is good.

Trademarks and Licensing

The J.Crew and Madewell trademarks and variations thereon, such as crewcuts, are registered or are subject to pending trademark applications with the United States Patent and Trademark Office and with the registries of many foreign countries. We believe our trademarks have significant value and we intend to continue to vigorously protect them against infringement.

Government Regulation

We are subject to customs, truth-in-advertising and other laws, including consumer protection regulations and zoning and occupancy ordinances that regulate retailers and/or govern the promotion and sale of merchandise and the operation of retail stores and warehouse facilities. We monitor changes in these laws and believe that we are in material compliance with applicable laws.

A substantial portion of our products are manufactured outside the United States. These products are imported and are subject to U.S. customs laws, which impose tariffs as well as import quota restrictions for textiles and apparel. Some of our imported products are eligible for duty-advantaged programs. While importation of goods from foreign countries from which we buy our products may be subject to embargo by U.S. Customs authorities if shipments exceed quota limits, we closely monitor import quotas and believe we have the sourcing network to efficiently shift production to factories located in countries with available quotas. The existence of import quotas has, therefore, not had a material adverse effect on our business.

Legal Proceedings

In connection with the Acquisition, between November 24, 2010 and December 16, 2010, sixteen purported class action complaints were filed against some or all of the following: the Company, certain officers of the Company, members of the Company’s Board of Directors, Parent, J.Crew Group, Inc., TPG, TPG Fund VI and LGP. The plaintiffs in each of these complaints alleged, among other things, (1) that certain officers of the Company and members of the Company’s Board breached their fiduciary duties to the Company’s public stockholders by authorizing the Acquisition for inadequate consideration and pursuant to an inadequate process, and (2) that the Company, TPG and LGP aided and abetted the other defendants’ alleged breaches of fiduciary duty. The purported class action complaints sought, among other things, an order enjoining the consummation of the Acquisition, an order rescinding the Acquisition to the extent it is consummated and an award of compensatory damages.

Between November 24, 2010 and December 8, 2010, seven of the purported class action complaints concerning the Acquisition were filed in the Delaware Court of Chancery. On December 14, 2010, these cases were consolidated into the Delaware Action. On January 16, 2011, the Company entered into a binding MOU with the other parties in the Delaware Action. The MOU provided for the settlement of all claims asserted in the Delaware Action against the Company and the other defendants. The Company and the other defendants agreed to the MOU pending the execution of a more formal settlement agreement. The MOU provides for, among other things, a one-time settlement payment of $10 million by J.Crew or its insurers to be distributed pro rata among the members of the class of Company shareholders on whose behalf the plaintiffs in the Delaware Action purport to act. Once the MOU was signed, the parties removed from the Court’s docket a preliminary injunction hearing that had been scheduled for February 24, 2011. By letter dated January 31, 2011, the plaintiffs in the Delaware Action attempted to repudiate the MOU and informed the Court that they were no longer in a position to support or pursue the settlement and indicated that they intended to seek monetary damages following the closing of the Acquisition. By letter dated February 1, 2011, the defendants informed the Court that they believe they have honored their obligations under the MOU and that they intended to seek specific performance of the MOU. The court held a conference on February 11, 2011, during which it stated that it would not entertain any applications in the litigation until after the shareholder vote. Following the shareholders’ approval of the Acquisition, the plaintiffs filed a Status Report and Motion to Resume Litigation. In that motion, the plaintiffs requested leave to recommence discovery concerning the merits of the Delaware Action. The Defendants opposed that motion, and at a March 15, 2011 hearing the Court ruled that discovery concerning the merits of the Delaware Action would be stayed until after the parties concluded litigation concerning the enforceability of the MOU.

On May 12, 2011, the Company, TPG, LGP and Parent filed the MOU Enforcement Action in the Delaware Court of Chancery. The MOU Enforcement Action asks the Court to order the plaintiffs in the Delaware Action to perform their legal commitment in the MOU to provide a “full and appropriate release of all claims that were asserted or could have been asserted” in the Delaware Action. If such specific performance is unavailable, the MOU Enforcement Action seeks money damages from the plaintiffs in the Delaware Action. On June 10, 2011, plaintiffs in the Delaware Action moved to dismiss the MOU Enforcement Action. Also on May 12, 2011, the parties to the Delaware Action jointly submitted a proposed scheduling order for the Court’s approval that provides for a trial on the MOU Enforcement Action in October 2011. If the MOU is not enforced, the Company intends to defend against the allegations asserted in the Delaware Action vigorously.

Between November 24, 2010 and December 16, 2010, seven of the purported class action complaints concerning the Acquisition were filed in the Supreme Court of the State of New York. Those complaints are captioned respectively as Church v. J.Crew Group, Inc., et al., No. 652101-2010; Taki v. J.Crew Group, Inc., et al., No. 65125-2010; Weisenberg v. J.Crew Group, Inc., et al., No. 10115564-2010; Hekstra v. J.Crew Group, Inc., et al., No. 652175-2010; St. Louis v. J.Crew Group, Inc., et al., No. 652201-2010; Peoria Police Pension Fund v. Drexler, et al., No. 652239-2010; KBC Asset Management NV v. J.Crew Group, Inc., et al., No. 6522870-2010 (collectively, the “New York Actions”). At a hearing on February 24, 2011, the New York court denied a request from plaintiffs to enjoin the shareholder vote, and denied the plaintiffs’ request to lift the stay of proceedings, except to order the seven cases consolidated and to appoint the plaintiffs’ agreed-upon lead plaintiff structure. The cases otherwise remain stayed.

On December 1, 2010, a purported class action complaint, captioned Brazin v. J.Crew Group, Inc., No. 10 Civ. 8988, was filed in the United States District Court for the Southern District of New York. On December 14, 2010, another purported class action complaint, captioned Caywood v. Drexler, No. 10 Civ. 9328, was also filed in the United States District Court for the Southern District of New York (together with the Brazin Action, the “Federal Actions”). The plaintiffs in the Federal Actions assert claims that are largely duplicative of the claims asserted in the Delaware and New York Actions, but also allege that the defendants violated multiple federal securities statutes in connection with the filing of the Preliminary Proxy Statement on Schedule 14A. On March 16, 2011, the parties to the Federal Actions entered into a stipulation that stayed the Federal Actions until a final resolution or settlement of the Delaware Action.

The Company has notified its insurers of each of the Delaware Action, the New York Actions, and the Federal Actions. By letter dated January 26, 2011, the Company’s primary directors and officers liability insurer, St. Paul Mercury Insurance Company (“Travelers”), stated that the claims asserted in the Delaware Action, the New York Actions, and the Federal Actions appeared to be claims against insured persons that would be covered by the applicable insurance policy, but identified potential defenses, exclusions, and limitations to coverage that it believed might apply, subject to reviewing additional information. The Company believes that any and all costs, expenses and/or losses associated with the Delaware Action, the New York Actions, and the Federal Actions are covered by its applicable insurance policies, and will pursue all available remedies and rights with respect to insurance coverage.

The Company is also subject to various other legal proceedings and claims arising in the ordinary course of business. Management does not expect that the results of any of these other legal proceedings, either individually or in the aggregate, would have a material adverse effect on the Company’s financial position, results of operations or cash flows.

MANAGEMENT

Directors

Our current Board of Directors consists of five members, who have been elected pursuant to a stockholders’ agreement between our Sponsors and Mr. Drexler. All of the directors, except Mr. Drexler, who is an employee of the Company, are employees of our Sponsors and are therefore deemed to be affiliates. The names of our current directors, along with their present positions and qualifications, their principal occupations and directorships held with public corporations during the past five years, their ages and the year first elected as a director are set forth below.

Name	Age	Year First Elected Director
James Coulter	51	1997
John Danhakl	54	2011
Millard Drexler	66	2003
Jonathan Sokoloff	53	2011
Carrie Wheeler	38	2011

James Coulter (51). Mr. Coulter has been a director since 1997. Mr. Coulter is a Founding Partner of TPG Capital, L.P. Mr. Coulter serves as a member on numerous corporate and charitable boards including Lenovo, Neiman Marcus, Creative Artist Agency, IMS Health, and the Vincraft Group. We believe Mr. Coulter’s qualifications to sit on our Board include his experience in finance and extensive and diverse experience in domestic and international business.

John Danhakl (54). Mr. Danhakl has been a director since 2011. Mr. Danhakl has been a Managing Partner of Leonard Green & Partners, L.P. since 1995. He serves on the Board of Directors of Air Lease Corp., Arden Group, Inc., Horseshows In the Sun, Inc., IMS Health Inc., Leslie’s Poolmart, Inc., Neiman Marcus, Inc., Petco Animal Supplies, Inc. and The Tire Rack, Inc. He previously served on the Boards of AsianMedia Group LLC, Big 5 Sporting Goods Corporation, Communications and Power Industries, Inc., Diamond Triumph Auto Glass, Inc., Liberty Group Publishing, Inc., MEMC Electronic Materials, Inc., Phoenix Scientific, Inc., Rite Aid Corporation, Sagittarius Brands, and VCA Antech, Inc. We believe Mr. Danhakl’s qualifications to sit on our Board include his experience as a private equity investor and his experience as a director of numerous privately-held and publicly-held companies.

Millard Drexler (66). Mr. Drexler has been our Chief Executive Officer, Chairman of the Board and a director since 2003. Before joining J.Crew, Mr. Drexler was Chief Executive Officer of The Gap, Inc. from 1995 until 2002, and was President of The Gap, Inc. from 1987 to 1995. Mr. Drexler also serves on the Board of Directors and Compensation and Nominating and Corporate Governance Committees of Apple, Inc. We believe Mr. Drexler’s qualifications to sit on our Board include his extensive experience as a CEO in the retail industry, his executive leadership and management experience, and his experience as a board member of a leading consumer products company.

Jonathan Sokoloff (53). Mr. Sokoloff has been a director since 2011. Mr. Sokoloff has been a Managing Partner of Leonard Green & Partners, L.P. since 1994. Mr. Sokoloff also serves on the Board of Directors of Authentic Brands Group, LLC, The Brickman Group, Ltd., The Container Store, David’s Bridal Inc., Jetro Cash & Carry, Jo-Ann Stores, Inc., Rite Aid Corporation, The Sports Authority, Inc., The Tire Rack, Inc., Tourneau Inc., and Whole Foods Market, Inc. He previously served on the Boards of Directors of Big 5 Sporting Goods Corporation, Carr-Gottstein Foods Co., Diamond Triumph Auto Glass Inc., Dollar Financial Group Inc., MC Sporting Goods, Rival Manufacturing Co., Thrifty PayLess Holdings, Inc., Tuboscope, Inc., Vans, Inc., and White Cap Industries, Inc. We believe Mr. Sokoloff’s qualifications to sit on our Board include his over 20 years of experience as a private equity investor and his experience as a director of other retail companies.

Carrie Wheeler (38). Ms. Wheeler has been a director since 2011. Ms. Wheeler is a Partner of TPG Capital, L.P, which she joined in 1996. Prior to TPG, she was with Goldman, Sachs & Co. from 1993 to 1996. Ms. Wheeler also serves on the Board of Directors of Neiman Marcus Group, Inc. and Petco Animal Supplies, Inc. We believe Ms. Wheeler’s qualifications to sit on our Board include her financial expertise as well as her experience as a director of two other retail companies.

See “Certain Relationships and Related Party Transactions, and Director Independence” below for a discussion of certain arrangements and understandings regarding the nomination and selection of certain of our directors.

Executive Officers

The names and ages of our executive officers, along with their positions and qualifications, are set forth below.

Name	Age	Position
Trish Donnelly	44	Executive Vice President, Direct
Millard Drexler	66	Chairman and Chief Executive Officer
Jenna Lyons	43	President, Executive Creative Director
Lynda Markoe	44	Executive Vice President, Human Resources
James Scully	46	Chief Administrative Officer and Chief Financial Officer
Libby Wadle	38	Executive Vice President, Retail and Factory

Trish Donnelly. Ms. Donnelly has been our Executive Vice President, Direct since November 2009 and before that served as Senior Vice President, Direct Merchandising since October 2007. Prior to that she served as Vice President of Direct Merchandising from January 2005. She joined J.Crew in January 2004 as DMM—Men’s and Women’s Footwear & Accessories. Prior to joining J.Crew, Ms. Donnelly served as Director of Retail Merchandising, Chief Merchant for Cole Haan from 2001 through 2004 and held various positions at Polo Ralph Lauren from 1988 through 2001.

Millard Drexler. Mr. Drexler has been our Chief Executive Officer, Chairman of the Board of Directors and a director since 2003. Before joining J.Crew, Mr. Drexler was Chief Executive Officer of The Gap, Inc. from 1995 until 2002, and was President of The Gap, Inc. from 1987 to 1995. Mr. Drexler also serves on the Board of Directors and Compensation and Nominating and Corporate Governance Committees of Apple, Inc.

Jenna Lyons. Ms. Lyons has been the Company’s President, Executive Creative Director since July 2010, and before that served as Executive Creative Director since April 2010. Prior to that, she was Creative Director since 2007 and, before that, was Senior Vice President of Women’s Design since 2005. Ms. Lyons joined J.Crew in 1990 as an Assistant Designer and has held a variety of positions within the Company, including Designer from 1994 to 1995, Design Director from 1996 to 1998, Senior Design Director in 1999, Vice President of Women’s Design from 1999 to 2005.

Lynda Markoe. Ms. Markoe has been the Company’s Executive Vice President, Human Resources since 2007 and was previously Vice President and then Senior Vice President, Human Resources since 2003. Before joining J.Crew, Ms. Markoe worked at The Gap, Inc. where she held a variety of positions over 15 years.

James Scully. Mr. Scully has been the Company’s Chief Administrative Officer and Chief Financial Officer since 2008. Prior to that, he was our Executive Vice President and Chief Financial Officer since 2005. Prior to joining J.Crew, Mr. Scully served as Executive Vice President of Human Resources and Strategic Planning of Saks Incorporated from 2004. Before that Mr. Scully served as Saks Incorporated’s Senior Vice President of Strategic and Financial Planning from 1999 to 2004 and as Senior Vice President, Treasurer from 1997 to 1999. Prior to joining Saks Incorporated, Mr. Scully held the position of Senior Vice President of Corporate Finance at Bank of America (formerly NationsBank) from 1994 to 1997.

Libby Wadle. Ms. Wadle has been the Company’s Executive Vice President—Retail and Factory since July 2010, and before that, served as Executive Vice President—Factory and Madewell since 2007. Before that Ms. Wadle served as Vice President and then Senior Vice President of J.Crew Factory since 2004. Prior to joining J.Crew, Ms. Wadle was Division Vice President of Women’s Merchandising at Coach, Inc. from 2003 to 2004 and held various merchandising positions at The Gap, Inc. from 1995 to 2003.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In general, this section focuses on, and provides a description of, our executive compensation process and a detailed discussion of each of the key elements of our compensation program for fiscal 2010 as they apply to the individuals named in the Summary Compensation Table (the “Named Executive Officers”). This discussion reflects the decisions made in respect of our executive compensation program for fiscal 2010 as conducted by the then current compensation committee of the Board (the “Committee”), which continued to review the overall design of our executive compensation program to ensure that it is structured to most effectively meet our compensation philosophy and objectives. The Committee has also historically evaluated the program in the context of competitive market practice, as well as applicable legal and regulatory guidelines, including IRS rules governing the deductibility of compensation.

This section also highlights certain material changes made to our compensation programs following the end of fiscal year 2010 in connection with the negotiation and consummation of the Acquisition on March 7, 2011, after which time the Company no longer had publicly traded stock. These changes included (i) the cash-out or rollover of outstanding equity incentive awards pursuant to the terms and conditions of the Merger Agreement and applicable rollover agreements between Parent and certain management employees of the Company, (ii) the negotiation of a new employment agreement for our Chief Executive Officer, Mr. Drexler, and (iii) the adoption of a new long-term equity incentive plan in which our Named Executive Officers are eligible to participate. In connection with the consummation of the Acquisition, a new compensation committee of our Board, consisting of Messrs Coulter and Sokoloff was appointed. All references to the Committee in this Compensation Discussion and Analysis section are references to the Compensation Committee of our Board, as constituted immediately prior to the Acquisition. Though we currently expect the new compensation committee to continue to focus on the same basic elements, philosophies and objectives in respect of the compensation program for our executive officers, given that we are no longer a publicly-traded company, these elements, philosophies and objectives, as well as the executive compensation process described below, are subject to change as we continue our transition to being a privately-held company.

2010 Compensation Philosophy and Compensation Program Objectives

We place high value on attracting and retaining our executives and associates since their talent and performance are essential to our long-term success. Our compensation philosophy places high value on performance-based and discretionary compensation. Accordingly, our compensation program is designed to be both competitive and fiscally responsible and seeks to:

•	attract the highest caliber of talent required for the success of our business,

•	retain those associates capable of achieving challenging performance standards,

•	incent associates to strive for superior Company and individual performance, and

•	align management, associates and stakeholder interests over both the short-term and long-term, while at the same time discouraging excessive or inappropriate risk taking.

We seek to achieve the objectives of our executive compensation program by offering a compensation package that utilizes three key elements: (1) base salary, (2) annual cash incentives, and (3) long-term equity incentives. We believe that together these performance-based elements support the objectives of our compensation program without encouraging unnecessary or excessive risk taking on the part of the Company’s associates.

•

Base Salaries. We seek to provide competitive base salaries factoring in the responsibilities associated with the executive’s position, the executive’s skills and experience, and the executive’s performance as well as other factors. We believe appropriate base salary levels are critical in helping us attract and retain talented associates.

•

Annual Cash Incentives. The aim of this element of compensation is to reward individual and group contributions to the Company’s annual operating performance based upon the achievement of pre-established performance standards in the most recent completed fiscal year.

•

Long-Term Equity Incentives. The long-term element of our compensation program consists of discretionary grants of equity awards, which, prior to the Acquisition, were reviewed annually. These awards are designed to align the interests of management and associates with those of the Company and its stockholders by directly linking individual compensation to the Company’s long-term performance, as reflected in stock price appreciation and increased stockholder value. We believe that strong operating performance over time will create stockholder value. As a result, long-term equity incentive awards play an important role in our program because they reward the achievement of long-term business objectives and provide incentives to create long-term stockholder value.

The 2010 Executive Compensation Process

The Compensation Committee

The Committee oversees our executive compensation program. The Committee meets regularly, both with and without management and its outside consultants and advisors. The Committee’s responsibilities are detailed in its charter, which can be found on the investor relations section of our website at www.jcrew.com. These responsibilities include, but are not limited to, the following:

•	reviewing and approving our compensation philosophy,

•	determining executive compensation levels,

•	annually reviewing and assessing performance goals and objectives for all executive officers, including the Chief Executive Officer (“CEO”), and

•	determining short-term and long-term incentive compensation for all executive officers, including the CEO.

The Committee is responsible for making all decisions with respect to the compensation of the Named Executive Officers. With respect to the Named Executive Officers other than the CEO, the Committee’s compensation decisions involve the review of recommendations made by our CEO and Executive Vice President of Human Resources (“EVP—HR”). The CEO and EVP—HR attend the Committee’s meetings and provide input to the Committee regarding the effectiveness of the compensation program in attracting and retaining key talent. They make recommendations to the Committee regarding executive merit increases, short-term and long-term incentive awards and compensation packages for executives being hired or promoted. The Committee also considers the CEO’s evaluation of the performance of the Named Executive Officers (other than the CEO), each of whom report to him.

The compensation of the CEO is determined by the Committee independently of management. The Committee makes decisions about the CEO’s compensation during executive session outside the presence of the CEO. Annually, outside directors of the Board evaluate the performance of the CEO and that evaluation is then communicated to the CEO by the Chairman of the Committee.

The Committee’s process for determining executive compensation is straightforward. In the first quarter of each fiscal year, the Committee’s primary focus is to review base salaries, determine payout amounts for annual cash incentives in respect of the prior fiscal year for the Named Executive Officers, and review long-term equity awards for the senior officers and certain other key associates. At this time, the Committee also reviews and establishes performance metrics for the current fiscal year’s annual incentive plan.

The Committee considers both external and internal factors when making decisions about executive compensation. External factors include the competitiveness of each element of our compensation program relative to peer companies and the market demand for executives with specific skills or experience in the specialty apparel industry. Internal factors include an executive’s level of responsibility, level of performance, long-term potential and previous levels of compensation, including outstanding equity awards. While all of these factors provide useful data points in setting compensation levels, we take into account the fact that external data typically reflects pay decisions made during a prior year. We also consider the state of the overall retail industry, the economy and general business conditions.

Outside Compensation Consultant

The Committee retained ClearBridge Compensation Group, LLC (“ClearBridge”) to serve as an outside compensation consultant to the Committee for fiscal 2010. ClearBridge advised the Committee on compensation plan design, regulatory changes and best practices related to compensation; and prepared benchmarking data using the comparative group described below. ClearBridge reported directly to the Committee. The services provided by ClearBridge included preparation of data on executive officer compensation levels, using the comparative group described below. Additionally, ClearBridge advised the Committee on compensation plan design, equity plan design, regulatory changes and best practices related to compensation. ClearBridge is not retained by the Company to provide any other services.

Benchmarking Process

In making compensation decisions for fiscal 2010, the Committee considered the competitive market for executives and compensation levels provided by comparable companies. The comparative group used to benchmark compensation with respect to our Named Executive Officers and other key associates is composed of specialty retailers with highly visible brands that we view as competitors for customers and/or executive talent. For fiscal 2010, the peer companies were Abercrombie & Fitch Co., Aéropostale Inc., American Eagle Outfitters, Inc., Ann Taylor Stores Corp., Chico’s FAS, Inc., Coach, Inc., The Gap, Inc., Guess, Inc., The Gymboree Corporation, Limited Brands, Polo Ralph Lauren, Under Armour, Inc. and Urban Outfitters, Inc. The Committee reviews the list of peer companies annually to ensure it remains appropriate.

We also consider compensation survey data from surveys in which we participate or purchase from a variety of publishers which may incorporate data from other industries. In addition, the Committee relied upon ClearBridge to monitor broader market practices and provide information on compensation practices and policies. Though the Company generally targets salary levels at the median of our peer group, total compensation may exceed or fall below the median for certain of our Named Executive Officers and other key associates since one of the objectives of our compensation program is to consistently reward and retain top performers and to differentiate compensation based upon individual and Company performance. For fiscal 2010, total compensation for the Named Executive Officers was generally at the median level as compared to the total compensation paid to the executives in comparable roles within the peer group, with some executive officers above the median and some below.

CEO Compensation

At the time Mr. Drexler joined the Company in 2003, he invested $10 million of his own funds to purchase a substantial equity ownership interest in the Company. He also paid us $200,000 as consideration for a grant of 1,080,032 non-qualified stock options and $800,000 for a grant of 1,404,040 shares of restricted stock. In addition, he was awarded 3,240,096 premium priced stock options and 108,003 shares of restricted stock, subject to four- and five-year vesting conditions.

Since 2003, Mr. Drexler’s annual base salary of $200,000 has not increased and his compensation continues to be heavily weighted to equity incentive awards. As of the end of fiscal year 2010, Mr. Drexler beneficially owned 7,545,564 shares, or approximately 11.8% of the Company’s common stock, $.01 par value (“Common Stock”). In connection with the Acquisition, Mr. Drexler contributed an aggregate amount of 2,287,545 shares worth approximately $99.5 million in exchange for an ownership interest in Parent following the Acquisition.

Mr. Drexler’s investment in Parent and his prior and contemplated equity incentive awards are consistent with his role as an owner-manager and are designed to ensure his commitment to the long-term future of the Company. Details regarding Mr. Drexler’s compensation package prior to the consummation of the Acquisition are contained in tables that follow. In addition, a description of his third amended and restated employment agreement, which governed certain terms and conditions of his employment prior to the consummation of the Acquisition, begins on page 91 and a description of his new employment agreement, entered into with the Company and Parent in connection with the consummation of the Acquisition (the “Post-merger Drexler Agreement”), begins on page 91. We intend to continue to evaluate the components and level of our CEO’s compensation on an ongoing basis.

Components of the Executive Compensation Program

We believe that a substantial portion of executive compensation should be performance-based. We believe it is essential for executives to have a meaningful equity stake linked to the long-term performance of the Company and, therefore, we have created compensation packages that aim to foster an owner-operator culture. As such, other than base salary, compensation of our Named Executive Officers is largely comprised of variable or “at-risk” incentive pay linked to the Company’s financial and stock performance and individual contributions. Other factors we consider in evaluating executive compensation include internal equity, external market and competitive information, assessment of individual performance, level of responsibility, and the overall expense of the program. In addition, we also strive to offer benefits competitive with those of our peer group and appropriate perquisites.

Base Salary

Base salary represents the fixed component of our Named Executive Officers’ compensation. The Committee sets base salary levels based upon experience and skills, position, level of responsibility, the ability to replace the individual, and market practices. In general, the Committee seeks to target salary levels at the median of its peer group. The Committee reviews base salaries of the Named Executive Officers annually and approves all salary increases for the Named Executive Officers, including Mr. Drexler. Increases are based on several factors, including the Committee’s assessment of individual performance and contribution, promotions, level of responsibility, scope of position, competitive market data, and general economic, retail and business industry conditions, as well as, with respect to our Named Executive Officers other than Mr. Drexler, input from Mr. Drexler and the EVP—HR.

In spring 2010, in conjunction with its annual review process, the Committee reviewed base salaries for our Named Executive Officers. The Committee decided that Mr. Drexler’s base salary was to remain at $200,000 given his role as owner-manager. This salary is well below the salary level normally provided to a Chief Executive Officer of a company of comparable size, complexity, and performance and below the median level of our peer group. Ms. Lyons received a salary increase of 3.4%. Mr. Scully received a salary increase of 3.3%. Ms. Wadle received a salary increase of 5.3%. Ms. Donnelly did not receive a salary increase in Spring 2010 because she received a salary increase in November 2009 in connection with an increase in her responsibilities at that time. These salary levels were effective as of April 5, 2010. Each of these salary increases were based on merit and an assessment of individual performance. At this time, base salaries for each of the Named Executive Officers were targeted at the median level as compared to the base salaries paid to the executives in comparable roles within the peer group, with the exception of Mr. Drexler, as discussed above.

In July 2010, in connection with the departure of Tracy Gardner as President—Retail and Direct, the Committee approved base salaries increases as a result of organizational changes and the related increase in responsibilities for Mr. Scully and Mss. Donnelly, Lyons and Wadle. Ms. Lyons was promoted to President & Executive Creative Director and received a salary increase of 33%. Ms. Wadle was given responsibility for the Retail division in addition to the Factory Division and received a salary increase of 20%. Mr. Scully received an increase of 13% in connection with his assumption of responsibility for production in addition to his existing responsibilities. Ms. Donnelly began reporting directly to Mr. Drexler and received a salary increase of 18%. As of the end of fiscal 2010, the base salary for each of Mr. Scully and Mss. Donnelly, Lyons and Wadle was $700,000, $500,000, $1,000,000, and $600,000, respectively. Due to these increased responsibilities, the base salaries paid for fiscal 2010 were generally above the median level that was targeted at the beginning of the year, however the median level was established prior to the change in responsibilities for each executive.

Annual Cash Incentives

Our Named Executive Officers typically have the opportunity to earn cash incentives for meeting annual performance goals. Historically, before the end of the first quarter of the relevant fiscal year, the Committee establishes financial and performance targets and opportunities for such year, which are based upon the Company’s goals for Earnings Before Interest Taxes Depreciation and Amortization (EBITDA).

The Company’s goals for EBITDA are linked to our budget and plan for long-term success. These EBITDA performance targets are the key measures used to determine whether an incentive award will be paid for the fiscal year and, to the extent achieved, determine the range of the incentive award opportunity for the Named Executive Officers. We calculate EBITDA using the net income recorded for the Company in accordance with Generally Accepted Accounting Principles (GAAP), adding back interest, depreciation, amortization and income tax expenses for the applicable fiscal year.

Annual incentive awards to our Named Executive Officers are paid from the same incentive pool used for all of our eligible associates. For fiscal 2010, the potential size of the total pool varied depending on the Company’s performance against pre-established EBITDA goals for the fiscal year ended January 29, 2011, which were approved by the Committee on April 12, 2010 as follows:

	Threshold	Target	Max	Super Max
% of Target Incentive Pool Funded	33%	100%	200%	250%
EBITDA goal (in millions)	$280.3	$304.9	$334.7	$356.4

The Committee established the EBITDA goals at levels that would ensure that achievement of threshold or above would represent growth over the prior year results.

To meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a portion of the pool is then allocated among the executive officers to set the maximum amount that each could receive. This allows the Committee to apply negative discretion to set the actual payouts at levels appropriate to reflect each executive’s performance and other individual factors.

In exercising negative discretion, the Committee set target much lower than the bonus pool allocation for each executive. Mr. Drexler’s target award for fiscal 2010 was $800,000, as defined in his third amended and restated employment agreement, with a range of potential payment from $0 to $2,000,000. Target awards of the Named Executive Officers, other than Mr. Drexler, are expressed as a percentage of salary for the relevant fiscal year. The target award for Ms. Lyons and Mr. Scully for fiscal 2010 was 75%, with a range of potential payments from zero to 187.5% of annual base salary. The target percentage for Ms. Donnelly was 50%, with a range of potential payments from zero to 125% of annual base salary. The target award for Ms. Wadle was increased by the Committee from 50% to 75% in connection with her assumption of additional responsibilities in July 2010, following the departure of Tracy Gardner from the Company, resulting in a range of potential payments from zero to 187.5% of annual base salary.

If the Company does not meet the threshold EBITDA target, then no annual incentive awards are made under the plan, including to the Named Executive Officers. If the Company meets or exceeds the threshold EBITDA target, then certain performance metrics for the Named Executive Officers are considered, along with a subjective assessment of each executive’s individual performance. For fiscal 2010, in addition to the EBITDA targets, the Committee established broad performance metrics applicable to each of the Named Executive Officers based upon diluted earnings per share, pre-tax return on invested capital, total revenue and comparable store sales. These broad-based performance metrics consist of the basic financial criteria by which a similar specialty retailer could be judged. These additional metrics are intended to frame performance expectations for the year for the Named Executive Officers but not to assure or preclude payment of an incentive award or to be used in any fixed or specific mathematical formula related to the amount of the incentive award to be paid.

The Committee determines the amount of Mr. Drexler’s annual incentive award independently of management, with no fixed or specific mathematical weighting applied to the performance metrics or any element of his individual performance. The Committee approves his incentive award based upon the EBITDA targets, the performance metrics and other business performance factors they deem relevant.

The Committee determines the amount of the annual incentive awards for the other Named Executive Officers using its discretion, subject to the maximum specified in the plan. In making this determination, the Committee takes into account the recommendations of Mr. Drexler. Each of the other Named Executive Officers reports directly to Mr. Drexler. Mr. Drexler takes significant time to review both the quantitative and qualitative performance results of each such executive and recommends to the Committee an incentive award amount for each of them. Provided the threshold EBITDA target is achieved, Mr. Drexler then considers whether to recommend payouts for individuals at the level established by EBITDA results and within the range established by each Named Executive Officer’s target incentive. Final annual incentive awards are established based on the overall judgment of the Committee, taking into account the recommendations made by Mr. Drexler, with no fixed or specific mathematical weighting applied to any element of individual performance.

For fiscal 2010, the Company achieved a level of EBITDA that resulted in the incentive pool being funded at the threshold level. The new compensation committee determined that no annual cash incentive awards would be payable to any of the Named Executive Officers, despite achievement of the threshold level for EBITDA. This decision to exercise negative discretion was based on the Company’s failure to achieve the performance metrics during fiscal 2010.

Long-Term Equity Incentives

Historically, our Named Executive Officers’ compensation has been heavily weighted in long-term equity as we believe stockholder value is achieved through an ownership culture that encourages a focus on long-term performance by our Named Executive Officers and other key associates. By providing our executives with an equity stake in the Company, we are better able to align the interests of our Named Executive Officers and our stockholders. In establishing long-term equity incentive grants for our Named Executive Officers, the Committee reviews certain factors, including the outstanding equity grants held both by the individual and by our executives as a group, total compensation, performance, accumulated wealth analysis that includes projections of the potential value of vested equity (which is prepared reflecting assumptions about future stock price growth rates), the vesting dates of outstanding grants, tax and accounting costs, potential dilution and other factors.

While we were a publicly-held company, we maintained a written policy for granting equity for hiring, retention and recognition purposes. Under the policy, the CEO or his designee may communicate the anticipated number of restricted shares or options to be granted to associates at the level of vice president or below. Awards were not actually granted until approved by the Committee at its next meeting or by unanimous written consent. All grants of equity to associates above the vice president level, including the Named Executive Officers, were determined and approved by the Committee based on input from Mr. Drexler and the EVP—HR. Management provided the Committee with a recommendation concerning the size of the equity awards for the Named Executive Officers other than the CEO. The recommended size of each award took into account many factors, including the individual performance of each Named Executive Officer, his or her long-term potential and the value of outstanding prior equity awards. Each equity grant approved by the Committee was made on the 15th day of the month in which the grant is approved if the grant was approved prior to the 15th of the month, or on the 15th day of the following month if the grant was approved on or after the 15th of the month (or in each case on the first business day following the 15th, if the 15th was not a business day). For new hires, equity was granted on the 15th day of the month following the month in which employment commenced, as long as the Committee had approved it. However, if the Company expected to file an annual report on Form 10-K or a quarterly report on Form 10-Q on or after the 15th day of the relevant month, the grant was not made until the 5th business day following the date of filing.

In September 2010, following approval of an amendment to our equity plan at the June 2010 shareholder meeting, the Committee approved a long-term equity incentive grant of non-qualified stock options and performance-based restricted stock to each of our Named Executive Officers. The stock options and performance-based restricted stock were granted on September 15, 2010 in accordance with our equity grant policy. The number of shares of Common Stock underlying each stock option grant and restricted stock award was determined by the Committee based on the outstanding equity grants held both by the individual and by our executives as a group, total compensation, performance, accumulated wealth analysis that includes projections of the potential value of vested equity (which is prepared reflecting assumptions about future stock price growth rates), the vesting dates of outstanding grants, tax and accounting costs, potential dilution and other factors. The exercise price of the stock options equals 100% of the fair market value based on the average of the high and low price of a share of our Common Stock on the NYSE on the day prior to the date of grant in accordance with the terms of the applicable equity plan. To ensure the effectiveness of these awards as a retention device, the Committee determined that the stock options would vest in five equal annual installments beginning on the first anniversary of the grant date. The term of the options is seven years. To improve the overall effectiveness of the Company’s compensation programs, the Committee determined that it was appropriate to include a provision which results in a stock-settled automatic exercise of any then vested options if the fair market value of our Common Stock reaches or exceeds 400% of the exercise price (the “cap”). In addition, to ensure the restricted stock awards are linked to performance, the Committee determined that the shares would vest in two equal installments on the fourth and fifth anniversaries of the grant date, subject to the achievement of income from operations (as reflected in the Company’s financial statements) in any of fiscal years 2011 or 2012 that is equal to or greater than the income from operations achieved in fiscal year 2009 (as reflected in the Company’s financial statements for fiscal year 2009).

The grant date fair value of these options and restricted shares is shown in the Grants of Plan-Based Awards table shown on page 94.

All options and restricted shares awarded under our equity plans were also subject to a double-trigger accelerated vesting condition under the terms of our equity award letters, which provide for an acceleration of the vesting schedule if the associate is terminated without cause or resigns for good reason (as defined by the applicable equity plan) within the one-year period following a change in control (as defined by the applicable equity plan). Notwithstanding the foregoing, pursuant to the terms and conditions of the Merger Agreement, immediately prior to the effective time of the Acquisition, with the exception of restricted shares and stock options rolled over by certain members of the senior management team into shares or stock options, as applicable, of Parent in connection with the consummation of the Acquisition, all outstanding stock options and restricted stock awards (whether vested or unvested) held by our employees (including our Named Executive Officers) fully vested and were canceled as of the effective time of the Acquisition and converted into the right to receive, within three business days after the completion of the Acquisition, an amount in cash equal to the excess, if any, of the per share Acquisition consideration ($43.50) over, with respect to stock options, the exercise price per share of such stock option, in each case, without interest and less any required withholding taxes. In connection with such cash-out, each of Messrs. Drexler and Scully and Mss. Lyons, Wadle and Donnelly received pre-tax amounts of $152,761,558; $3,580,150; $10,920,077; $6,156,479 and $1,894,779, respectively. In addition, all of the long-term equity incentive plans maintained by the Company prior to the consummation of the Acquisition were terminated effective upon the consummation of the Acquisition.

In connection with the consummation of the Acquisition, Parent has adopted a new management incentive plan pursuant to which 10% of the shares of Parent’s Class A common stock (calculated on a fully diluted basis immediately following the consummation of the Acquisition) have been reserved for issuance to senior management and other employees of the Company. Pursuant to the terms of the Post-merger Drexler Agreement, Mr. Drexler is entitled to receive option awards with respect to 35% of the shares reserved for issuance under such plan. The new compensation committee continues to view long-term equity incentives as an important part of an ownership culture that encourages a focus on long-term performance by our Named Executive Officers and other key associates. The new compensation committee approved option awards to the Named Executive Officers, including Mr. Drexler, in April 2011, but does not expect to make equity awards on an annual basis in the future.

Equity Ownership and Guidelines. Prior to the consummation of the Acquisition, we had implemented the following stock ownership guidelines, which were reflective of our belief that, as a publicly-held company, Company executives should have a meaningful ownership stake in the Company to underscore the importance of linking executive and stockholder interests, and to encourage an owner-manager and long-term perspective in managing the business.

Level	Minimum Stock Ownership Requirement (the lesser of):
	number of shares	or	multiple of salary
Level 1 (e.g., CEO)	150,000		n/a
Level 2 (e.g., Selected Executive Officers)	75,000		4x
Level 3 (e.g., Executive Vice Presidents)	25,000		2x
Level 4 (e.g., Senior Vice Presidents)	5,000		1x

These requirements were meant to be significant in comparison to the annual salary of our executives. Stock ownership requirements applied to SVPs and above, with each executive designated to a Level based on role and responsibility. Current executives had five years from June 8, 2010 to meet these requirements. Effective as of the consummation of the Acquisition, these requirements ceased to apply to our executive officers as a result of our no longer being a publicly traded company.

Benefits and Perquisites. Benefits are provided to our Named Executive Officers in the same manner that they are provided to all other associates, with the exception of our 2007 Associate Stock Purchase Plan, in which our senior vice presidents and above (including each of the Named Executive Officers) were not eligible to participate. The 2007 Associate Stock Purchase Plan was terminated in connection with the consummation of the Acquisition.

Our Named Executive Officers are eligible to participate in the Company’s 401(k) plan (which includes a Company match component) and receive the same health, life, and disability benefits available to our associates generally.

We offer all of our associates and directors, including Named Executive Officers, a discount on most merchandise in our factory and retail stores, and through our direct channels (phone and internet). We offer this discount because it is beneficial to our Company to encourage associates and directors to shop in our stores and online. Additionally, this discount represents common practice in the retail industry. This discount is extended to IRS qualified dependents, spouses and same-sex domestic partners. Federal tax law requires that the value of any discount extended to a same sex domestic partner be taxed as wages to the associate and further requires the Company to include the value of the discount as income to the associate.

We do not offer a defined benefit pension, supplemental executive retirement plan (SERP) or a non-qualified deferred compensation plan to our associates or Named Executive Officers.

In addition, from time to time the Company agrees to provide certain executives with perquisites. The Company provides these perquisites on a limited basis in order to attract key talent and to enhance business efficiency. We believe these perquisites are in line with market practice. For fiscal 2010, we provided certain Named Executive Officers with the following perquisites:

Driver. We provide Mr. Drexler with a driver for all business needs. Mr. Drexler reimburses the Company for his personal use of the driver, including commuting to and from work.

Legal Fees. We reimbursed Mr. Drexler for certain legal fees paid to his personal attorneys in connection with work directly related to Company business.

Medical Concierge Service. Beginning in fiscal 2011, we provide Mr. Drexler with 24/7, on-call worldwide medical care for himself and his immediate family members, up to a maximum of $50,000 per year.

The cost incurred by the Company for certain of these perquisites is detailed in the Summary Compensation Table on page 90.

Tax Gross-ups. Pursuant to the terms of Mr. Drexler’s third amended and restated employment agreement, Mr. Drexler is entitled to receive a gross up in the event that any payment or benefit provided to him in connection with a change in control (as defined in Section 280G of the Code) becomes subject to the excise taxes imposed by Section 4999 of the Code. This provision was negotiated as a part of Mr. Drexler’s employment agreement when he joined the Company in 2003. While other executive officers may also have excess parachute payments that are subject to the excise taxes, no such other executive officer is entitled to a tax gross up from the Company.

Sections 280G and 4999 of the Code impose a 20% non-deductible excise tax on certain employees in connection with change in control payments. Generally, Section 280G applies to any employee, director or independent contractor of a company who is also (i) a 1% or greater stockholder of the company, (ii) one of the 50 highest compensated officers of the company or (iii) a highly compensated individual (an individual whose annual compensation equals or exceeds a threshold ($110,000 for 2010) and who is also a member of the smaller of the following two groups: (1) the highest paid 1% of individuals performing services for the company and (2) the highest paid 250 employees of the company) who receive compensation above specified levels in connection with a change in control of their employer. The excise tax applies if the amounts received by an employee in connection with the change in control (the “parachute payments”) (including any value attributed to the accelerated vesting of options in connection with a change in control) exceed three times such employee’s average W-2 compensation for the five years prior to the year in which the change in control occurs. Amounts subject to the excise tax are also not permitted to be deducted as compensation for federal income tax purposes by the employer.

The consummation of the Acquisition constitutes a change in control for these purposes. Based on an analysis performed on February 4, 2011 by a third party advisor to the Company, the potential size of the gross up payment to Mr. Drexler in connection with the Acquisition is estimated to range between approximately $0 and $3,257,241 depending upon whether or not Mr. Drexler is terminated within one year of the completion of the Acquisition and whether or not the Company is able to rebut certain presumptions regarding the equity granted to Mr. Drexler within one year prior to the completion of the Acquisition. The analysis considered potential severance amounts due to Mr. Drexler upon a qualifying termination, as well as the value to Mr. Drexler of the accelerated vesting of unvested equity awards in connection with the Acquisition. It also made certain basic assumptions in performing its analysis, including, a closing date of the Acquisition of March 15, 2011 and a per share Acquisition price of $43.50.

Pursuant to the terms of the Post-merger Drexler Agreement, Mr. Drexler will continue to be entitled to receive a gross up in the event that any payment or benefit provided to him in connection with a change in control (as defined in Section 280G of the Code) occurring after our equity securities once again are publicly traded subject to the excise taxes imposed by Section 4999 of the Code. If a change in control occurs while the Company is private, the Company and Mr. Drexler will use their reasonable best efforts to seek shareholder approval of any parachute payments. These provisions were negotiated as a part of Mr. Drexler’s employment agreement in connection with the Acquisition.

Employment Agreements

From time to time, the Company enters into employment agreements in order to attract and retain key executives. Messrs. Drexler and Scully and Ms. Lyons are parties to an employment agreement and Mss. Donnelly and Wadle are parties to a Non-Disclosure, Non-Solicitation and Non-Competition agreement. As described beginning on page 91, the employment agreements generally define the executive’s position, specify a minimum base salary, and provide for participation in our annual and long-term incentive plans, as well as other benefits. Most of the agreements contain covenants that limit the executives’ ability to compete with us or solicit our associates or customers for a specified period following termination. The agreements also provide for various benefits under certain termination scenarios, as detailed beginning on page 97. In general, these benefits consist of salary continuation for periods ranging from twelve (12) to eighteen (18) months, a pro-rata cash incentive award for the year in which termination occurred, and in some cases, the acceleration or continued vesting (in accordance with the original vesting schedule) of a portion of unvested equity. The agreements with Messrs. Drexler and Scully and Ms. Lyons provide for automatic renewal upon the same terms and conditions, unless either party gives written notice of its intent not to renew. Ms. Wadle’s agreement expires in December 2011 and Ms. Donnelly’s agreement expires in November 2012, both subject to renewal upon mutual agreement. The provisions vary by executive because each agreement is negotiated by the Company and the Named Executive Officer on an individual basis at the time of hire or renewal, as applicable. We believe that these agreements enhance our ability to recruit and retain the Named Executive Officers, offer them a degree of security in the very dynamic environment of the retail industry, and protect us competitively through non-competition and non-solicitation requirements if executives terminate their employment with us. As a result of the Acquisition, which was completed on March 7, 2011, we may enter into new employment agreements with certain of the Named Executive Officers in the future.

Executive Compensation Tax Deductibility

Section 162(m) of the Code generally denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the Chief Executive Officer and the three other most highly-paid executive officers of a publicly-traded corporation (excluding the Chief Financial Officer). Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. The Company does not expect that Section 162(m) will materially limit the Company’s tax deduction for executive compensation for fiscal year 2010. In connection with our becoming a private company, we will no longer be subject to the limitations imposed by Section 162(m), though the new compensation committee intends to continue to remain flexible to take actions that are deemed to be in the best interests of the Company and its stockholders and to maximize the effectiveness of the Company’s executive compensation plans.

The section below contains information, both narrative and tabular, regarding the types of compensation paid to (i) our principal executive officer, (ii) our principal financial officer and (iii) and our remaining Named Executive Officers as of the end of fiscal 2010. The Summary Compensation Table contains an overview of the amounts paid to our Named Executive Officers for fiscal years 2010, 2009 and 2008. The tables following the Summary Compensation Table—the Grants of Plan-Based Awards, Outstanding Equity Awards at Fiscal Year-End, and Option Exercises and Stock Vested—contain details of our Named Executive Officers’ recent non-equity incentive and equity grants, past equity awards, general equity holdings, and equity exercises. Finally, we have included a table showing potential severance payments to our Named Executive Officers pursuant to their individual employment agreements and certain of our equity incentive plans, assuming, for these purposes that the relevant triggering event occurred on January 28, 2011.

Summary Compensation Table

The following table sets forth the compensation paid to or earned during fiscal years 2010, 2009 and 2008 by our Named Executive Officers:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	All Other Comp- ensation(3) ($)	Total ($)
Millard Drexler,	2010	$200,000	$0	$0	$4,676,750	$44,439	$4,921,189
Chairman and Chief Executive Officer	2009	$200,000	$2,000,000	$975,000	$2,607,000	$60,881	$5,842,881
	2008	$200,000	$0	$0	$3,434,750	$14,900	$3,649,650

James Scully,	2010	$661,154	$0	$525,300	$863,400	$9,800	$2,059,654
Chief Administrative Officer and Chief Financial Officer	2009	$600,000	$250,000	$568,750	$651,750	$1,303	$2,071,803
	2008	$588,800	$0	$0	$749,400	$10,702	$1,348,902

Jenna Lyons,	2010	$885,096	$0	$1,050,600	$2,518,250	$9,800	$4,463,746
President—Executive Creative Director	2009	$725,000	$1,500,000	$650,000	$1,390,400	$1,303	$4,266,703
	2008	$716,000	$0	$0	$1,373,900	$9,354	$2,099,254

Libby Wadle,	2010	$551,442	$0	$875,500	$1,079,250	$9,800	$2,515,992
Executive Vice President—Retail and Factory	2009	$475,000	$200,000	$292,500	$1,086,250	$1,303	$2,055,053
	2008	$462,000	$0	$0	$936,750	$8,699	$1,407,449

Trish Donnelly,	2010	$466,827	$0	$350,200	$575,600	$9,800	$1,402,427
Executive Vice President—Direct

(1)	Represents the annual cash incentive awards earned by each Named Executive Officer under our Company annual cash incentive plan. For fiscal years 2008, 2009 and 2010, no annual cash incentive awards were paid to the Named Executive Officers; however, discretionary cash bonuses for fiscal year 2009 were paid to each Named Executive Officer on April 13, 2010 in recognition of both individual and Company performance. See page 84 for a description of our annual cash incentive plan. In addition, for Ms. Lyons, represents a discretionary award of $1,000,000 in fiscal year 2009 in recognition of her prior and continued service as our Creative Director, and a $175,000 payment in each of fiscal years 2009 and 2010 with respect to a long-term incentive award made in April 2006.
(2)	For each of the Named Executive Officers, represents the grant date fair value we calculated under Accounting Standards Codification (ASC) 718—Compensation—Stock Compensation as share-based compensation in our financial statements for fiscal years 2010, 2009 and 2008 of restricted stock awards and stock option grants made in those fiscal years. See the caption “Share-Based Compensation” in note 2 to our consolidated financial statements on page F-10 for each of the fiscal years ended January 29, 2011, January 30, 2010 and January 31, 2009 for a description of assumptions underlying valuation of equity awards.

(3)	All other compensation for fiscal year 2010 consisted of the following:

	Matching Contributions(i)	Legal Fees(ii)	Total
Millard Drexler	$—	$44,439	$44,439
James Scully	$9,800	$—	$9,800
Jenna Lyons	$9,800	$—	$9,800
Libby Wadle	$9,800	$—	$9,800
Trish Donnelly	$9,800	$—	$9,800

(i)	Represents total Company contributions to each Named Executive Officer’s account in the Company’s tax-qualified 401(k) Plan.
(ii)	With respect to Mr. Drexler, represents the Company’s reimbursement for certain legal fees paid to Mr. Drexler’s personal attorneys in connection with work directly related to the Company’s business.

Named Executive Officer Employment Agreements

Millard Drexler

Prior to the consummation of the Acquisition, Mr. Drexler was party to a third amended and restated employment agreement with us, effective October 2005, pursuant to which he agreed to continue to serve as our Chief Executive Officer. The initial term of his agreement extended through August 31, 2008 and, thereafter, automatically renewed for successive one (1) year periods. The third amended and restated agreement provided Mr. Drexler with a minimum annual base salary of $200,000, an opportunity to earn an annual cash incentive award based on the achievement of earnings objectives to be determined each year and the reimbursement of business expenses. Pursuant to the third amended and restated agreement, Mr. Drexler was also eligible to receive a target cash incentive award of $800,000 (provided that his cash incentive award may be greater or less at the compensation committee’s discretion). Furthermore, the agreement provided that during the term of Mr. Drexler’s employment and for a period of six years thereafter, we would purchase and maintain, at our expense, directors and officers liability insurance providing coverage for Mr. Drexler in the same amount as our other executive officers and directors. The agreement also subjected Mr. Drexler to non-solicitation and non-competition covenants during his employment and for a period of two (2) years and one (1) year, respectively, following termination of employment for any reason other than a termination by the Company “without cause,” by Mr. Drexler for “good reason” or as a result of a nonrenewal of the employment agreement by the Company or Mr. Drexler. In the event his employment was terminated without “cause” or for “good reason,” Mr. Drexler was entitled under the agreement to certain post-employment compensation, as detailed beginning on page 97.

In connection with the consummation of the Acquisition, Mr. Drexler and the Company entered into a new employment agreement pursuant to which Mr. Drexler will continue to serve as our Chief Executive Officer and as the Chairman of our Board. The agreement provides for an initial term of employment through March 7, 2015, subject to automatic renewal for successive one-year period thereafter unless either Mr. Drexler or the Company provides a notice of non-renewal at least 90 days before the expiration of the then current term. Pursuant to the employment agreement, Mr. Drexler will receive a base salary of $200,000 and will have an opportunity to earn an annual bonus award, with a target opportunity of $1,200,000, based on the achievement of certain performance metrics determined by the Board of Directors or a committee thereof. Mr. Drexler will continue to be eligible to participate in the Company’s employee benefit plans and the Company will pay or reimburse Mr. Drexler for an amount of up to $50,000 per year for the cost of maintaining the benefits provided under one or more concierge medical services arrangements to be selected by Mr. Drexler. In the event that Mr. Drexler’s employment is terminated prior to the end of the initial four-year term or any subsequent one-year extension term without cause or by Mr. Drexler for good reason (each as defined in the agreement), Mr. Drexler will receive, among other things (i) a payment equal to any accrued but unpaid base salary as of the date of termination, the value of any accrued vacation pay, and the amount of any expenses properly incurred by Mr. Drexler prior to the termination date and not yet reimbursed, (ii) a payment equal to one year’s base salary plus Mr. Drexler’s target bonus, (iii) a payment equal to the pro-rated annual bonus that Mr. Drexler would have earned for the year in which his termination occurs, based on the actual achievement of applicable performance objectives in the performance year in which the termination date occurs; and (iv) the immediate vesting of all equity awards previously granted to Mr. Drexler that remain outstanding as of the termination date. The agreement also provides that following the completion of the Acquisition, Mr. Drexler will continue to be entitled to a full gross up for excise taxes incurred under Sections 280G and 4999 of the Code in connection with any change in control occurring after our equity securities once again become publicly traded.

As described above, pursuant to the terms of the agreement Mr. Drexler is entitled to an option grant under Parent’s equity incentive plan. These options will vest upon meeting certain time- and performance-based vesting conditions and will vest in full upon the occurrence of a change in control or, as described above, a termination of his employment without cause or by him for good reason. The time-based portion of the option will vest in full upon a change in control. Finally, the agreement provides that Mr. Drexler will be subject to non-solicitation and non-competition covenants during his employment and for a period of two years and one year, respectively, following the termination of his employment, regardless of the reason for such termination.

James Scully

Mr. Scully has entered into an amended and restated employment agreement with us, effective April 6, 2008, pursuant to which he has agreed to serve as our Chief Administrative Officer and Chief Financial Officer for three years beginning in April 2008, subject to automatic one-year renewals unless we or Mr. Scully provide four month’s written notice prior to the expiration of the then current term. The agreement provides for a base salary of $600,000, which will be reviewed annually by us. Mr. Scully is eligible to receive an annual cash incentive award with a target of 75% of base salary based upon the achievement of certain Company and individual performance objectives to be determined each year. The agreement subjects Mr. Scully to non-competition and non-solicitation covenants during his employment and for a period of twelve (12) and eighteen (18) months, respectively, following termination of employment for any reason (except that the non-competition covenant will not apply in the event Mr. Scully’s employment is terminated by the Company without “cause,” by Mr. Scully for “good reason” or because the Company provides Mr. Scully written notice of our intention not to renew the agreement). In the event his employment is terminated without “cause” or for “good reason,” Mr. Scully is entitled under the agreement to certain post-employment compensation, as detailed beginning on page 99.

Jenna Lyons

Ms. Lyons entered into a second amended and restated employment agreement with us pursuant to which she has agreed to serve as Creative Director for five years beginning in December 2007, subject to automatic one-year renewals unless we or Ms. Lyons provide four month’s written notice prior to the expiration of the current term. The agreement provides for a minimum annual base salary of $675,000, which will be reviewed annually by us, and an annual cash incentive award with a target of 50% of base salary. In addition, the agreement provided for payment by the Company of a cash contract supplement of $2,000,000 which was paid to Ms. Lyons in January 2008, provided, that if her employment is terminated prior to December 2011 for any reason other than without “cause” or for “good reason,” then she shall immediately reimburse the Company for $1,000,000 of the contract supplement. The agreement also subjects Ms. Lyons to non-competition and non-solicitation covenants during her employment and for a period of twelve (12) months following termination of employment for any reason (except that the non-competition covenant will not apply in the event Ms. Lyons’ employment is terminated by the Company “without cause,” by Ms. Lyons for “good reason” or because the Company provides Ms. Lyons with written notice of our intention not to renew the employment agreement). In the event her employment is terminated without “cause” or for “good reason,” Ms. Lyons is entitled under the agreement to certain post-employment compensation, as detailed beginning on page 100.

Ms. Lyons also entered into a long-term incentive agreement with us in April 2006, pursuant to which she received a long-term cash incentive award and a restricted stock grant provided she remains employed with us through the vesting and payment dates of each award. The agreement provides for a cash incentive award of $350,000 payable in two equal annual installments of $175,000 on August 28, 2009 and August 27, 2010. In addition, under the terms of the agreement, she was awarded 15,000 shares of restricted stock which vested on August 1, 2010.

Libby Wadle

Ms. Wadle entered into an amended and restated non-disclosure, non-solicitation and non-competition agreement with us for three years beginning in December 2008, subject to renewal upon mutual agreement. The agreement subjects Ms. Wadle to non-solicitation and non-competition covenants during her employment and for a period of twelve (12) months following termination of employment for any reason. In the event her employment is terminated without cause or for “good reason,” Ms. Wadle is entitled under the agreement to certain post-employment compensation, as detailed beginning on page 101.

Trish Donnelly

Ms. Donnelly entered into an amended and restated non-disclosure, non-solicitation and non-competition agreement with us for three years beginning in November 2009, subject to renewal upon mutual agreement. The agreement subjects Ms. Donnelly to non-solicitation and non-competition covenants during her employment and for a period of twelve (12) months following termination of employment for any reason. In the event her employment is terminated without cause, Ms. Donnelly is entitled under the agreement to certain post-employment compensation, as detailed beginning on page 102.

Grants of Plan-Based Awards—Fiscal 2010

The following table sets forth the non-equity incentive award that could have been payable pursuant to our annual cash incentive plan and equity awards granted pursuant to our long-term equity plans to our Named Executive Officers for fiscal 2010. For fiscal 2010, the Company achieved the threshold EBITDA goal under the annual cash incentive plan but the new compensation committee exercised its discretion to determine that no annual cash incentive would be paid to the Named Executive Officers under the plan.

Name	Grant Date	Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards(5) ($/sh)	Grant Date Fair Value of Stock and Option Awards(6) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Millard Drexler	—	—	$266,667	$800,000	$2,000,000	—	—	—	—	—	—
	9/15/10	9/14/10	—	—	—	—	—	—	—	—	—
	9/15/10	9/14/10	—	—	—	—	—	—	325,000	$35.02	$4,676,750

James Scully	—	—	$175,000	$525,000	$1,312,500	—	—	—	—	—	—
	9/15/10	9/14/10	—	—	—	—	15,000	—	—	—	$525,300
	9/15/10	9/14/10	—	—	—	—	—	—	60,000	$35.02	$863,400

Jenna Lyons	—	—	$250,000	$750,000	$1,875,000	—	—	—	—	—	—
	9/15/10	9/14/10	—	—	—	—	30,000	—	—	—	$1,050,600
	9/15/10	9/14/10	—	—	—	—	—	—	175,000	$35.02	$2,518,250

Libby Wadle	—	—	$150,000	$450,000	$1,125,000	—	—	—	—	—	—
	9/15/10	9/14/10	—	—	—	—	25,000	—	—	—	$875,000
	9/15/10	9/14/10	—	—	—	—	—	—	75,000	$35.02	$1,079,250

Trish Donnelly	—	—	$83,333	$250,000	$625,000	—	—	—	—	—	—
	9/15/10	9/14/10	—	—	—	—	10,000	—	—	—	$350,200
	9/15/10	9/14/10	—	—	—	—	—	—	40,000	$35.02	$575,600

(1)	Pursuant to the Company’s policy for granting equity, all grants of equity to Named Executive Officers are determined and approved in advance by the Committee. See a description of the Company’s policy for granting equity on page 85. The Committee approved the September 15, 2010 equity awards to Messrs. Drexler and Scully and Mss. Donnelly, Lyons and Wadle by a unanimous written consent approved by all Committee members on September 14, 2010. As discussed on page 86, with the exception of restricted and stock options rolled over into equity of Parent in connection with the consummation of the Acquisition, all outstanding equity awards were cashed out in connection with the consummation of the Acquisition.
(2)	Represents what possible payouts under the Company’s annual cash incentive plan were for fiscal 2010. Actual payouts have been disclosed in the Summary Compensation Table above under the column “Bonus.” Amounts listed in the maximum column related to achievement of “Super Max” EBITDA goal, as discussed beginning on page 84. Achievement of “Max” EBITDA goals would result in payouts for Messrs. Drexler and Scully and Mss. Lyons, Wadle, Donnelly of $1,600,000; $1,050,000; $1,500,000; $900,000; and $500,000, respectively.
(3)	Under the 2008 Equity Incentive Plan, the Named Executive Officers were awarded shares of performance-based restricted stock which were scheduled to vest in two equal installments on the third and fourth anniversaries of the grant date, subject to continued employment and the achievement of income from operations in any of the fiscal years 2011 or 2012 that is equal to or greater than the income from operations achieved in fiscal year 2009. The number of shares reflected in the table as the “target” payout under equity incentive plan awards is the number of shares that would vest if the performance condition were met. If the performance condition was not achieved, the entire award would be forfeited. In connection with the consummation of the Acquisition, all outstanding equity awards, other than those rolled over, were cashed out. See discussion beginning on page 87 for additional information about shares rolled over.
(4)	Represents option awards granted under the Company’s 2008 Equity Incentive Plan. These options were scheduled to vest and become exercisable in five equal annual installments beginning on the first anniversary of the date of grant and had a seven year term. As discussed on page 86, with the exception of restricted shares and stock options rolled over by the Named Executive Officers into equity of Parent in connection with the consummation of the Acquisition, all outstanding equity awards were cashed out in connection with the consummation of the Acquisition.
(5)	In accordance with the provisions of the Company’s Amended and Restated 2008 Equity Incentive Plan, exercise price is determined to be the closing price of a share of our Common Stock as reported on the NYSE for the date of grant (or the immediately preceding business day if the date of grant was not a business day).
(6)	These amounts represent the grant date fair value calculated in accordance with ASC 718—Compensation—Stock Compensation. In each case, the amount was calculated excluding forfeiture assumptions. The assumptions used in calculating these amounts are described under the caption “Share-Based Compensation” in note 2 to our consolidated financial statements included on page F-10.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table sets forth information regarding the outstanding awards under our long-term equity incentive plans held by our Named Executive Officers at the end of fiscal 2010.

		Option Awards(1)				Stock Awards(1)
Name	Grant Year of Options	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)		Market Value of Shares or Units of Stock Held that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Other Rights that Have Not Vested ($)(3)
Millard Drexler	2003	540,015	0	$3.53	2/12/13	30,000	(4)	$1,302,000	—		—
	2004	1,620,048	0	$7.75	3/26/14
	2004	1,620,048	0	$12.92	3/26/14
	2004	36,296	0	$3.53	12/01/14
	2005	77,431	0	$7.75	8/08/15
	2005	77,431	0	$12.92	8/08/15
	2007	0	200,000	$39.525	5/15/14
	2008	68,750	206,250	$28.585	7/15/15
	2009	60,000	240,000	$16.25	4/15/16
	2010	0	325,000	$35.02	9/15/17

	Total	4,100,019	971,250			30,000		$1,302,000	—		—

James Scully	2006	5,764	0	$20.00	6/27/16	17,500	(4)	$759,500	15,000	(5)	$651,000
	2006	8,750	8,750	$33.18	11/15/13
	2007	0	17,500	$39.525	5/15/14
	2008	15,000	45,000	$28.585	7/15/15
	2009	15,000	60,000	$16.25	4/15/16
	2010	0	60,000	$35.02	9/15/17

	Total	44,514	191,250			17,500		$759,500	15,000		$651,000

Jenna Lyons	2005	19,357	0	$7.75	7/20/15	20,000	(4)	$868,000	30,000	(5)	$1,302,000
	2005	19,357	0	$12.92	7/20/15
	2005	48,394	0	$6.93	8/14/15
	2006	37,500	37,500	$33.18	11/15/13
	2007	0	25,000	$39.525	5/15/14
	2008	27,500	82,500	$28.585	7/15/15
	2009	32,000	128,000	$16.25	4/15/16
	2010	0	175,000	$35.02	9/15/17

	Total	184,108	448,000			20,000		$868,000	30,000		$1,302,000

Libby Wadle	2006	11,250	0	$20.00	6/27/16	9,000	(4)	$390,600	25,000	(5)	$1,085,000
	2006	25,000	25,000	$33.18	11/15/13
	2007	0	17,500	$39.525	5/15/14
	2008	18,750	56,250	$28.585	7/15/15
	2009	25,000	100,000	$16.25	4/15/16
	2010	0	75,000	$35.02	9/15/17

	Total	80,000	273,750			9,000		$390,600	25,000		$1,085,000

Trish Donnelly	2006	625	0	$20.00	6/27/16	4,500	(4)	$195,000	10,000	(5)	$434,000
	2007	0	10,000	$39.525	5/15/14	10,000	(6)	$434,000
	2008	3,750	11,250	$28.585	7/15/15
	2009	0	20,000	$16.25	4/15/16
	2010	0	40,000	$35.02	9/15/17

	Total	4,375	81,250			14,500		$629,000	10,000		$434,000

(1)	As discussed on page 86, with the exception of restricted shares and stock options rolled over by the Named Executive Officers (and certain other management associates) into equity of Parent in connection with the consummation of the Acquisition, all outstanding equity awards were cashed out in connection with the consummation of the Acquisition. In addition all of the Company’s pre-merger long-term equity incentive plans were terminated effective as of the consummation of the Acquisition.
(2)	These options were scheduled to vest as follows:

Option Expiration Date	Vesting Schedule
11/15/13	on 11/15/11
5/15/14	in two equal installments on 5/15/11 and 5/15/12
7/15/15	in three equal installments on 7/15/11, 7/15/12 and 7/15/13
4/15/16	in four equal installments on 4/15/11, 4/15/12, 4/15/13 and 4/15/14
9/15/17	in five equal installments on 9/15/11, 9/15/12, 9/15/13, 9/15/14 and 9/15/15

(3)	Market value determined by multiplying the closing market price of a share of our Common Stock on January 28, 2011 ($43.40), which was the last business day of our fiscal 2010, by the number of unvested shares outstanding as of such date.
(4)	Includes performance-based restricted shares of Common Stock, which were scheduled to vest on April 15, 2011, subject to continued employment. Vesting of these shares was also subject to the Company’s satisfaction of certain objective performance criteria for the fiscal year ending January 29, 2011, which were satisfied.
(5)	Includes performance-based restricted shares of Common Stock, which were scheduled to vest on September 15, 2013 and September 15, 2014, subject to continued employment and the achievement of income from operations in any of the fiscal years 2011 or 2012 that is equal to or greater than the income from operations achieved in fiscal year 2009.
(6)	Includes 10,000 shares of restricted stock, which were scheduled to vest in equal installments on December 15, 2012 and December 15, 2013.

Option Exercises and Stock Vested—Fiscal 2010

The following table sets forth information concerning the exercise of stock options and vesting of restricted stock during fiscal 2010 for each Named Executive Officer, on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)(2)
Millard Drexler	0	$0	30,000	$1,459,050
James Scully	0	$0	17,500	$851,123
Jenna Lyons	0	$0	35,000	$1,500,100
Libby Wadle	0	$0	9,000	$437,715
Trish Donnelly	16,554	$537,993	4,500	$218,858

(1)	Amounts listed in the table above as value realized on exercise of option awards are calculated by determining the difference between the market price of the underlying shares on the date of exercise and the exercise price of the options. These amounts do not include amounts withheld or paid for taxes, fees or exercise costs.
(2)	Amounts listed in the table above as value realized on vesting of the shares of stock awards are calculated by multiplying the number of shares of stock by the market value of the shares on the vesting date. These amounts do not include amounts withheld or paid for taxes and fees.

Potential Payments Upon Termination or Change of Control

Prior to the consummation of the Acquisition, we entered into employment agreements with Messrs. Drexler and Scully and Ms. Lyons (the “Employment Agreements”), as well as non-disclosure, non-solicitation and non-competition agreements with Mss. Donnelly and Wadle (the “Non-Compete Agreements”). Under each of the Employment Agreements and the Non-Compete Agreements, we are required to pay severance benefits in connection with certain terminations of employment. The agreements with Mr. Drexler and Ms. Lyons also provide for accelerated vesting of certain equity awards in connection with certain terminations of employment. In addition, awards made under our equity incentive plans provide for the accelerated payment or vesting of awards in connection with a termination of employment within one (1) year following a change in control. The following is a description of the severance, termination and change in control benefits payable to each of our Named Executive Officers pursuant to their respective agreements and our equity incentive plans as in effect during fiscal 2010. This disclosure assumes the applicable triggering date occurred on January 28, 2011, the last business day of our 2010 fiscal year, and prior to the consummation of the Acquisition. The effects of the Acquisition are discussed in note 15 to our audited consolidated financial statements. As a result of the Acquisition, which was completed on March 7, 2011, we intend to enter into new employment agreements with certain of the Named Executive Officers in the future. Any such new employment agreements are expected to have severance provisions which are substantially similar to those provisions in the current agreements.

For these purposes, “change in control” is generally defined as the occurrence of any one of the following events: (i) any sale, lease, exchange or other transfer of all or substantially all of our assets to any person(s) (other than to TPG Partners II, L.P. or any of its affiliates (collectively, “TPG II”)) or Mr. Drexler or any entity that is directly or indirectly controlled by Mr. Drexler (together with TPG II, the “TPG-MD Group”), (ii) the approval of our stockholders of any proposal for the liquidation or dissolution of our Company, (iii) (A) any person(s) (other than the TPG-MD Group) becoming the beneficial owner of more than 40% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors, managers or trustees of our Company and (B) the TPG-MD Group beneficially owns in the aggregate a lesser percentage of the voting stock of our Company than such other person(s), (iv) a replacement of a majority of our Board of Directors over a two-year period that has not been approved by either the TPG-MD Group or by a vote of at least a majority of our Board of Directors, (v) any person(s) other than the TPG-MD Group shall have acquired the power to elect a majority of the members of our Board of Directors or (vi) a merger or consolidation of our Company with another entity in which holders of our Common Stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction.

Millard Drexler

Pursuant to the third amended and restated employment agreement between us and Mr. Drexler, executed on July 13, 2010 and effective October 20, 2005 (the “Drexler Agreement”), the payments and/or benefits we agreed to pay or provide to Mr. Drexler upon a termination of his employment vary depending on the reason for such termination.

We may terminate Mr. Drexler’s employment with us upon his disability, which is generally defined in the Drexler Agreement as Mr. Drexler’s inability to perform his duties for a period of six (6) consecutive months or for 180 days within any 365 day period as a result of his incapacity due to physical or mental illness. In addition, we may terminate Mr. Drexler’s employment for cause or at any time without cause. For these purposes, “cause” is generally defined under the Drexler Agreement as Mr. Drexler’s (a) willful and continued failure to substantially perform his duties, after written demand for substantial performance by our Board of Directors; (b) willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to us; or (c) breach of the non-solicitation, non-competition and confidential information obligations described below.

Mr. Drexler may terminate his employment with us with good reason or at any time, upon at least three (3) months’ advance written notice, without good reason. For these purposes, “good reason” is generally defined under the Drexler Agreement as (a) the diminution of, or appointment of anyone other than Mr. Drexler to serve in or handle, his positions, authority, duties, and responsibilities without his consent; (b) any purported termination of his employment by us for a reason or in a manner not expressly permitted by the Drexler Agreement; (c) relocation of more than fifty (50) miles of Mr. Drexler’s principal work location; or (d) material breach of the Drexler Agreement by us.

In addition, Mr. Drexler’s employment will terminate upon his death or in the event either party provides notice to the other party not to renew the Drexler Agreement at least ninety (90) days prior to the expiration of its term.

If Mr. Drexler’s employment with us is terminated (i) as a result of his death, disability or either party’s failure to renew the term, (ii) by us for cause, or (iii) by Mr. Drexler without good reason, then Mr. Drexler will only be entitled to any accrued but unpaid salary, accrued but unused vacation, and any un-reimbursed expenses, in each case through the date of his termination.

If we terminate Mr. Drexler’s employment without cause or he terminates his employment with good reason, Mr. Drexler will be entitled to receive (i) a payment of his earned but unpaid annual base salary through the termination date, any accrued vacation pay and any un-reimbursed expenses, and (ii) subject to Mr. Drexler’s execution of a valid general release and waiver of claims against us, as well as his compliance with the non-competition, non-solicitation and confidential information restrictions described below, (a) a payment equal to his annual base salary and target cash incentive award, one-half of such payment to be paid on the first business day that is six (6) months and one (1) day following the termination date and the remaining one-half of such payment to be paid in six equal monthly installments commencing on the first business day of the seventh calendar month following the termination date, (b) a payment equal to the pro-rated amount of any annual cash incentive award that he would have otherwise received, based on actual performance, for the fiscal year in which he was terminated, such amount to be paid when annual bonuses are generally paid but in any event no later than the date that is 2.5 months following the end of the year in which the termination date occurs, and (c) the immediate vesting of such portion of unvested restricted shares and stock options as provided and pursuant to the terms of the relevant grant agreements under our 2003 Equity Incentive Plan.

In addition, upon any termination of Mr. Drexler’s employment with us, Mr. Drexler will be entitled to any benefit or right under the Company employee benefit plans in which he is vested (except for any additional severance or termination payments). At this time, Mr. Drexler is not vested in any benefits or rights under our employee benefit plans.

In addition, pursuant to the Drexler Agreement, in the event that any payment or benefit provided to Mr. Drexler under the Drexler Agreement or under any other plan, program or arrangement of ours in connection with a change in control (as defined in Section 280G of the Code) becomes subject to the excise taxes imposed by Section 4999 of the Code, Mr. Drexler will be entitled to receive a “gross-up” payment in connection with any such excise taxes. We have also agreed to purchase and maintain, at our own expense, directors and officers liability insurance providing coverage for Mr. Drexler for the six (6) year period following his termination of employment in the same amount as our other executive officers and directors.

Pursuant to the Drexler Agreement, for the two (2) year period following the termination of Mr. Drexler’s employment, Mr. Drexler has agreed not to solicit or hire any of our associates. In addition, Mr. Drexler has agreed that, for the one (1) year period following his termination of employment (other than a termination by the Company “without cause,” by Mr. Drexler for “good reason” or as a result of the nonrenewal of the employment agreement by the Company or Mr. Drexler), he will not compete with us in the retail apparel business in any geographic area in which we are engaged in such business. Mr. Drexler is also subject to standard non-disclosure of confidential information restrictions.

James Scully

Pursuant to the amended and restated employment agreement between us and Mr. Scully, dated September 10, 2008 (the “Scully Agreement”), the payments and/or benefits we have agreed to pay or provide Mr. Scully on a termination of his employment vary depending on the reason for such termination.

Pursuant to the Scully Agreement, we may terminate Mr. Scully’s employment with us upon his disability, which is generally defined in the Scully Agreement as Mr. Scully’s inability to perform his duties for a ninety (90) day period as a result of his incapacity due to physical or mental illness or injury. In addition, we may terminate Mr. Scully’s employment for cause or at any time without cause. For these purposes, “cause” is generally defined under the Scully Agreement as Mr. Scully’s (a) indictment for a felony or any crime involving moral turpitude or being charged or sanctioned by the federal or state government or governmental authority or agency with violations of securities laws, or having been found by any court or governmental authority or agency to have committed any such violation; (b) willful misconduct or gross negligence in connection with his performance of duties; (c) willful and material breach of the Scully Agreement, including without limitation, his failure to perform his duties and responsibilities thereunder (provided that he has 30 days to cure to the extent such violation is reasonably susceptible to cure); (d) fraudulent act or omission adverse to our reputation; (e) willful disclosure of any confidential information to persons not authorized to know such information; or (f) his violation of or failure to comply with any material Company policy or any legal or regulatory obligations or requirements, including without limitation, failure to provide certifications as may be required by law (provided that he has 30 days to cure to the extent such violation is reasonably susceptible to cure). Furthermore, if subsequent to the termination of Mr. Scully’s employment it is determined that he could have been terminated for cause and there is a reasonable basis for such determination, Mr. Scully’s employment, at our election, shall be deemed to have been terminated for cause, in which event we would be entitled to immediately cease providing any severance benefits described below and to recover any severance benefits previously paid to Mr. Scully.

Pursuant to the Scully Agreement, Mr. Scully may terminate his employment with us with good reason or at any time, upon at least two (2) months’ advance notice, without good reason. For these purposes, “good reason” is generally defined under the Scully Agreement as (a) any action by us that results in a material and continuing diminution of Mr. Scully’s duties or responsibilities (including, without limitation, the appointment by the Company of a Chief Financial Officer who is not required to report to Mr. Scully), (b) a reduction by us of Mr. Scully’s base salary or annual cash incentive award opportunity as in effect from time to time, or (iii) a relocation of more than fifty (50) miles of his principal place of employment, in each case without Mr. Scully’s written consent. Mr. Scully’s employment will also terminate upon his death.

Pursuant to the Scully Agreement, if Mr. Scully’s employment with us is terminated (i) by us without cause or (ii) by Mr. Scully with good reason, then Mr. Scully will be entitled to, subject to his execution of a valid general release and waiver of any claims he may have against us, (a) continued payment of base salary and continued medical benefits (which may consist of our reimbursement of COBRA payments) for a period of eighteen (18) months following his termination date and (b) a lump sum in an amount equal to the pro-rated amount of any annual cash incentive award that he would have otherwise received, based on actual performance, for the fiscal year in which he was terminated and (c) provided that a change in control of the Company has not yet occurred, continued vesting of such portion of unvested restricted shares and stock options granted to Mr. Scully prior to the Company’s initial public offering on July 3, 2006 in accordance with their original vesting schedules. However, Mr. Scully’s right to the continuation of his base salary and medical benefits for eighteen (18) months following the termination of his employment will cease, respectively, upon the date that he becomes employed by a new employer or otherwise begins providing services for another entity and the date he becomes eligible for coverage under another group health plan, provided that if the cash compensation he receives from his new employer or otherwise is less than his base salary in effect immediately prior to his termination date, he will be entitled to receive the difference between his base salary and his new amount of cash compensation during the remainder of the severance period. In addition, if Mr. Scully’s employment with us is terminated for any reason, Mr. Scully will also be entitled to any earned but unpaid salary.

Amounts payable to Mr. Scully as a result of termination by us without cause or by Mr. Scully with good reason, may be deferred and accumulated for six months, then paid in a lump-sum on the first day of the seventh month following termination, if required for compliance with the deferred compensation rules under Section 409A of the Code.

Pursuant to the Scully Agreement, Mr. Scully has agreed that, for the twelve (12) month period following the termination of his employment (other than a termination by us without cause, by Mr. Scully with good reason or as a result of our election not to renew the employment period), he will not engage in or perform services for any entity in the retail, mail order and Internet specialty apparel and accessories business within a 100 mile radius of any of our store locations or in the same area as we direct our mail order operations or solicit any of our customers or suppliers. In addition, for the eighteen (18) month period following the termination of his employment for any reason, Mr. Scully has agreed not to solicit or hire any of our associates. Mr. Scully is also subject to standard non-disclosure of confidential information restrictions.

Jenna Lyons

Pursuant to the second amended and restated employment agreement between us and Ms. Lyons, dated July 1, 2010 (the “Lyons Agreement”), the payments and/or benefits we have agreed to pay or provide Ms. Lyons on a termination of her employment vary depending on the reason for such termination.

Pursuant to the Lyons Agreement, we may terminate Ms. Lyons’ employment with us upon her disability, which is generally defined in the Lyons Agreement as Ms. Lyons’ inability to perform her duties for a ninety (90) day period as a result of her incapacity due to physical or mental illness. In addition, we may terminate Ms. Lyons’ employment for cause or at any time without cause. For these purposes, “cause” is generally defined under the Lyons Agreement as Ms. Lyons’ (a) indictment for a felony; (b) willful misconduct or gross negligence in connection with her performance of duties; (c) willful and material breach of the Lyons Agreement, including without limitation, her failure to perform her duties and responsibilities; (d) fraudulent act or omission by Ms. Lyons adverse to our reputation; or (e) disclosure of any confidential information to persons not authorized to know such information. Furthermore, if subsequent to the termination of Ms. Lyons’ employment it is determined that she could have been terminated for cause and there is a reasonable basis for such determination, Ms. Lyons’ employment, at our election, shall be deemed to have been terminated for cause, in which event we would be entitled to immediately cease providing any severance benefits described below and to recover any severance benefits previously paid to Ms. Lyons.

Pursuant to the Lyons Agreement, Ms. Lyons may terminate her employment with us with good reason or at any time, upon at least two (2) months’ advance notice, without good reason. For these purposes, “good reason” is generally defined under the Lyons Agreement as either (a) any action by us that results in a material and continuing diminution of Ms. Lyons’ duties or responsibilities, including an adverse change in her title from Creative Director or a change such that she will no longer report directly to the Chief Executive Officer; or (b) a material reduction by us of Ms. Lyons’ base salary or annual cash incentive award opportunity as in effect from time to time, or (iii) a relocation of more than fifty (50) miles of her principal place of employment, in each case without Ms. Lyons’ written consent. Ms. Lyons’ employment will also terminate upon her death or disability, which is generally defined as Ms. Lyons’ incapacity due to physical or mental illness or injury, which results in her being unable to perform her duties for ninety (90) consecutive working days.

Pursuant to the Lyons Agreement, if Ms. Lyons’ employment with us is terminated (i) by us without cause or (ii) by Ms. Lyons with good reason, then Ms. Lyons will be entitled to, subject to her execution of a valid general release and waiver of any claims she may have against us, (a) continued payment of base salary and continued medical benefits for a period of one (1) year following her termination date, (b) a lump sum in an amount equal to the annual cash incentive award that she received for the fiscal prior to her termination, and (c) in the event such termination occurs prior to December 17, 2009 (and a change in control of the Company has not yet occurred), accelerated vesting of such portion of unvested restricted shares and stock options granted to

Ms. Lyons prior to the Company’s initial public offering in June 2006. However, Ms. Lyons right to the continuation of her base salary and medical benefits for one (1) year following the termination of her employment will cease, respectively, upon the date that she becomes employed by a new employer or otherwise begins providing services for another entity and the date she becomes eligible for coverage under another group health plan; provided that if the cash compensation she receives from her new employer or otherwise is less than her base salary in effect immediately prior to her termination date, she will be entitled to receive the difference between her base salary and her new amount of cash compensation during the remainder of the severance period. In addition, if Ms. Lyons’ employment with us is terminated for any reason, Ms. Lyons will also be entitled to any earned but unpaid base salary.

Amounts payable to Ms. Lyons as a result of termination by us without cause or by Ms. Lyons with good reason, may be deferred and accumulated for six months, then paid in a lump-sum on the first day of the seventh month following termination, if required for compliance with the deferred compensation rules under Section 409A of the Code.

Pursuant to the Lyons Agreement, Ms. Lyons has agreed that, for the twelve (12) month period following the termination of her employment (other than a termination by us “without cause,” by Ms. Lyons with “good reason,” or as a result of our election not to renew the employment period), she will not engage in or perform services for certain competitive entities in the retail, mail order and Internet apparel and accessories business within a 100 mile radius of any of our store locations or in the same area as we direct our mail order operations or solicit any of our customers or suppliers. In addition, for the twelve (12) month period following the termination of her employment for any reason, Ms. Lyons has agreed not to solicit or hire any of our associates. Ms. Lyons is also subject to standard non-disclosure of confidential information and non-disparagement restrictions.

Libby Wadle

Pursuant to the Amended and Restated Non-Disclosure, Non-Solicitation and Non-Competition agreement between us and Ms. Wadle, dated December 29, 2008 (the “Wadle Agreement”), we have agreed to provide certain payments and benefits to Ms. Wadle on a termination of her employment without cause or for good reason provided that (i) we do not waive any of the post-employment restrictions in the Wadle Agreement and (ii) Ms. Wadle executes and delivers to us a Separation Agreement and Release in a form acceptable to us and does not revoke such Separation Agreement and Release.

Pursuant to the Wadle Agreement, we may terminate Ms. Wadle’s employment with us for cause or at any time without cause. For these purposes, “cause” is defined under the Wadle Agreement as Ms. Wadle’s (i) gross incompetence; (ii) failure to comply with the Company’s policies including those contained in the Company’s Code of Ethics and Business Practices; (iii) indictment, conviction or admission of any crime involving dishonesty or moral turpitude; (iv) participation in any act of misconduct, insubordination or fraud against the Company; (v) use of alcohol or drugs which interferes with Ms. Wadle’s performance of her duties or compromises the integrity or reputation of the Company; and (vi) excessive absence from work other than as a result of disability.

Pursuant to the Wadle Agreement, Ms. Wadle may terminate her employment with us with good reason, provided that we will have at least 30 days to remedy the situation resulting in the good reason. For these purposes, “good reason” is defined under the Wadle Agreement as either (a) any requirement by us that she report directly to an individual other than an Executive Vice President or functional equivalent or (b) any action by us that results in a material and continuing diminution of Ms. Wadle’s duties or responsibilities, in each case without Ms. Wadle’s consent. No payment will be required by us, however, if we consent in our sole discretion to waive the post-termination restrictions on Ms. Wadle’s employment or if those conditions are otherwise not met.

Pursuant to the Wadle Agreement, if Ms. Wadle’s employment with us is terminated (i) by us without cause or (ii) by Ms. Wadle with good reason, then Ms. Wadle will be entitled to, subject to her execution of a valid separation agreement and release in a form acceptable to us, (a) pro-rata portion of the cash incentive award, if any, to which she would have otherwise been entitled, based on actual performance, as of the date of termination, and (b) continued payment of base salary and continued medical benefits for period of one (1) year following her termination date. However Ms. Wadle’s right to the continuation of her base salary and medical benefits for one (1) year following the termination of her employment will cease, respectively, upon the date that she becomes employed by another entity as an employee, consultant or otherwise. In addition, if Ms. Wadle’s employment with us is terminated for any reason, Ms. Wadle will also be entitled to any earned but unpaid base salary.

Amounts payable to Ms. Wadle as a result of termination by us without cause or by Ms. Wadle with good reason, may be deferred and accumulated for six months, then paid in a lump-sum on the first day of the seventh month following termination, if required for compliance with the deferred compensation rules under Section 409A of the Code.

Pursuant to the Wadle Agreement, Ms. Wadle has agreed that, for the twelve (12) month period following the termination of her employment, she will not engage in or perform services for certain competitive entities in the retail, mail order and Internet apparel and accessories business. In addition, for the one (1) year period following the termination of her employment for any reason, Ms. Wadle has agreed not to solicit or hire any of our associates. Ms. Wadle is also subject to standard non-disclosure of confidential information restrictions.

Trish Donnelly

Pursuant to the Amended and Restated Non-Disclosure, Non-Solicitation and Non-Competition agreement between us and Ms. Donnelly, dated November 16, 2009 (the “Donnelly Agreement”), we have agreed to provide certain payments and benefits to Ms. Donnelly on a termination of her employment without cause provided that (i) we do not waive any of the post-employment restrictions in the Donnelly Agreement and (ii) Ms. Donnelly executes and delivers to us a Separation Agreement and Release in a form acceptable to us and does not revoke such Separation Agreement and Release.

Pursuant to the Donnelly Agreement, we may terminate Ms. Donnelly’s employment with us for cause or at any time without cause. For these purposes, “cause” is defined under the Donnelly Agreement as Ms. Donnelly’s (i) acting in bad faith and to the detriment of the Company; (ii) refusal or failure to act in accordance with any specific lawful direction or order of supervisory personnel; (iii) exhibiting unfitness for employment or unavailability for service, misconduct, dishonesty, habitual neglect, incompetence, or committing an act of embezzlement, fraud or theft with respect to Company property; (iv) use of alcohol or drugs which interferes with Ms. Donnelly’s performance of her duties; (v) being found guilty or pleading nolo contendere to any crime involving dishonesty, breach of trust, or physical or emotional harm to any person; (vi) breach of any material term of the Donnelly Agreement or of any Company policy; and/or (vii) death or disability (such that Ms. Donnelly cannot perform the essential functions of the job, with or without accommodation).

Pursuant to the Donnelly Agreement, if Ms. Donnelly’s employment with us is terminated by us without cause, then Ms. Donnelly will be entitled to, subject to her execution of a valid separation agreement and release in a form acceptable to us, (a) pro-rata portion of the cash incentive award, if any, to which she would have otherwise been entitled, based on actual performance, as of the date of termination, and (b) continued payment of base salary and continued medical benefits for period of one (1) year following her termination date. However Ms. Donnelly’s right to the continuation of her base salary and medical benefits for one (1) year following the termination of her employment will cease, respectively, upon the date that she becomes employed by another entity as an employee, consultant or otherwise. In addition, if Ms. Donnelly’s employment with us is terminated for any reason, Ms. Donnelly will also be entitled to any earned but unpaid base salary.

Amounts payable to Ms. Donnelly as a result of termination by us without cause or by Ms. Donnelly with good reason, may be deferred and accumulated for six months, then paid in a lump-sum on the first day of the seventh month following termination, if required for compliance with the deferred compensation rules under Section 409A of the Code.

Pursuant to the Donnelly Agreement, Ms. Donnelly has agreed that, for the twelve (12) month period following the termination of her employment, she will not engage in or perform services for certain competitive entities in the retail, mail order and Internet apparel and accessories business. In addition, for the twelve (12) month period following the termination of her employment for any reason, Ms. Donnelly has agreed not to solicit or hire any of our associates. Ms. Donnelly is also subject to standard non-disclosure of confidential information restrictions.

Equity Plans

None of the options to purchase shares of our Common Stock or restricted shares held by our Named Executive Officers and granted under our Amended and Restated 1997 Stock Option Plan, 2003 Equity Incentive Plan, 2005 Equity Incentive Plan or the Amended and Restated 2008 Equity Incentive Plan will vest solely because of a “change in control” of our Company. However, stock options and/or restricted shares granted to our Named Executive Officers under such plans may provide for the acceleration of the vesting schedule in the event of the termination by us of a Named Executive Officer’s employment without cause or the termination by the Named Executive Officer for good reason within one (1) year following a change in control. As noted above, all equity awards outstanding immediately prior to the Acquisition, whether or not vested, were cashed out in connection with the Acquisition (other than those stock options and restricted stock that were rolled over into equity of Parent).

In addition, in the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (iv) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of our Common Stock receive securities of another corporation and/or property, including cash, the compensation committee of the Company has the right, in its discretion, to cancel all outstanding equity awards (whether vested or unvested) and, in full consideration of such cancellation, pay to the holder of such award an amount in cash, for each share of Common Stock subject to the award, equal to, (A) with respect to an option, the excess of (x) the value, as determined by the compensation committee, of securities and property (including cash) received by ordinary stockholders as a result of such event over (y) the exercise price of such option or (B) with respect to restricted shares, the value, as determined by the compensation committee, of securities and property (including cash) received by the ordinary stockholders as a result of such event. If any of the events described above had occurred on January 28, 2011 and the compensation committee of the Company exercised its discretion to cash-out each outstanding and unvested equity award held by the Named Executive Officers as of such date, then each Named Executive Officer would have received an amount equal to the amount disclosed with respect to such Named Executive Officer in “Equity-Based Incentive Compensation” row of the tables below. For purposes of this calculation, we have assumed that the value per share received by ordinary stockholders of the Company in connection with such event would be equal to the closing market price of our Common Stock on January 28, 2011, which was the last business day of our fiscal year 2010. For a summary of what our Named Executive Officers actually received in connection with the cash-out of their outstanding equity awards in connection with the consummation of the Acquisition, please see page 95.

The following tables estimate the amounts that would be payable to our Named Executive Officers if their employment terminated on January 29, 2011 based on the closing market price of our Common Stock on January 28, 2011 ($43.40), which was the last business day of our fiscal 2010, in each of the specified circumstances; except, however, that the amount of the estimated tax “gross-up” payment shown below for Mr. Drexler was prepared using assumptions related to the Acquisition, as discussed in footnote 4 to the table for Mr. Drexler.

Millard Drexler

	Termination by (i) Executive Without Good Reason, (ii) by Executive’s Notice of Non-Renewal or (iii) by Company for Cause	Termination (i) by the Company “without Cause,” or (ii) by Executive for “Good Reason”(1)		Death/Disability	Termination as a result of Company Notice of Non- Renewal	Change in Control- Termination of Employment by the Company “without Cause” or by Executive for “Good Reason”(1)
Cash Severance	—	$1,800,000	(2)	—	—	$1,800,000	(2)
Equity-Based Incentive Compensation	—	—		—	—	$14,372,094	(3)
Other Benefits/ Tax Gross-Ups	—	—		—	—	$3,257,241	(4)

(1)	All severance payments and benefits payable to our Named Executive Officers upon a termination of employment by us without cause or by the executive with good reason are subject to the Named Executive Officer’s execution of a valid general release and waiver of all claims against the Company and compliance with applicable non-competition, non-solicitation and confidential information restrictions.
(2)	Represents amount equal to (i) Mr. Drexler’s base salary ($200,000) and target cash incentive award ($800,000) (one half of such payment to be paid on the first business day that is six (6) months and one (1) day following the assumed termination date and the remaining one half of such payment to be paid in six (6) equal monthly installments commencing on the first business day of the seventh calendar month following such date) and (ii) pro-rated lump sum payment of any annual cash incentive award he would have otherwise received for fiscal 2010 (assumes target bonus of $800,000).
(3)	Represents an amount equal to the number of shares underlying all of Mr. Drexler’s unvested restricted shares and stock options as of January 29, 2011 multiplied (i) in the case of restricted stock, by the closing market price of our Common Stock on January 28, 2011 ($43.40), which was the last business day of fiscal 2010, and (ii) in the case of stock options, by the spread between the closing market price of our Common Stock on January 28, 2011 and the applicable exercise price of each stock option.
(4)	Represents the estimated amount, that was calculated in connection with the Acquisition, of the “gross-up” payment that Mr. Drexler would be entitled to receive in connection with any excise taxes imposed by Section 4999 of the Code as a result of a change in control (as defined by Section 280G of the Code). Assumes a change in control date of March 15, 2011 and a stock price of $43.50 per share. Also assumes that Mr. Drexler is terminated and the Company is not able to rebut a presumption that all options granted to Mr. Drexler within one year prior are in anticipation of the change in control. Although the Company believes that this presumption is rebuttable, the disclosure is being provided with the assumption that it is not rebuttable in order to provide the maximum amount of a “gross-up” payment under this scenario. For additional discussion of the potential “gross-up” payment payable to Mr. Drexler in connection with the consummation of the Acquisition, please see page 98.

James Scully

	Termination by (i) Executive Without Good Reason, (ii) by Executive’s Notice of Non-Renewal or (iii) by Company for Cause	Termination (i) by the Company “without Cause,” or (ii) by Executive for “Good Reason”(1)		Death/Disability	Termination as a result of Company Notice of Non- Renewal	Change in Control- Termination of Employment by the Company “without Cause” or by Executive for “Good Reason”(1)
Cash Severance	—	$1,575,000	(2)	—	—	$1,575,000	(2)
Equity-Based Incentive Compensation	—	—		—	—	$4,366,213	(3)
Other Benefits/ Tax Gross-Ups	—	$24,260	(4)	—	—	—

(1)	All severance payments and benefits payable to our Named Executive Officers upon a termination of employment by us without cause or by the executive with good reason are subject to the Named Executive Officer’s execution of a valid general release and waiver of all claims against the Company and compliance with applicable non-solicitation and confidential information restrictions.
(2)	Represents amount equal to (i) continued payment of base salary ($700,000) for eighteen (18) months following termination assuming that Mr. Scully does not obtain other paid employment during that period and (ii) pro-rated lump sum payment of any annual cash incentive award he would have otherwise received for fiscal 2010 (assumes target bonus of $525,000).
(3)	Represents an amount equal to the number of shares underlying all of Mr. Scully’s unvested restricted shares and stock options as of January 29, 2011 multiplied (i) in the case of restricted stock, by the closing market price of our Common Stock on January 28, 2011 ($43.40), which was the last business day of fiscal 2010, and (ii) in the case of stock options, by the spread between the closing market price of our Common Stock on January 28, 2011 and the applicable exercise price of each stock option.
(4)	Represents an amount equal to the Company’s total COBRA cost for Mr. Scully to continue coverage under the Company’s health insurance plan for eighteen (18) months assuming that Mr. Scully did not obtain other employment during that period.

Jenna Lyons

	Termination by (i) Executive Without Good Reason, (ii) by Executive’s Notice of Non- Renewal or (iii) by Company for Cause	Termination (i) by the Company “without Cause,” or (ii) by Executive for “Good Reason”(1)		Death/Disability	Termination as a result of Company Notice of Non- Renewal	Change in Control- Termination of Employment by the Company “without Cause” or by Executive for “Good Reason”(1)
Cash Severance	—	$1,000,000	(2)	—	—	$1,000,000	(2)
Equity-Based Incentive Compensation	—	—		—	—	$8,814,063	(3)
Other Benefits/Tax Gross-Ups	—	$13,210	(4)	—	—	—

(1)	All severance payments and benefits payable to our Named Executive Officers upon a termination of employment by us without cause or by the executive with good reason are subject to the Named Executive Officer’s execution of a valid general release and waiver of all claims against the Company and compliance with applicable non-competition, non-solicitation and confidential information restrictions.

(2)	Represents amount equal to (i) continued payment of base salary ($1,000,000) for one (1) year following termination assuming that Ms. Lyons does not obtain other paid employment during that period and (ii) a lump sum payment equal to the annual cash incentive award, if any, that she received for the fiscal year ended prior to the fiscal year which includes the assumed termination date ($0).
(3)	Represents an amount equal to the number of shares underlying all of Ms. Lyons’ unvested restricted shares and stock options as of January 29, 2011 multiplied (i) in the case of restricted stock, by the closing market price of our Common Stock on January 28, 2011 ($43.40), which was the last business day of fiscal 2010, and (ii) in the case of stock options, by the spread between the closing market price of our Common Stock on January 28, 2011 and the applicable exercise price of each stock option.
(4)	Represents an amount equal to the Company’s total COBRA cost for Ms. Lyons to continue coverage under the Company’s health insurance plan for one (1) year assuming that Ms. Lyons did not obtain other employment during that period.

Libby Wadle

	Termination by (i) Executive Without Good Reason, (ii) by Executive’s Notice of Non-Renewal or (iii) by Company for Cause	Termination (i) by the Company “without Cause,” or (ii) by Executive for “Good Reason”(1)		Death/Disability	Termination as a result of Company Notice of Non- Renewal	Change in Control- Termination of Employment by the Company “without Cause” or by Executive for “Good Reason”(1)
Cash Severance	—	$1,050,000	(2)	—	—	—
Equity-Based Incentive Compensation	—	—		—	—	$5,975,757	(3)
Other Benefits/Tax Gross-Ups	—	$16,173	(4)	—	—	—

(1)	All severance payments and benefits payable to our Named Executive Officers upon a termination of employment by us without cause or by the executive with good reason are subject to the Named Executive Officer’s execution of a valid general release and waiver of all claims against the Company and compliance with applicable non-competition, non-solicitation and confidential information restrictions.
(2)	Represents amount equal to (i) continued payment of base salary ($600,000) for one (1) year following termination assuming that Ms. Wadle does not obtain other paid employment during that period and (ii) pro-rated lump sum payment of any annual cash incentive award that she would have otherwise received for fiscal 2010 (assumes target bonus of $450,000).
(3)	Represents an amount equal to the number of shares underlying all of Ms. Wadle’s unvested restricted shares and stock options as of January 29, 2011 multiplied (i) in the case of restricted stock, by the closing market price of our Common Stock on January 28, 2011 ($43.40), which was the last business day of fiscal 2010, and (ii) in the case of stock options, by the spread between the closing market price of our Common Stock on January 28, 2011 and the applicable exercise price of each stock option.
(4)	Represents an amount equal to the Company’s total COBRA cost for Ms. Wadle to continue coverage under the Company’s health insurance plan for one (1) year assuming that Ms. Wadle did not obtain other employment during that period.

Trish Donnelly

	Termination by (i) Executive Without Good Reason, (ii) by Executive’s Notice of Non-Renewal or (iii) by Company for Cause	Termination (i) by the Company “without Cause,” or (ii) by Executive for “Good Reason”(1)		Death/Disability	Termination as a result of Company Notice of Non- Renewal	Change in Control- Termination of Employment by the Company “without Cause” or by Executive for “Good Reason”(1)
Cash Severance	—	$750,000	(2)	—	—	—
Equity-Based Incentive Compensation	—	—		—	—	$2,146,919	(3)
Other Benefits/Tax Gross-Ups	—	$16,173	(4)	—	—	—

(1)	All severance payments and benefits payable to our Named Executive Officers upon a termination of employment by us without cause or by the executive with good reason are subject to the Named Executive Officer’s execution of a valid general release and waiver of all claims against the Company and compliance with applicable non-competition, non-solicitation and confidential information restrictions.
(2)	Represents amount equal to (i) continued payment of base salary ($500,000) for one (1) year following termination assuming that Ms. Donnelly does not obtain other paid employment during that period and (ii) pro-rated lump sum payment of any annual cash incentive award that she would have otherwise received for fiscal 2010 (assumes target bonus of $250,000).
(3)	Represents an amount equal to the number of shares underlying all of Ms. Donnelly’s unvested restricted shares and stock options as of January 29, 2011 multiplied (i) in the case of restricted stock, by the closing market price of our Common Stock on January 28, 2011 ($43.40), which was the last business day of fiscal 2010, and (ii) in the case of stock options, by the spread between the closing market price of our Common Stock on January 28, 2011 and the applicable exercise price of each stock option.
(4)	Represents an amount equal to the Company’s total COBRA cost for Ms. Donnelly to continue coverage under the Company’s health insurance plan for one (1) year assuming that Ms. Donnelly did not obtain other employment during that period.

Director Compensation

The following table sets forth information regarding compensation for each of the Company’s non-management directors for fiscal 2010. The directors named in the table are those who served during fiscal 2010. Effective with the completion of the Acquisition on March 7, 2011, a new Board was appointed, which will establish director compensation for fiscal year 2011.

Name	Fees earned or paid in cash ($)		Stock Awards(1) ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
Mary Ann Casati	$202,000	(2)	$49,971	$49,994	$—	$301,965
James Coulter	$89,000	(3)	$49,971	$49,994	$—	$188,965
Steven Grand-Jean	$66,000	(4)	$49,971	$49,994	$—	$165,965
David House	$202,000	(5)	$49,971	$49,994	$—	$301,965
Heather Reisman	$72,000	(6)	$49,971	$49,994	$—	$171,965
Sukhinder Singh Cassidy(7)	$2,000	(7)	$—	$—	$—	$2,000
Stuart Sloan	$66,000	(8)	$49,971	$49,994	$—	$165,965
Stephen Squeri	$137,000	(9)	$24,969	$111,046	$—	$273,015
Josh Weston	$239,000	(10)	$49,971	$49,994	$—	$338,965

(1)	Represents the grant date fair value we calculated under Accounting Standards Codification (ASC) 718—Compensation—Stock Compensation as share-based compensation in our financial statements for fiscal year 2010 of restricted stock awards and stock option grants made to directors in that fiscal year. See the caption “Share-Based Compensation” in note 2 to our consolidated financial statements on page F-10 for a description of assumptions underlying valuation of equity awards

The grant date fair value of the option awards granted during fiscal 2010 includes: (i) an award to each of Mss. Casati and Reisman and Messrs. Coulter, Grand-Jean, House, Sloan and Weston of 1,236 shares of restricted stock on June 8, 2010 with a grant date fair value of $49,971; (ii) an award to each of Mss. Casati and Reisman and Messrs. Coulter, Grand-Jean, House, Sloan and Weston of 2,589 options on June 8, 2010, each with a grant date fair value of $49,994; (iii) an award to Mr. Squeri of 713 shares of restricted stock on September 15, 2010 with a grant date fair value of $24,969; and (iv) an award to Mr. Squeri of 6,542 options on September 15, 2010 with a grant date fair value of $111,046.

The aggregate number of outstanding stock options for each director listed in the table above as of January 29, 2011 is as follows: Ms. Casati – 23,728; Mr. Coulter – 2,589; Mr. Grand-Jean – 84,220; Mr. House – 18,719; Ms. Reisman – 21,469; Ms. Singh Cassidy – 0; Mr. Sloan – 98,737; Mr. Squeri – 6,542 and Mr. Weston – 30,987. In addition, each director listed in the table above held 1,236 shares of restricted stock as of January 29, 2011, except for Mr. Squeri who held 713 shares of restricted stock and Ms. Singh Cassidy who held no shares of restricted stock. There are no other outstanding equity awards for the non-employee directors.

As discussed below, all outstanding equity awards held by our directors were cashed out in connection with the consummation of the Acquisition.

(2)	Represents a $50,000 annual cash retainer, $52,000 in meeting attendance fees and a $100,000 special committee retainer.
(3)	Represents a $50,000 annual cash retainer, $24,000 in meeting attendance fees and a $15,000 annual fee for service as compensation committee chairman.
(4)	Represents a $50,000 annual cash retainer and $16,000 in meeting attendance fees.
(5)	Represents a $50,000 annual cash retainer, $42,000 in meeting attendance fees, a $100,000 special committee retainer and a $10,000 annual fee for service as nominating and corporate governance committee chairman.
(6)	Represents a $50,000 annual cash retainer and $22,000 in meeting attendance fees.
(7)	Ms. Singh Cassidy resigned from the Board of Directors on March 2, 2010. The fees earned or paid in cash consist of a $2,000 meeting attendance fee earned prior to her resignation.
(8)	Represents a $50,000 annual cash retainer and $16,000 in meeting attendance fees.
(9)	Mr. Squeri was appointed to our Board of Directors in September 2010. The fees earned or paid in cash consist of a $25,000 annual cash retainer (pro-rated upon his appointment in September 2010), $12,000 in meeting attendance fees and a $100,000 special committee retainer.
(10)	Represents a $50,000 annual cash retainer, $44,000 in meeting attendance fees, a $120,000 special committee retainer and a $25,000 annual fee for service as audit committee chairman.

Compensation of Directors for Fiscal 2010

Our philosophy of performance-based compensation also applies to compensation of directors. Prior to the consummation of the Acquisition, the Committee reviewed director compensation annually and obtained information from the Committee’s outside consultant regarding the compensation levels provided to directors of comparable companies. The Committee recommends changes, if applicable, to the Board of Directors. Directors received the following as compensation in fiscal 2010: (1) a non-qualified stock option awarded under the 2008 Equity Incentive Plan to purchase 2,589 shares of our Common Stock, and (2) restricted stock awarded under the 2008 Equity Incentive Plan of 1,236 shares of our Common Stock. The options were granted on June 8, 2010, have an exercise price of $40.43 per share, a term of 7 years and become exercisable and vest one year from the grant date. The restricted stock was granted on June 8, 2010 and vests one year from the grant date. Each new director who joins the Board receives an additional non-qualified stock option to purchase 5,000 shares of our Common Stock, granted as soon as reasonably practicable after he or she joins the Board, with a term of 7 years, exercisable and vesting one-third per year from the grant date. Each new director who is not an employee is also required to purchase at least 2,500 shares of our Common Stock in the open market within one year after joining the Board. If a director ceases to serve as a director for any reason, other than removal for cause, any options vested at the time of termination of his or her services will remain exercisable for 90 days (but no longer than the term of the options).

Each eligible director also received a further cash payment of $2,000 for each Board and committee meeting attended. In addition, Mr. Weston, the chairman of the audit committee, received additional cash compensation of $25,000 in fiscal 2010 for his services on such committee. Mr. Coulter, the chairman of the Committee, received additional cash compensation of $15,000 in fiscal 2010 for his services on such committee. Mr. House, the chairman of the nominating and corporate governance committee, received additional cash compensation of $10,000 in fiscal 2010 for his services on such committee.

In addition, Ms. Casati and Messrs. House, Squeri and Weston received an additional monthly retainer for their services as members of the Special Committee formed in connection with consideration of the Acquisition. Mr. Weston received $30,000 per month as Chair of the Special Committee and Ms. Casati, Mr. Squeri and Mr. House each received $25,000 per month.

Finally, each of our directors receives a discount on most merchandise in our factory and retail stores and through our direct channels (phone and internet), which we believe is a common practice in the retail industry.

Pursuant to the terms and conditions of the Merger Agreement, immediately prior to the effective time of the Acquisition, all outstanding stock options and restricted stock awards (whether vested or unvested) held by our directors fully vested and were canceled as of the effective time of the Acquisition and converted into the right to receive, within three business days after the completion of the Acquisition, an amount in cash equal to the excess, if any, of the per share Acquisition consideration ($43.50) over, with respect to stock options, the exercise price per share of such stock option, without interest and less any required withholding taxes. In connection with such cash-out, each of our fiscal 2010 directors received the following pre-tax amounts: Ms. Casati $221,234; Mr. Coulter $61,714; Mr. Grand-Jean $2,258,702; Mr. House $196,118 Ms. Reisman $196,118; Ms. Singh-Cassidy $0; Mr. Sloan $2,838,947; Mr. Squeri $86,492 and Mr. Weston $246,350.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee of the Board of Directors of the Company who served during fiscal year 2010 are Mr. Coulter and Mss. Casati and Reisman. None of these committee members were officers or employees of the Company during fiscal year 2010, were formerly Company officers or had any relationship otherwise requiring disclosure. Effective with the consummation of the Acquisition on March 7, 2011, a new Board of Directors and Compensation Committee was appointed. The new members of the compensation committee are Mr. Coulter and Mr. Sokoloff. There were no interlocks or insider participation between any member of the Board or compensation committee and any member of the board of directors or compensation committee of another company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of the outstanding shares of common stock of J.Crew Group, Inc. are held by Chinos Intermediate Holdings B, Inc. Chinos Intermediate Holdings A, Inc. holds all of the outstanding stock of Chinos Intermediate Holdings B, Inc. Chinos Holdings, Inc. holds all of the outstanding stock of Chinos Intermediate Holdings A, Inc.

The following table describes the beneficial ownership of Chinos Holdings, Inc. common stock, consisting of both Class A common stock and Class L common stock, as of March 7, 2011 (except as noted) by each person known to the Company to beneficially own more than five percent of Chinos Holdings, Inc.’s common stock, each director, each executive officer named in the “Summary Compensation Table,” and all directors and executive officers as a group. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of Class A common stock underlying options beneficially owned by that person that are exercisable within 60 days following March 7, 2011. The beneficial ownership percentages reflected in the table below are based on 91,385,056 shares of Chinos Holdings, Inc.’s Class L common stock and 825,665,648 shares of Chinos Holdings, Inc.’s Class A common stock outstanding as of March 7, 2011.

Except as described in the agreements mentioned above or as otherwise indicated in a footnote, each of the beneficial owners listed has, to our knowledge, sole voting, dispositive and investment power with respect to the indicated shares of common stock beneficially owned by them. Unless otherwise indicated in a footnote, the address for each individual listed below is c/o J.Crew Group, Inc. 770 Broadway, New York NY 10003.

NAME OF BENEFICIAL OWNER	Amount and Nature of Beneficially Owned Class L		Percent of Class L	Amount and Nature of Beneficially Owned Class A		Percent of Class A
5% Shareholders
Affiliates of TPG	60,275,627	(1)	65.96%	542,480,716	(2)	65.70%
Affiliates of LGP	22,666,665	(3)	24.80%	203,999,999	(4)	24.71%

Directors and Executive Officers
James Coulter	60,275,627	(5)	65.96%	542,480,716	(5)	65.70%
Millard S. Drexler	7,370,977	(6)	8.07%	66,338,805	(7)	8.03%
John G. Danhakl	22,666,665	(8)	24.80%	203,999,999	(8)	24.71%
Jonathan D. Sokoloff	22,666,665	(9)	24.80%	203,999,999	(9)	24.71%
Carrie Wheeler	—	(5)	*	—	(5)	*
Lynda Markoe	74,074		*	888,888	(10)	*
Trish Donnelly	37,037		*	444,444	(11)	*
Jenna Lyons	296,296		*	3,555,555	(12)	*
James Scully	185,185		*	2,222,222	(13)	*
Libby Wadle	148,148		*	1,777,777	(14)	*
All Executive Officers and Directors as a Group	99,165,726		99.64%	821,708,406		99.52%

*	Indicates less than one percent of common stock.
(1)	Represents 48,229,629 shares of Class L common stock held by TPG Chinos, L.P., a Delaware limited partnership (“TPG Chinos”), and 12,045,998 shares of Class L common stock held by TPG Chinos Co-Invest, L.P., a Delaware limited partnership (“TPG Chinos Co-Invest”). TPG Advisors VI, Inc., a Delaware corporation (“TPG Advisors”), is the general partner of each of TPG Chinos and TPG Chinos Co-Invest. TPG Advisors may be deemed to have voting and dispositive power with respect to the 60,275,627 shares of Class L common stock held by TPG Chinos and TPG Chinos Co-Invest. TPG Advisors and TPG Capital L.P. expressly disclaim beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of its pecuniary interest therein. The business address of each of the TPG Chinos, TPG Chinos Co-Invest and TPG Advisors is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(2)	Represents 434,066,666 shares of Class A common stock held by TPG Chinos and 108,414,050 shares of Class A common stock held by TPG Chinos Co-Invest. TPG Advisors VI, Inc., a Delaware corporation (“TPG Advisors”), is the general partner of each of TPG Chinos and TPG Chinos Co-Invest. TPG Advisors may be deemed to have voting and dispositive power with respect to the 542,480,716 shares of Class A common stock held by TPG Chinos and TPG Chinos Co-Invest. TPG Advisors expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of its pecuniary interest therein. The business address of each of the TPG Chinos, TPG Chinos Co-Invest and TPG Advisors is c/o TPG Capital, L.P., 345 California Street, Suite 3300, San Francisco, CA 94104.
(3)	Represents 17,091,769 shares of Class L common stock held by Green Equity Investors V, L.P., a Delaware limited partnership (“GEI V”), 5,127,119 shares of Class L common stock held by Green Equity Investors Side V, L.P., a Delaware limited partnership (“GEI Side”) and 447,777 shares of Class L common stock held by LGP Chino Coinvest LLC, a Delaware limited Liability Company (“LGP Chino Coinvest” and, together with GEI V and GEI Side, the “LGP Funds”). GEI Capital V, LLC, a Delaware limited liability company (“GEI Capital”), is the general partner of each of GEI V and GEI Side. GEI Capital may be deemed to have voting and dispositive power with respect to the 22,218,888 shares of Class L common stock held by GEI V and GEI Side. GEI Capital expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of its pecuniary interest therein. Leonard Green & Partners, L.P., a Delaware limited partnership (“LGP”) is the manager of LGP Chino Coinvest and serves as the management company of GEI V and GEI Side. LGP may be deemed to have voting and dispositive power with respect to the 22,666,665 shares of Class L common stock held by the LGP Funds. LGP expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of its pecuniary interest therein. The business address of each of the LGP Funds and LGP is c/o Leonard Green & Partners, 11111 Santa Monica Boulevard Suite 2000, Los Angeles, CA 90025.
(4)	Represents 153,825,921 shares of Class A common stock held by GEI V, 46,144,078 shares of Class A common stock held by GEI Side and 4,030,000 shares of Class A common stock held by LGP Chino Coinvest. GEI Capital is the general partner of each of GEI V and GEI Side. GEI Capital may be deemed to have voting and dispositive power with respect to the 199,969,999 shares of Class A common stock held by GEI V and GEI Side. GEI Capital expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of its pecuniary interest therein. LGP is the manager of LGP Chino Coinvest and serves as the management company of GEI V and GEI Side. LGP may be deemed to have voting and dispositive power with respect to the 203,999,999 shares of Class A common stock held by the LGP Funds. LGP expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of its pecuniary interest therein.
(5)	Mr. Coulter is a Director of TPG Advisors, Inc., and by virtue of this and the relationships described in Footnotes (1) and (2) above, may be deemed to share voting and dispositive power with respect to the 60,275,627 shares of Class L common stock and 542,480,716 shares of Class A common stock beneficially owned by the TPG Chinos and TPG Chinos Co-Invest. Mr. Coulter disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein. Ms. Wheeler does not have voting or dispositive power over any of the shares of common stock that may be deemed to be beneficially owned by TPG Advisors or TPG Capital, L.P. The business address of Mr. Coulter and Ms. Wheeler is c/o TPG Capital, L.P., 345 California Street, Suite 3300, San Francisco, CA 94104.

(6)	Represents 3,571,978 shares of Class L common stock held by The Drexler Family Revocable Trust, 1,878,555 shares of Class L common stock held by The Millard S. Drexler 2009 Grantor Retained Annuity Trust #1, 1,856,000 shares of Class L common stock held by The Millard S. Drexler 2009 Grantor Retained Annuity Trust #2 and 64,444 shares of Class L common stock held by Millard S. Drexler.
(7)	Represents 32,147,805 shares of Class A common stock held by The Drexler Family Revocable Trust, 16,907,000 shares of Class A common stock held by The Millard S. Drexler 2009 Grantor Retained Annuity Trust #1, 16,704,000 shares of Class A common stock held by The Millard S. Drexler 2009 Grantor Retained Annuity Trust #2 and 580,000 shares of Class A common stock held by Millard S. Drexler.
(8)	Mr. Danhakl is a Managing Partner of LGP, and by virtue of this and the relationships described in Footnotes (3) and (4) above, may be deemed to share voting and dispositive power with respect to the 22,666,665 shares of Class L common stock and 203,999,999 shares of Class A common stock beneficially owned by the LGP Funds. Mr. Danhakl disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein. The business address of Mr. Danhakl is c/o Leonard Green & Partners, 11111 Santa Monica Boulevard Suite 2000, Los Angeles, CA 90025.
(9)	Mr. Sokoloff is a Managing Partner of LGP, and by virtue of this and the relationships described in Footnote (3) and (4) above, may be deemed to share voting and dispositive power with respect to the 22,666,665 shares of Class L common stock and 203,999,999 shares of Class A common stock beneficially owned by the LGP Funds. Mr. Sokoloff disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein. The business address of Mr. Sokoloff is c/o Leonard Green & Partners, 11111 Santa Monica Boulevard Suite 2000, Los Angeles, CA 90025.
(10)	Includes 888,888 shares of Class A common stock that Ms. Markoe has the right to acquire within 60 days of March 7, 2011 upon the exercise of stock options at an exercise price of $0.25 per share.
(11)	Includes 444,444 shares of Class A common stock that Ms. Donnelly has the right to acquire within 60 days of March 7, 2011 upon the exercise of stock options at an exercise price of $0.25 per share.
(12)	Includes 3,555,555 shares of Class A common stock that Ms. Lyons has the right to acquire within 60 days of March 7, 2011 upon the exercise of stock options at an exercise price of $0.25 per share.
(13)	Includes 2,222,222 shares of Class A common stock that Mr. Scully has the right to acquire within 60 days of March 7, 2011 upon the exercise of stock options at an exercise price of $0.25 per share.
(14)	Includes 1,777,777 shares of Class A common stock that Ms. Wadle has the right to acquire within 60 days of March 7, 2011 upon the exercise of stock options at an exercise price of $0.25 per share.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

University Village Leases

Stuart Sloan, who was a director until the effective date of the Acquisition on March 7, 2011, is the President of UV, Inc., which is the general partner of University Village Limited Partnership (“UVLP”), the owner and operator of University Village Shopping Center (“UVSC”) in Seattle, Washington. Mr. Sloan’s sons are the beneficiaries of trusts that are limited partners of UVLP. We have entered into three separate lease agreements with UVLP for retail store locations at UVSC as follows: (i) in 2003, we began leasing a 7,400 square foot space for a J.Crew store (the “2003 Lease”), (ii) in 2008, we began leasing a 1,394 square foot space for a crewcuts store (the “2008 Lease”) and (iii) in September 2009, we began leasing a 3,381 square foot space for a Madewell store (the “2009 Lease”). The term of each lease is 10 years. We received allowances for tenant’s improvements from UVLP in the amount of $450,000, $69,700 and $100,000 for the 2003 Lease, the 2008 Lease and the 2009 Lease, respectively. Under the 2003 Lease, we pay base rent of $296,000 for years one through five and $326,000 for years six through 10. Under the 2008 Lease we pay base rent of $104,550 for years one through three, $111,520 for years four through seven and $118,490 for years eight through ten. Under the 2009 Lease we pay base rent of $202,860 for years one through five and $236,670 for years six through ten. Under each lease, we are also obligated to make contingent rent payments based on the store’s sales in excess of a specified threshold and to pay real estate taxes, insurance and certain common-area costs. We believe the terms of all three leases are consistent with arms-length negotiations.

Stockholders Agreements

Effective upon the closing of the Acquisition, the Company entered into each of a Principal Investors Stockholders’ Agreement and a Management Stockholders’ Agreement with the Sponsors, certain parent companies of the Company (including Parent), certain other stockholders of Parent party thereto and, with respect to the Management Stockholders’ Agreement, certain members of management party thereto including but not limited to Mss. Donnelly, Lyons, Markoe and Wadle and Mr. Scully (collectively, the “Stockholders Agreements”). These agreements contain arrangements among the parties thereto with respect to the business and affairs of the Company and the ownership of securities of Parent, including with respect to election of the Company’s directors and the directors of its parent companies, restrictions on the issuance or transfer of interests in the Company and its parent entities and other corporate governance provisions (including the right to approve various corporate actions).

Pursuant to the Stockholders Agreements and as of the closing of the Acquisition, (i) the LGP Funds have the right to nominate, and have nominated, two directors to the Company’s Board of Directors, (ii) Millard S. Drexler has been nominated to the Board of Directors and will serve so long as he is the chief executive officer of the Company and (iii) TPG has the right to set the size of the Board of Directors and nominate the remaining directors. At the closing of the Acquisition, TPG nominated two directors to the Company’s Board of Directors such that the Board of Directors is currently comprised of five directors. Pursuant to the Amended and Restated Certificate of Incorporation of the Company as well as the Stockholders Agreements, each director nominated by TPG has four votes for purposes of any Board of Directors action and each other director has one vote for purposes of any Board of Directors action. All decisions of the Board of Directors require the approval of a majority of the voting power held by the directors appointed in accordance with the Stockholders Agreements. In addition, the Stockholders Agreements provide that certain significant transactions regarding the Company and its parent companies require the consent of the LGP Funds.

The Stockholders Agreements contain customary agreements with respect to restrictions on the issuance or transfer of shares of common stock in the Company and its parent entities, including preemptive rights, rights of first offer upon a disposition of shares, tag along rights and drag along rights.

The Principal Investors Stockholders’ Agreement contains customary demand and piggyback registration rights in favor of the Sponsors and the other stockholders party thereto. The Management Stockholders’

Agreement also contains call rights allowing Parent and, in certain circumstances, the Sponsors, to purchase shares of Parent held by members of management party thereto in the event of a termination of employment of such member of management.

Management Services Agreement

In connection with the Transactions, we entered into a management services agreement with the Sponsors, and/or affiliates of the Sponsors if the Sponsors so choose (the “Managers”), pursuant to which the Managers will provide us with certain management services until December 31, 2021, with evergreen one year extensions thereafter. Pursuant to such agreement, upon the closing of the Transactions the Managers received a one-time transaction fee of $35 million allocated between the Managers as set forth in the management agreement and were reimbursed for all out-of-pocket expenses incurred by or on behalf of each Manager or their respective affiliates related to the Acquisition.

In addition, the management services agreement provides that the Managers will receive an aggregate annual retainer fee equal to the greater of 40 basis points of annual revenue and $8 million to be allocated between the Managers as set forth in the management agreement. The management services agreement provides that the Managers will be entitled to receive fees in connection with certain subsequent financing, acquisition, disposition and change of control transactions equal to customary fees charged by internationally-recognized investment banks for serving as financial advisor in similar transactions. The management agreement also provides for reimbursement for out-of-pocket expenses incurred by the Managers or their designees after the consummation of the Transactions.

The management services agreement includes customary exculpation and indemnification provisions in favor of the Managers, their designees and each of their respective affiliates. The management services agreement may be terminated by TPG, the board of Parent or upon an initial public offering or change of control unless TPG determines otherwise. In the event the management services agreement is terminated, we expect to pay the Managers or their designees all unpaid fees plus the sum of the net present values of the aggregate annual retainer fees that would have been payable with respect to the period from the date of termination until the expiration date in effect immediately prior to such termination.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

The current directors and officers of J.Crew and its subsidiaries are entitled under the Merger Agreement relating to the Acquisition to continued indemnification and insurance coverage.

Certain Charter and Bylaws Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions limiting directors’ obligations in respect of corporate opportunities. In addition, our amended and restated certificate of incorporation provides that Section 203 of the Delaware General Corporation Law will not apply to the Company. Section 203 restricts “business combinations” between a corporation and “interested stockholders,” generally defined as stockholders owning 15% or more of the voting stock of a corporation.

Private Aircraft

Mr. Drexler travels extensively for Company business, including for purposes of site visitations to the Company’s stores. For purposes of business efficiency, Mr. Drexler uses his private airplane. Mr. Drexler’s airplane is owned by an entity which he controls. We pay an established charter rate to a third-party commercial aircraft operator for business use of his airplane. Mr. Drexler also has a fractional interest in a helicopter and we reimburse him for business use of the helicopter at an established rate. The audit committee has reviewed the terms of these arrangements to ensure they are at, or below, market and in the best interests of the Company. During fiscal 2010, we paid $981,000 pursuant to these arrangements.

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted a written policy regarding the approval or ratification of all transactions required to be reported under the SEC’s rules regarding transactions with related persons. In accordance with this policy, the audit committee of the Board will evaluate each related person transaction for the purpose of recommending to the disinterested members of the Board that the transactions are fair, reasonable and within Company policy, and should be ratified and approved by the Board. At least semi-annually, management will provide the audit committee with information pertaining to related person transactions. The audit committee will consider each related person transaction in light of all relevant factors and the controls implemented to protect the interests of the Company and its stockholders. Relevant factors will include:

•	the benefits of the transaction to the Company;

•	the terms of the transaction and whether they are arm’s-length and in the ordinary course of the Company’s business;

•	the direct or indirect nature of the related person’s interest in the transaction;

•	the size and expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and NYSE listing standards.

Approval by the Board of any related person transaction involving a director will also be made in accordance with applicable law and the Company’s organizational documents as from time to time in effect. Where a vote of the disinterested directors is required, such vote will be called only following full disclosure to such directors of the facts and circumstances of the relevant related person transaction. Related person transactions entered into, but not approved or ratified as required by the Board’s policy, will be subject to termination by the Company (or any relevant subsidiary), if so directed by the audit committee or the Board, as applicable, taking into account such factors as such body deems appropriate and relevant.

Director Independence

The Board serving prior to the closing of the Acquisition reviewed the relationships between the Company and each of its directors serving during the fiscal year ended January 29, 2011. Based on this review, the Board has determined that the following directors of the Company who served up until the consummation of the merger, comprising six of the nine members of the Board and all Board committee members, were independent under the NYSE listed company rules and applicable law: Mss. Casati and Reisman and Messrs. Coulter, House, Squeri and Weston.

Because all of our directors, except Mr. Drexler, who is an employee of the Company, are employees of our Sponsors, none of our current directors can be considered independent under the independence standards of the New York Stock Exchange.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Asset-Based Revolving Credit Facility

Overview. In connection with the Acquisition, we entered into a credit agreement and related security and other agreements for a senior secured asset-based revolving credit facility, or the ABL Facility, with certain lenders, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs Bank USA, as joint lead arrangers and joint bookrunners, and Bank of America, N.A., as administrative agent and collateral agent.

The senior secured asset-based revolving credit facility provides senior secured financing of up to $250 million, subject to a borrowing base limitation. The ABL Facility was not drawn at the closing of the Acquisition. Availability under the ABL Facility is subject to the assets of the Company and any subsidiary guarantors (as described below) that are available to collateralize the borrowing and is reduced by the loans and letters of credit outstanding under the ABL Facility. We had $245.7 million of undrawn availability under our ABL Facility as of April 30, 2011, without giving effect to approximately $4.2 million of outstanding letters of credit. The borrowing base for the ABL Facility at any time is expected to equal the sum of: 90% of the eligible credit card receivables; plus, 85% of eligible accounts; plus, 90% (or 92.5% for the period of August 1 through December 31 of any fiscal year) of the net recovery percentage of eligible inventory multiplied by the cost of eligible inventory; plus, 85% of the net recovery percentage of eligible letters of credit inventory, multiplied by the cost of eligible letter of credit inventory; plus, 85% of the net recovery percentage of eligible in-transit inventory, multiplied by the cost of eligible in-transit inventory; plus, 100% of qualified cash; minus, all availability and inventory reserves. Our senior secured asset-based revolving credit facility includes borrowing capacity in the form of letters of credit up to the entire amount of this facility, and up to $25 million in U.S. dollars for borrowings on same-day notice, referred to as swingline loans, and will be available in U.S. dollars, Canadian dollars and Euros.

The senior secured asset-based revolving credit facility provides us with the right at any time to request up to $75 million of additional commitments under this facility. The existing lenders under this facility will not be under any obligation to provide any such additional commitments, and any increase in commitments is subject to customary conditions precedent. If we were to request any such additional commitments and the existing lenders or new lenders were to agree to provide such commitments, we expect that the facility size could be increased to up to $325 million, but our ability to borrow under this facility would still be limited by the amount of the borrowing base.

Interest Rate and Fees. Borrowings under our senior secured asset-based revolving credit facility bear interest at a rate per annum equal to, at our option, any of the following, plus, in each case, an applicable margin: (a) in the case of borrowings in U.S. dollars, a base rate determined by reference to the highest of (1) the prime rate of Bank of America, N.A., (2) the federal funds effective rate plus 0.50% and (3) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00%; (b) in the case of borrowings in U.S. dollars or in Euros a LIBOR rate determined by reference to the costs of funds for deposits in the relevant currency for the interest period relevant to such borrowing adjusted for certain additional costs; (c) in the case of borrowings in Canadian dollars, the average offered rate for Canadian dollar bankers’ acceptances having an identical term of the applicable borrowing; and (d) in the case of borrowings in Canadian dollars, a fluctuating rate determined by reference to the higher of (1) the average offered rate for 30 day Canadian dollar bankers’ acceptances plus 0.50% and (2) the prime rate of Bank of America, N.A. for loans in Canadian dollars. The initial applicable margin for borrowings under our new senior secured asset-based revolving credit facility was 1.50% with respect to base rate borrowings and borrowings in Canadian dollars bearing interest at the rate described in the immediately preceding clause (d), and 2.50% with respect to LIBOR borrowings and borrowings in Canadian dollars bearing interest at the rate described in the immediately preceding clause (c). Beginning April 30, 2011, the applicable margin for borrowings thereunder is subject to adjustment each fiscal quarter, based on average historical excess availability during the preceding quarter. Swingline loans bear interest at a rate per annum equal to the base rate plus the applicable margin.

In addition to paying interest on outstanding principal under our senior secured asset-based revolving credit facility, we are required to pay a commitment fee in respect of the unutilized commitments thereunder, which initially was 0.50% per annum and, beginning April 30, 2011, is subject to adjustment based on the amount of unutilized commitments. We must also pay customary letter of credit fees and agency fees.

Mandatory Prepayments. If at any time the aggregate amount of outstanding loans, unreimbursed letters of credit drawings and undrawn letters of credit exceeds the lesser of (a) the commitment amount and (b) the borrowing base, we will be required to repay outstanding loans and/or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. From the time that the amount available under our senior secured asset-based revolving credit facility is less than the greater of (a) 12.5% of the lesser of (1) the commitment amount and (2) the borrowing base and (b) $25.0 million, in each case, for five consecutive business days, until the time when we have excess availability equal to or greater than the greater of (a) 12.5% of the lesser of (1) the commitment amount and (2) the borrowing base and (b) $25.0 million, in each case, for 30 consecutive calendar days, or during the continuance of certain events of default, including a payment or bankruptcy event of default and any event of default arising from failure to deliver a borrowing base certificate, failure to comply with the fixed charge coverage ratio described below, failure to comply with certain covenants relating to the bank accounts holding our cash or a breach of a representation or warranty made in any borrowing base certificate, (x) we will be required to repay outstanding loans and/or cash collateralize letters of credit with the cash that we are required to deposit daily in a collection account maintained with the administrative agent under our senior secured asset-based revolving credit facility and (y) if we sell certain Current Asset Collateral (as defined below) outside the ordinary course of business, we will be required to repay outstanding loans and/or cash collateralize letters of credit with the proceeds from such sales.

Voluntary Prepayments. We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time. Prepayments of the loans may be made without premium or penalty other than customary “breakage” costs with respect to LIBOR loans.

Amortization and Final Maturity. There is no scheduled amortization under our senior secured asset-based revolving credit facility. The principal amount outstanding under our senior secured asset-based revolving credit facility is due and payable in full on the fifth anniversary of the Acquisition.

Guarantees and Security. All obligations under our senior secured asset-based revolving credit facility are unconditionally guaranteed by our parent and certain of our existing wholly owned domestic subsidiaries and are required to be guaranteed by certain of our future wholly owned domestic subsidiaries. All obligations under our senior secured asset-based revolving credit facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of our assets and the assets of our parent and our subsidiaries that have guaranteed our senior secured asset-based revolving credit facility (or subsidiary guarantors), including:

•

a first-priority security interest in personal property consisting of accounts receivable, inventory, cash, deposit accounts (other than any designated deposit accounts containing solely the proceeds of collateral with respect to which the obligations under the senior secured asset-based revolving credit facility have only a second-priority security interest), securities accounts, commodities accounts and certain assets related to the foregoing and, in each case, proceeds thereof (such property, the “Current Asset Collateral”);

•

a second-priority pledge of all of our capital stock directly held by our parent and a second-priority pledge of all of the capital stock directly held by us and any subsidiary guarantors (which pledge, in the case of the capital stock of any foreign subsidiary, is expected to be limited to 65% of the stock of any first-tier foreign subsidiary); and

•	a second-priority security interest in substantially all other tangible and intangible assets, including substantially all of our owned real property and intellectual property.

Certain Covenants and Events of Default. Our senior secured asset-based revolving credit facility contains a number of covenants that, among other things and subject to certain exceptions, restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or our other indebtedness;

•	make investments, loans and acquisitions;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•	engage in transactions with our affiliates;

•	sell assets, including capital stock of our subsidiaries;

•	materially alter the business we conduct;

•	consolidate or merge;

•	incur liens; and

•	engage in sale-leaseback transactions.

Although our immediate parent is not generally subject to the negative covenants under the ABL Facility, such parent is subject to a holding company covenant that limits its ability to engage in certain activities. The covenant limiting dividends and other restricted payments permits the restricted actions in an unlimited amount so long as certain restricted payment conditions are satisfied, principally that no event of default exists and that we must have pro forma and six month projected excess availability under the senior secured asset-based revolving credit facility greater than the greater of (a) 20% of the lesser of (i) the commitment amount and (ii) the borrowing base and (b) $40.0 million, and that our pro forma Fixed Charge Coverage Ratio (as defined in the ABL Facility) is at least 1.1 to 1.0. Each of the covenants limiting (1) certain acquisitions, (2) investments, (3) the incurrence of unsecured debt and (4) prepayments or redemptions of certain indebtedness permit the restricted actions in an unlimited amount so long as certain payment conditions, and other conditions, are satisfied, principally that no event of default exists and that we must have pro forma and six month projected excess availability under the senior secured asset-based revolving credit facility greater than the greater of (a) 15% of the lesser of (i) the commitment amount and (ii) the borrowing base and (b) $30.0 million, and that our pro forma Fixed Charge Coverage Ratio (as defined in the ABL Facility) is at least 1.0 to 1.0.

From the time when we have excess availability less than the greater of (a) 12.5% of the lesser of (1) the commitment amount and (2) the borrowing base and (b) $25.0 million, until the time when we have excess availability equal to or greater than the greater of (a) 12.5% of the lesser of (1) the commitment amount and (2) the borrowing base and (b) $25.0 million for 30 consecutive days, the credit agreement governing our senior secured asset-based revolving credit facility is expected to require us to maintain a Fixed Charge Coverage Ratio as of the last day of each fiscal quarter of at least 1.0 to 1.0. The breach of this covenant is subject to certain equity cure rights.

The credit agreement governing our senior secured asset-based revolving credit facility also contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default, including without limitation, a cross-default provision in the case of a default according to the terms of any indebtedness with an aggregate principle amount of $35 million or more.

Senior Secured Term Loan Facility

Overview. In connection with the Acquisition, we entered into a credit agreement and related security and other agreements for a $1,200 million senior secured term loan facility (or together with the ABL Facility, the Senior Credit Facilities) with certain lenders, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs Bank USA, as joint lead arrangers and joint bookrunners, and Bank of America, N.A., as administrative agent and collateral agent.

The full amount of the senior secured term loan facility was funded on the closing date of the Acquisition. Proceeds of the term loans on the closing date, together with other sources of funds, were used to finance the Transactions and related fees and expenses.

The senior secured term loan facility provides that we may request additional tranches of term loans in an aggregate amount not to exceed $275 million; provided that $200 million of such incremental amount shall be subject to a pro forma total senior secured leverage ratio of no greater than 3.75 to 1.0. Availability of such additional tranches of term loans will be subject to the absence of any default, and among other things, the receipt of commitments by existing or additional financial institutions.

Interest Rate and Fees. Borrowings under our senior secured term loan facility bear interest at a rate per annum equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the highest of (1) the prime rate of Bank of America, N.A., (2) the federal funds effective rate plus 0.50% and (3) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00% or (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, which shall be no less than 1.25%. The initial applicable margin for borrowings under our senior secured term loan facility is 2.50% with respect to base rate borrowings and 3.50% with respect to LIBOR borrowings. The applicable margin for borrowings under the credit agreement governing the senior secured term loan facility is subject to adjustment each fiscal quarter, based on our senior secured net leverage ratio as set forth in the most recently provided compliance certificate, commencing with the delivery of the compliance certificate for the fiscal quarter ending July 30, 2011.

In addition to paying interest on outstanding principal under our senior secured term loan facility, we pay customary agency fees.

Mandatory Prepayments. The credit agreement governing our senior secured term loan facility requires us to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (subject to reduction to 25% and 0% based upon our senior secured net leverage ratio) of our annual excess cash flow;

•	100% of the net cash proceeds of certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions; and

•	100% of the net cash proceeds of any incurrence or issuance of certain debt, other than debt permitted under our senior secured term loan facility.

Voluntary Prepayments. We are able to voluntarily prepay outstanding loans under our senior secured term loan facility at any time without premium or penalty other than customary “breakage” costs with respect to LIBOR loans.

Amortization and Final Maturity. We are required to make scheduled quarterly payments equal to 0.25% of the original principal amount of the term loans outstanding on the closing date, with the balance due on the seventh anniversary of the closing date of the Acquisition.

Guarantees and Security. All obligations under our senior secured term loan facility are unconditionally guaranteed by our parent and certain of our existing wholly owned domestic subsidiaries, and are required to be guaranteed by certain of our future wholly owned domestic subsidiaries. All obligations under the senior secured term loan facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of our assets and the assets of our parent and our subsidiary guarantors, including:

•

a first-priority pledge of all of our capital stock directly held by our parent and a first-priority pledge of all of the capital stock directly held by us and our subsidiary guarantors (which pledge, in the case of the capital stock of any foreign subsidiary, is limited to 65% of the stock of any first-tier foreign subsidiary);

•

a first-priority security interest in substantially all of our parent’s, our and the subsidiary guarantor’s other tangible and intangible assets (other than the assets described in the following bullet point), including substantially all of our real property and intellectual property, and designated deposit accounts containing solely the proceeds of collateral with respect to which the obligations under the senior secured term loan facility have a first-priority security interest; and

•

a second-priority security interest in personal property consisting of accounts receivable, inventory, cash, all other deposit accounts and certain securities accounts, commodities accounts and certain assets related to the foregoing.

Certain Covenants and Events of Default. Our senior secured term loan facility contains a number of covenants that, among other things and subject to certain exceptions, restrict our ability and the ability of our immediate parent and our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or our other indebtedness;

•	make investments, loans and acquisitions;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•	engage in transactions with our affiliates;

•	sell assets, including capital stock of our subsidiaries;

•	materially alter the business we conduct;

•	consolidate or merge;

•	incur liens; and

•	engage in sale-leaseback transactions.

The credit agreement governing our senior secured term loan facility does not require us to comply with any financial maintenance covenants but does contain certain customary representations and warranties, affirmative covenants and provisions relating to events of default, including without limitation, a cross-default provision in the case of a default according to the terms of any indebtedness with an aggregate principal amount of $35 million or more.

DESCRIPTION OF EXCHANGE NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (1) the term “Issuer” refers only to J.Crew Group, Inc., and not to any of its subsidiaries and (2) the terms “we,” “our” and “us” each refer to the Issuer and its consolidated Subsidiaries.

The Issuer issued $400 million in aggregate principal amount of 8.125% senior notes due 2019 (the “Outstanding notes”) under an indenture dated as of March 7, 2011, and as supplemented by the supplemental indenture dated as of March 7, 2011 (the “Indenture”) among the Issuer, the guarantor subsidiaries of the Issuer (the “Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The outstanding notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. In this section, we refer to the exchange notes together with the outstanding notes as the “Notes.” The terms of the Notes include those stated in the Indenture and those made part of the indenture by reference to the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indenture. It does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, will define your rights as Holders of the Notes. You may request copies of the Indenture at our address set forth under the subheading “Additional Information.”

Exchange Notes versus Outstanding Notes

The terms of the exchange notes are substantially identical to the outstanding notes except that the exchange notes will be registered under the Securities Act and will be free of any covenants regarding exchange registration rights.

Brief Description of the Notes

The Notes:

•	are general, unsecured, senior obligations of the Issuer;

•	rank equally in right of payment with all existing and future Senior Indebtedness (including the Senior Facilities) of the Issuer;

•	are effectively subordinated to all Secured Indebtedness of the Issuer (including the Senior Facilities), to the extent of the value of the collateral securing such Secured Indebtedness;

•	are structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of the Issuer that do not guarantee the Notes;

•	are senior in right of payment to all future Subordinated Indebtedness of the Issuer; and

•

are initially guaranteed on a senior unsecured basis by the Guarantors and will also be guaranteed in the future by each Restricted Subsidiary of the Issuer, if any, that guarantees Indebtedness under the Senior Facilities.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, have initially jointly and severally, irrevocably and unconditionally, guaranteed, on an unsecured senior basis, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture. As of the Issue Date, all of our domestic Subsidiaries (other than certain inactive immaterial Subsidiaries) had guaranteed the Notes.

The Guarantors have initially guaranteed the Notes and, in the future, subject to exceptions set forth under the caption “Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries,” each direct and indirect Wholly-Owned Restricted Subsidiary of the Issuer that guarantees any Indebtedness of the Issuer or any other Guarantor will guarantee the Notes, subject to release as provided below or elsewhere in this “Description of Exchange Notes.” Each of the Guarantees of the Notes is a general, unsecured, senior obligation of each Guarantor, ranks equally in right of payment with all existing and future Senior Indebtedness of such Guarantor (including such Guarantor’s guarantee of the Senior Facilities), is effectively subordinated to all Secured Indebtedness of such Guarantor (including such Guarantor’s guarantee of the Senior Facilities), to the extent of the value of the collateral securing such Secured Indebtedness, and ranks senior in right of payment to all future Subordinated Indebtedness of such Guarantor. Each of the Guarantees of the Notes is structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of each Guarantor that do not Guarantee the Notes.

Not all of the Issuer’s Subsidiaries have guaranteed the Notes. In the event of a bankruptcy, liquidation, reorganization or similar proceeding of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. As a result, all of the existing and future liabilities of our non-guarantor Subsidiaries, including any claims of trade creditors, will be effectively senior to the Notes. For the fiscal year ended January 29, 2011, the non-guarantor Subsidiaries of the Issuer represented less than 1.0% of each of the Issuer’s revenues and operating income, and as of January 29, 2011, the non-guarantor Subsidiaries of the Issuer, excluding intercompany balances, represented less than 1.0% of the Issuer’s total assets.

The obligations of each Guarantor under its Guarantee are limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law. This provision may not, however, be effective to protect a Guarantee from being voided under fraudulent transfer law, or may reduce the applicable Guarantor’s obligation to an amount that effectively makes its Guarantee worthless. If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Exchange Notes—Under certain circumstances a court could cancel the exchange notes or the related guarantees under fraudulent conveyance laws.”

Any Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Each Guarantor may consolidate with or merge into or sell all or substantially all its assets to the Issuer or another Guarantor without limitation or any other Person upon the terms and conditions set forth in the Indenture. See “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets.”

Each Guarantee by a Guarantor provides by its terms that it will be automatically and unconditionally released and discharged upon:

(1)   (a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case if such sale, exchange or transfer is made in compliance with clauses (1) and (2) of the first paragraph under “Repurchase at the Option of Holders—Asset Sales;”

(b) the release or discharge of the guarantee by such Guarantor of Indebtedness under the Senior Facilities, or the release or discharge of such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement is still a release, and that if any such guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Guarantee pursuant to the covenant described under “Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”);

(c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(d) the exercise by the Issuer of its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the discharge of the Issuer’s obligations under the Indenture in accordance with the terms of the Indenture; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee ranks equally in right of payment to all existing and future Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Facilities.

The Notes and the Guarantees are effectively subordinated in right of payment to all of the Issuer’s and the Guarantors’ existing and future Secured Indebtedness to the extent of the value of the collateral securing such Secured Indebtedness. As of April 30, 2010, the Issuer and the Guarantors have $1,200 million of Secured Indebtedness outstanding, consisting of borrowings and the related guarantees under the Senior Facilities. As of April 30, 2011, the Issuer has (1) up to $250 million available for borrowing under the ABL Facility, subject to borrowing base limitations, which, if borrowed, would be Secured Indebtedness, (2) the option to raise additional incremental term loans under the Term Facility up to the sum of (a) $75 million and (b) if our “Total Senior Secured Leverage Ratio” (as defined in the Term Loan Credit Agreement) would be equal to or less than 3.75 to 1.00, up to $200 million, which, if borrowed, would be Secured Indebtedness and (3) the option to raise additional incremental asset-based revolving credit facility commitments under the ABL Facility by up to $75 million, which, if borrowed, would be Secured Indebtedness.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Issuer’s Restricted Subsidiaries (including the Guarantors) may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. The Indenture does not limit the amount of additional Indebtedness that Holdings may incur. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Notes

The Issuer maintains one or more paying agents for the Notes. The initial paying agent for the Notes is the Trustee.

The Issuer also maintains one or more registrars and a transfer agent. The initial registrar and transfer agent with respect to the Notes is the Trustee. The registrar maintains a register reflecting ownership of the Notes outstanding from time to time. The registered Holder of a Note is treated as the owner of the Note for all purposes. The transfer agent makes payments on and facilitates transfer of Notes on behalf of the Issuer.

The Issuer may change the paying agent, the registrar or the transfer agent without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent, registrar or transfer agent.

If any Notes are listed on an exchange and the rules of such exchange so require, the Issuer satisfies any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of paying agent, registrar or transfer agent.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders are required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

Principal, Maturity and Interest

The Issuer issued $400 million in aggregate principal amount of Notes in connection with the Acquisition. The Notes will mature on March 1, 2019. Subject to compliance with the covenant described below under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional Notes from time to time after this offering under the Indenture (“Additional Notes”). The Notes offered by the Issuer and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase, except for certain waivers and amendments. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Exchange Notes” include any Additional Notes that are actually issued. The Notes are issued in denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000.

Interest on the Notes accrues at the rate of 8.125% per annum and will be payable semi-annually in arrears on each March 1 and September 1, commencing September 1, 2011, to the Holders of Notes of record on the immediately preceding February 15 and August 15. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Interest

Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement or as described under the subheading—”Events of Default and Remedies.” All references in the Indenture and this “Description of Exchange Notes,” in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest payable pursuant to the Registration Rights Agreement and/or as described under “Events of Default and Remedies.”

Payment of Principal, Premium and Interest

Cash payments of principal of, premium, if any, and interest on the Notes are payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, cash payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that (1) all cash payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (2) all cash payments of principal, premium, if any, and interest with respect to certificated Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the paying agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Until otherwise designated by the Issuer, the Issuer’s office or agency is the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under “Repurchase at the Option of Holders.” The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

At any time prior to March 1, 2014, the Issuer may, at its option and on one or more occasions, redeem up to 35.0% of the aggregate principal amount of Notes and Additional Notes issued under the Indenture at a redemption price equal to 100.0% of the aggregate principal amount thereof, plus a premium equal to the stated interest rate per annum on the Notes, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by it from one or more Equity Offerings or a contribution to the Issuer’s common equity capital made with the net cash proceeds of a concurrent Equity Offering; provided that (a) at least 60.0% of the aggregate principal amount of Notes originally issued under the Indenture on the Issue Date and any Additional Notes issued under the Indenture after the Issue Date (excluding notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of each such redemption; and (b) each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering. If any Notes are listed on an exchange, and the rules of such exchange so require, the Issuer will notify the exchange of any such notice of redemption. In addition, the Issuer will notify the exchange of the principal amount of any Notes outstanding following any partial redemption of Notes.

At any time prior to March 1, 2014, the Issuer may on one or more occasions redeem all or a part of the Notes, upon notice as described under “Selection and Notice,” at a redemption price equal to the sum of (i) 100.0% of the principal amount of the Notes redeemed, plus (ii) the Applicable Premium as of the date of redemption plus (iii) accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Issuer’s option prior to March 1, 2014.

On and after March 1, 2014, the Issuer may redeem the Notes, in whole or in part, upon notice as described under “Selection and Notice,” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on March 1 of each of the years indicated below:

Year	Senior Notes Percentage
2014	104.063%
2015	102.031%
2016 and thereafter	100.000%

Selection and Notice

If the Issuer is redeeming less than all of the Notes issued under the Indenture at any time, the Trustee will select the Notes to be redeemed (1) if the Notes are listed on an exchange, in compliance with the requirements of such exchange or (2) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee shall deem fair and appropriate. No Notes of $2,000 or less can be redeemed in part.

Notices of redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the redemption date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, any notice of redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be redeemed.

With respect to Notes represented by certificated notes, the Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note; provided that new Notes will only be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on the Notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

The Indenture provides that if a Change of Control occurs, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the paying agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law:

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

The Credit Facilities provide, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may provide, that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default thereunder, we could seek a waiver of such default or seek to refinance such Indebtedness. However, in the event we do not obtain such a waiver or do not refinance such Indebtedness, such default could result in amounts outstanding under such Indebtedness being declared due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuer is not required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate directly or indirectly an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes or any Guarantor’s Guarantee of the Notes, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing;

(b) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(c) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

(1) to permanently reduce:

(a) Obligations under the Senior Facilities, and to correspondingly reduce commitments with respect thereto;

(b) Obligations under Secured Indebtedness, which is secured by a Lien that is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;

(c) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto), provided that the Issuer shall equally and ratably reduce Obligations under the Notes as provided under “Optional Redemption” or through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes to be repurchased, to the date of repurchase; or

(d) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary;

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business; or

(3) to make an Investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event that any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $50 million by delivering the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 365 days (or such longer period provided above) or with respect to Excess Proceeds of $50 million or less.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuer shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion).

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the then outstanding Notes.

Future credit agreements or other similar agreements to which the Issuer becomes a party may contain restrictions on the Issuer’s ability to repurchase Notes. In the event an Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of its lenders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from repurchasing Notes. In such a case, the Issuer’s failure to repurchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, likely constitute a default under such other agreements.

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

Set forth below are summaries of certain covenants contained in the Indenture. During any period of time that (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”) then, the covenants specifically listed under the following captions in this “Description of Exchange Notes” section of this prospectus will not be applicable to the Notes (collectively, the “Suspended Covenants”):

(1)	“Repurchase at the Option of Holders—Asset Sales”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4)	clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5)	“—Transactions with Affiliates”;

(6)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and

(7)	“—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.”

During any period that the foregoing covenants have been suspended, the Issuer may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

If and while the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this “Description of Exchange Notes” as the “Suspension Period.” The Guarantees of the Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset to zero.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to the Notes; provided that (i) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though the covenant described below under “—Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period; (ii) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” (iii) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (6) of the second paragraph of the covenant described under “—Affiliate Transactions;” (iv) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (1) through (3) of the first paragraph of the covenant described under “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (a) of the second paragraph of the covenant described under “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;” and (v) no Subsidiary of the Issuer shall be required to comply with the covenant described under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries” after such reinstatement with respect to any guarantee entered into by such Subsidiary during any Suspension Period.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent company of the Issuer, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7), (8) and (9) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”),

unless, at the time of and immediately after giving effect to such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Fixed Charge Coverage Test”); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (6)(c), (8) and (13) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50.0% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period and including the predecessor) beginning the first day of the fiscal quarter containing the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(b) 100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i) (A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any direct or indirect parent company of the Issuer or any of the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock;

and (B) to the extent such net cash proceeds are actually contributed to the Issuer, Equity Interests of any direct or indirect parent company of the Issuer (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such company or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) convertible or exchangeable debt securities of the Issuer, in each case, that have been converted into or exchanged for such Equity Interests of the Issuer;

provided that this clause (b) shall not include the proceeds from (V) all or any portion of the Madewell Business, (W) Refunding Capital Stock applied in accordance with clause (2) of the next succeeding paragraph, (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100.0% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) (other than by a Restricted Subsidiary and other than all or any portion of the Madewell Business and any Excluded Contributions); plus

(d) 100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries (other than by the Issuer or a Restricted Subsidiary) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment; provided that, in the case of this clause (e), if the fair market value of any marketable securities or other property (other than cash) contributed or received, or such Investment, as applicable, shall exceed $45.0 million, such fair market value shall be determined by the board of directors of the Issuer whose resolution with respect thereto will be delivered to the Trustee.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or any Restricted Subsidiary or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock, and (c) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clauses (6) (a) or (b) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the defeasance, redemption, repurchase, exchange or other acquisition or retirement of (i) Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor or Disqualified Stock of the Issuer or a Guarantor or (ii) Disqualified Stock of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Issuer or a Guarantor, that, in each case, is Refinancing Indebtedness incurred or issued, as applicable, in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent company of the Issuer held by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Issuer or any direct or indirect parent company of the Issuer in connection with any such repurchase, retirement or other acquisition), or any stock subscription or shareholder agreement, including any Equity Interest rolled over by management of the Issuer or any direct or indirect parent company of the Issuer in connection with the Transactions; provided that the aggregate amount of Restricted Payments made under this clause (4) does not exceed $25.0 million in any calendar year following the Issue Date (with unused amounts in any calendar year being carried over to the next two succeeding calendar years); provided, further, that each of the amounts in any calendar year under this clause (4) may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of the Issuer, in each case to any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries (or by any direct or indirect parent company to the extent contributed to the Issuer) after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided, further, that cancellation of Indebtedness owing to the Issuer from any future, present or former employees, directors, officers, managers or consultants of the Issuer (or their respective Controlled Investment Affiliates or Immediate Family Members), any direct or indirect parent company of the Issuer or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Issue Date;

(b) the declaration and payment of dividends to any direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8) the declaration and payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent company of the Issuer to fund a payment of dividends on such company’s common stock), following the first public offering of the Issuer’s common stock or the common stock of any direct or indirect parent company of the Issuer after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9) Restricted Payments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) at any one time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, Cash Equivalents) not to exceed the greater of (a) $90.0 million and (b) 3.0% of Total Assets;

(11) distributions or payments of Securitization Fees;

(12) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case with respect to any Restricted Payment made or owed to an Affiliate, to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(13) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that the Issuer shall have made a change of control offer or asset sale offer, as applicable, to purchase the Notes on the terms provided in the indenture applicable to Change of Control Offers or Asset Sale Offers, respectively, and all Notes validly tendered by Holders in such change of control offer or asset sale offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(14) the declaration and payment of dividends or distributions by the Issuer to, or the making of loans to, any direct or indirect parent company of the Issuer in amounts required for any direct or indirect parent company of the Issuer to pay, in each case without duplication,

(a) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate or other legal existence;

(b) so long as the Issuer is a member of a consolidated, combined or unitary group of which such direct or indirect parent company is a parent for foreign, federal, state or local income or other tax purposes, the relevant foreign, federal, state and local income or other taxes, to the extent such income or other taxes are attributable to the income of the Issuer and its Restricted Subsidiaries that are members of such group and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in or with respect to any taxable year does not exceed the amount that the Issuer and such Restricted Subsidiaries would be required to pay in respect of the relevant foreign, federal, state and local taxes for such taxable year were the Issuer, such Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes as a separate consolidated, combined or unitary group separately from any such parent company (or, if there are no such Restricted Subsidiaries or Unrestricted Subsidiaries, the Issuer on a separate company basis);

(c) customary salary, bonus and other benefits payable to employees, directors, officers and managers of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(e) fees and expenses other than to Affiliates of the Issuer related to any unsuccessful equity or debt offering of such parent company;

(f)(i) amounts payable pursuant to the Management Fee Agreement, solely to the extent such amounts are not paid directly by the Issuer or its Subsidiaries or (ii) payments permitted under clauses (3), (4), (7), (12) or (19) of the covenant described under “—Transactions with Affiliates”;

(g) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any direct or indirect parent company of the Issuer; and

(h) to finance Investments otherwise permitted to be made pursuant to this covenant; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries or (2) the merger of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by the covenant “—Merger, Consolidation or Sale of All or Substantially All Assets” below) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with the Indenture, (D) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to clause (3) of the preceding paragraph and (E) such Investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of this covenant (other than pursuant to clause (9) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof);

(15) Restricted Payments (x) in an aggregate amount not to exceed the Net Proceeds from any disposition, in whole or in part, of the Madewell Business (including by the disposition or issuance of Equity Interests evidencing ownership in respect thereof) or (y) constituting the assets comprising all or any part of the Madewell Business (including any Equity Interests evidencing ownership in respect thereof); and

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash Equivalents);

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (10) and (16), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries were Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the next to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (9) or (10) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture. For the avoidance of doubt, this covenant shall not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred under the terms of the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and, subject to the third paragraph of this covenant, any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness pursuant to the Credit Facilities by the Issuer or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate principal amount not to exceed $1,800.0 million; provided, that to the extent that the Borrowing Base exceeds $325.0 million, such amount will be increased by the amount of such excess; provided, further, that such amount will be reduced to the extent of any reduction or elimination by the lenders of any commitment under any Credit Facility in connection with any Qualified Securitization Facility for so long as such reduction or elimination of such commitment remains in effect but only to the extent Indebtedness under such Qualified Securitization Facility is outstanding;

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by (a) the Notes and the exchange notes and related exchange guarantees to be issued in exchange for Notes and the Guarantees pursuant to the Registration Rights Agreement (but excluding any Additional Notes);

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations) and Disqualified Stock incurred or issued by the Issuer or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred or issued and outstanding under this clause (4), not to exceed the greater of (x) $75.0 million and (y) 2.5% of Total Assets (in each case, determined at the date of incurrence) at any time outstanding, so long as such Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued at the date of such purchase, lease or improvement or within 270 days thereafter;

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 Business Days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Issuer or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6));

(7) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor; provided, further, that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries or any pledge of such Capital Stock constituting a Permitted Lien) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred under the Indenture, exchange rate risk or commodity pricing risk;

(11) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(12) (a) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clause (1) or (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or, subject to the third paragraph of this covenant, any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other

Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed the greater of (x) $100.0 million and (y) 3.25% of Total Assets (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred or issued for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred or issued such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence by the Issuer or any Restricted Subsidiary of Refinancing Indebtedness;

(14) (a) Indebtedness or Disqualified Stock of the Issuer or, subject to the third paragraph of this covenant, Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance an acquisition or (b) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, either

(i) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(ii) the Fixed Charge Coverage Ratio for the Issuer is equal to or greater than immediately prior to such acquisition or merger;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17)(a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or (b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, managers and consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (4) of the second paragraph under “—Limitation on Restricted Payments”;

(19) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(20) (a) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries and (b) Indebtedness in respect of Cash Management Services;

(21) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms;

(22) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(23) the incurrence of Indebtedness of Foreign Subsidiaries of the Issuer or a Restricted Subsidiary of the Issuer in an amount not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (23) the greater of (i) $25.0 million and (ii) 1.0% of Total Assets (it being understood that any Indebtedness incurred pursuant to this clause (23) shall cease to be deemed incurred or outstanding for the purpose of this clause (23) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiaries could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (23));

(24) Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business; and

(25) Indebtedness in respect of letters of credit issued for the account of the Issuer or any Restricted Subsidiaries of the Issuer to finance the purchase of inventory so long as (x) such Indebtedness is unsecured and (y) the aggregate principal amount of such Indebtedness does not exceed $50.0 million at any time.

Restricted Subsidiaries of the Issuer that are not Guarantors may not incur Indebtedness or Disqualified Stock or Preferred Stock under the first paragraph of this covenant or clause 12(b) or 14(a) of the second paragraph of this covenant if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness and Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors incurred or issued pursuant to the first paragraph of this covenant and clauses 12(b) and 14(a) of the second paragraph of this covenant, collectively, would exceed the greater of (x) $75.0 million and (y) 2.5% of Total Assets.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (25) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date or any refinancing thereof that is secured by a Lien will, at all times, be treated as incurred on the Issue Date under clause (1) of the second paragraph above; and

(2) the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such

Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP.

The Indenture provides that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) secured Senior Indebtedness as subordinated or junior to any other secured Senior Indebtedness merely because it has a junior priority lien with respect to the same collateral.

Liens

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur or assume any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related Guarantee, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured,

except that the foregoing shall not apply to or restrict (a) Liens securing obligations in respect of the Notes and the related Guarantees (including exchange notes and related guarantees), (b) Liens securing obligations in respect of Indebtedness permitted to be incurred under any Credit Facility, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (c) Liens securing obligations in respect of Indebtedness permitted to be incurred under the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, with respect to Liens securing obligations in respect of Indebtedness permitted under this subclause (c), at the time of incurrence and after giving pro forma effect thereto, the Senior Secured Leverage Ratio would be no greater than 3.75 to 1.00.

Any Lien created for the benefit of the Holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company or the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b) the Fixed Charge Coverage Ratio for the Issuer would be equal to or greater than the Fixed Charge Coverage Ratio for the Issuer immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Notes and the Registration Rights Agreement; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Issuer under the Indenture, the Guarantees and the Notes, as applicable. The foregoing clauses (3), (4), (5) and (6) shall not apply to the merger contemplated by the Transaction Agreement. Notwithstanding the immediately preceding clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and

(2) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor will, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(c) immediately after such transaction, no Default exists; and

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with clauses (1) and (2) under the first paragraph of the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (1) merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (2) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (3) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer and/or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Investments permitted by the definition of “Permitted Investments”;

(3) the payment of management, consulting, monitoring, advisory and other fees, indemnities and expenses pursuant to the Management Fee Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees, indemnities and expenses accrued in any prior year) and the termination fees pursuant to the Management Fee Agreement, or any amendment thereto so long as any such amendment is not disadvantageous in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole, as compared to the Management Fee Agreement as in effect on the Issue Date;

(4) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements provided for the benefit of, current or former employees, directors, officers, managers or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it was a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole as compared to the original agreement in effect on the Issue Date;

(8) the Transactions and the payment of all fees and expenses related to the Transactions, in each case as contemplated by the Rule 144A offering memorandum;

(9) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any direct or indirect parent company of the Issuer or to any Permitted Holder or to any employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(11) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with the ABL Facility or any Qualified Securitization Facility;

(12) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith;

(13) payments and Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Issuer and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement that are, in each case, approved by the Issuer in good faith; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Issuer in good faith;

(14) investments by any of the Investors in securities of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Investors in connection therewith) so long as (a) the investment is being offered generally to other investors on the same or more favorable terms and (b) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;

(15) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(16) payments by the Issuer (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to tax sharing agreements among the Issuer (and any such parent company) and its Subsidiaries; provided that in each case the amount of such payments in any taxable year does not exceed the amount that the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such taxable year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(17) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee and any Affiliate of the Issuer, as lessor, which is approved by a majority of the disinterested members of the board of directors of the Issuer in good faith;

(18) intellectual property licenses in the ordinary course of business;

(19) any disposition described under clause (r) of the definition of “Asset Sale”; and

(20) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to stockholders of Holdings or any direct or indirect parent thereof pursuant to the stockholders agreement or the registration rights agreement entered into on the Issue Date in connection therewith.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Issuer or any Restricted Subsidiary that is a Guarantor;

(2) make loans or advances to the Issuer or any Restricted Subsidiary that is a Guarantor; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary that is a Guarantor.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Facilities and the related documentation and Hedging Obligations and the related documentation;

(b) the Indenture, the Notes and the guarantees thereof;

(c) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Issuer or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of the Issuer are necessary or advisable to effect such Qualified Securitization Facility;

(m) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(n) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;

(o) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(p) restrictions arising in connection with cash or other deposits permitted under the covenant “—Liens”;

(q) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and other restrictions that are, in the good faith judgment of the Issuer, no more restrictive in any material respect taken as a whole with respect to any Restricted Subsidiary than those encumbrances and other restrictions that are in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date; and

(r) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (q) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Issuer will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of the Issuer or any Guarantor), other than a Guarantor, a Foreign Subsidiary or a Securitization Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this covenant shall not be applicable to (i) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (ii) guarantees of any Qualified Securitization Facility by any Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 30 day period described in clause (1) above.

Reports and Other Information

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC (and make available to the Trustee and Holders of the Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date:

(1) within 90 days after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending April 30, 2011), reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) within five (5) Business Days of the date on which an event would have been required to be reported on a Form 8-K or any successor or comparable form if the Issuer had been a reporting company under the Exchange Act, a current report relating to such event on Form 8-K or any successor or comparable form; provided, however, that no such report or information will be required to be so delivered if the Issuer determines in good faith that such event is not material to the holders of Notes or the business, assets, operations or financial condition of the Issuer and its Restricted Subsidiaries, taken as a whole;

(4) simultaneously with the delivery of each report referred to in clauses (1) and (2) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC (i) if the SEC does not permit such filing or (ii) prior to the consummation of an exchange offer or the effectiveness of a shelf registration statement as required by the Registration Rights Agreement, in which event the Issuer will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes, in each case within 15 days after the time the Issuer would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, the Issuer has agreed that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act; provided, further, that any report required to be delivered under clause (1) or (2) above prior to the completion of the first fiscal year following the Issue Date shall not be required to contain all purchase accounting adjustments relating to the Transactions to the extent it is not practicable to include any such adjustments in such report.

In the event that any direct or indirect parent company of the Issuer of which the Issuer is a Wholly-Owned Subsidiary becomes a guarantor of the Notes, the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that, if and so long as such parent company shall have Independent Assets or Operations (as defined below), the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a stand-alone basis, on the other hand. “Independent Assets or Operations” means, with respect to any such parent company, that such parent company’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in the Issuer and the Restricted Subsidiaries), determined in accordance with GAAP and as shown on the most recent balance sheet of such parent company, is more than 3.0% of such parent company’s corresponding consolidated amount.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offer registration statement or shelf registration statement (or any other similar registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act, subject to exceptions consistent with the presentation of financial information in a Rule 144A offering memorandum, to the extent filed within the time periods specified above, or (2) by posting on its website and providing to the Trustee within 15 days of the time periods after the Issuer would have been required to file annual and interim reports with the SEC, the financial information (including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in a Rule 144A offering memorandum, to the extent filed within the times specified above.

Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “Events of Default and Remedies” until 60 days after the date any report hereunder is due.

To the extent any information is not provided within the time periods specified in this section “Reports and Other Information” and such information is subsequently provided, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

The Issuer shall use its commercially reasonable efforts, consistent with its judgment as to what is prudent at the time, to participate in quarterly conference calls to discuss operating results and related matters. The Issuer shall issue a press release which will provide the date and time of any such call and will direct Holders, prospective investors and securities analysts to contact the investor relations office of the Issuer to obtain access to the conference call.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Notes;

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25.0% in principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (1) or (2) above) contained in the Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(5) failure by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $50.0 million (net of amounts covered by insurance policies issued by reputable and creditworthy insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer) would constitute a Significant Subsidiary); or

(7) the Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void in a final non-appealable judgment of a court of competent jurisdiction or any responsible officer of any Guarantor that is a Significant Subsidiary

(or the responsible officers of any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer) would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25.0% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal of and premium, if any, and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee will have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interests of the Holders of the Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration with respect to the Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25.0% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Notes have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies (other than the Issuer and the Guarantors) shall have any liability, for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption);

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions (a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling or (b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(c) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture;

(11) to conform the text of the Indenture, Guarantees or the Notes to any provision of this “Description of Exchange Notes” to the extent that such provision in this “Description of Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes, as provided in an Officer’s Certificate; or

(12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication or electronic delivery will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture will contain certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and any Guarantee are governed by and to be construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“ABL Credit Agreement” means that certain credit agreement, to be dated on or about the Issue Date, by and among the Issuer, Holdings, Bank of America, N.A., as the administrative agent, and the lenders party thereto.

“ABL Facility” means the asset-based revolving credit facility under the ABL Credit Agreement, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the transactions contemplated by the Transaction Agreement.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at March 1, 2014 (each such redemption price being set forth in the table appearing above under “Optional Redemption”), plus (ii) all required remaining scheduled interest payments due on such Note through March 1, 2014 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of such Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction) of property or assets of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests by any of the Issuer’s Restricted Subsidiaries or the sale by the Issuer or any of the Issuer’s Restricted Subsidiaries of Equity Interests in any of the Issuer’s Subsidiaries (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business (it being understood that the sale of inventory or goods (other than assets) in bulk in connection with the closing of any number of retail locations in the ordinary course of business shall be considered a sale in the ordinary course of business);

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments” or any Permitted Investment;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $25.0 million;

(e) any disposition of property or assets or the issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by the Indenture;

(j) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with the ABL Facility or any Qualified Securitization Facility or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business;

(k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(l) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(m) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(o) the unwinding of any Hedging Obligations;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(r) any disposition of all or any part of the Madewell Business (including by way of the issuance or disposition of any Equity Interests);

(s) the granting of a Lien that is permitted under the covenant described above under “Certain Covenants—Liens;” and

(t) the issuance of directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable law.

“Borrowing Base” means the “Borrowing Base” as defined in the ABL Credit Agreement.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Cash Equivalents” means:

(1) United States dollars, Euros or Canadian dollars;

(2) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(3) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above or clause (7) below entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 12 months after the date of creation thereof;

(7) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and

(10) investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (9) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (10) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (10) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into United States dollars as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

At any time at which the value, calculated in accordance with GAAP, of all investments of the Issuer and its Restricted Subsidiaries that were deemed, when made, to be Cash Equivalents in accordance with clauses 1) through (10) above exceeds the Indebtedness of the Issuer and its Restricted Subsidiaries, “Cash Equivalents” shall also mean any investment (a “Qualifying Investment”) that satisfies the following two conditions: (a) the Qualifying Investment is of a type described in clauses (1) through (10) of this definition, but has an effective maturity (whether by reason of final maturity, a put option or, in the case of an asset-backed security, an average life) of five years and one month or less from the date of such Qualifying Investment (notwithstanding any provision contained in such clauses (1) through (10) requiring a shorter maturity); and (b) the weighted average effective maturity of such Qualifying Investment and all other investments that were made as Qualifying Investments in accordance with this paragraph, does not exceed two years from the date of such Qualifying Investment.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing or credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1) the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions (other than by merger or consolidation), of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than any Permitted Holder; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than any Permitted Holder) or (B) Persons (other than any Permitted Holder) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50.0% or more of the total voting power of the Voting Stock of the Issuer directly or indirectly through any of its direct or indirect parent holding companies, other than in connection with any transaction or transactions in which the Issuer shall become the Wholly-Owned Subsidiary of a Parent Company, and thereafter, the foregoing shall instead apply to such Parent Company.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of deferred financing fees, debt issuance costs, and commissions, fees and expenses of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (u) penalties and interest relating to taxes, (v) any Additional Interest and any “additional interest” with respect to other securities, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility and (z) any accretion of accrued interest on discounted liabilities); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(1) any net after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, and Transaction Expenses, relocation costs, integration costs, consolidation and closing costs for Stores and facilities, severance costs and expenses, one-time compensation charges, the amount of costs relating to pre-opening and opening costs for Stores, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with non-recurring product and intellectual property development after the Issue Date, other business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design and implementation costs and project start-up costs shall be excluded;

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(3) any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded;

(4) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business shall be excluded;

(5) the Net Income for such period of any Person that is an Unrestricted Subsidiary shall be excluded, and, solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period;

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(8) any after-tax effect of income (loss) from the early extinguishment of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management of the Issuer or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;

(11) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering of the Notes, and the Credit Facilities), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes and the Credit Facilities) and including, in each case, any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded;

(12) accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;

(13) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of the insurable event (with a deduction for any amount so added back to the extent not so reimbursed within such 365 day period), expenses with respect to liability or casualty events or business interruption shall be excluded;

(14) any noncash compensation expense resulting from the application of Statement of Financial Accounting Standards No. 123R shall be excluded; and

(15) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; and

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) and any other foreign currency translation gains and losses, to the extent such gain or losses are non-cash items.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Total Debt” means, as of the any date of determination, the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any acquisition permitted under the Indenture), consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments; provided that Consolidated Total Debt shall not include Indebtedness in respect of (i) any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until three (3) Business Days after such amount is drawn) and (ii) Hedging Obligations.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Facilities or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of, or collection or payment on, such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the

Issuer or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members), of the Issuer, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Issuer (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by the following, in each case to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes, foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (1) through (15) of the definition of “Consolidated Net Income”; plus

(b) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(t) through (z) in the definition thereof); plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d) the amount of any restructuring charges or reserves, integration and facilities opening costs or other business optimization expenses (including cost and expenses relating to business optimization programs and new systems design and implementation costs) or accruals or reserves, including any one-time costs incurred in connection with acquisitions after the Issue Date, project start-up costs and costs related to the closure and/or consolidation of facilities; plus

(e) any other non-cash charges, including any write offs or write downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Issuer may determine not to add back such non-cash charge in the current period and (B) to the extent the Issuer does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(g) the amount of management, monitoring, consulting and advisory fees (including termination fees) and indemnities and expenses paid or accrued in such period under the Management Fee Agreement or otherwise to the Investors to the extent otherwise permitted under “Certain Covenants—Transactions with Affiliates”; plus

(h) the amount of net cost savings and synergies (other than any of the foregoing related to Specified Transactions) projected by the Issuer in good faith to result from actions taken or expected to be taken no later than twelve (12) months after the end of such period (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of the period for which EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings and synergies are reasonably identifiable and factually supportable, and (B) the aggregate amount of cost savings and synergies added pursuant to this clause (x) for any Test Period shall not exceed, after the Issue Date, the greater of (x) $30,000,000 and (y) 10% of EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (h)); plus

(i) the amount of loss on sale of receivables, Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(j) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”; plus

(k) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(l) any net loss from disposed or discontinued operations or from operations expected to be disposed of or discontinued within twelve months after the end of such period; plus

(m) extraordinary losses and unusual or non-recurring charges (including any unusual or non-recurring operating expenses attributable to the implementation of cost-savings initiatives, severance, retention and relocation costs and curtailments and modifications to pension and post-retirement employee benefit plans); plus

(n) losses on asset sales (other than asset sales made in the ordinary course of business), disposals and abandonments; and

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; plus

(b) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase EBITDA in such prior period; plus

(c) any net income from disposed or discontinued operations or from operations expected to be disposed of or discontinued within twelve months after the end of such period; plus

(d) extraordinary gains and unusual or non-recurring gains; plus

(e) gains on asset sales (other than asset sales made in the ordinary course of business), disposals and abandonments.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Euros” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer;

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, any Specified Transaction that has been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Specified Transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any Specified Transaction (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer and may include, for the avoidance of doubt, cost savings and synergies resulting from or related to any such Specified Transaction (including the Transactions) which is being given pro forma effect that have been or are expected to be realized and for which the actions necessary to realize such cost savings and synergies are taken or expected to be taken no later than 24 months after the date of any such Specified Transaction (in each case as though such cost savings and synergies had been realized on the first day of the applicable period). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America which are in effect on the Issue Date. For purposes of this “Description of Exchange Notes,” the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture and the Notes.

“Guarantor” means each Restricted Subsidiary of the Issuer, if any, that Guarantees the Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, currency or commodity risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Holdings” means Chinos Intermediate Holdings B, Inc., a Delaware corporation and the direct parent of the Issuer.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) or services due more than twelve months after such property is acquired or such services are completed, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable;

(d) representing the net obligations under any Hedging Obligations; or

(e) during a Suspension Period only, obligations of the lessee for rental payments in respect of Sale and Lease-back Transactions in an amount equal to the present value of such obligations during the remaining term of the lease using a discount rate equal to the rate of interest implicit in such transaction determined in accordance with GAAP;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit (excluding commercial letters of credit) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Issuer appearing upon the balance sheet of the Issuer solely by reason of push-down accounting under GAAP shall be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) reimbursement obligations under commercial letters of credit or (c) obligations under or in respect of Qualified Securitization Facilities; provided, further, that Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mizuho Securities USA Inc.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, managers and consultants in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Investor” means any of TPG Capital, L.P., TPG Chinos Co-Invest, L.P. (for so long as TPG Capital, L.P. or any of its Affiliates retains control of the voting power thereof), Leonard Green & Partners, L.P., LGP Chino Coinvest LLC (for so long as Leonard Green & Partners, L.P. or any of its Affiliates retains control of the voting power thereof) and, if applicable, each of their respective Affiliates and funds or partnerships managed or advised by any of them or their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“Issue Date” means the date of original issuance of the Notes under the Indenture.

“Issuer” has the meaning set forth in the first paragraph under “General.”

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or place of payment.

“Lien “ means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Madewell Business” means any business conducted by Madewell, Inc., a Delaware corporation and wholly owned subsidiary of the Issuer, and its Subsidiaries on the Issue Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted by Madewell, Inc. on the Issue Date, including any trademarks or trade names exclusively used in the Madewell Business now or in the future but excluding for the avoidance of doubt any trademarks or trade names owned by the Issuer or any of its Subsidiaries (other than Madewell, Inc. and its Subsidiaries) on the Issue Date.

“Management Fee Agreement” means the management services agreement between TPG Capital, L.P. and Leonard Green & Partners, L.P. or certain of the management companies associated with either of them or their advisors, if applicable, and Chinos Holdings, Inc., Chinos Intermediate Holdings A, Inc., Holdings and the Issuer.

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members) of the Issuer (or its direct parent) who are holders of Equity Interests of any direct or indirect parent companies of the Issuer on the Issue Date or will become holders of such Equity Interests in connection with the Acquisition.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Parent Company” means any Person so long as such Person directly or indirectly holds 100.0% of the total voting power of the Capital Stock of the Issuer, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any

successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act ), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50.0% or more of the total voting power of the Voting Stock of such Person.

“Participating Member State” means each state so described in any EMU Legislation.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

“Permitted Holder” means any of the Investors and Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and Management Stockholders, collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment or binding commitment existing on the Issue Date; provided that the amount of any such Investment or binding commitment may be increased (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date or (b) as otherwise permitted under the Indenture;

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

(b) in satisfaction of judgments against other Persons; or

(c) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of (a) $75.0 million and (b) 2.5% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies; provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(10) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” performance guarantees and Contingent Obligations incurred in the ordinary course of business and the creation of liens on the assets of the Issuer or any Restricted Subsidiary in compliance with the covenant described under “Certain Covenants—Liens”;

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) additional Investments, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (a) $75.0 million and (b) 2.5% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $10.0 million outstanding at any one time, in the aggregate;

(16) loans and advances to employees, directors, officers, managers and consultants for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof;

(17) advances, loans or extensions of trade credit in the ordinary course of business by the Issuer or any of its Restricted Subsidiaries;

(18) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(19) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(20) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(21) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(22) repurchases of the Notes;

(23) Investments in Unrestricted Subsidiaries, taken together with all other Permitted Investments made pursuant to this clause (23) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (a) $60.0 million and (b) 2.0% of Total Assets;

(24) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices; and

(25) Investments received in connection with a disposition permitted by clause (r) of the definition of “Asset Sale” or any Restricted Payment permitted by clause (15) of the second paragraph of “Certain Covenants—Limitation on Restricted Payments”.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance, other social security legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self insured retention amounts and premiums and adjustments thereto) or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person and exceptions on title policies insuring liens granted on Mortgaged Properties (as defined in the Senior Facilities);

(6) Liens securing obligations in respect of Indebtedness permitted to be incurred pursuant to clause (4), (12)(b), (13) or (23) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that (a) Liens securing Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (13) relate only to Refinancing Indebtedness that serves to refund or refinance Indebtedness, Disqualified Stock or Preferred Stock incurred under clause (4), (12)(b) or (13) of the second paragraph of “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (b) Liens securing Indebtedness permitted to be incurred pursuant to clause (23) extend only to the assets of Foreign Subsidiaries, and (c) Liens securing Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to clause (4) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” extend only to the assets so purchased, leased or improved;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries;

(9) Liens on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10) Liens securing obligations in respect of Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing (x) Hedging Obligations and (y) obligations in respect of Cash Management Services;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business or purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(17) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and proceeds and products thereof, and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original

Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations in an aggregate amount at any one time outstanding not to exceed the greater of (a) $60.0 million and (b) 2.0% of Total Assets determined as of the date of incurrence;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under “Events of Default and Remedies”;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (a) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens securing obligations owed by the Issuer or any Restricted Subsidiary to any lender under the Senior Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(28) during a Suspension Period only, Liens securing Indebtedness (other than Indebtedness that is secured equally and ratably with (or on a basis subordinated to) the Notes), and Indebtedness represented by Sale and Lease-Back Transactions in an amount not to exceed 15.0% of Total Assets at any one time outstanding;

(29) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(31) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted;

(32) ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(33) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(34) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(35) Liens on the assets of non-guarantor Subsidiaries securing Indebtedness of the Issuer or the Restricted Subsidiaries that were permitted by the terms of the Indenture to be incurred;

(36) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted under the Indenture to be applied against the purchase price for such Investment;

(37) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business;

(38) deposits of cash with the owner or lessor of premises leased and operated by the Issuer or any of its Subsidiaries in the ordinary course of business of the Issuer and such Subsidiary to secure the performance of the Issuer’s or such Subsidiary’s obligations under the terms of the lease for such premises; and

(39) Liens or rights of setoff against credit balances of the Issuer or any of its Subsidiaries with Credit Card Issuers or Credit Card Processors (each, as defined in the ABL Credit Agreement) or amounts owing by such Credit Card Issuers or Credit Card Processors to the Issuer or any of its Restricted Subsidiaries in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of the Issuer or any of its Subsidiaries pursuant to the Credit Card Agreements (as defined in the ABL Credit Agreement) to secure the obligations of the Issuer or any of its Restricted Subsidiaries to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (1) constituting a securitization financing facility that meets the following conditions: (a) the board of directors of the Issuer shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the applicable Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Issuer) and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) or (2) constituting a receivables financing facility.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Refinancing Indebtedness” means (x) Indebtedness incurred by the Issuer or any Restricted Subsidiary, (y) Disqualified Stock issued by the Issuer or any Restricted Subsidiary or (z) Preferred Stock issued by any Restricted Subsidiary which, in each case, serves to extend, replace, refund, refinance, renew or defease any such Indebtedness, Disqualified Stock or Preferred Stock, so long as

(1) the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Indebtedness, the amount of Preferred Stock or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased, plus the amount of any tender premium or premium required to be paid under the terms of the instrument governing the Indebtedness, Preferred Stock or Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased, defeasance costs and any reasonable fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock;

(2) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(3) such Refinancing Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness, Preferred Stock or Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased;

(4) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(5) Refinancing Indebtedness shall not include:

(a) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Issuer;

(b) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(c) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and, provided, further, that clauses (2) and (3) of this definition will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Indebtedness outstanding under any Credit Facility and Obligations secured by Permitted Liens.

“Registration Rights Agreement” means a registration rights agreement with respect to the Notes dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment and other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Facilities” means the ABL Facility and the Term Facility.

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Facilities or Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all (x) Hedging Obligations (and guarantees thereof) and (y) obligations in respect of Cash Management Services (and guarantees thereof) owing to a Lender (as defined in the Senior Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations and obligations in respect of Cash Management Services, as the case may be, are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuer or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt outstanding on the last day of such Test Period that is secured by a Lien on any property of the Issuer or any Restricted Subsidiary to (b) EBITDA of the Issuer for such Test Period, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (1) any business engaged in by the Issuer or any of its Restricted Subsidiaries on the Issue Date, and (2) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the Issue Date.

“Specified Transaction” means (v) any designation of operations or assets of the Issuer or a Restricted Subsidiary as discontinued operations (as defined under GAAP), (w) any Investment that results in a Person becoming a Restricted Subsidiary, (x) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with the Indenture, (y) any purchase or other acquisition of a business of any Person, of assets constituting a business unit, line of business or division of any Person or of a Store or (z) any Asset Sale (i) that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Issuer or (ii) of a business, business unit, line of business or division or a Store of the Issuer or a Restricted Subsidiary, in each case whether by merger, consolidation or otherwise.

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by the Issuer or any Restricted Subsidiary.

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(a) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Term Loan Credit Agreement” means that certain credit agreement, to be dated on about the Issue Date, by and among the Issuer, Holdings, Bank of America, N.A., as the administrative agent, and the lenders party thereto.

“Term Facility” means the senior secured term loan facility under the Term Loan Credit Agreement, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that, such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Test Period” in effect at any time means the Issuer’s most recently ended four fiscal quarters for which internal financial statements are available.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Issuer or such other Person as may be expressly stated.

“Transaction Agreement” means the Agreement and Plan of Merger, dated as of November 23, 2010 among Holdings, Chinos Acquisition Corporation, and the Issuer, as the same may be amended prior to the Issue Date.

“Transaction Expenses” means any fees or expenses incurred or paid by the Issuer or any Restricted Subsidiary in connection with the Transactions, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options.

“Transactions” means the transactions contemplated by the Transaction Agreement, the issuance of the Notes and borrowings under the Senior Facilities as in effect on the Issue Date.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to March 1, 2014; provided that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either: (1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test or (2) the Fixed Charge Coverage Ratio for the Issuer would be equal to or greater than such ratio for the Issuer immediately prior to such designation, in each case, on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments;

provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebtedness”), the effects of any prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required under applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM

The certificates representing the exchange notes will be issued in fully registered form without interest coupons (the “global notes”). The global notes will be deposited with the trustee as a custodian for DTC, as depositary, and registered in the name of a nominee of such depositary.

The Global Notes

We expect that pursuant to procedures established by DTC (a) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (b) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the global notes.

Payments of the principal of, premium (if any), interest (including additional interest) on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including additional interest) on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of outstanding notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for certificated securities, which it will distribute to its participants and which will be legended as set forth under the heading “Notice to Investors” in the final offering memoranda relating to the outstanding notes.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated securities shall only be issued in exchange for beneficial interests in the global notes (i) after there has occurred and is continuing an event of default with respect to the notes or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the global notes or has ceased to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 120 days.

Secondary Market Trading, Global Clearance and Settlement under the Book-Entry System

Any permitted secondary market trading activity in the notes will be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following discussion is a summary of certain United States federal income tax considerations relating to the exchange of outstanding notes for exchange notes pursuant to the exchange offer and the ownership and disposition of exchange notes received pursuant to the exchange offer. This summary does not purport to be a complete analysis of all the potential tax considerations relevant to the particular circumstances of holders. This summary is based on the provisions of the Code, the Treasury regulations promulgated or proposed thereunder, judicial authority, published administrative positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this prospectus, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS will agree with our statements and conclusions. This summary deals only with outstanding notes and exchange notes held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their personal circumstances or status, nor does it address tax considerations applicable to holders that may be subject to special tax rules, such as banks and other financial institutions, tax-exempt organizations, S corporations, partnerships or other pass-through entities, insurance companies, broker/dealers, dealers or traders in securities, controlled foreign corporations, passive foreign investment companies or certain former citizens or residents of the United States. This summary also does not discuss exchange notes held as part of a hedge, straddle, synthetic security or conversion transaction, or situations in which the “functional currency” of a United States holder (as defined below) is not the United States dollar. Moreover, the effect of the alternative minimum tax and any applicable gift, estate, state, local or non-United States tax laws is not discussed.

THE FOLLOWING DISCUSSION IS INTENDED FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. INVESTORS CONSIDERING THE EXCHANGE OFFER SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

The term “United States holder” means a beneficial owner of an outstanding note or an exchange note that is, for United States federal income tax purposes:

1. an individual citizen or resident of the United States;

2. a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

3. an estate, the income of which is subject to United States federal income taxation regardless of its source; or

4. a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons (within the meaning of the Code) has the authority to control all of its substantial decisions, or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust.

The term “non-United States holder” means a beneficial owner of an outstanding note or an exchange note that is an individual, a corporation, an estate or a trust that is not a United States holder.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds outstanding notes or exchange notes, the United States federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership participating in the exchange offer should consult with its own tax advisors about the United States federal income tax consequences of the purchase, ownership and disposition of the outstanding notes and exchange notes.

Treatment of the Exchange

The exchange of an outstanding note for an exchange note pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes, and accordingly a holder will not recognize any gain or loss upon the receipt of an exchange note for an outstanding note. A holder’s holding period for an exchange note will include the holding period for the outstanding note exchanged therefor, and a holder’s tax basis in the exchange note immediately after the exchange will be the same as such holder’s adjusted tax basis in such outstanding note immediately before the exchange.

Effect of Certain Additional Payments

In certain circumstances, we may be obligated to pay amounts in excess of the stated interest or principal on the exchange notes or the outstanding notes (as described under “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control,” and with respect to the outstanding notes, as described under “The Exchange Offer—Purpose and Effect of the Exchange Offer”). These potential payments may implicate the provisions of U.S. Treasury regulations relating to “contingent payment debt instruments.” According to the applicable U.S. Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are either remote or incidental. We intend to take the position that the foregoing contingencies are remote and/or incidental, and we do not intend to treat the exchange notes as contingent payment debt instruments. Our position that such contingencies are remote and/or incidental is binding on a holder unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury regulations. If any additional amounts are in fact paid, holders will be required to recognize such amounts as income at the time such payments are received or accrued, in accordance with each holder’s method of accounting for U.S. federal income tax purposes. In the event the IRS successfully takes the position that certain of the potential payments described above are not remote and/or incidental, the amount and timing (and possibly the character) of the income recognized by a holder would be affected. In addition, if we exercise our option to repurchase the exchange notes prior to the maturity date, the yield on such exchange notes may be greater than it would otherwise be. Under special rules governing this type of unconditional option, we will be deemed not to exercise this option, and the possibility of this increased yield will not affect the amount and timing of interest income you recognize in advance of such events.

The remainder of this discussion assumes that the determinations above are correct. Holders should consult their own tax advisors regarding the tax considerations relating to the potential payments and optional redemption rights described above.

United States Holders

Payment of Interest. In general, stated interest on an exchange note will be taken into account by a United States holder as ordinary income at the time such interest is accrued or received in accordance with the holder’s regular method of accounting for United States federal income tax purposes. It is expected, and this discussion assumes, that the exchange notes will not be treated as issued with “original issue discount” (equal to or greater than a statutorily defined de minimis amount) within the meaning of Section 1273 of the Code.

Market Discount. In general, outstanding notes will have “market discount” if such notes were acquired by a holder after their original issuance at a discount of more than a de minimis amount to their stated redemption price at maturity. United States holders of outstanding notes that have market discount in such notes will carry over that market discount to the exchange notes received pursuant to the exchange offer.

Under the market discount rules, a United States holder is required to treat any principal payment on, or any gain on a sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any accrued market discount that has not previously been included in income. Accrued market discount will include any market discount that has accrued on the exchange note and on the outstanding note for which the exchange note was received. If a United States holder disposes of an exchange note in an otherwise nontaxable transaction, other than certain specified nonrecognition transactions, such holder will be required to include any accrued market discount as ordinary income as if such holder had sold the exchange note at its then fair market value. In addition, the holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the outstanding note or the exchange note.

Market discount generally accrues ratably on a straight line basis from the date on which a United States holder acquired the outstanding note through the maturity date of the exchange note for which the outstanding note was exchanged, unless such holder makes an irrevocable election to accrue market discount under a constant yield method. A United States holder may elect to include market discount in income currently as it accrues, in which case the rule described above regarding deferral of interest deductions will not apply. If such a holder elects to include market discount in income currently, the holder’s adjusted basis in an exchange note will be increased by any market discount included in income. An election to include market discount in income currently will apply to all market discount obligations acquired during or after the first taxable year for which the election is made, and the election may not be revoked without the consent of the IRS.

Amortizable Bond Premium. A United States holder who acquired outstanding notes at a premium (i.e., the excess of the holder’s adjusted tax basis over the note’s stated redemption price at maturity) will carry over that premium to the exchange notes acquired in the exchange. A United States holder generally may elect to amortize that premium (“amortizable bond premium”) from the acquisition date of the outstanding note to the maturity date under a constant yield method based on the note’s payment period. Amortizable bond premium will be treated as an offset to interest income on the exchange notes and not as a separate deduction. The election to amortize bond premium, once made, applies to all debt obligations held or subsequently acquired by the electing United States holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If such an election to amortize bond premium is not made, a United States holder must include all amounts of taxable interest in income without reduction for such premium, and may receive a tax benefit from the premium only in computing such United States holder’s gain or loss upon a disposition of an exchange note.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes. Upon a sale, exchange, redemption or other taxable disposition of a note, except as discussed above under “—Market Discount,” a United States holder generally will recognize capital gain or loss equal to the difference between (i) the amount realized on the sale, exchange, retirement, redemption or other taxable disposition (not including the amount allocable to accrued but unpaid interest, which will be treated as ordinary interest income to the extent not previously included in gross income) and (ii) the holder’s adjusted tax basis in the note. A United States holder’s adjusted tax basis in an exchange note immediately after the exchange generally will be the same as such holder’s basis in the outstanding note exchanged therefor. Such tax basis will be increased by any amount includible in income as accrued market discount (if current inclusion is elected as described in more detail above), and decreased by the amount of any premium amortized by the holder and used to offset interest income, and by payments from us other than qualified stated interest (if any). The capital gain or loss will be long-term capital gain or loss if the United States holder’s holding period in the note exceeds one year at the time of the disposition. Certain non-corporate United States holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.

Medicare Contribution Tax on Unearned Income. For taxable years beginning after December 31, 2012, a 3.8% Medicare tax will be imposed on the lesser of the “net investment income” or the amount by which modified adjusted gross income exceeds a threshold amount, in either case, of United States holders that are individuals, estates and trusts. Net investment income includes, among other things, interest income derived other than from the conduct of a nonpassive trade or business. Payments of interest on the exchange notes are expected to constitute net investment income.

Information Reporting and Backup Withholding Tax. Information reporting requirements generally will apply with respect to payments of principal, payments of stated interest, and the proceeds of sales or other dispositions (including a retirement or redemption) of the exchange notes unless an exemption exists. In addition, backup withholding may apply to such payments and proceeds if a United States holder fails to provide its correct taxpayer identification number and certify that it is exempt from backup withholding. All individual United States holders are subject to these requirements. In general, corporations are exempt from these requirements, provided that their exemptions are properly established. Under current law, the backup withholding rate is 28% through 2012, and 31% thereafter.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be credited against a United States holder’s U.S. federal income tax liability (or refunded), provided that the required information is timely provided to the IRS. United States holders should consult their own tax advisors regarding the application of backup withholding in their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Non-United States Holders

Payment of Interest. Generally, interest income of a non-United States holder with respect to the exchange notes that is not effectively connected with a United States trade or business (and in the case of a non-United States holder eligible for the benefits of an applicable income tax treaty, is not attributable to a permanent establishment in the United States) of the non-United States holder will not be subject to United States federal income tax or withholding tax, provided that (i) the non-United States holder does not actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, (ii) the non-United States holder is not a controlled foreign corporation related to us actually or constructively through stock ownership, (iii) the non-United States holder is not a bank whose receipt of interest on the exchange notes is on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business and (iv) either (a) the non-United States holder provides an IRS Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) the non-United States holder holds the exchange notes through an appropriate intermediary that provides a statement to us or our agent under penalties of perjury in which it certifies that an IRS Form W-8BEN (or a suitable substitute form) has been received by it from the non-United States holder or a qualifying intermediary and furnishes a copy to us or our agent. If these requirements are not satisfied with respect to a non-United States holder, a 30% U.S. federal income withholding tax will apply to interest paid on the exchange notes to such non-United States holder, unless the non-United States holder provides (1) a properly executed IRS Form W-8BEN (or successor form) signed under penalties of perjury claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty between the United States and the non-United States holder’s country of residence, or (2) a properly executed IRS Form W-8 ECI (or successor form) signed under penalties of perjury claiming that the payments of interest are effectively connected with such non-United States holder’s conduct of a trade or business in the United States, as discussed below.

Except to the extent that an applicable treaty otherwise provides, a non-United States holder generally will be taxed in the same manner as a United States holder with respect to interest that is effectively connected with a United States trade or business of the non-United States holder. Effectively connected interest received by a corporate non-United States holder may also, in some circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to United States federal income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-United States holder delivers a properly executed IRS Form W-8ECI (or successor form) to the payor.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes. A non-United States holder of an exchange note generally will not be subject to United States federal income tax or withholding tax on any gain realized on a sale, exchange, retirement, redemption or other taxable disposition of the note (other than any amount representing accrued but unpaid interest on the note, which is subject to the rules discussed above under “—Non-United States Holders—Payment of Interest”) unless (i) the gain is effectively connected with a United States trade or business of the non-United States holder (and, in the case of a non-United States holder eligible for the benefits of an applicable income tax treaty, is attributable to a permanent establishment in the United States), in which case the non-United States holder will be taxed in the same manner discussed above with respect to effectively connected income (including, in the case of a non-United States holder that is a corporation, potentially being subject to branch profits tax), or (ii) in the case of a non-United States holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met, in which case the non-United States holder will be subject to a 30% U.S. federal income tax on any gain recognized (except as otherwise provided by an applicable income tax treaty), which may be offset by certain U.S. source losses.

Information Reporting and Backup Withholding Tax. United States backup withholding tax generally will not apply to payments of interest on an exchange note to a non-United States holder if the non-United States holder certifies that such holder is a foreign person as described in “—Non-United States Holders—Payment of Interest,” provided that the payor does not have actual knowledge or reason to know that the holder is a United States person. Payments of interest to a non-United States holder, and the amount of tax, if any, withheld with respect to those payments generally must be reported to the IRS. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-United States holder resides under the provisions of an applicable income tax treaty or agreement.

Payments on the sale, exchange or other disposition of an exchange note made to or through a foreign office of a broker will be subject to information reporting to the IRS if such broker is for United States federal income tax purposes (i) a United States person, (ii) a controlled foreign corporation, (iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or (iv) a foreign partnership with certain connections to the United States, unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that a foreign broker is required to report if the broker has actual knowledge or reason to know that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a United States person (and the broker does not have actual knowledge or reason to know that the payee is a United States person), or the payee otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a non-United States holder under the backup withholding rules will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. Non-United States holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Recent Legislation

The recently enacted Hiring Incentives to Restore Employment Act (the “Hire Act”) modifies some of the withholding, information reporting and certification rules above with respect to certain holders who fail to comply with the Hire Act’s new reporting and disclosure obligations. If applicable, additional withholding could apply to most types of U.S. source payments (including payments of principal and interest, and the proceeds of sales and other dispositions) to such holders after December 31, 2012. The Hire Act contains an exception that provides that the new withholding tax will not apply to payments made on debt instruments that are outstanding on March 18, 2012. Nonetheless, because the Hire Act is new and the U.S. Treasury has broad authority to interpret these new rules and promulgate regulations, holders should consult their own tax advisors regarding whether the Hire Act may be relevant to their investment in the exchange notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days, we will use our commercially reasonable efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly provide such number of copies of this prospectus (as the amended or supplemented) as such broker-dealer may reasonably request.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, legal, printing and related fees and expenses. Notwithstanding the foregoing, holders of the outstanding notes shall pay all agency fees and commissions and underwriting discounts and commissions, if any, attributable to the sale of such outstanding notes or exchange notes.

LEGAL MATTERS

The validity and enforceability of the exchanges notes and the related guarantees offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Ropes & Gray LLP and some attorneys of Ropes & Gray LLP are members of RGIP, LLC, which is an investor in certain investment funds sponsored by TPG and often a co-investor with such funds. RGIP, LLC owns indirectly less than 1% of the outstanding equity interests of the Company.

EXPERTS

The consolidated financial statements and financial statement schedule II of the Company as of January 29, 2011 and January 30, 2010, and for each of the years in the three-year period ended January 29, 2011, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Audited Consolidated Financial Statements (Predecessor)
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of January 29, 2011 and January 30, 2010	F-3
Consolidated Statements of Operations for the years ended January 29, 2011, January 30, 2010 and January 31, 2009	F-4
Consolidated Statements of Changes in Stockholders’ Equity for the years ended January 29, 2011, January 30, 2010 and January 31, 2009	F-5
Consolidated Statements of Cash Flows for the years ended January 29, 2011, January 30, 2010 and January 31, 2009	F-6
Notes to Consolidated Financial Statements	F-7

Financial Statement Schedules (Predecessor)
Schedule II—Valuation and Qualifying Accounts for the years ended January 29, 2011, January 30, 2010 and January 31, 2009	F-26

Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of April 30, 2011 (Successor) and January 29, 2011 (Predecessor)	F-27

Condensed Consolidated Statements of Operations for the periods March 8, 2011 to April  30, 2011 (Successor), January 30, 2011 to March 7, 2011 (Predecessor), and January 31, 2010 to May 1, 2010 (Predecessor)

F-28
Condensed Consolidated Statements of Changes in Stockholders’ Equity for the periods January 30, 2011 to March 7, 2011 (Predecessor) and March 8, 2011 to April 30, 2011 (Successor)	F-29

Condensed Consolidated Statements of Cash Flows for the periods March 8, 2011 to April  30, 2011 (Successor), January 30, 2011 to March 7, 2011 (Predecessor), and January 31, 2010 to May 1, 2010 (Predecessor)

F-30
Notes to Unaudited Condensed Consolidated Financial Statements	F-31

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

J.Crew Group, Inc.:

We have audited the accompanying consolidated balance sheets of J.Crew Group, Inc. and subsidiaries (“Group”) as of January 29, 2011 and January 30, 2010, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended January 29, 2011. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedule II. These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Group as of January 29, 2010 and January 30, 2010 and the results of its operations and its cash flows for each of the years in the three-year period ended January 29, 2011, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Group’s internal control over financial reporting as of January 29, 2011, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 21, 2011 expressed an unqualified opinion on the effectiveness of Group’s internal control over financial reporting

/s/ KPMG LLP

New York, New York

March 21, 2011

J.CREW GROUP, INC.

Consolidated Balance Sheets

(in thousands, except shares)

	January 29, 2011	January 30, 2010
Assets
Cash and cash equivalents	$381,360	$298,107
Merchandise inventories	214,431	190,231
Prepaid expenses and other current assets	39,104	29,522
Prepaid income taxes	—	1,455

Total current assets	634,895	519,315

Property and equipment—at cost	367,893	348,584
Less accumulated depreciation and amortization	(170,683)	(153,969)

	197,210	194,615

Deferred income taxes, net	20,171	14,851
Other assets	7,890	9,777

Total assets	$860,166	$738,558

Liabilities and Stockholders’ Equity
Accounts payable	$147,083	$127,733
Other current liabilities	117,642	106,652
Income taxes payable	1,673	—
Deferred income taxes, net	4,277	958

Total current liabilities	270,675	235,343
Long-term debt	—	49,229
Deferred credits	67,665	67,646
Other liabilities	10,705	10,462

Total liabilities	349,045	362,680

Stockholders’ equity:
Common stock $.01 par value; authorized 200,000,000 shares; issued 65,262,679 and 65,069,863 shares; outstanding 63,909,780 and 63,778,998 shares	653	649
Additional paid-in capital	630,025	613,383
Accumulated deficit	(112,226)	(233,731)
Treasury stock, at cost (1,352,899 and 1,290,865 shares held)	(7,331)	(4,423)

Total stockholders’ equity	511,121	375,878

Total liabilities and stockholders’ equity	$860,166	$738,558

The accompanying notes are an integral part of these consolidated financial statements.

J.CREW GROUP, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Years Ended
	January 29, 2011	January 30, 2010	January 31, 2009
Revenues:
Net sales	$1,683,470	$1,539,118	$1,383,200
Other	38,757	38,924	44,770

Total Revenues	1,722,227	1,578,042	1,427,970
Cost of goods sold, including buying and occupancy costs	975,230	882,385	872,547

Gross profit	746,997	695,657	555,423
Selling, general and administrative expenses	533,029	484,396	458,738

Income from operations	213,968	211,261	96,685
Interest expense-net of interest income of $284; $310 and $2,037	3,914	5,384	5,940

Income before income taxes	210,054	205,877	90,745
Provision for income taxes	88,549	82,517	36,628

Net income	$121,505	$123,360	$54,117

Net income per share:
Basic	$1.92	$1.97	$0.88

Diluted	$1.84	$1.91	$0.85

Weighted average shares outstanding:
Basic	63,395	62,583	61,687

Diluted	65,918	64,714	64,027

The accompanying notes are an integral part of these consolidated financial statements.

J.CREW GROUP, INC.

Consolidated Statements of Changes in Stockholders’ Equity

(in thousands, except shares)

	Common Stock		Additional paid-in capital	Accumulated deficit	Treasury stock	Total stockholders’ equity
	Shares	Amount
Balance as of February 2, 2008	62,823,940	$628	$554,127	$(411,208)	$(3,225)	$140,322
Net income	—	—	—	54,117	—	54,117
Issuance of restricted stock	14,994	—	—	—	—	—
Net settlement of vested restricted stock	—	—	—	—	(375)	(375)
Forfeiture of restricted stock	(56,131)	(1)	1	—	—	—
Stock based compensation	—	—	8,405	—	—	8,405
Issuance of common stock under ASPP	111,215	1	1,539	—	—	1,540
Exercise of stock options	897,572	9	7,430	—	—	7,439
Excess tax benefit from exercise of stock options	—	—	13,501	—	—	13,501

Balance as of January 31, 2009	63,791,590	637	585,003	(357,091)	(3,600)	224,949

Net income	—	—	—	123,360	—	123,360
Issuance of restricted stock	341,247	3	(3)	—	—	—
Net settlement of vested restricted stock	—	—	—	—	(823)	(823)
Forfeiture of restricted stock	(5,000)	—	—	—	—	—
Stock based compensation	—	—	12,770	—	—	12,770
Issuance of common stock under ASPP	132,389	1	1,732	—	—	1,733
Exercise of stock options	809,637	8	6,772	—	—	6,780
Excess tax benefit from exercise of stock options	—	—	7,109	—	—	7,109

Balance as of January 30, 2010	65,069,863	649	613,383	(233,731)	(4,423)	375,878

Net income	—	—	—	121,505	—	121,505
Issuance of restricted stock	151,365	2	(2)	—	—	—
Net settlement of vested restricted stock	—	—	—	—	(2,908)	(2,908)
Forfeiture of restricted stock	(257,483)	(2)	2	—	—	—
Stock based compensation	—	—	10,697	—	—	10,697
Issuance of common stock under ASPP	33,128	1	985	—	—	986
Exercise of stock options	265,806	3	4,604	—	—	4,607
Excess tax benefit from exercise of stock options	—	—	356	—	—	356

Balance as of January 29, 2011	65,262,679	$653	$630,025	$(112,226)	$(7,331)	$511,121

The accompanying notes are an integral part of these consolidated financial statements.

J.CREW GROUP, INC.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended
	January 29, 2011	January 30, 2010	January 31, 2009
Cash flows from operating activities:
Net income	$121,505	$123,360	$54,117
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization of property and equipment	49,756	51,765	44,143
Amortization of deferred financing costs	2,058	2,942	2,150
Deferred income taxes	(2,001)	(6,739)	12,993
Share based compensation	10,697	12,770	8,405
Excess tax benefit from share based compensation	(356)	(7,109)	(13,501)
Changes in operating assets and liabilities:
Merchandise inventories	(24,200)	(3,187)	(28,519)
Prepaid expenses and other current assets	(9,582)	5,404	(1,633)
Other assets	(171)	(963)	88
Accounts payable and other liabilities	30,359	24,608	17,132
Federal and state income taxes	3,727	29,503	(15)

Net cash provided by operating activities	181,792	232,354	95,360

Cash flow from investing activities:
Capital expenditures	(52,351)	(44,705)	(77,526)

Cash flow from financing activities:
Proceeds from share-based compensation plans	5,593	8,513	8,960
Excess tax benefit from share-based compensation	356	7,109	13,501
Repayments and redemption of long-term debt	(49,229)	(50,771)	(25,000)
Repurchase of common stock	(2,908)	(823)	(375)

Net cash used in financing activities	(46,188)	(35,972)	(2,914)

Increase in cash and cash equivalents:	83,253	151,677	14,920
Cash and cash equivalents at beginning of year	298,107	146,430	131,510

Cash and cash equivalents at end of year	$381,360	$298,107	$146,430

Supplemental cash flow information:
Income taxes paid	$87,157	$69,053	$32,492

Interest paid	$1,105	$2,051	$5,199

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended January 29, 2011, January 30, 2010 and January 31, 2009

(Dollars in thousands, unless otherwise indicated)

1. Nature of Business and Summary of Significant Accounting Policies

(a) Basis of Presentation

The consolidated financial statements presented herein are J.Crew Group, Inc. and its wholly-owned subsidiaries (collectively, the Company), which consist of the accounts of J.Crew Group, Inc. and its wholly owned subsidiaries, including J. Crew Operating Corp (Operating).

All significant intercompany balances and transactions are eliminated in consolidation.

(b) Business

The Company designs, contracts for the manufacture of, markets and distributes women’s, men’s and children’s apparel, shoes and accessories under the J.Crew, crewcuts and Madewell brand names. The Company’s products are marketed primarily in the United States through various channels of distribution, including retail and factory stores, catalogs, and the Internet.

The Company is subject to seasonal fluctuations in its merchandise sales and results of operations. The Company expects its revenues generally to be lower in the first and second quarters than in the third and fourth quarters (which includes the holiday season) of each fiscal year.

A significant amount of the Company’s products are produced in Asia through arrangements with independent contractors. As a result, the Company’s operations could be adversely affected by political instability resulting in the disruption of trade from the countries in which these contractors are located or by the imposition of additional duties or regulations relating to imports or by the contractor’s inability to meet the Company’s production requirements.

(c) Fiscal Year

The Company’s fiscal year ends on the Saturday closest to January 31. The fiscal years 2010, 2009 and 2008 ended on January 29, 2011, January 30, 2010 and January 31, 2009, respectively, and consisted of 52 weeks.

(d) Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates in amounts that may be material to the financial statements.

(e) Revenue Recognition

Revenue is recognized for phone and Internet sales when merchandise is shipped to customers and at the time of sale for store sales. Shipping terms for phone and Internet sales are FOB shipping point, and title passes to the customer at the time and place of shipment. Prices for all merchandise are listed in the Company’s catalogs and website and are confirmed with the customer upon order. The customer has no cancellation privileges other than customary rights of return. The Company accrues a sales return allowance for estimated returns of merchandise subsequent to the balance sheet date that relate to sales prior to the balance sheet date. The Company presents taxes collected from customers and remitted to governmental authorities on a net basis in the Consolidated Statements of Operations.

A liability is recognized at the time a gift card is sold, and revenue is recognized at the time the gift card is redeemed for merchandise. Revenue is deferred and a liability is recognized for gift cards issued in connection with our customer loyalty program. Any unredeemed loyalty gift cards are recognized as income in the period in which they expire.

Other revenues include the estimated amount of unredeemed gift card liability based on Company specific historical trends, which amounted to $3,130, $2,931 and $2,954 in fiscal years 2010, 2009 and 2008, respectively.

Amounts billed to customers for shipping and handling fees related to phone and Internet sales are included in other revenues at the time of shipment.

Royalty or licensing revenue is recognized as it is earned based on contractually specified percentages applied to reported sales. Advance royalty payments are deferred and recorded as revenue when the related sales occur.

(f) Merchandise Inventories

Merchandise inventories are stated at the lower of average cost or market. The Company capitalizes certain design, purchasing and warehousing costs in inventory and these costs are included in cost of goods sold as the inventories are sold.

(g) Advertising and Catalog Costs

Direct response advertising, which consists primarily of catalog production and mailing costs, are capitalized and amortized over the expected future revenue stream. Amortization of capitalized advertising costs is computed using the ratio of current period revenues for the catalog cost pool to the total of current and estimated future period revenues for that catalog cost pool. The capitalized costs of direct response advertising are amortized, commencing with the date catalogs are mailed, over the duration of the expected revenue stream, which is approximately two months. Deferred catalog costs, included in prepaid expenses and other current assets, as of January 29, 2011 and January 30, 2010 were $7,584 and $5,403 respectively. Catalog costs, which are reflected in selling, general and administrative expenses, for the fiscal years 2010, 2009 and 2008, were $41,859, $42,111 and $51,746 respectively.

All other advertising costs, which are expensed as incurred, for the fiscal years 2010, 2009 and 2008 were $18,802, $14,700 and $8,763, respectively.

(h) Deferred Rent and Lease Incentives

Rental payments under operating leases are charged to expense on a straight-line basis after consideration of rent holidays, step rent provisions and escalation clauses. Differences between rental expense and actual rental payments are recorded as deferred rent and included in deferred credits. Rent expense is recognized from the date of possession.

The Company receives construction allowances upon entering into certain store leases. These construction allowances are recorded as deferred credits and are amortized as a reduction of rent expense over the term of the related lease. Deferred construction allowances were $39,311 and $42,110 at January 29, 2011 and January 30, 2010, respectively.

(i) Stock Based Compensation

The fair value of employee share-based awards, including stock options, time and performance based restricted stock, and associate stock purchase plans, is recognized as compensation expense on a straight line basis over the requisite service period of the award. Determining the fair value of options at the grant date requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise, the associated volatility and the expected dividend yield. Upon grant of awards, the Company also estimates an amount of forfeitures that will occur prior to vesting.

(j) Property and Equipment

Property and equipment are stated at cost and are depreciated over the estimated useful lives by the straight-line method. Buildings and improvements are depreciated over estimated useful lives of twenty years. Furniture, fixtures and equipment are depreciated over estimated useful lives, ranging from three to ten years. Leasehold improvements (including rent formerly capitalized during the construction period) are amortized over the shorter of their useful lives or related lease terms (without consideration of optional renewal periods).

The Company capitalizes certain costs (included in fixtures and equipment) related to the acquisition and development of software and amortizes these costs using the straight line method over the estimated useful life of the software, which is three to five years. Certain development costs not meeting the criteria for capitalization are expensed as incurred.

(k) Impairment of Long-Lived Assets

The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company assesses the recoverability of such assets based upon estimated cash flow forecasts. Charges for impairment for the fiscal years 2010, 2009 and 2008 were $535, $2,704 and $2,652, respectively.

(l) Income Taxes

The Company accounts for income taxes using an asset and liability method. Deferred tax assets and deferred tax liabilities are recognized based on the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred taxes are measured using current enacted tax rates in effect in the years in which those temporary differences are expected to reverse. The provision for income taxes includes taxes currently payable and deferred taxes resulting from the tax effects of temporary differences between the financial statement and tax bases of assets and liabilities.

The Company maintains valuation allowances where it is more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in the valuation allowances are included in our tax provision in the period of change. In determining whether a valuation allowance is warranted, the Company evaluates factors such as prior earnings history, expected future earnings, carry-back and carry-forward periods and tax strategies that could potentially enhance the likelihood of the realization of a deferred tax asset.

With respect to uncertain tax positions taken or expects to take on a tax return, the Company recognizes in its financial statements the impact of tax positions that meet a “more likely than not” threshold, based on the technical merits of the position. The tax benefits recognized from uncertain positions are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon effective settlement.

It is the Company’s policy to recognize interest income and expense related to income taxes as a component of interest expense, and penalties as a component of selling, general and administrative expenses.

(m) Segment Information

The Company operates in one reportable business segment. All of the Company’s identifiable assets are located in the United States. Export sales are not significant.

(n) Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments, with maturities of 90 days or less when purchased, to be cash equivalents. Cash equivalents, which were $365,691 and $282,078 at January 29, 2011 and January 30, 2010, respectively, are stated at cost, which approximates market value.

(o) Operating Expenses

Cost of goods sold (including buying and occupancy costs) includes the direct cost of purchased merchandise, freight, design, buying and production costs, occupancy costs related to store operations and all shipping and handling and delivery costs associated with our Direct business.

Selling, general and administrative expenses include all operating expenses not included in cost of goods sold, primarily catalog production and mailing costs, administrative payroll, store expenses other than occupancy costs, depreciation and amortization, certain warehousing expenses (aggregating to $26,932, $24,661, and $30,343 for fiscal years 2010, 2009, and 2008, respectively) and credit card fees.

(p) Debt Issuance Costs

Debt issuance costs (included in other assets) are amortized over the term of the related debt agreements and are included in interest expense-net.

(q) Store Pre-opening Costs

Costs associated with the opening of new stores are expensed as incurred.

(r) Income per Share

Basic net income per share is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Common shares outstanding included common stock and restricted stock shares for which no future service is required as a condition to the delivery of the underlying common stock. Diluted net income per share includes the determinants of basic income per share and, in addition, reflects the dilutive effect of the common stock deliverable pursuant to stock options and to restricted stock shares for which future service is required as a condition to the delivery of the underlying common stock.

(s) Reclassification

Certain prior year amounts have been reclassified to conform with current year’s presentation.

2. Share Based Compensation

At January 29, 2011, the Company has five share-based compensation plans, which are described below:

Amended and Restated 1997 Stock Option Plan

Under the terms of the Amended and Restated 1997 Stock Option Plan (the “1997 Plan”), an aggregate of 3,697,374 shares of the Company Common Stock were allotted for grant to key employees and consultants in the form of non-qualified stock options. The options have terms of seven to ten years and become exercisable over a period of four to five years. Options granted under the 1997 Plan are subject to various conditions, including under some circumstances, the achievement of certain performance objectives.

2003 Equity Incentive Plan

In January 2003, the Board of Directors of the Company approved the adoption of the 2003 Equity Incentive Plan (the “2003 Plan”). Under the terms of the 2003 Plan, an aggregate of 9,288,270 shares of Common Stock of the Company were allotted for award to key employees and consultants in the form of non-qualified stock options and restricted shares, as follows:

•	2,159,987 shares at an exercise price of $3.52 or fair market value, whichever is greater,

•	2,159,987 shares at an exercise price of $12.91 or fair market value, whichever is greater,

•	2,159,987 shares at an exercise price of $18.08 or fair market value, whichever is greater, and

•	2,808,309 shares for the issuance of restricted shares.

The options have terms of ten years and become exercisable over the period provided in each grant agreement. Under the 2003 Plan, the Compensation Committee of the Company’s Board of Directors has the discretion to modify the exercise price and the number of shares reserved for the issuance of stock options and restricted shares.

2005 Equity Incentive Plan

In June 2006, the Board of Directors of the Company approved the adoption of the 2005 Equity Incentive Plan (the “2005 Plan”). Under the terms of the 2005 Plan, an aggregate of 1,900,000 shares of the Company common stock were allotted for the issuance of options or other stock based awards to employees, independent contractors, and eligible non-employee directors. Awards may be subject to performance based and/or service based conditions. Stock options are available for issuance at an exercise price representing the fair market value on the date of grant. The options have terms of up to ten years and become exercisable over a period up to five years.

Amended and Restated 2007 Associate Stock Purchase Plan

On December 5, 2006, the Company’s Board of Directors adopted the J.Crew 2007 Associate Stock Purchase Plan (the “ASPP”), which was subsequently approved by shareholders. As adopted, 500,000 shares of Common Stock are reserved for issuance under the ASPP. Under the ASPP, full time employees are permitted to purchase a limited number of J.Crew common shares at 85% of market value as outlined in the ASPP plan document.

Amended and Restated 2008 Equity Incentive Plan

In June 2008, the Stockholders of the Company approved the adoption of the 2008 Equity Incentive Plan (the “2008 Plan”). Under the terms of the 2008 Plan, an aggregate of 3,000,000 shares of the Company Common Stock were allotted for the issuance of options or other stock based awards to employees, independent contractors, and eligible non-employee directors. Awards may be subject to performance based and/or service based conditions.

Stock options are available for issuance at an exercise price representing the fair market value on the date of grant. The options have terms of up to ten years and become exercisable over a period up to five years.

In June 2010, the Stockholders of the Company approved an amendment the 2008 Plan to increase the number of shares reserved for issuance by 3,000,000 shares.

The adoption of the 2008 Plan replaced the 1997 Plan, the 2003 Plan, and the 2005 Plan and as a result, the 2008 Plan is the only plan for issuing all new equity-based incentive awards. While the 1997 Plan, the 2003 Plan, and the 2005 Plan remain in place to govern existing awards, they are frozen as to future awards.

Accounting for Share-Based Payments

The fair value of employee share-based awards, including stock options, time and performance based restricted stock, and associate stock purchase plans, is recognized as compensation expense on a straight line basis over the requisite service period of the award. Determining the fair value of options at the grant date requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise, the associated volatility and the expected dividend yield. Upon grant of awards, the Company also estimates an amount of forfeitures that will occur prior to vesting. Total share based compensation expense was $10.7 million, $12.8 million and $8.4 million for fiscal 2010, 2009, and 2008, respectively.

The fair value of stock options was estimated at the date of grant using an option pricing model with the following weighted average assumptions:

Option Valuation Assumptions	2010(4)	2009(5)	2008(5)
Risk-free interest rates(1)	1.5%	1.7%	3.1%
Dividend yield	—	—	—
Expected volatility(2)	59.9%	62.4%	44.7%
Weighted-average expected term(3) (in years)	5.0	5.0	5.1

(1)	Based on the U.S. Treasury yield curve in effect at the time of grant.
(2)	In 2006, volatility was based on average volatility of stock prices of companies in a peer group analysis. Beginning in July 2007, the first anniversary of the Company’s initial public offering, volatility has been based on the historical volatility of the Company’s stock price, implied volatility of publicly traded options on the Company’s stock and the average volatility of the stock prices of a peer group.
(3)	Represents the period of time options are expected to be outstanding.
(4)	Assumptions utilized primarily in a Monte Carlo simulation to value options that have a ceiling which results in a stock-settled automatic exercise if the fair market value of our Common Stock reaches or exceeds a specified level.
(5)	Assumptions utilized in the Black-Scholes option pricing model.

As of January 29, 2011, there was $31.0 million of total unrecognized compensation cost related to non-vested options that is expected to be recognized over the remaining weighted-average vesting period of 3.3 years. The weighted-average grant-date fair value of options granted was $14.71, $9.31 and $12.18 for fiscal 2010, 2009 and 2008, respectively. The aggregate intrinsic value of stock options exercised was $6.1 million, $20.0 million and $30.4 million for fiscal 2010, 2009 and 2008, respectively.

The following table summarizes stock option activity for fiscal 2010:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(in thousands)		(in years)	(in millions)
Outstanding at January 30, 2010	7,977	$16.73
Granted	1,157	$35.25
Exercised	(265)	$17.33
Forfeited	(475)	$28.21

Outstanding at January 29, 2011	8,394	$18.62	4.0	$208.6

Exercisable at January 29, 2011	5,217	$12.27	3.3	$162.9

Expected to vest at January 29, 2011	2,891	$29.05	5.3	$41.6

	Shares	Weighted Average Grant Date Fair Value
	(in thousands)
Unvested at January 30, 2010	3,247	$12.01
Granted	1,157	$14.71
Vested	(756)	$11.73
Forfeited	(471)	$12.12

Unvested at January 29, 2011	3,177	$12.02

The following table summarizes information about stock options outstanding as of January 29, 2011:

	Outstanding		Weighted Average Remaining Contractual Term (in years)	Exercisable
Exercise Price Range	Number of options	Weighted Average Exercise price		Number of options	Weighted Average Exercise price
	(in thousands)			(in thousands)
$3.53 – $4.41	718	$3.53	2.4	718	$3.53
$5.17 – $10.76	1,927	$7.64	3.3	1,927	$7.64
$11.58 – $18.19	2,821	$14.16	2.2	1,925	$13.24
$20.00 – $55.72	2,928	$33.83	5.0	647	$32.83

$3.53 – $55.72	8,394	$18.62	4.0	5,217	$12.27

The Company issues new shares upon the exercise of stock options. Cash received from share based compensation plans was $5.6 million, $8.5 million and $9.0 million for fiscal 2010, 2009 and 2008, respectively.

Certain employees and directors have been awarded restricted stock, which vests over a period of two to five years, under the 2003 Plan, 2005 Plan, and the 2008 Plan. Compensation expense is recognized on a straight-line basis over the vesting period. Compensation expense associated with restricted stock was $3.8 million, $3.7 million, and $1.9 million for fiscal 2010, 2009 and 2008 respectively. As of January 29, 2011, there was $5.8 million of unrecognized compensation cost related to non-vested restricted stock that is expected to be recognized over the remaining weighted-average vesting period of 2.0 years. The total intrinsic value of restricted shares vested during fiscal 2010, 2009 and 2008 was $7.2 million, $4.5 million, and $7.0 million, respectively.

In 2007, the Company granted market based restricted stock that vests if a certain predefined shareholder return threshold is met within a set performance period from the grant date. The fair value of market based awards was estimated at the date of grant using a Monte Carlo Simulation valuation model with the following weighted average assumptions:

Risk-free interest rates(1)	4.4%
Dividend yield	—
Expected volatility(2)	41.2%
Weighted-average performance period (in years)	3

(1)	Based on the U.S. Treasury yield curve in effect at the time of grant.
(2)	In 2006, volatility was based on average volatility of stock prices of companies in a peer group analysis. Beginning in July 2007, the first anniversary of the Company’s initial public offering, volatility has been based on the historical volatility of the Company’s stock price, implied volatility of publicly traded options on the Company’s stock and the average volatility of the stock prices of a peer group.

The following table summarizes restricted share activity for fiscal 2010:

	Shares	Weighted Average Grant-Date Fair Value
	(in thousands)
Outstanding at January 30, 2010	598	$20.64
Granted	151	$36.85
Vested	(180)	$18.16
Forfeited	(257)	$22.84

Outstanding at January 29, 2011	312	$28.56

Shares available for the issuance of stock options or other stock based awards under our share-based compensation plans were 2,170,732 at January 29, 2011.

3. Property and Equipment

Property and equipment, net consists of:

	January 29, 2011	January 30, 2010
Land	$1,710	$1,710
Buildings and improvements	12,867	12,781
Fixtures and equipment	126,141	109,820
Leasehold improvements	207,531	210,518
Construction in progress	19,644	13,755

	367,893	348,584
Less accumulated depreciation and amortization	(170,683)	(153,969)

	$197,210	$194,615

4. Other Current Liabilities

Other current liabilities consist of:

	January 29, 2011	January 30, 2010
Customer liabilities	$33,557	$32,974
Reserve for litigation settlement(1)	10,000	—
Taxes, other than income taxes	5,852	6,770
Accrued occupancy	2,893	2,793
Reserve for sales returns	8,781	8,300
Accrued compensation	10,683	19,012
Other(2)	45,876	36,803

	$117,642	$106,652

(1)	See note 15, “Subsequent Events—Litigation”, for more information regarding the reserve for litigation settlement.
(2)	Includes $10.0 million of accruals for Transaction costs. See note 15, “Subsequent Events—Acquisition” for more information.

5. Financing Arrangements

Amended and Restated Credit Agreement (Terminated in Connection with the Acquisition)

On May 4, 2007, the Company and certain of its subsidiaries, as guarantors, and Operating and certain of its subsidiaries, as borrowers, entered into that certain amended and restated credit agreement with Citicorp USA, Inc. (“Citicorp”), as administrative agent, Citicorp, as collateral agent, and Bank of America, N.A. and Wachovia Bank, National Association, as syndication agents (the “Existing Credit Facility”).

The Existing Credit Facility provided for revolving loans and letters of credit of up to $200 million at floating interest rates based on the base rate, as defined, plus a margin of up to 0.25% or LIBOR plus a margin ranging from 1.0% to 1.25%. The margin was based upon quarterly excess availability levels specified in the Existing Credit Facility. The total amount of availability was limited to the sum of: (a) 100% of qualified cash, (b) 90% of eligible receivables, (c) the lesser of 90% of eligible inventory and 92.5% of the net recovery percentage of inventories (as determined by periodic inventory appraisals) for the period August 1 through December 31, or 90% of the net recovery percentage of inventories for the period January 1 through July 31, (d) 65% of the fair market value of eligible real estate, and (e) less any reserves established by Citicorp. The Existing Credit Facility would have expired on May 4, 2013.

There were no short-term borrowings under the Existing Credit Facility at January 29, 2011. There were no borrowings outstanding under the Existing Credit Facility during fiscal 2010, 2009 or 2008. Outstanding standby letters of credit were $4.3 million and excess availability, as defined, under the Existing Credit Facility was $195.7 million at January 29, 2011.

On March 7, 2011, in connection with the consummation of the Acquisition, Operating made a voluntary prepayment of $0.1 million representing all amounts outstanding under the Existing Credit Facility and the Existing Credit Facility was terminated in accordance with its terms. The standby letters of credit outstanding under the Existing Credit Facility were deemed issued under the ABL Facility as of March 7, 2011.

Demand Letter of Credit Facility

On October 31, 2007, Operating entered into an unsecured, demand letter of credit facility with HSBC which provides for the issuance of up to $35 million of documentary letters of credit on a no fee basis. Outstanding letters of credit were $14.6 million and availability was $20.4 million at January 29, 2011 under this facility.

New Senior Credit Facilities

ABL Facility

In connection with the Acquisition, on March 7, 2011, the Company entered into the ABL Facility, governed by an asset-based credit agreement with Bank of America, N.A., as administrative agent and the other agents and lenders party thereto, that provides senior secured financing of $250 million (which may be increased by up to $75 million in certain circumstances), subject to a borrowing base limitation. The borrowing base at any time will equal the sum of: 90% of the eligible credit card receivables; plus, 85% of eligible accounts; plus, 90% (or 92.5% for the period of August 1 through December 31 of any fiscal year) of the net recovery percentage of eligible inventory multiplied by the cost of eligible inventory; plus, 85% of the net recovery percentage of eligible letters of credit inventory, multiplied by the cost of eligible letter of credit inventory; plus, 85% of the net recovery percentage of eligible in-transit inventory, multiplied by the cost of eligible in-transit inventory; plus, 100% of qualified cash; minus, all availability and inventory reserves. The ABL Facility includes borrowing capacity in the form of letters of credit up to the entire amount of the facility, and up to $25 million in U.S. dollars for borrowings on same-day notice, referred to as swingline loans, and is available in U.S. dollars, Canadian dollars and Euros. The Company did not draw on our ABL Facility at the closing of the Transactions. The principal amount outstanding under the ABL Facility is due and payable in full on the fifth anniversary of the closing date.

Borrowings under the ABL Facility bear interest at a rate per annum equal to, at the Company’s option, any of the following, plus, in each case, an applicable margin: (a) in the case of borrowings in U.S. dollars, a base rate determined by reference to the highest of (1) the prime rate of Bank of America, N.A., (2) the federal funds effective rate plus 0.50% and (3) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00%; (b) in the case of borrowings in U.S. dollars or in Euros a LIBOR rate determined by reference to the costs of funds for deposits in the relevant currency for the interest period relevant to such borrowing adjusted for certain additional costs; (c) in the case of borrowings in Canadian dollars, the average offered rate for Canadian dollar bankers’ acceptances having an identical term of the applicable borrowing; and (d) in the case of borrowings in Canadian dollars, a fluctuating rate determined by reference to the higher of (1) the average offered rate for 30 day Canadian dollar bankers’ acceptances plus 0.50% and (2) the prime rate of Bank of America, N.A. for loans in Canadian dollars. The applicable margin for borrowings under the ABL Facility varies based on the Company’s average historical excess availability from 1.25% to 1.75% with respect to base rate borrowings and borrowings in Canadian dollars bearing interest at the rate described in the immediately preceding clause (d), and from 2.25% to 2.75% with respect to LIBOR borrowings and borrowings in Canadian dollars bearing interest at the rate described in the immediately preceding clause (c).

All obligations under the ABL Facility are unconditionally guaranteed by the Company’s immediate parent and certain of the Company’s existing and future wholly owned domestic subsidiaries and are secured, subject to certain exceptions, by substantially all of the Company’s assets and the assets of the Company’s immediate parent and the Company’s subsidiaries that have guaranteed the ABL Facility (referred to herein as the subsidiary guarantors), including, in each case subject to customary exceptions and exclusions:

•

a first-priority security interest in personal property consisting of accounts receivable, inventory, cash, deposit accounts (other than any designated deposit accounts containing solely the proceeds of collateral with respect to which the obligations under the ABL Facility have only a second-priority security interest), securities accounts, commodities accounts and certain assets related to the foregoing and, in each case, proceeds thereof (such property, the “Current Asset Collateral”);

•

a second-priority pledge of all of the Company’s capital stock directly held by the Company’s immediate parent and a second priority pledge of all of the capital stock directly held by the Company and any subsidiary guarantors (which pledge, in the case of the capital stock of each (a) domestic subsidiary that is directly owned by the Company or by any subsidiary guarantor and that is a disregarded entity for United States Federal income tax purposes substantially all of the assets of which consist of equity interests in one or more foreign subsidiaries or (b) foreign subsidiary, is limited to 65% of the stock of such subsidiary); and

•	a second-priority security interest in substantially all other tangible and intangible assets, including substantially all of the Company’s owned real property and intellectual property.

The ABL Facility includes restrictions on the Company’s ability and the ability of certain of its subsidiaries to, among other things, incur or guarantee additional indebtedness, pay dividends on, or redeem or repurchase, our capital stock, make certain acquisitions or investments, materially change our business, incur or permit to exist certain liens, enter into transactions with affiliates or sell our assets to, or merge or consolidate with or into, another company. In addition, from the time when the Company has excess availability under the ABL Facility less than the greater of (a) 12.5% of the lesser of (1) the commitment amount and (2) the borrowing base and (b) $25 million, until the time when the Company has excess availability under the ABL Facility equal to or greater than the greater of (a) 12.5% of the lesser of (1) the commitment amount and (2) the borrowing base and (b) $25 million for 30 consecutive days, the credit agreement governing the ABL Facility requires the Company to maintain a Fixed Charge Coverage Ratio (as defined in the ABL Facility) tested on the last day of each fiscal quarter of at least 1.0 to 1.0.

Although the Company’s immediate parent is not generally subject to the negative covenants under the ABL Facility, such parent is subject to a holding company covenant that will limit its ability to engage in certain activities.

The credit agreement governing the ABL Facility additionally contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default. If an event of default occurs under the ABL Facility, the lenders may declare all amounts outstanding under the ABL Facility immediately due and payable. In such event, the lenders may exercise any rights and remedies they may have by law or agreement, including the ability to cause all or any part of the collateral securing the ABL Facility to be sold.

Term Loan Facility

In connection with the Acquisition, on March 7, 2011, the Company entered into the Term Loan Facility, governed by a term loan credit agreement with Bank of America, N.A., as administrative agent and the other agents and lenders party thereto, that provides senior secured financing of $1,200 million (which may be increased by up to $275 million in certain circumstances). The Company is required to make scheduled quarterly payments each equal to 0.25% of the original principal amount of the term loans made on the closing date, with the balance due on the seventh anniversary of the closing date.

Borrowings under the Term Loan Facility bear interest at a rate per annum equal to an applicable margin plus, at the Company’s option, either (a) a base rate determined by reference to the highest of (1) the prime rate of Bank of America, N.A., (2) the federal funds effective rate plus 0.50% and (3) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00% or (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, which shall be no less than 1.25%. The applicable margin for borrowings under the Term Loan Facility varies based upon the Company’s senior secured net leverage ratio from 2.25% to 2.50% with respect to base rate borrowings and from 3.25% to 3.50% with respect to LIBOR borrowings.

All obligations under the Term Loan Facility are unconditionally guaranteed by the Company’s immediate parent and certain of the Company’s existing and future wholly owned domestic subsidiaries and are secured, subject to certain exceptions, by substantially all of the Company’s assets and the assets of the Company’s immediate parent and the Company’s subsidiary guarantors, including, in each case subject to customary exceptions and exclusions:

•

a first-priority pledge of all of the Company’s capital stock directly held by the Company’s immediate parent and a first-priority pledge of all of the capital stock directly held by the Company and the Company’s subsidiary guarantors (which pledge in the case of the capital stock of each (a) domestic subsidiary that is directly owned by the Company or by any subsidiary guarantor and that is a disregarded entity for United States Federal income tax purposes substantially all of the assets of which consist of equity interests in one or more foreign subsidiaries or (b) foreign subsidiary, is limited to 65% of the stock of such subsidiary);

•

a first-priority security interest in substantially all of the Company’s immediate parent’s, the Company’s and the subsidiary guarantor’s other tangible and intangible assets (other than the assets described in the following bullet point), including substantially all of the Company’s real property and intellectual property, and designated deposit accounts containing solely the proceeds of collateral with respect to which the obligations under the Term Loan Facility have a first-priority security interest; and

•	a second-priority security interest in Current Asset Collateral.

The Term Loan Facility includes restrictions on the Company’s ability and the ability of the Company’s immediate parent and certain of the Company’s subsidiaries to, among other things, incur or guarantee additional indebtedness, pay dividends on, or redeem or repurchase, the Company’s capital stock, make certain acquisitions or investments, materially change the Company’s business, incur or permit to exist certain liens, enter into transactions with affiliates or sell the Company’s assets to, or merge or consolidate with or into, another company.

The credit agreement governing the Term Loan Facility does not require Company to comply with any financial maintenance covenants but additionally contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default. If an event of default occurs under the Term Loan Facility, the lenders may declare all amounts outstanding under the Term Loan Facility immediately due and payable. In such event, the lenders may exercise any rights and remedies they may have by law or agreement, including the ability to cause all or any part of the collateral securing the Term Loan Facility to be sold.

8.125% Senior Notes due 2019

On March 7, 2011, the Company issued $400 million in principal amount of outstanding notes. The outstanding notes bear interest at a rate of 8.125% per annum, and interest is payable semi-annually on March 1 and September 1 of each year, commencing on September 1, 2011. The outstanding notes mature on March 1, 2019.

Subject to certain exceptions, the outstanding notes are guaranteed on a senior unsecured basis by each of the Company’s current and future wholly owned domestic restricted subsidiaries (and non-wholly owned restricted subsidiaries if such non-wholly owned restricted subsidiaries guarantee the Company’s or a guarantor’s other capital market debt securities) that is a guarantor of the Company’s or a guarantor’s debt, including the Senior Credit Facilities. The outstanding notes are the Company’s senior unsecured obligations and rank equally in right of payment with all of its existing and future indebtedness that is not expressly subordinated in right of payment thereto. The outstanding notes will be senior in right of payment to any future indebtedness that is expressly subordinated in right of payment thereto and effectively junior to (a) the Company’s existing and future secured indebtedness, including the ABL Facility and Term Loan Facility described above, to the extent of the value of the collateral securing such indebtedness and (b) all existing and future liabilities of the Company’s non-guarantor subsidiaries.

The indenture governing the outstanding notes contains certain customary representations and warranties, provisions relating to events of default and covenants, including restrictions on the Company and certain of the Company’s subsidiaries’ ability to, among other things incur or guarantee indebtedness; pay dividends on, redeem or repurchase the Company’s capital stock; make investments; issue certain preferred equity; create liens; enter into transactions with the Company’s affiliates; designate the Company’s subsidiaries as Unrestricted Subsidiaries (as defined in the indenture); and consolidate, merge, or transfer all or substantially all of the Company’s assets. The covenants are subject to a number of exceptions and qualifications. Certain of these covenants, excluding without limitation those relating to transactions with the Company’s affiliates and consolidation, merger, or transfer of all or substantially all of the Company’s assets, will be suspended during any period of time that (1) the Notes have Investment Grade Ratings (as defined in the indenture) from both Moody’s Investors Service, Inc. and Standard & Poor’s and (2) no default has occurred and is continuing under the indenture. In the event that the Notes are downgraded to below an Investment Grade Rating, the Company and certain subsidiaries will again be subject to the suspended covenants with respect to future events.

6. Long-Term Debt

Long-term debt consisted of the following:

	January 29, 2011	January 30, 2010
Term Loan	$—	$49,229
Less current portion	—	—

Long-term debt	$—	$49,229

On August 31, 2010, Operating made a voluntary prepayment of $49.2 million representing the remaining principal amount outstanding under a Credit and Guaranty Agreement (the “Prior Term Loan”) that J.Crew Operating Corp., as borrower, the Company and certain of Operating’s direct and indirect subsidiaries, as guarantors, entered into on May 15, 2006. In conjunction with the voluntary prepayment, the Company recorded a non-cash charge of $1.4 million to interest expense in the third quarter of fiscal 2010 representing the write off of the remaining unamortized deferred financing costs incurred on the Prior Term Loan.

7. Income per Share

The calculation of basic net income per share and diluted net income per share is presented below:

	2010	2009	2008
	($ in thousands, except per share amounts)
Net income	$121,505	$123,360	$54,117

Income per Share:
Basic	$1.92	$1.97	$0.88

Diluted	$1.84	$1.91	$0.85

Weighted average common shares outstanding:
Basic	63,395	62,583	61,687

Diluted	65,918	64,714	64,027

The number of potentially dilutive securities excluded from the calculation of diluted earnings per share were as follows:

	2010	2009	2008
	(amounts in thousands)
Stock options	1,727	2,116	2,225
Unvested shares of restricted stock	28	5	18

	1,755	2,121	2,243

8. Commitments and Contingencies

(a) Operating Leases

As of January 29, 2011, the Company was obligated under various long-term operating leases for retail and factory stores, warehouses, office space and equipment requiring minimum annual rentals.

These operating leases expire on varying dates through 2023. At January 29, 2011 aggregate minimum rentals are as follows:

Fiscal year	Amount
2011	$102,019
2012	$95,538
2013	$84,793
2014	$78,859
2015	$75,721
Thereafter	$242,349

Certain of these leases include renewal options and escalation clauses and provide for contingent rentals based upon sales and require the lessee to pay taxes, insurance and other occupancy costs.

Rent expense for fiscal 2010, 2009 and 2008 was $93,619, $85,771 and $74,922 respectively, including contingent rent, based on store sales, of $5,306, $4,305 and $4,070, respectively.

(b) Employment Agreements

The Company is party to employment agreements with certain executives, which provide for compensation and certain other benefits. The agreements also provide for severance payments under certain circumstances.

(c) Litigation

The Company is subject to various legal proceedings and claims that arise in the ordinary conduct of its business. Although the outcome of these claims cannot be predicted with certainty, management does not believe that it is reasonably possible that resolution of these legal proceedings will result in unaccrued losses that would be material.

In connection with the Acquisition, purported class action complaints were filed against the Company. See note 15, “Subsequent Events—Litigation,” for more information regarding these legal proceedings.

9. Employee Benefit Plan

The Company has a 401(K) Savings Plan pursuant to Section 401 of the Internal Revenue Code whereby all eligible employees may contribute up to 15% of their annual base salaries subject to certain limitations. The Company’s contribution is based on a percentage formula set forth in the plan agreement. Company contributions to the 401(K) Savings Plan were $3,352, $962 and $3,019 for fiscal 2010, 2009 and 2008, respectively. The decrease in contributions in fiscal 2009 was due to the Company suspending its 401(k) Savings Plan matching contribution from April 2009 through December 2009.

10. License Agreement

The Company had a licensing agreement through January 2009 with Itochu Corporation, a Japanese trading company. The agreement permitted Itochu to distribute J.Crew merchandise in Japan. The Company earned royalty payments under the agreement based on the sales of its merchandise.

11. Other Revenues

Other revenues consist of the following:

	2010	2009	2008
Shipping and handling fees	$34,090	$35,887	$39,368
Royalties	—	—	1,656
Other	4,667	3,037	3,746

	$38,757	$38,924	$44,770

12. Fair Value Measurements

The Company uses a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs, other than quoted prices included in Level 1, such as quoted prices for markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Financial Assets and Liabilities

The Company did not have any financial assets or liabilities as of January 29, 2011 or January 30, 2010 that are measured in the financial statements at fair value on a recurring basis.

The Company did not have any long-term debt outstanding on January 29, 2011. The fair value of the Company’s long-term debt on January 30, 2010 was estimated to be approximately $47,260 based on quoted market prices of the debt (level 1 inputs). The carrying amount of the Prior Term Loan on January 30, 2010 was $49,229. The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts payable and other current liabilities approximate fair value because of the short-term maturity of those financial instruments. The estimates presented herein are not necessarily indicative of amounts the Company could realize in a current market exchange.

Non-financial Assets and Liabilities

Except for certain leasehold improvements, the Company does not have any non-financial assets or liabilities as of January 29, 2011 or January 30, 2010 that are measured in the financial statements at fair value.

The Company performs impairment tests of certain long-lived assets whenever there are indicators of impairment. These tests typically contemplate assets at a store level (e.g. leasehold improvements). The Company recognizes an impairment loss when the carrying value of a long-lived asset is not recoverable in light of the undiscounted future cash flows and measures an impairment loss as the difference between the carrying amount and fair value of the asset based on discounted future cash flows. The Company has determined that the future cash flow approach (level 3 inputs) provides the most relevant and reliable means by which to determine fair value in this circumstance.

A summary of the impact of the impairment of certain long-lived assets on financial condition and results of operations is as follows:

	2010	2009	2008
Carrying value of certain long-lived assets written down to fair value	$535	$2,704	$2,652

Impairment charge(1)	$535	$2,704	$2,652

(1)	Impairment charge in fiscal 2010 is a result of flooding of a factory store, which is temporarily closed.

13. Income Taxes

The Company files a consolidated federal income tax return, which includes all of its wholly owned subsidiaries. Each subsidiary files separate, or combined where required, state tax returns in required jurisdictions. The Company and its subsidiaries have entered into a tax sharing agreement providing that each of the subsidiaries will reimburse The Company for its share of income taxes based on the proportion of such subsidiaries’ tax liability on a separate return basis to the total tax liability of The Company

The following table summarizes the components of the provision for income taxes:

	Years Ended
(Dollars in millions)	January 29, 2011	January 30, 2010	January 31, 2009
Current:
Federal	$73.3	$68.5	$19.0
State and local	17.2	20.8	4.6

	90.5	89.3	23.6

Deferred:
Federal	(0.7)	(6.6)	12.9
State and local	(1.3)	(0.1)	0.1

	(2.0)	(6.7)	13.0

Total	$88.5	$82.6	$36.6

The following table summarizes the principal reasons for the difference between the effective tax and the U.S. federal statutory income tax rate:

	Years Ended
	January 29, 2011	January 30, 2010	January 31, 2009
Federal income tax rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal benefit	5.0	5.9	5.9
Non-deductible Transaction costs	2.5	—	—
Other	(0.3)	(0.8)	(0.5)

Effective tax rate	42.2%	40.1%	40.4%

The tax effect of temporary differences which give rise to deferred tax assets and liabilities are as follows:

(Dollars in millions)	January 29, 2011	January 30, 2010
Deferred tax assets:
Rent	$22.2	$19.7
Reserve for sales returns	3.5	3.3
Share-based payments	9.9	10.9
State taxes and interest	2.5	2.4
Other	7.0	3.4

	45.1	39.7
Deferred tax liabilities:
Prepaid catalog and other prepaid expenses	(10.6)	(8.7)
Difference in book and tax basis for property and equipment	(18.6)	(17.1)

	(29.2)	(25.8)

Net deferred income tax assets	$15.9	$13.9

Amounts included in consolidated balance sheets:
Non-current assets	$20.2	$14.8
Current liabilities	(4.3)	(0.9)

	$15.9	$13.9

Management believes that the net deferred tax asset balance of $15.9 million as of January 29, 2011 is more likely than not to be realized.

As of January 29, 2011, the Company has $10.7 million in liabilities associated with uncertain tax positions (including interest and penalties of $1.2 million) reflected in other liabilities. The amount, if recognized, that would affect the effective tax rate is $7.5 million. While the Company expects the amount of unrecognized tax benefits to change in the next twelve months, the change is not expected to have a significant effect on the estimated effective annual tax rate, the results of operations or financial position. However, the outcome of tax matters is uncertain and unforeseen results can occur.

A reconciliation of unrecognized tax benefits is as follows:

(Dollars in millions)	Fiscal 2010	Fiscal 2009
Balance at beginning of fiscal year	$9.7	$6.2
Additions for tax positions taken during current year	2.4	4.5
Reductions for tax positions taken during prior years	(0.2)	(0.2)
Settlements	(0.3)	(0.4)
Expirations of statutes of limitations	(2.1)	(0.4)

Balance at end of fiscal year	$9.5	$9.7

Tax years ended January 2008 through January 2010 are subject to examinations by the Internal Revenue Service. Various state and local jurisdiction tax authorities are in the process of examining income tax returns or hearing appeals for certain tax years ranging from 2002 to 2008. The results of these audits and appeals are not expected to have a significant effect on the results of operations or financial position

14. Related Party Transaction

On October 20, 2005, the Company, Millard Drexler, Chairman of the Board and Chief Executive Officer and Millard S. Drexler, Inc. entered into a Trademark License Agreement whereby Mr. Drexler granted the Company a thirty-year exclusive, worldwide license to use the Madewell trademark and associated intellectual property rights owned by him (the “Properties”). In consideration for the license, the Company reimbursed Mr. Drexler’s actual costs expended in acquiring and developing the Properties (which amounted to $242,300) and agreed to pay royalties of $1 per year during the term of the license. In January 2007, the Company provided notice to Mr. Drexler that the Company had met certain conditions outlined in the agreement, and Mr. Drexler assigned to the Company all of his residual rights in the Properties. The Company also agreed that it would not assign or spin off ownership of the Properties during the term of Mr. Drexler’s employment without his consent other than as part of a sale of the entire company (except that the Company may pledge or hypothecate its interest in the Properties as part of a bank or other financings).

15. Subsequent Events

Acquisition

On November 23, 2010, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Chinos Holdings, Inc., a Delaware corporation (“Parent”), and Chinos Acquisition Corporation (“Merger Sub”), a Delaware Corporation, as amended by Amendment No. 1 to the Merger Agreement on January 18, 2011. At a special meeting of shareholders held in March 1, 2011, our shareholders voted to approve the Acquisition, and Parent acquired us on March 7, 2011 through a reverse subsidiary merger with J.Crew Group, Inc. being the surviving company. Subsequent to the Acquisition, the Company became an indirectly wholly owned subsidiary of Parent, which is controlled by affiliates of the Sponsors, co-investors and members of our management. Prior to March 7, 2011, the Company operated as a public company with common stock traded on the New York Stock Exchange.

In connection with the Acquisition, on March 7, 2011, (i) the Company entered into the ABL Facility, governed by an asset-based credit agreement with Bank of America, N.A., as administrative agent, Goldman Sachs Bank USA, as syndication agent, HSBC Bank USA, N.A., Suntrust Bank and Wells Fargo Capital Finance, LLC, as co-documentation agents, Merrill Lynch, Pierce, Fenner and Smith Incorporated and Goldman Sachs Bank USA, as arrangers and as joint bookrunners, that provides senior secured financing of $250 million (which may be increased by up to $75 million in certain circumstances), subject to a borrowing base limitation, (ii) the Company entered into the Term Loan Facility, governed by a term loan credit agreement with Bank of America, N.A., as administrative agent, Goldman Sachs Bank USA, as syndication agent, Mizuho Corporate Bank, Ltd. and Sumitomo Mitsui Banking Corporation, as co-documentation agents, Merrill Lynch, Pierce, Fenner and Smith Incorporated and Goldman Sachs Bank USA, as joint lead arrangers and as joint bookrunners that provides senior secured financing of $1,200 million (which may be increased by up to $275 million in certain circumstances) and (iii) Merger Sub, as the initial issuer, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), executed an indenture pursuant to which $400 million in aggregate principal amount of 8.125% Senior Notes due 2019, or the Notes, were issued (the “initial indenture”) and on March 7, 2011, the Company, the guarantors party thereto and the Trustee executed a supplemental indenture (the “supplemental indenture” and together with the initial indenture, the “indenture”) pursuant to which J.Crew Group, Inc. assumed the obligations of Merger Sub under the Notes on a senior basis.

The Acquisition will be accounted for as a purchase business combination. The Company has not yet finalized the purchase accounting for the Acquisition as it is not practicable due to the proximity of the closing date of the merger to the date these financial statements are issued. The Company expects that a significant portion of the purchase price of approximately $3.1 billion will be allocated to Acquisition-related intangible assets and goodwill, which are preliminarily estimated to be $1.1 billion and $1.8 billion, respectively. A final valuation will be obtained after the completion of the Acquisition. The results of the final allocation of purchase price could be materially different than the Company’s preliminary estimate.

Litigation

In connection with the Acquisition, between November 24, 2010 and December 16, 2010, sixteen purported class action complaints were filed against some or all of the following: the Company, certain officers of the Company, members of the Company’s Board of Directors, Holdings, the Issuer, TPG, TPG Fund VI and LGP. The plaintiffs in each of these complaints allege, among other things, (1) that certain officers of the Company and members of the Company’s Board breached their fiduciary duties to the Company’s public stockholders by authorizing the Acquisition for inadequate consideration and pursuant to an inadequate process, and (2) that the Company, TPG and LGP aided and abetted the other defendants’ alleged breaches of fiduciary duty. The purported class action complaints sought, among other things, an order enjoining the consummation of the Acquisition or an order rescinding the Acquisition and an award of compensatory damages.

Although the Company, the Company’s Board, TPG, and LGP have entered into a memorandum of understanding to settle the actions filed in Delaware, they believe that the claims asserted in that action, as well as the claims asserted in New York and Federally, are without merit and intend to defend against the actions vigorously. The Company has notified its insurers of the actions and believes that any and all costs, expenses, and/or losses associated with the lawsuits are covered by its applicable insurance policies. The Company has recorded a reserve for litigation settlement of $10 million in the consolidated financial statements as of and for the fiscal year ended January 29, 2011.

16. Quarterly Financial Information (Unaudited)

Summarized quarterly financial results for fiscal 2010 and fiscal 2009 follow:

(in thousands, except share related amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal 2010
Total revenues	$413,879	$407,519	$429,329	$471,500
Gross profit	202,598	181,552	186,621	176,225
Net income	$44,726	$34,909	$37,833	$4,037
Income per share:
Basic	$0.71	$0.55	$0.60	$0.06
Diluted	$0.68	$0.53	$0.58	$0.06
Weighted average common shares outstanding:
Basic	63,237	63,242	63,512	63,589
Diluted	66,053	65,917	65,741	66,178

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal 2009
Total revenues	$345,770	$357,555	$414,109	$460,608
Gross profit	145,937	147,228	200,427	202,067
Net income	$20,445	$18,610	$43,869	$40,436
Income per share:
Basic	$0.33	$0.30	$0.70	$0.64
Diluted	$0.32	$0.29	$0.67	$0.61
Weighted average common shares outstanding:
Basic	62,130	62,323	62,775	63,085
Diluted	63,319	64,326	65,223	65,882

The sum of the quarterly income per share may not equal the full year amount as the computations of the weighted average common shares outstanding for basic and diluted shares outstanding for each quarter and the full year are performed independently.

SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

	Beginning Balance	Charged to Cost and Expenses(a)	Charged to other Accounts	Deductions(a)	Ending Balance
	(in thousands)
Inventory reserve
(deducted from merchandise inventories)
Year ended:
January 29, 2011	$7,087	$—	$—	$584	$6,503
January 30, 2010	8,913	—	—	1,826	7,087
January 31, 2009	7,966	947	—	—	8,913
Allowance for sales returns
(included in other current liabilities)
Year ended:
January 29, 2011	$8,300	$481	$—	$—	$8,781
January 30, 2010	5,942	2,358	—	—	8,300
January 31, 2009	7,140	—	—	1,198	5,942

(a)	The inventory reserve and allowance for sales returns are evaluated at the end of each fiscal quarter and adjusted (plus or minus) based on the quarterly evaluation. During each period, inventory write-downs and sales returns are charged to the statement of operations as incurred.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

J.CREW GROUP, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except shares)

	April 30, 2011	January 29, 2011
ASSETS	(Successor)	(Predecessor)
Current assets:
Cash and cash equivalents	$280,473	$381,360
Merchandise inventories	265,560	214,431
Prepaid expenses and other current assets	31,860	39,104
Prepaid income taxes	65,702	—
Total current assets	643,595	634,895

Property and equipment, net	237,965	197,210
Favorable lease commitments, net	58,954	—
Deferred financing costs, net	65,930	970
Deferred income taxes, net	—	20,171
Intangible assets, net	997,282	4,343
Goodwill	1,681,996	—
Other assets	3,122	2,577

Total assets	$3,688,844	$860,166

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$137,292	$147,083
Due to dissenting shareholders	209,018	—
Other current liabilities	94,577	117,642
Income taxes payable	—	1,673
Deferred income taxes, net	7,625	4,277
Current portion of long-term debt	12,000	—

Total current liabilities	460,512	270,675

Long-term debt	1,588,000	—
Unfavorable lease commitments and deferred credits, net	40,490	67,665
Deferred income taxes, net	416,429	—
Other liabilities	18,106	10,705

Total liabilities	2,523,537	349,045

Stockholders’ equity:
Common stock (Predecessor) $.01 par value; 200,000,000 shares authorized, 65,262,679 shares issued, and 63,909,780 shares outstanding	—	653
Common stock (Successor) $.001 par value; 1,000 shares authorized, issued and outstanding)	—	—
Additional paid-in capital	1,183,775	630,025
Accumulated other comprehensive loss	(4,674)	—
Accumulated deficit	(13,794)	(112,226)
Treasury stock, at cost (no shares and 1,352,899 shares held)	—	(7,331)

Total stockholders’ equity	1,165,307	511,121

Total liabilities and stockholders’ equity	$3,688,844	$860,166

The accompanying notes are an integral part of these consolidated financial statements.

J.CREW GROUP, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands)

	For the Period March 8, 2011 to April 30, 2011	For the Period January 30, 2011 to March 7, 2011	For the Period January 31, 2010 to May 1, 2010
	(Successor)	(Predecessor)	(Predecessor)
Revenues:
Net sales	$271,422	$130,116	$404,336
Other	4,796	3,122	9,543

Total revenues	276,218	133,238	413,879
Cost of goods sold, including buying and occupancy costs	157,910	70,284	211,281

Gross profit	118,308	62,954	202,598
Selling, general and administrative expenses	125,487	47,550	127,179
Transaction costs	—	32,186	—

Income (loss) from operations	(7,179)	(16,782)	75,419
Interest expense, net	15,526	1,166	627

Income (loss) before income taxes	(22,705)	(17,948)	74,792
Provision (benefit) for income taxes	(8,911)	(1,798)	30,066

Net income (loss)	$(13,794)	$(16,150)	$44,726

The accompanying notes are an integral part of these consolidated financial statements.

J.CREW GROUP, INC.

Condensed Consolidated Statements of Changes in Stockholders’ Equity

(unaudited)

(in thousands, except shares)

	Common Stock		Additional paid-in capital	Accumulated deficit	Treasury stock	Total stockholders’ equity
Predecessor:	Shares	Amount
Balance as of January 29, 2011	65,262,679	$653	$630,025	$(112,226)	$(7,331)	$511,121
Net loss	—	—	—	(16,150)	—	(16,150)
Stock based compensation	—	—	1,080	—	—	1,080
Exercise of stock options	6,025	—	79	—	—	79
Issuance of common stock under ASPP	33,912	—	1,051	—	—	1,051
Excess tax benefit from exercise of stock options	—	—	75,955	—	—	75,955
Net settlement of vested restricted stock	—	—	—	—	(20)	(20)
Other	—	—	—	(12)	—	(12)

Balance as of March 7, 2011	65,302,616	$653	$708,190	$(128,388)	$(7,351)	$573,104

	Common Stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total stockholders’ equity
Successor:	Shares	Amount
Balance as of March 7, 2011	—	$—	$—	$—	$—	$—
Issuance of 1,000 shares of common stock	1,000	—	1,173,993	—	—	1,173,993
Stock based compensation	—	—	9,782	—	—	9,782
Comprehensive income:
Net loss	—	—	—	(13,794)	—	(13,794)
Unrealized losses on cash flow hedges, net of tax	—	—	—	—	(4,674)	(4,674)

Total comprehensive income	—	—	—	(13,794)	(4,674)	(18,468)

Balance as of April 30, 2011	1,000	$—	$1,183,775	$(13,794)	$(4,674)	$1,165,307

The accompanying notes are an integral part of these consolidated financial statements.

J.CREW GROUP, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	For the Period March 8, 2011 to April 30, 2011	For the Period January 30, 2011 to March 7, 2011	For the Period January 31, 2010 to May 1, 2010
	(Successor)	(Predecessor)	(Predecessor)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(13,794)	$(16,150)	$44,726
Adjustments to reconcile to net cash provided by (used in) operating activities:
Share-based compensation	44,906	1,080	3,574
Depreciation of property and equipment	10,182	3,929	11,709
Non-cash charge related to step-up in carrying value of inventory	3,092	—	—
Amortization of deferred financing costs	1,600	970	226
Amortization of intangible assets	1,628	—	—
Amortization of favorable lease commitments	2,056	—	—
Excess tax benefits from share-based compensation plans	—	(75,955)	(4,118)
Changes in operating assets and liabilities:
Merchandise inventories	(1,517)	(20,204)	(2,850)
Prepaid expenses and other current assets	4,066	3,178	1,944
Other assets	272	(825)	(418)
Accounts payable and other liabilities	(23,574)	(2,440)	(39,376)
Federal and state income taxes	(18,821)	3,847	23,284

Net cash provided by (used in) operating activities	10,096	(102,570)	38,701

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of J.Crew Group, Inc.	(2,981,415)	—	—
Acquisition consideration due to dissenting shareholders	209,018	—	—
Capital expenditures	(16,888)	(2,644)	(7,080)

Net cash used in investing activities	(2,789,285)	(2,644)	(7,080)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	1,600,000	—	—
Proceeds from equity contributions, net of costs of $51,930	1,173,981	—	—
Excess tax benefit from share-based compensation plans	—	75,955	4,118
Payment of debt issuance costs	(67,530)	—	—
Proceeds from share-based compensation plans	—	1,130	1,058
Repurchases of common stock	—	(20)	(2,602)

Net cash provided by financing activities	2,706,451	77,065	2,574

Increase (decrease) in cash and cash equivalents	(72,738)	(28,149)	34,195
Beginning balance	353,211	381,360	298,107

Ending balance	$280,473	$353,211	$332,302

Supplemental cash flow information:
Income taxes paid	$3,976	$—	$6,856

Interest paid	$145	$35	$254

Non-cash equity contribution from management shareholders	$102,483	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Periods Ended March 8, 2011 to April 30, 2011 (Successor),

January 30, 2011 to March 7, 2011 (Predecessor), and January 31, 2010 to May 1, 2010 (Predecessor)

(Dollars in thousands, unless otherwise indicated)

1. Basis of Presentation

J.Crew Group, Inc., and its wholly owned subsidiaries (the “Company”) was acquired on March 7, 2011 through a merger transaction with Chinos Acquisition Corporation, a wholly-owned subsidiary of Chinos Holdings, Inc. (the “Parent”). The Parent was formed by investment funds affiliated with TPG Capital, L.P. (“TPG”) and Leonard Green & Partners, L.P. (“LGP” and together with TPG, the “Sponsors”). The acquisition was accomplished through a reverse subsidiary merger of Chinos Acquisition Corporation with and into J.Crew Group, Inc., with J.Crew Group, Inc. being the surviving company (the “Acquisition”). Subsequent to the Acquisition, the Company became an indirect, wholly owned subsidiary of Parent, which is owned by affiliates of the Sponsors, co-investors and members of management. Prior to March 7, 2011, the Company operated as a public company with common stock traded on the New York Stock Exchange.

Although the Company continued as the same legal entity after the Acquisition, the accompanying condensed consolidated statements of operations and cash flows are presented for two periods: Predecessor and Successor, which relate to the period preceding the Acquisition and the period succeeding the Acquisition. The Acquisition and the preliminary allocation of the purchase price have been recorded as of March 7, 2011.

The accompanying unaudited condensed consolidated financial statements were prepared in accordance with generally accepted accounting principles (“GAAP”) for interim financial information. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP has been condensed or omitted. Therefore, these financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the applicable interim periods. Certain prior year amounts have been reclassified to conform with current year’s presentation. The results of operations for these periods are not necessarily comparable to, or indicative of, results of any other interim period or for the fiscal year as a whole.

Management is required to make estimates and assumptions about future events in preparing financial statements in conformity with generally accepted accounting principles. These estimates and assumptions affect the amounts of assets, liabilities, revenues and expenses and the disclosure of loss contingencies at the date of the unaudited condensed consolidated financial statements. While management believes that past estimates and assumptions have been materially accurate, current estimates are subject to change if different assumptions as to the outcome of future events are made. Management evaluates estimates and judgments on an ongoing basis and predicate those estimates and judgments on historical experience and on reasonable factors. Since future events and their effects cannot be determined with absolute certainty, actual results may differ from the estimates used in preparing the accompanying unaudited condensed consolidated financial statements.

In addition to the critical accounting policies included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, management considers the accounting policy with regard to the preliminary purchase price allocation to assets and liabilities to be critical. This accounting policy, as more fully described in Note 3, encompasses significant judgments and estimates used in the preparation of these financial statements.

2. The Transactions

As discussed in Note 1, the Acquisition was completed on March 7, 2011 and was financed by:

•

Borrowings under the Company’s senior secured credit facilities (the “Senior Credit Facilities”) consisting of: (i) a $250 million, 5-year asset-based revolving credit facility (the “ABL Facility”), which was undrawn at closing and (ii) a $1.2 billion, 7-year term loan credit facility (the “Term Loan”);

•	Issuance of $400 million 8.125% senior unsecured notes due 2019 (the “Notes”); and

•	Equity investments of $1.2 billion from Parent funded by the Sponsors, co-investors and management.

The Acquisition occurred simultaneously with:

•	The closing of the financing transactions and equity investments described above; and

•	The termination of the Company’s previous $200 million asset-based revolving credit facility.

These transactions, the Acquisition and payment of any costs related to these transactions are collectively herein referred to as the “Transactions.”

3. Purchase Accounting

The Acquisition was accounted for as a purchase business combination in accordance with ASC 805, Business Combinations, whereby the purchase price paid to effect the Acquisition was allocated to recognize the acquired assets and liabilities at fair value. The Acquisition and the preliminary allocation of the purchase price of approximately $3.0 billion have been recorded as of March 7, 2011. The sources and uses of funds in connection with the Transactions are summarized below:

Sources:
Proceeds from Term Loan	$1,200,000
Proceeds from Notes	400,000
Proceeds from equity contributions	1,225,911
Cash on hand	307,150

Total sources	$3,133,061

Uses:
Equity purchase price	$2,981,415
Transaction costs	151,646

Total uses	$3,133,061

In connection with the preliminary purchase price allocation, estimates of the fair values of long-lived and intangible assets have been determined based upon assumptions related to the future cash flows, discount rates and asset lives utilizing currently available information, and in some cases, preliminary valuation results from independent valuation specialists. As of April 30, 2011, preliminary purchase accounting adjustments have been recorded to: (i) increase the carrying value of property and equipment, and inventory, (ii) establish intangible assets for trade names, loyalty program, customer lists and favorable lease commitments, and (iii) revalue gift card and lease-related liabilities. This allocation of the purchase price is preliminary and subject to finalization of independent appraisals. Further revisions to the purchase price allocation may be made as additional information becomes available and such revisions could be material.

The preliminary allocation of purchase price is as follows:

Purchase price	$2,981,415
Less: net assets acquired	(573,104)
Less: after tax cost of post-combination share-based awards	(21,425)

Preliminary excess of purchase price over book value of net assets acquired	$2,386,886

Write up of tangible assets:
Property and equipment	$35,334
Merchandise inventories	32,500
Fair market value of favorable leases	61,010

Acquisition-related intangible assets:
J.Crew brand name (indefinite lived)	885,300
Madewell brand name (20 year life)	88,400
Loyalty program and customer lists (5 year life)	25,210
Less historical intangible assets	(4,351)

Acquisition-related intangibles	994,559

Write down/(up) of liabilities:
Gift card liability revaluation	7,737
Deferred rent and lease incentive revaluation	67,200
Fair market value of unfavorable leases	(40,920)

Deferred income taxes:
Long-term deferred tax asset	(20,171)
Short-term deferred tax liability	(7,625)
Long-term deferred tax liability	(424,734)
Residual goodwill(1)	1,681,996

Total allocated excess purchase price	$2,386,886

(1)	Residual goodwill consists primarily of intangible assets related to the knowhow, design and merchandising of the Company’s brands that do not qualify for separate recognition in accordance with ASC 805.

Pro forma financial information

The following unaudited pro forma results of operations gives effect to the Acquisition as if it had occurred on January 31, 2010. This unaudited pro forma financial information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the Acquisition had actually occurred on that date, nor the results of operations in the future.

(Dollars in millions)	For the Period January 30, 2011 to April 30, 2011		For the Period January 31, 2010 to May 1, 2010
	As reported	Pro forma	As reported	Pro forma
Total revenues	$409,456	$409,186	$413,879	$413,179

Net income (loss)	$(29,944)	$15,337	$44,726	$25,195

4. Transactions with Sponsors

In connection with the Transactions, the Company entered into a management services agreement with the Sponsors pursuant to which they received on the closing date a transaction fee of $35 million in cash in connection with the Transactions. In addition, pursuant to such agreement, and in exchange for on-going consulting and management advisory services that will be provided to the Company, the Sponsors will receive an aggregate annual monitoring fee prepaid quarterly equal to the greater of (i) 0.40% of consolidated annual revenues or (ii) $8 million. The Sponsors will also receive reimbursement for out-of-pocket expenses incurred in connection with services provided pursuant to the agreement. For the period March 8, 2011 to April 30, 2011, Successor recorded a charge of $1.2 million for monitoring fees, included in selling, general and administrative expenses in the statement of operations.

5. Share-Based Compensation

Acquisition-related share-based compensation

In connection with the Acquisition, all outstanding share-based awards granted prior to the Transactions became fully vested. The acceleration of such awards was determined to be a modification of the original share-based award, and resulted in the calculation of a revised fair value on March 7, 2011. The revised fair value attributable to pre-combination service was recognized in the preliminary allocation of excess purchase price, as described in Note 3. The revised fair value attributable to post-combination service of $44.7 million, consisting of $35.1 million for options settled in cash and $9.6 million for options rolled over by management into vested options of the Parent, was recognized in the statement of operations of the Successor.

Successor share-based compensation

On March 4, 2011, the Parent adopted a new equity incentive plan, which authorizes equity awards to be granted for up to 91,740,627 shares of the common stock of the Parent, of which options for 65,311,119 shares were issued to certain members of management, including (i) 41,600,264 options with an exercise price of $1.00 that become exercisable over the requisite service period and (ii) 23,710,855 options with an exercise price of $1.00 that only become exercisable when certain owners of the Parent receive certain cash proceeds, as defined, from their initial investment. The weighted average grant-date fair value of the time-based awards was $0.47 per share. For the period March 8, 2011 to April 30, 2011, Successor recorded an expense of $179 for the time-based awards, included in selling, general and administrative expenses in the statement of operations. Expense associated with the options exercisable when certain owners of the Parent receive certain cash proceeds, as defined, will not be recognized until such event occurs.

Predecessor share-based compensation

Share-based compensation of Predecessor reflects the fair value of employee share-based awards, including stock options, time and performance based restricted stock, and associate stock purchase plans, recognized as compensation expense on a straight line basis over the requisite service period of the award. All outstanding share-based awards granted as of immediately prior to the Transactions became fully vested.

A summary of share-based compensation recorded in the statements of operations is a follows:

	For the Period March 8, 2011 to April 30, 2011	For the Period January 30, 2011 to March 7, 2011	For the Period January 31, 2010 to May 1, 2010
	(Successor)	(Predecessor)	(Predecessor)
Share-based compensation	$44,906	$1,080	$3,574

6. Long-Term Debt and Credit Agreements

Long-term debt consisted of the following:

	April 30, 2011	January 29, 2011
	(Successor)	(Predecessor)
Term Loan	$1,200,000	$—
Notes	400,000	—
Less current portion of Term Loan	(12,000)	—

Long-term debt	$1,588,000	$—

ABL Facility

In connection with the Acquisition, on March 7, 2011, the Company entered into the ABL Facility, governed by an asset-based credit agreement with Bank of America, N.A., as administrative agent and the other agents and lenders party thereto, that provides senior secured financing of $250 million (which may be increased by up to $75 million in certain circumstances), subject to a borrowing base limitation. The borrowing base will equal the sum of: 90% of the eligible credit card receivables; plus, 85% of eligible accounts; plus, 90% (or 92.5% for the period of August 1 through December 31 of any fiscal year) of the net recovery percentage of eligible inventory multiplied by the cost of eligible inventory; plus, 85% of the net recovery percentage of eligible letters of credit inventory, multiplied by the cost of eligible letter of credit inventory; plus, 85% of the net recovery percentage of eligible in-transit inventory, multiplied by the cost of eligible in-transit inventory; plus, 100% of qualified cash; minus, all availability and inventory reserves. The ABL Facility includes borrowing capacity in the form of letters of credit up to the entire amount of the facility, and up to $25 million in U.S. dollars for borrowings on same-day notice, referred to as swingline loans, and is available in U.S. dollars, Canadian dollars and Euros. The Company did not incur loans under the ABL Facility at the closing of the Acquisition. The amounts outstanding under the ABL Facility is due and payable in full on the fifth anniversary of the closing date.

Borrowings under the ABL Facility bear interest at a rate per annum equal to, at the Company’s option, any of the following, plus, in each case, an applicable margin: (a) in the case of borrowings in U.S. dollars, a base rate determined by reference to the highest of (1) the prime rate of Bank of America, N.A., (2) the federal funds effective rate plus 0.50% and (3) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00%; (b) in the case of borrowings in U.S. dollars or in Euros a LIBOR rate determined by reference to the costs of funds for deposits in the relevant currency for the interest period relevant to such borrowing adjusted for certain additional costs; (c) in the case of borrowings in Canadian dollars, the average offered rate for Canadian dollar bankers’ acceptances having an identical term of the applicable borrowing; and (d) in the case of borrowings in Canadian dollars, a fluctuating rate determined by reference to the higher of (1) the average offered rate for 30 day Canadian dollar bankers’ acceptances plus 0.50% and (2) the prime rate of Bank of America, N.A. for loans in Canadian dollars. The applicable margin for borrowings under the ABL Facility varies based on the Company’s average historical excess availability from 1.25% to 1.75% with respect to base rate borrowings and borrowings in Canadian dollars bearing interest at the rate described in the immediately preceding clause (d), and from 2.25% to 2.75% with respect to LIBOR borrowings and borrowings in Canadian dollars bearing interest at the rate described in the immediately preceding clause (c).

All obligations under the ABL Facility are unconditionally guaranteed by the Company’s immediate parent and certain of the Company’s existing and future wholly owned domestic subsidiaries and are secured, subject to certain exceptions, by substantially all of the Company’s assets and the assets of the Company’s immediate parent and the Company’s subsidiaries that have guaranteed the ABL Facility (referred to herein as the subsidiary guarantors), including, in each case subject to customary exceptions and exclusions:

•

a first-priority security interest in personal property consisting of accounts receivable, inventory, cash, deposit accounts (other than any designated deposit accounts containing solely the proceeds of collateral with respect to which the obligations under the ABL Facility have only a second-priority security interest), securities accounts, commodities accounts and certain assets related to the foregoing and, in each case, proceeds thereof (such property, the “Current Asset Collateral”);

•

a second-priority pledge of all of the Company’s capital stock directly held by the Company’s immediate parent and a second priority pledge of all of the capital stock directly held by the Company and any subsidiary guarantors (which pledge, in the case of the capital stock of each (a) domestic subsidiary that is directly owned by the Company or by any subsidiary guarantor and that is a disregarded entity for United States Federal income tax purposes substantially all of the assets of which consist of equity interests in one or more foreign subsidiaries or (b) foreign subsidiary, is limited to 65% of the stock of such subsidiary); and

•	a second-priority security interest in substantially all other tangible and intangible assets, including substantially all of the Company’s owned real property and intellectual property.

The ABL Facility includes restrictions on the Company’s ability and the ability of certain of its subsidiaries to, among other things, incur or guarantee additional indebtedness, pay dividends (including to the Parent) on, or redeem or repurchase, capital stock, make certain acquisitions or investments, materially change our business, incur or permit to exist certain liens, enter into transactions with affiliates or sell our assets to, or merge or consolidate with or into, another company. In addition, from the time when excess availability under the ABL Facility is less than the greater of (a) 12.5% of the lesser of (1) the commitment amount and (2) the borrowing base and (b) $25 million, until the time when the Company has excess availability under the ABL Facility equal to or greater than the greater of (a) 12.5% of the lesser of (1) the commitment amount and (2) the borrowing base and (b) $25 million for 30 consecutive days, the credit agreement governing the ABL Facility requires the Company to maintain a Fixed Charge Coverage Ratio (as defined in the ABL Facility) tested as of the last day of each fiscal quarter that shall not be less than 1.0.

Although the Company’s immediate parent is not generally subject to the negative covenants under the ABL Facility, such parent is subject to a holding company covenant that will limit its ability to engage in certain activities.

The credit agreement governing the ABL Facility additionally contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default, including without limitation, a cross-default according to the terms of any indebtedness with an aggregate principal amount of $35 million or more. If an event of default occurs under the ABL Facility, the lenders may declare all amounts outstanding under the ABL Facility immediately due and payable. In such event, the lenders may exercise any rights and remedies they may have by law or agreement, including the ability to cause all or any part of the collateral securing the ABL Facility to be sold.

Demand Letter of Credit Facility

On October 31, 2007, the Company, entered into an unsecured, demand letter of credit facility with HSBC which provides for the issuance of up to $35 million of documentary letters of credit on a no fee basis. Outstanding letters of credit were $7.1 million and availability was $27.9 million at April 30, 2011 under this facility.

Term Loan

In connection with the Acquisition, on March 7, 2011, the Company entered into the Term Loan Facility, governed by a term loan credit agreement with Bank of America, N.A., as administrative agent and the other agents and lenders party thereto, that provides senior secured financing of $1,200 million. Beginning July 29, 2011, the Company is required to make scheduled quarterly payments each equal to 0.25% of the original principal amount of the term loans outstanding on the closing date, with the balance due on the seventh anniversary of the closing date. The Company is also required to repay the term loan based on excess cash flows as defined in the agreement.

Borrowings under the Term Loan Facility bear interest at a rate per annum equal to an applicable margin plus, at the Company’s option, either (a) a base rate determined by reference to the highest of (1) the prime rate of Bank of America, N.A., (2) the federal funds effective rate plus 0.50% and (3) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00% or (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, which shall be no less than 1.25%. The applicable margin for borrowings under the Term Loan Facility varies based upon the Company’s senior secured net leverage ratio from 2.25% to 2.50% with respect to base rate borrowings and from 3.25% to 3.50% with respect to LIBOR borrowings.

All obligations under the Term Loan Facility are unconditionally guaranteed by the Company’s immediate parent and certain of the Company’s existing and future wholly owned domestic subsidiaries and are secured, subject to certain exceptions, by substantially all of the Company’s assets and the assets of the Company’s immediate parent and the Company’s subsidiary guarantors, including, in each case subject to customary exceptions and exclusions:

•

a first-priority pledge of all of the Company’s capital stock directly held by the Company’s immediate parent and a first-priority pledge of all of the capital stock directly held by the Company and the Company’s subsidiary guarantors (which pledge, in the case of the capital stock of each (a) domestic subsidiary that is directly owned by the Company or by any subsidiary guarantor and that is a disregarded entity for United States Federal income tax purposes substantially all of the assets of which consist of equity interests in one or more foreign subsidiaries or (b) foreign subsidiary, is limited to 65% of the stock of such subsidiary);

•

a first-priority security interest in substantially all of the Company’s immediate parent’s, the Company’s and the subsidiary guarantor’s other tangible and intangible assets (other than the assets described in the following bullet point), including substantially all of the Company’s real property and intellectual property, and designated deposit accounts containing solely the proceeds of collateral with respect to which the obligations under the Term Loan Facility have a first-priority security interest; and

•	a second-priority security interest in Current Asset Collateral.

The Term Loan Facility includes restrictions on the Company’s ability and the ability of the Company’s immediate parent and certain of the Company’s subsidiaries to, among other things, incur or guarantee additional indebtedness, pay dividends (including to the Parent) on, or redeem or repurchase, capital stock, make certain acquisitions or investments, materially change our business, incur or permit to exist certain liens, enter into transactions with affiliates or sell our assets to, or merge or consolidate with or into, another company.

The credit agreement governing the Term Loan Facility does not require Company to comply with any financial maintenance covenants, but contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default, including without limitation, a cross-default according to the terms of any indebtedness with an aggregate principal amount of $35 million or more. If an event of default occurs under the Term Loan Facility, the lenders may declare all amounts outstanding under the Term Loan Facility immediately due and payable. In such event, the lenders may exercise any rights and remedies they may have by law or agreement, including the ability to cause all or any part of the collateral securing the Term Loan Facility to be sold.

8.125% Senior Notes due 2019

On March 7, 2011, the Company (as successor by merger to Merger Sub) issued $400 million in principal amount of Notes. The Notes bear interest at a rate of 8.125% per annum, and interest is payable semi-annually on March 1 and September 1 of each year, commencing on September 1, 2011. The Notes mature on March 1, 2019.

Subject to certain exceptions, the Notes are guaranteed on a senior unsecured basis by each of the Company’s current and future wholly owned domestic restricted subsidiaries (and non-wholly owned restricted subsidiaries if such non-wholly owned restricted subsidiaries guarantee the Company’s or another guarantor’s other capital market debt securities) that is a guarantor of the Company’s or another guarantor’s debt, including the Senior Credit Facilities. The Notes are the Company’s senior unsecured obligations and rank equally in right of payment with all of its existing and future indebtedness that is not expressly subordinated in right of payment thereto. The Notes will be senior in right of payment to any future indebtedness that is expressly subordinated in right of payment thereto and effectively junior to (a) the Company’s existing and future secured indebtedness, including the ABL Facility and Term Loan Facility described above, to the extent of the value of the collateral securing such indebtedness and (b) all existing and future liabilities of the Company’s non-guarantor subsidiaries.

The indenture governing the Notes contains certain customary representations and warranties, provisions relating to events of default and covenants, including without limitation, a cross-payment default provision and cross-acceleration provision in the case of a payment default or acceleration according to the terms of any indebtedness with an aggregate principal amount of $50 million or more, restrictions on the Company’s and certain of its subsidiaries’ ability to, among other things incur or guarantee indebtedness; pay dividends on, redeem or repurchase capital stock; make investments; issue certain preferred equity; create liens; enter into transactions with the Company’s affiliates; designate the Company’s subsidiaries as Unrestricted Subsidiaries (as defined in the indenture); and consolidate, merge, or transfer all or substantially all of the Company’s assets. The covenants are subject to a number of exceptions and qualifications. Certain of these covenants, excluding without limitation those relating to transactions with the Company’s affiliates and consolidation, merger, or transfer of all or substantially all of the Company’s assets, will be suspended during any period of time that (1) the Notes have Investment Grade Ratings (as defined in the indenture) from both Moody’s Investors Service, Inc. and Standard & Poor’s and (2) no default has occurred and is continuing under the indenture. In the event that the Notes are downgraded to below an Investment Grade Rating, the Company and certain subsidiaries will again be subject to the suspended covenants with respect to future events.

Interest expense

The significant components of interest expense are as follows:

	For the Period March 8, 2011 to April 30, 2011	For the Period January 30, 2011 to March 7, 2011	For the Period January 31, 2010 to May 1, 2010
	(Successor)	(Predecessor)	(Predecessor)
Term Loan	$8,708	$—	$—
Notes	4,966	—	—
Former term loan (extinguished in August 2010)	—	—	257
Amortization of deferred financing costs	1,600	970	226
Other, net of interest income	252	196	144

Interest expense, net	$15,526	$1,166	$627

7. Derivative Financial Instruments

Interest Rate Caps

In April 2011, the Company entered into interest rate cap agreements for an aggregate notional amount of $600 million in order to hedge the variability of cash flows related to a portion of the Company’s floating rate indebtedness. These cap agreements, effective in March 2012, hedge a portion of contractual floating rate interest commitments through the expiration of the agreements in March 2013. Pursuant to the agreements, the Company has capped LIBOR at 3.5% with respect to the aggregate notional amount of $600 million. In the event LIBOR exceeds 3.5% the Company will pay interest at the capped rate. In the event LIBOR is less than 3.5%, the Company will pay interest at the prevailing LIBOR rate.

Interest Rate Swaps

In April 2011, the Company entered into floating-to-fixed interest rate swap agreements for an aggregate notional amount of $600 million to limit exposure to interest rate increases related to a portion of the Company’s floating rate indebtedness once the Company’s interest rate cap agreements expire. These swap agreements, effective March 2013, hedge a portion of contractual floating rate interest commitments through the expiration of the agreements in March 2016. As a result of the agreements, the Company’s effective fixed interest rate on the notional amount of floating rate indebtedness will be 3.56%.

Fair Value

As of the effective date, the Company designated the interest rate cap and interest rate swap agreements as cash flow hedges. As cash flow hedges, unrealized gains are recognized as assets while unrealized losses are recognized as liabilities. The interest rate cap and interest rate swap agreements are highly correlated to the changes in interest rates to which the Company is exposed. Unrealized gains and losses on these swaps are designated as effective or ineffective. The effective portion of such gains or losses is recorded as a component of accumulated other comprehensive income or loss, while the ineffective portion of such gains or losses will be recorded as a component of interest expense. Future realized gains and losses in connection with each required interest payment will be reclassified from accumulated other comprehensive income or loss to interest expense.

The fair values of the interest rate cap and swap agreements are estimated using industry standard valuation models using market-based observable inputs, including interest rate curves (level 2). A summary of the recorded assets (liabilities) included in the condensed consolidated balance sheet is as follows:

	April 30, 2011	January 29, 2011
	(Successor)	(Predecessor)
Interest rate caps (included in other assets)	$302	$—

Interest rate swaps (included in other liabilities)	$(7,255)	$—

Accumulated other comprehensive loss, net of tax	$4,674	$—

8. Fair Value Measurements

The Company uses a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs, other than quoted prices included in Level 1, such as quoted prices for markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Financial assets and liabilities

The fair value of the Company’s debt is estimated to be $1,593 million at April 30, 2011 based on quoted market prices of the debt (level 1 inputs).

In April 2011, the Company entered into interest rate cap and swap agreements in order to hedge the variability of cash flows related to a portion of the Company’s floating rate indebtedness, which are measured in the financial statements at fair value on a recurring basis. See Note 7 for more information regarding the fair value of these financial assets and liabilities.

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts payable and other current liabilities approximate fair value because of their short-term nature.

Non-financial assets and liabilities

Except for certain leasehold improvements, the Company does not have any non-financial assets or liabilities as of April 30, 2011 or January 29, 2011 that are measured in the financial statements at fair value.

The Company performs impairment tests of certain long-lived assets whenever there are indicators of impairment. These tests typically contemplate assets at a store level (e.g. leasehold improvements). The Company recognizes an impairment loss when the carrying value of a long-lived asset is not recoverable in light of the undiscounted future cash flows and measures an impairment loss as the difference between the carrying amount and fair value of the asset based on discounted future cash flows. The Company has determined that the future cash flow approach (level 3 inputs) provides the most relevant and reliable means by which to determine fair value in this circumstance.

No impairment charges were recorded in any periods presented in the condensed consolidated statements of operations.

9. Income Taxes

The Company files a consolidated federal income tax return, which includes all of its wholly owned subsidiaries. Each subsidiary files separate, or combined where required, state tax returns in required jurisdictions. Effective for the tax year ended January 2012, the Company will file as a member of the consolidated group of Parent.

Tax years ended January 2008 through January 2010 are subject to examinations by the Internal Revenue Service. Various state and local jurisdiction tax authorities are in the process of examining income tax returns or hearing appeals for certain tax years ranging from 2002 to 2008. The results of these audits and appeals are not expected to have a significant effect on the results of operations or financial position.

The difference between the U.S. statutory income tax rate of 35% and the effective tax rate of 39.2% of the Successor is primarily driven by state and local income taxes, net of federal benefit. The difference between the U.S. statutory income tax rate of 35% and the effective tax rate of 10.0% of the Predecessor is primarily driven by (i) non-deductible Transaction costs and (ii) state and local income taxes, net of federal benefit.

As of April 30, 2011, the Company has $10.9 million in liabilities associated with uncertain tax positions (including interest and penalties of $1.3 million) reflected in other liabilities. The amount, if recognized, that would affect the effective tax rate is $7.5 million. While the Company expects the amount of unrecognized tax benefits to change in the next twelve months, the change is not expected to have a significant effect on the estimated effective annual tax rate, the results of operations or financial position. However, the outcome of tax matters is uncertain and unforeseen results can occur.

10. Legal Proceedings

In connection with the Acquisition, between November 24, 2010 and December 16, 2010, sixteen purported class action complaints were filed against some or all of the following: the Company, certain officers of the Company, members of the Company’s Board of Directors, Parent, J.Crew Group, Inc., TPG, TPG Fund VI and LGP. The plaintiffs in each of these complaints alleged, among other things, (1) that certain officers of the Company and members of the Company’s Board breached their fiduciary duties to the Company’s public stockholders by authorizing the Acquisition for inadequate consideration and pursuant to an inadequate process, and (2) that the Company, TPG and LGP aided and abetted the other defendants’ alleged breaches of fiduciary duty. The purported class action complaints sought, among other things, an order enjoining the consummation of the Acquisition, an order rescinding the Acquisition to the extent it is consummated and an award of compensatory damages.

Between November 24, 2010 and December 8, 2010, seven of the purported class action complaints concerning the Acquisition were filed in the Delaware Court of Chancery. On December 14, 2010, these cases were consolidated into the Delaware Action. On January 16, 2011, the Company entered into a binding MOU with the other parties in the Delaware Action. The MOU provided for the settlement of all claims asserted in the Delaware Action against the Company and the other defendants. The Company and the other defendants agreed to the MOU pending the execution of a more formal settlement agreement. The MOU provides for, among other things, a one-time settlement payment of $10 million by J.Crew or its insurers to be distributed pro rata among the members of the class of Company shareholders on whose behalf the plaintiffs in the Delaware Action purport to act. Once the MOU was signed, the parties removed from the Court’s docket a preliminary injunction hearing that had been scheduled for February 24, 2011. By letter dated January 31, 2011, the plaintiffs in the Delaware Action attempted to repudiate the MOU and informed the Court that they were no longer in a position to support or pursue the settlement and indicated that they intended to seek monetary damages following the closing of the Acquisition. By letter dated February 1, 2011, the defendants informed the Court that they believe they have honored their obligations under the MOU and that they intended to seek specific performance of the MOU. The court held a conference on February 11, 2011, during which it stated that it would not entertain any applications in the litigation until after the shareholder vote. Following the shareholders’ approval of the Acquisition, the plaintiffs filed a Status Report and Motion to Resume Litigation. In that motion, the plaintiffs requested leave to recommence discovery concerning the merits of the Delaware Action. The Defendants opposed that motion, and at a March 15, 2011 hearing the Court ruled that discovery concerning the merits of the Delaware Action would be stayed until after the parties concluded litigation concerning the enforceability of the MOU.

On May 12, 2011, the Company, TPG, LGP and Parent filed the MOU Enforcement Action in the Delaware Court of Chancery. The MOU Enforcement Action asks the Court to order the plaintiffs in the Delaware Action to perform their legal commitment in the MOU to provide a “full and appropriate release of all claims that were asserted or could have been asserted” in the Delaware Action. If such specific performance is unavailable, the MOU Enforcement Action seeks money damages from the plaintiffs in the Delaware Action. On June 10, 2011, plaintiffs in the Delaware Action moved to dismiss the MOU Enforcement Action. Also on May 12, 2011, the parties to the Delaware Action jointly submitted a proposed scheduling order for the Court’s approval that provides for a trial on the MOU Enforcement Action in October 2011. If the MOU is not enforced, the Company intends to defend against the allegations asserted in the Delaware Action vigorously.

Between November 24, 2010 and December 16, 2010, seven of the purported class action complaints concerning the Acquisition were filed in the Supreme Court of the State of New York. Those complaints are captioned respectively as Church v. J.Crew Group, Inc., et al., No. 652101-2010; Taki v. J.Crew Group, Inc., et al., No. 65125-2010; Weisenberg v. J.Crew Group, Inc., et al., No. 10115564-2010; Hekstra v. J.Crew Group, Inc., et al., No. 652175-2010; St. Louis v. J.Crew Group, Inc., et al., No. 652201-2010; Peoria Police Pension Fund v. Drexler, et al., No. 652239-2010; KBC Asset Management NV v. J.Crew Group, Inc., et al., No. 6522870-2010 (collectively, the “New York Actions”). At a hearing on February 24, 2011, the New York court denied a request from plaintiffs to enjoin the shareholder vote, and denied the plaintiffs’ request to lift the stay of proceedings, except to order the seven cases consolidated and to appoint the plaintiffs’ agreed-upon lead plaintiff structure. The cases otherwise remain stayed.

On December 1, 2010, a purported class action complaint, captioned Brazin v. J.Crew Group, Inc., No. 10 Civ. 8988, was filed in the United States District Court for the Southern District of New York. On December 14, 2010, another purported class action complaint, captioned Caywood v. Drexler, No. 10 Civ. 9328, was also filed in the United States District Court for the Southern District of New York (together with the Brazin Action, the “Federal Actions”). The plaintiffs in the Federal Actions assert claims that are largely duplicative of the claims asserted in the Delaware and New York Actions, but also allege that the defendants violated multiple federal securities statutes in connection with the filing of the Preliminary Proxy Statement on Schedule 14A. On March 16, 2011, the parties to the Federal Actions entered into a stipulation that stayed the Federal Actions until a final resolution or settlement of the Delaware Action.

The Company has notified its insurers of each of the Delaware Action, the New York Actions, and the Federal Actions. By letter dated January 26, 2011, the Company’s primary directors and officers liability insurer, St. Paul Mercury Insurance Company (“Travelers”), stated that the claims asserted in the Delaware Action, the New York Actions, and the Federal Actions appeared to be claims against insured persons that would be covered by the applicable insurance policy, but identified potential defenses, exclusions, and limitations to coverage that it believed might apply, subject to reviewing additional information. The Company believes that any and all costs, expenses and/or losses associated with the Delaware Action, the New York Actions, and the Federal Actions are covered by its applicable insurance policies, and will pursue all available remedies and rights with respect to insurance coverage.

The Company is also subject to various other legal proceedings and claims arising in the ordinary course of business. Management does not expect that the results of any of these other legal proceedings, either individually or in the aggregate, would have a material adverse effect on the Company’s financial position, results of operations or cash flows.

11. Subsequent Event

In connection with the Transactions, certain stockholders, including funds affiliated with Mason Capital Management LLC (“Mason”), asserted appraisal rights under Delaware law with respect to approximately 4.8 million shares of Company common stock. Mason Capital withdrew its request for appraisal rights and on May 18, 2011, the Company wire transferred $209 million in full settlement of Mason’s shares. This amount was included in cash and cash equivalents and current liabilities as of April 30, 2011. The Company has evaluated subsequent events through June 22, 2011.

J.CREW GROUP, INC.

Offer to Exchange

$400,000,000 aggregate principal amount of its 8.125% Senior Notes due 2019, the issuance of which has been registered under the Securities Act of 1933,

for

any and all of its outstanding 8.125% Senior Notes due 2019.

PROSPECTUS

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The current directors and officers of J.Crew Group, Inc. and its subsidiaries are entitled under the Merger Agreement relating to the Acquisition to continued indemnification and insurance coverage.

The Delaware corporations

Under the Section 145(a) of the Delaware General Corporation Law (“DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful.

Section 145(b) further authorizes a Delaware corporation to indemnify any person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the director’s fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

J.Crew Group, Inc.

J. Crew Group, Inc.’s Certificate of Incorporation provides for mandatory indemnification of its directors and officers to the maximum extent permitted under the law of Delaware.

The Bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the fullest extent permitted by the DGCL. The right to indemnity will continue for a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of J.Crew Group, Inc. (or was serving at J.Crew Group, Inc.’s request as a director or officer of another corporation) shall be paid by J.Crew Group, Inc. in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified.

As permitted by Section 102(b)(7) of the DGCL, J.Crew Group, Inc.’s Certificate of Incorporation provides that its directors shall not be personally liable to J.Crew Group, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director to J.Crew Group, Inc. and its stockholders, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined.

J. Crew Operating Corp.

J. Crew Operating Corp.’s Certificate of Incorporation provides for mandatory indemnification of its directors, officers, employees and agents to the full extent permitted by the DGCL or any other applicable law. Also, J. Crew Operating Corp. may, to the extent authorized by the board of directors, grant rights to indemnification and the advancement of expenses to any employee or agent to the fullest extent of the provisions of the Certificate of Incorporation with respect to the directors and officers.

As permitted by Section 102(b)(7) of the DGCL, J.Crew Operating Corp.’s Certificate of Incorporation provides that its directors shall not be personally liable to J. Crew Operating Corp. or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL, as amended from time to time, for liability (i) for any breach of the director’s duty of loyalty to J. Crew Operating Corp. or its stockholders, (ii) for acts or omissions in good faith which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

J. Crew Inc.

The bylaws of J. Crew Inc. provide mandatory indemnification for its officers and directors, if the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of J. Crew Inc and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. With respect to actions by or in the right of J. Crew Inc., the bylaws provide for mandatory indemnification, except if such person shall have been adjudged to be liable to J. Crew Inc., unless the court determines that in view of all of the circumstances the person is nevertheless fairly and reasonably entitled to indemnity for such expenses. In addition, expenses incurred by a present or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of J.Crew Inc. (or was serving at J.Crew Inc.’s request as a director or officer of another corporation) shall be paid by J.Crew Inc. in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified. The bylaws of J. Crew Inc. also provide for permissible indemnification of employees and directors to the extent permitted by law.

As permitted by Section 102(b)(7) of the DGCL, J.Crew Inc.’s Certificate of Incorporation provides that its directors shall not be personally liable to J. Crew Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL, as amended from time to time, for liability (i) for any breach of the director’s duty of loyalty to J. Crew Inc. or its stockholders, (ii) for acts or omissions in good faith which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or

(iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize further elimination or limitation of the liability of directors, then the liability of a director will be limited to the fullest extent permitted by the DGCL.

J. Crew International, Inc.

J. Crew International, Inc.’s Certificate of Incorporation provides for the mandatory indemnification of its directors and officers to the fullest extent permitted by law.

The bylaws of J. Crew International, Inc. provides for mandatory indemnification of any director, officer, other employee or agent, unless the act or the failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The right to indemnity will continue for a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. Moreover, it provides that the bylaws will be deemed to have been amended upon any amendment to the DGCL that expands or enlarges the power or obligation of corporations to indemnify, or advance expenses to, directors, officers, employees and other agents of J. Crew International, Inc. In addition, expenses incurred by a director, officer, employee or agent in defending any civil or criminal action, suit or proceeding shall be paid by J.Crew International, Inc. in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified.

As permitted by Section 102(b)(7) of the DGCL, J.Crew International, Inc.’s Certificate of Incorporation provides that its directors shall not be personally liable to J. Crew International, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the directors shall continue to be subject to liability (i) for any breach of the director’s duty of loyalty to J. Crew Operating Corp. or its stockholders, (ii) for acts or omissions in good faith which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. In discharging the duties of their positions, the board of directors, committees of the board, individual directors and individual officers may, in considering the best interests of J. Crew International, Inc., consider the effects of any action upon employees, suppliers and customers of J. Crew International, Inc., communities in which officers or other establishments of J. Crew International, Inc. is located and all other pertinent factors. In addition, the personal liability of directors will be further limited or eliminated to the fullest extent permitted by any future amendments to DGCL.

Grace Holmes, Inc.

Grace Holmes, Inc.’s Certificate of Incorporation provides for mandatory indemnification of a director, officer or employee of Grace Holmes, Inc. or of any corporation which he served as such at the request of Grace Holmes, Inc. against reasonable expenses, except in relation to matters as to which such officer, director or employee is found to be liable for negligence or misconduct in the performance of his duties.

Grace Holmes, Inc.’s bylaws provide for mandatory indemnification to the fullest extent authorized by the DGCL (or as may be amended, only to the extent that such amendment permits broader indemnification rights) of its directors, officers or employees, or those serving at its request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise including employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity or any other capacity while serving as a director, officer, employee or agent. The right to indemnification includes a right to an advance of expenses, provided that if the DGCL requires, an advancement of expenses be incurred by a person in his or her capacity as an officer or director, then such person must provide an undertaking to repay such amount if it shall be determined that such person is not entitled to be indemnified for such expenses.

Grace Holmes, Inc.’s bylaws also provide, that to the extent authorized by the board of directors, Grace Holmes, Inc. may grant rights to indemnification and advancement of expenses to any agent of Grace Holmes, Inc. to the fullest extent that the bylaws provides indemnification and advancement of expenses to the directors, officers and employees.

H.F.D. No. 55, Inc.

H. F. D. No. 55, Inc’s Certificate of Incorporation provides for mandatory indemnification to the full extent permitted by Section 145 of the DGCL, as amended from time to time, of all persons whom it may indemnify pursuant to Section 145 of the DGCL.

H. F. D. No. 55, Inc.’s bylaws provide for mandatory indemnification to the fullest extent authorized by the DGCL (or as may be amended, only to the extent that such amendment permits broader indemnification rights) of its directors, officers or employees, or those serving at its request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise including employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity or any other capacity while serving as a director, officer, employee or agent. The right to indemnification includes a right to an advance of expenses, provided that if the DGCL requires, an advancement of expenses be incurred by a person in his or her capacity as an officer or director, then such person must provide an undertaking to repay such amount if it shall be determined that such person is not entitled to be indemnified for such expenses.

H. F. D. No. 55, Inc.’s bylaws also provide, that to the extent authorized by the board of directors, H. F. D. No. 55, Inc. may grant rights to indemnification and advancement of expenses to any agent of H. F. D. No. 55, Inc. to the fullest extent that the bylaws provides indemnification and advancement of expenses to the directors, officers and employees.

Madewell, Inc.

The Certificate of Incorporation of Madewell, Inc. is silent as to indemnification.

Madewell, Inc.’s bylaws provide for mandatory indemnification to the fullest extent authorized by the DGCL (or as may be amended, only to the extent that such amendment permits broader indemnification rights) of its directors, officers or employees or those serving at its request. as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise including employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity or any other capacity while serving as a director, officer, employee or agent. The right to indemnification includes a right to an advance of expenses, provided that if the DGCL requires, an advancement of expenses be incurred by a person in his or her capacity as an officer or director, then such person must provide an undertaking to repay such amount if it shall be determined that such person is not entitled to be indemnified for such expenses.

Madewell, Inc.’s bylaws also provide, that to the extent authorized by the board of directors, Madewell, Inc. may grant rights to indemnification and advancement of expenses to any agent of Madewell, Inc. to the fullest extent that the bylaws provides indemnification and advancement of expenses to the directors, officers and employees.

The Virginia corporation

J.Crew Virginia, Inc.

Section 13.1- 697 of the Virginia Stock Corporation Act (“VASCA”) provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding, (a) if he conducted himself in good faith, and (b) he believed, (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, (ii) in all other cases, that his conduct was at least not opposed to its best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Unless ordered by a court under subsection C of Section 13.1-700.1 of the VASCA, (a) a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard set forth in the preceding sentence, or (b) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Section 13.1-698 provides that unless limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. In addition, under Section 13.1-699 of the VASCA, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if (a) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in Section 13.1-697 of the VASCA; and (b) the director furnishes the corporation an undertaking, executed personally or on his behalf, to repay the advance if the director is not entitled to mandatory indemnification under Section 13.1-698 of the VASCA and it is ultimately determined that he did not meet the relevant standard of conduct. Unless a corporation’s articles of incorporation provide otherwise, (a) an officer of the corporation is entitled to mandatory indemnification under Section 13.1-698 of the VASCA and entitled to apply to court-ordered indemnification under Section 13.1-700.1 of the VASCA, in each case to the same extent as a director and (b) the corporation may indemnify and advance expenses to an officer of the corporation to the same extent as to a director.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index immediately following the signature pages included in this Registration Statement.

(b) Financial Statement Schedules

See “Index to Financial Statements” which is located on page F-1 of this prospectus.

Item 22. Undertakings.

(a) Each of the undersigned registrants hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on June 22, 2011.

J.Crew Group, Inc.

By:	/s/ MILLARD DREXLER
Name:	Millard Drexler
Title:	Chief Executive Officer

* * * *

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MILLARD DREXLER Millard Drexler	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 22, 2011

/s/ JAMES SCULLY James Scully	Chief Administrative Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	June 22, 2011

* James Coulter	Director	June 22, 2011

* John Danhakl	Director	June 22, 2011

* Jonathan Sokoloff	Director	June 22, 2011

* Carrie Wheeler	Director	June 22, 2011

*By:	/s/ JENNIFER O’CONNOR
Jennifer O’Connor
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on June 22, 2011.

J. Crew Operating Corp. J. Crew Inc. Grace Holmes, Inc. H. F. D. No. 55, Inc. J. Crew Virginia, Inc. Madewell Inc.

By:	/s/ JENNIFER O’CONNOR
Name:	Jennifer O’Connor
Title:	SVP, General Counsel and Secretary

* * * *

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES SCULLY James Scully	Chief Administrative Officer, Chief Financial Officer and Director (Principal Executive, Financial and Accounting Officer)	June 22, 2011

* Nicholas Lamberti	Vice President, Controller, Assistant Secretary and Director	June 22, 2011

/s/ JENNIFER O’CONNOR Jennifer O’Connor	Secretary and Director	June 22, 2011

*By:	/s/ JENNIFER O’CONNOR
Jennifer O’Connor
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, Delaware on June 22, 2011.

J. Crew International, Inc.

By:	/s/ JENNIFER O’CONNOR
Name:	Jennifer O’Connor
Title:	SVP, General Counsel and Secretary

* * * *

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Melanie Andrews	President, Treasurer, Assistant Secretary and Director (Principal Executive Officer)	June 22, 2011

/s/ JAMES SCULLY James Scully	Chief Administrative Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	June 22, 2011

* Nicholas Lamberti	Vice President, Controller, Assistant Secretary and Director	June 22, 2011

* Gordon Stewart	Assistant Secretary and Director	June 22, 2011

*By:	/s/ JENNIFER O’CONNOR
Jennifer O’Connor
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Exhibit

2.1	Agreement and Plan of Merger, dated November 23, 2010, by and among J.Crew Group, Inc., Chinos Holdings, Inc. and Chinos Acquisitions Corporation. Incorporated by reference to Exhibit 2.1 to the Form 8-K filed on November 26, 2010.

2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated November 23, 2010, by and among J.Crew Group, Inc., Chinos Holdings, Inc. and Chinos Acquisitions Corporation, dated January 18, 2011. Incorporated by reference to Exhibit 2.1 to the Form 8-K filed on January 18, 2011.

Certificate of Incorporation, with any amendments thereto, of the following registrants:

3.1.1	Amended and Restated Certificate of Incorporation of J.Crew Group, Inc., adopted March 7, 2011. Incorporated by reference to Exhibit 3.1 to the Form 8-K filed on March 10, 2011.

3.1.2	J. Crew Operating Corp.†

3.1.3	J. Crew Inc.†

3.1.4	Grace Holmes, Inc.†

3.1.5	H. F. D. No. 55, Inc.†

3.1.6	J. Crew Virginia, Inc.†

3.1.7	Madewell Inc.†

3.1.8	J. Crew International Inc.†

By-laws, with any amendments thereto, of the following registrants:

3.2.1	Amended and Restated By-laws of J.Crew Group, Inc., adopted March 7, 2011. Incorporated by reference to Exhibit 3.2 to the Form 8-K filed on March 10, 2011.

3.2.2	J. Crew Operating Corp.†

3.2.3	J. Crew Inc.†

3.2.4	Grace Holmes, Inc.†

3.2.5	H. F. D. No. 55, Inc.†

3.2.6	J. Crew Virginia, Inc.†

3.2.7	Madewell Inc.†

3.2.8	J. Crew International Inc.†

Instruments defining the rights of security holders, including indentures

4.1	Senior Notes Indenture, dated as of March 7, 2011 among Chinos Acquisition Corporation, which on March 7, 2011 was merged with and into J.Crew Group, Inc., and Wells Fargo Bank, National Association, as Trustee. Incorporated by reference to Exhibit 4.1 to the Form 8-K filed on March 10, 2011.

4.2	Supplemental Indenture, dated as of March 7, 2011 among J.Crew Group, Inc., the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee. Incorporated by reference to Exhibit 4.2 to the Form 8-K filed on March 10, 2011.

4.3	Form of 8.125% Senior Notes due 2019. Incorporated by reference to Exhibit 4.3 to the Form 8-K filed on March 10, 2011.

4.4	Exchange and Registration Rights Agreement, dated as of March 7, 2011 among Chinos Acquisition Corporation, which on March 7, 2011 was merged with and into J.Crew Group, Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several Purchasers named therein. Incorporated by reference to Exhibit 4.4 to the Form 8-K filed on March 10, 2011.

4.5	Registration Rights Agreement Joinder, dated as of March 7, 2011 among J.Crew Group, Inc., the Guarantors named therein and Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several Purchasers named therein. Incorporated by reference to Exhibit 4.5 to the Form 8-K filed on March 10, 2011.

Opinion

5.1	Opinion of Ropes & Gray LLP †

Material Contracts

10.1	Credit Agreement dated as of March 7, 2011 among Chinos Acquisition Corporation, which on March 7, 2011 was merged with and into J.Crew Group, Inc., with J.Crew Group, Inc. surviving such merger as the Borrower, Chinos Intermediate Holdings B, Inc., as Holdings, Bank of America, N.A., as Administrative Agent and Issuer, and the other Lenders and Issuers party thereto. Incorporated by reference to Exhibit 10.1 to the Form 8-K filed on March 10, 2011.

10.2	Credit Agreement dated as of March 7, 2011 among Chinos Acquisition Corporation, which on March 7, 2011 was merged with and into J.Crew Group, Inc., with J.Crew Group, Inc. surviving such merger as the Borrower, Chinos Intermediate Holdings B, Inc. as Holdings, Bank of America, N.A., as Administrative Agent, and the other Lenders party thereto. Incorporated by reference to Exhibit 10.2 to the Form 8-K filed on March 10, 2011.

10.3	Security Agreement dated as of March 7, 2011 among Chinos Acquisition Corporation, which on March 7, 2011 was merged with and into J.Crew Group, Inc., with J.Crew Group, Inc. surviving such merger as the Borrower, Chinos Intermediate Holdings B, Inc., as Holdings, the subsidiary guarantors party thereto from time to time, and Bank of America, N.A., as Collateral Agent under the ABL Facility. Incorporated by reference to Exhibit 10.3 to the Form 8-K filed on March 10, 2011.

10.4	Security Agreement dated as of March 7, 2011 among Chinos Acquisition Corporation, which on March 7, 2011 was merged with and into J.Crew Group, Inc., with J.Crew Group, Inc. surviving such merger as the Borrower, Chinos Intermediate Holdings B, Inc., as Holdings, the subsidiary guarantors party thereto from time to time, and Bank of America, N.A., as Collateral Agent under the Term Loan Facility. Incorporated by reference to Exhibit 10.4 to the Form 8-K filed on March 10, 2011.

10.5	Guaranty dated as of March 7, 2011 among Chinos Intermediate Holdings B, Inc., as Holdings, the other guarantors party hereto from time to time, and Bank of America, N.A., as Administrative Agent and Collateral Agent under the ABL Facility. Incorporated by reference to Exhibit 10.5 to the Form 8-K filed on March 10, 2011.

10.6	Guaranty dated as of March 7, 2011 among Chinos Intermediate Holdings B, Inc., as Holdings, the other guarantors party hereto from time to time, and Bank of America, N.A., as the Administrative Agent and Collateral Agent under the Term Loan Facility. Incorporated by reference to Exhibit 10.6 to the Form 8-K filed on March 10, 2011.

10.7	Trademark License Agreement by and among J.Crew Group, Inc., Millard S. Drexler and Millard S. Drexler, Inc. dated as of October 20, 2005. Incorporated by reference to Exhibit 10.2 to the Form 8-K filed on October 21, 2005.

10.8	Employment Agreement by and among J.Crew Group, Inc., Chinos Holdings, Inc. and Millard S. Drexler dated as of March 7, 2011. Incorporated by reference to Exhibit 10.8 to the Form 10-K filed on March 21, 2011.

10.9	Amended and Restated Employment Agreement, dated September 10, 2008, between J.Crew Group, Inc. and James Scully. Incorporated by reference to Exhibit 10.1 to the Form 8-K filed on September 11, 2008.

10.10	Amended and Restated Employment Agreement, dated July 15, 2010, between J.Crew Group, Inc. and Jenna Lyons Mazeau. Incorporated by reference to Exhibit 10.8 to the Form 10-Q filed on September 3, 2010.

10.11	Special Bonus Agreement, dated October 26, 2009, between J.Crew Group, Inc. and Jenna Lyons. Incorporated by reference to Exhibit 10.1 to the Form 8-K filed on October 29, 2009.

10.12	Amended and Restated Non-Disclosure, Non-Solicitation and Non-Competition Agreement, dated December 29, 2008, between J.Crew Group, Inc. and Libby Wadle. Incorporated by reference to Exhibit 10.39 to the Form 10-K filed on March 23, 2009.

10.13	Non-Disclosure, Non-Solicitation and Non-Competition Agreement, dated November 16, 2009, between J.Crew Group, Inc. and Trish Donnelly. Incorporated by reference to Exhibit 10.13 to the Form 10-K filed on March 21, 2011.

10.14	Management Services Agreement, entered into as of March 7, 2011, between Chinos Acquisition Corporation, Chinos Intermediate Holdings A, Inc., Chinos Intermediate Holdings B, Inc., Chinos Holdings, Inc., TPG Capital, L.P. and Leonard Green & Partners, L.P. †

10.15	Principal Investors Stockholders’ Agreement, dated as of March 7, 2011, by and among Chinos Holdings, Inc., Chinos Acquisition Corporation, Chinos Intermediate Holdings A, Inc., Chinos Intermediate Holdings B, Inc. and the stockholder parties thereto.†

10.16	Management Stockholders’ Agreement, dated as of March 7, 2011, by and among Chinos Holdings, Inc., Chinos Intermediate Holdings A, Inc., Chinos Intermediate Holdings B, Inc., Chinos Acquisition Corporation, and the Principal Investors, the MD Investors and Managers named therein. †

Other Exhibits

12	Statement of Computation of Ratio of Earnings to Fixed Charges†

21	Subsidiaries of J.Crew Group, Inc. Incorporated by reference to Exhibit 21 to Form 10-K filed on March 21, 2011.

23.1	Consent of KPMG LLP †

23.2	Consent of Ropes & Gray LLP (included in the opinion filed herewith as Exhibit 5.1)†

24	Powers of Attorney†

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939†

99.1	Form of Letter of Transmittal†

99.2	Form of Notice of Guaranteed Delivery†

†	Filed herewith.